Offer to Purchase for Cash

By

LONE OAK ACQUISITION CORPORATION

Of

Up to 505,636 Ordinary Shares

at a Purchase Price of $8.21 Per Share

THIS OFFER AND WITHDRAWAL RIGHTS WILL EXPIRE AT 11:59 P.M., NEW YORK CITY TIME, ON TUESDAY, NOVEMBER 26, 2013 UNLESS THE OFFER IS EXTENDED.

If you support our proposed Acquisition (as defined below), do not tender your Ordinary Shares in this Offer.

Lone Oak Acquisition Corporation (“Lone Oak,” the “Company,” “we,” “us” or “our”) hereby offers to purchase up to 505,636 of its ordinary shares, par value $0.001 per share (the “Ordinary Shares”), at a purchase price of $8.21 per share, net to the seller in cash, without interest (the “Purchase Price”), for an aggregate purchase price of up to $4,153,969, subject to certain conditions described in this Offer to Purchase and in the Letter of Transmittal (which, together with this Offer to Purchase as they may be amended or supplemented from time to time, constitute the “Offer”).

The Purchase Price is equal to the per share amount on deposit in our trust (the “Trust Account”) as of the commencement of the Offer (excluding interest earned thereon), less taxes payable. See “The Offer — General; Purchase Price; No Proration.”

This Offer is being made in connection with the Acquisition (as defined below) pursuant to our organizational documents to provide our public stockholders with an opportunity to redeem their Ordinary Shares for a pro-rata portion of our Trust Account. The holders of Ordinary Shares issued prior to our IPO, which consists of our officers and directors and their affiliates, have agreed not to tender their shares in this Offer.

THE OFFER IS CONDITIONED ON SATISFACTION OF THE ACQUISITION CONDITION (AS FURTHER DESCRIBED IN THIS OFFER TO PURCHASE) AND NO MORE THAN 505,636 ORDINARY SHARES BEING VALIDLY TENDERED AND NOT PROPERLY WITHDRAWN AND CERTAIN OTHER CONDITIONS. SEE “THE OFFER — CONDITIONS OF THE OFFER.”

Only Ordinary Shares validly tendered, and not properly withdrawn, will be purchased pursuant to the Offer. Ordinary Shares tendered pursuant to the Offer but not purchased in the Offer will be returned at our expense promptly following the expiration of the Offer. See “The Offer — Procedures for Tendering Ordinary Shares.”

We will fund the purchase of Ordinary Shares in the Offer with our cash resources and cash available to us from the Trust Account in the event the Acquisition is consummated prior to December 24, 2013. See “The Offer — Source and Amount of Funds.” The Offer is not conditioned on any minimum number of Ordinary Shares being tendered. The Offer is, however, subject to certain other conditions. See “The Offer — Purchase of Ordinary Shares and Payment of Purchase Price” and “— Conditions of the Offer.”

The Ordinary Shares are traded on the OTC Bulletin Board under the symbol “LOKKF.”

On October 24, 2013, the last reported sale price of the Ordinary Shares was $8.13 per share. Shareholders are urged to obtain current market quotations for the Ordinary Shares before deciding whether to tender their Ordinary Shares pursuant to the Offer. See “Market Price Information.”

Our board of directors has (i) approved our making the Offer, (ii) declared the advisability of the Acquisition, and (iii) determined that the Acquisition is in the best interests of Lone Oak’s shareholders. If you tender your Ordinary Shares in the Offer, you will not be a shareholder of Lone Oak after the Acquisition and, therefore, our board of directors recommends that you do not accept the Offer with respect to your Ordinary Shares. However, you must make your own decision as to whether to tender your Ordinary Shares and, if so, how many Ordinary Shares to tender. In doing so, you should read carefully the information in this Offer to Purchase and in the Letter of Transmittal, including the purposes and effects of the Offer. See “The Offer — Purpose of the Offer; Certain Effects of the Offer.” You should discuss whether to tender your Ordinary Shares with your broker or other financial advisor, if any. See “Risk Factors” for a discussion of risks that you should consider before deciding whether to participate in this Offer.

Neither the Securities and Exchange Commission (the “SEC”) nor any state securities commission has approved or disapproved of these securities or passed upon the accuracy or adequacy of this Offer. Any representation to the contrary is a criminal offense.

Questions and requests for assistance regarding the Offer may be directed to Advantage Proxy, as information agent (the “Information Agent”) for the Offer, at the telephone numbers and e-mail address set forth on the back cover of this Offer to Purchase. You may request additional copies of the Offer to Purchase, the Letter of Transmittal, and the other Offer documents from the Information Agent at the telephone numbers and e-mail address on the back cover of this Offer to Purchase. You may also contact your broker, dealer, commercial bank, trust company or nominee for copies of these documents.

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IMPORTANT

If you desire to tender all or any portion of your Ordinary Shares, you must do one of the following before the Offer expires:

•	if your Ordinary Shares are registered in the name of a broker, dealer, commercial bank, trust company or other nominee, you must contact the nominee and have the nominee tender your Ordinary Shares for you;

•	if you hold certificates for Ordinary Shares registered in your own name, you must complete and sign the appropriate enclosed Letter of Transmittal according to its instructions and deliver it, together with any required signature guarantees, the certificates for your Ordinary Shares and any other documents required by the Letter of Transmittal, to the Depositary; or

•	if you are an institution participating in The Depository Trust Company, you must tender your Ordinary Shares according to the procedure for book-entry transfer described in “The Offer — Procedures for Tendering Ordinary Shares” of this Offer to Purchase.

To validly tender Ordinary Shares pursuant to the Offer, other than Ordinary Shares registered in the name of a broker, dealer, commercial bank, trust company or other nominee, you must properly complete and duly execute the Letter of Transmittal.

We are not making the Offer to shareholders in any jurisdiction where it would be illegal to do so. However, we may, at our discretion, take any actions necessary for us to comply with the applicable laws and regulation to make the Offer to shareholders in any such jurisdiction.

We have not authorized any person to make any recommendation on our behalf as to whether you should tender or refrain from tendering your Ordinary Shares pursuant to the Offer. You should rely only on the information contained in this Offer to Purchase and in the related Letter of Transmittal or to which we have referred you. We have not authorized anyone to provide you with information or to make any representation in connection with the Offer other than those contained in this Offer to Purchase or in the related Letter of Transmittal. If anyone makes any recommendation or gives any information or representation regarding the Offer, you must not rely upon that recommendation, information or representation as having been authorized by us, our board of directors, the Depositary or the Information Agent for the Offer. You should not assume that the information provided in this Offer is accurate as of any date other than the date as of which it is shown, or if no date is otherwise indicated, the date of this Offer.

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HOW TO OBTAIN ADDITIONAL INFORMATION

This Offer to Purchase incorporates important business and financial information about Lone Oak that is not included or delivered herewith. If you would like to receive additional information or if you want additional copies of this document, the appendices or any other documents filed by Lone Oak with the Securities and Exchange Commission, such information is available without charge upon written or oral request. Please contact the following:

Advantage Proxy

24925 13th Place South

Des Moines, WA 98198

Attention: Karen Smith

Telephone number: toll Free: 877-870-8565 or 206-870-8565

Email: ksmith@advantageproxy.com

If you would like to request documents, please do so no later than November 10, 2013 to ensure that you receive them prior to the closing of the Offer. Please be sure to include your complete name and address in your request. Please see “Where You Can Find Additional Information” to find out where you can find more information about Lone Oak.

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SUMMARY TERM SHEET

This summary term sheet highlights important information regarding the Offer and the Acquisition. To understand the Offer and the Acquisition fully and for a more complete description of the terms of the Offer and the Acquisition, you should carefully read this entire Offer to Purchase, including the appendices and documents incorporated by reference, and the Letter of Transmittal. We have included references to the sections of this Offer to Purchase where you will find a more complete description of the topics addressed in this summary term sheet.

Structure of the Offer	The Offer consists of the offer to purchase ordinary shares, par value $0.001 per share, of Lone Oak Acquisition Corporation (the “Ordinary Shares”) upon the closing of the Offer.

Securities Subject to the Offer	Up to 505,636 Ordinary Shares.

Price Offered Per Ordinary Share in the Offer	$8.21 net to the seller in cash, without interest thereon (the “Purchase Price”). We expressly reserve the right, in our sole discretion, to increase or decrease the Purchase Price pursuant to the Offer to Purchase, subject to applicable law, our amended and restated memorandum and articles of association (the “Articles of Association”) and the Acquisition.

Scheduled Expiration of Offer	11:59 p.m., New York City time, on Tuesday, November 26, 2013, unless the Offer is otherwise extended, which may depend on the timing and process of SEC review of the Offer to Purchase, or terminated (the “Expiration Date”).

Party Making the Offer	Lone Oak Acquisition Corporation, an exempt company with limited liability organized under the laws of the Cayman Islands.

Conditions to the Offer

Our obligation to purchase Ordinary Shares validly tendered and not properly withdrawn at the Expiration Date is conditioned upon, among other things:

• the Acquisition having been consummated; and

• no more than 505,636 Ordinary Shares having been validly tendered and not properly withdrawn prior to the Expiration Date.

See “The Offer — Conditions of the Offer” and “The Acquisition - Conditions to the Acquisition.”

For further information regarding the Offer, see “The Offer” beginning on page 109.

QUESTIONS AND ANSWERS ABOUT THE OFFER

Q.           Who is offering to purchase the securities?

A:           Lone Oak Acquisition Corporation (“Lone Oak”, “we,” “us” or “our”) is offering to purchase the Ordinary Shares.

Q.           What securities are sought?

A.           We are offering to purchase (the “Offer”) up to 505,636 outstanding Ordinary Shares.

Q.           Why are we making the Offer?

A.           On October 23, 2013, we entered into an Agreement and Plan of Merger and Reorganization (the “Merger Agreement”) to acquire Arabella Exploration, LLC, a Texas limited liability company (“Arabella”), which we refer to as the Acquisition, as more fully described below. This Offer is being made in connection with the Acquisition pursuant to our organizational documents to provide our public stockholders with an opportunity to redeem their Ordinary Shares for a pro-rata portion of our Trust Account.

Promptly following the scheduled Expiration Date, we will publicly announce whether the offer conditions have been satisfied or waived and whether the Offer has been extended, terminated or delayed. If such offer conditions are satisfied or waived, promptly after the Expiration Date and contemporaneous with the completion of the Acquisition, Lone Oak shall purchase and pay the Purchase Price for each Ordinary Share validly tendered and not properly withdrawn. The Acquisition must be consummated pursuant to our Articles of Association. See “The Acquisition.”

Q.           What is the background of Lone Oak?

A.           Lone Oak is a blank check company formed to acquire through a merger, capital stock exchange, asset acquisition, stock purchase or similar business combination, or control through contractual arrangements, one or more operating businesses. Lone Oak consummated its IPO of 4,106,500 units, each unit consisting of one Ordinary Share and one warrant to purchase one Ordinary Share on March 24, 2011, including a partial exercise of the underwriters’ over-allotment option on March 30, 2011. The net proceeds of the IPO, together with $2,310,000 from Lone Oak’s sale of 6,600,000 warrants to certain of its initial shareholders and less underwriters’ discounts and transaction related expenses, or an aggregate of $33,462,180, were deposited in the Trust Account pending completion by Lone Oak of an initial business combination. Subsequently, $5,189,108 of the funds in the Trust Account were used to repurchase Ordinary Shares under our 10b5-1 plan and in accordance with the terms of the agreement governing the Trust Account.

On February 25, 2013, we filed with the SEC a tender offer for up to 2,829,535 of our Ordinary Shares at approximately $8.21 per share (the then and current amount held in trust per share). The offer expired on March 22, 2013 at 11:59 p.m. New York time. A total of 2,303,899 Ordinary Shares were validly tendered, representing $18,927,300. The funds were released from the Trust Account and paid to the tendering shareholders on March 28, 2013. The tendered shares were canceled. Following the payment and cancelation of the tendered shares, 2,164,226 of our Ordinary Shares remained outstanding and $9,345,772 remained in the Trust Account.

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On March 6, 2013, we filed a proxy statement with the SEC in connection with a special meeting of shareholders held on March 22, 2013. The following proposals were voted on at the meeting:

•	the proposal to amend our Articles of Association to permit the us to liquidate the Trust Account on September 24, 2013 and to cause Article 156 to be of no further force or effect after the distribution of the Trust Account (the “Initial Article Amendment Proposal”); and

•	the proposal to amend the agreement governing the Trust Account to extend the term of the Trust Account consistent with the Initial Article Amendment Proposal, and permit the us to distribute the assets of the Trust Account to the holders of the our Ordinary Shares issued in the our initial public offering who desire to exercise their redemption rights in connection with the extension.

At the special meeting of shareholders, the proposals were approved with 3,916,026 votes in favor out of 3,931,026 votes cast. With the proposals approved, and the offer complete, the extension was approved.

On April 3, 2013, we announced the authorization of a previously announced one-time cash dividend of $0.10 per outstanding Ordinary Share. The dividend was paid on April 25, 2013.

On August 21, 2013, we filed with the SEC a tender offer for up to 525,636 of our Ordinary Shares at approximately $8.21 per share (the then and current amount held in trust per share). The offer expired on September 19, 2013 at 11:59 p.m. New York time. A total of 20,000 Ordinary Shares were validly tendered, representing $164,307. The funds were released from the Trust Account and paid to the tendering shareholders on September 25, 2013. The tendered shares were canceled. Following the payment and cancelation of the tendered shares, 2,144,226 of our Ordinary Shares remained outstanding and $9,181,466 remained in the Trust Account.

On August 21, 2013, we filed a proxy statement with the SEC in connection with a special meeting of shareholders held on September 10, 2013. The following proposals were voted on at the meeting:

•	the proposal to amend our Articles of Association to permit the us to liquidate the Trust Account on December 24, 2013 (the “Subsequent Article Amendment Proposal”); and

•	the proposal to amend the agreement governing the Trust Account to extend the term of the Trust Account consistent with the Subsequent Article Amendment Proposal, and permit the us to distribute the assets of the Trust Account to the holders of the our Ordinary Shares issued in the our initial public offering who desire to exercise their redemption rights in connection with the extension.

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At the special meeting of shareholders, the proposals were approved with 2,108,296 votes in favor out of 2,112,476 votes cast. With the proposals approved, and the offer complete, the extension was approved.

On October 4, 2013, we announced the authorization of a previously announced one-time cash dividend of $0.10 per outstanding Ordinary Share. The dividend was paid on October 24, 2013.

If Lone Oak does not consummate its initial business combination by December 24, 2013, it must liquidate the Trust Account to the holders of Ordinary Shares.

Q.           Is there a business combination agreement related to the Offer?

A.           Yes. On October 23, 2013, we entered into the Merger Agreement to acquire Arabella, which we refer to as the Acquisition, as more fully described below. See “The Acquisition.”

Q.           Are the Offer and the Acquisition conditioned on one another?

A.           Yes. Pursuant to the terms of the Acquisition, it is a condition to the consummation of the Acquisition that the Offer is conducted in accordance with the terms of the Acquisition and that Lone Oak shall have accepted the Ordinary Shares validly tendered and not properly withdrawn pursuant to the Offer and no more than 505,636 of the Ordinary Shares be validly tendered and not properly withdrawn through this Offer, and, the Offer is subject to the condition that the Acquisition Condition (as described below) is satisfied. Under no circumstances will the number of Ordinary Shares tendered be prorated. If the Acquisition Condition is not satisfied, we will terminate or extend the Offer. In the event the Offer is terminated, we will promptly return any Ordinary Shares, at our expense, that were delivered pursuant to the Offer. See “The Acquisition.”

Q.           What are the most significant conditions to the Offer and the Closing?

A.           Our obligation to purchase Ordinary Shares validly tendered and not properly withdrawn at the Expiration Date is conditioned upon, among other things:

•	the Acquisition having been consummated (we refer to this condition, which is not waivable, as the “Acquisition Condition”); and

•	no more than 505,636 Ordinary Shares having been validly tendered and not properly withdrawn prior to the Expiration Date (we refer to this condition, which is not waivable, as the “Maximum Tender Condition”).

The Acquisition is conditioned on completion of the Offer and a number of other customary conditions. We refer to the conditions to the Offer, including the Acquisition Condition and the Maximum Tender Condition, as the “offer conditions.” See “The Offer — Conditions of the Offer” and “The Acquisition - Conditions to the Acquisition.”

Q.           How will Lone Oak fund the payment for the Ordinary Shares?

A.           We will use funds raised in connection with our IPO and the sale of warrants to our directors and officers which are currently held in the Trust Account for the benefit of our shareholders, a portion of which will become available to us upon consummation of the Acquisition, to purchase Ordinary Shares tendered in the Offer. See “The Offer — Source and Amount of Funds.”

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Q.           How long do I have to tender my Ordinary Shares?

A.           You may tender your Ordinary Shares pursuant to the Offer until the Offer expires on the Expiration Date. Consistent with the terms of the Offer, Lone Oak may need to extend the Offer depending on the timing and process of the SEC’s staff review of the Offer to Purchase and related materials. The Offer will expire on Tuesday, November 26, 2013, at 11:59 p.m., New York City time, unless we extend or terminate the Offer. See “The Offer — General; Purchase Price; No Proration” and “— Extension of the Offer; Termination; Amendment.” If a broker, dealer, commercial bank, trust company or other nominee holds your Ordinary Shares, it is likely the nominee has established an earlier deadline for you to act to instruct the nominee to accept the Offer on your behalf. We urge you to contact the broker, dealer, commercial bank, trust company or other nominee to find out the nominee’s deadline. See “The Offer — Procedures for Tendering Ordinary Shares.”

Q.           Can the Offer be extended, amended or terminated and, if so, under what circumstances?

A.           We may extend or amend the Offer to the extent we determine such extension or amendment is necessary or is required by applicable law or regulation, subject to the restriction in our Articles of Association that requires us to liquidate the Trust Account by December 24, 2013. Certain amendments to the Offer may require an extension of the Offer if deemed material. If we extend the Offer, we will delay the acceptance of any Ordinary Shares that have been validly tendered and not properly withdrawn pursuant to the Offer. We can also terminate the Offer if any of the offer conditions listed in “The Offer — Conditions of the Offer” occur, or the occurrence thereof has not been waived. See “The Offer — Extension of the Offer; Termination; Amendment.”

Q.           How will I be notified if the Offer is extended or amended?

A.           If the Offer is extended, we will make a public announcement of the extension no later than 9:00 a.m., New York City time, on the first business day after the previously scheduled Expiration Date. We will announce any amendment to the Offer by making a public announcement of the amendment. See “The Offer — Extension of the Offer; Termination; Amendment.”

Q.           How do I tender my Ordinary Shares?

A.           If you hold your Ordinary Shares in your own name as a holder of record and decide to tender your Ordinary Shares, you must deliver your Ordinary Shares by mail or physical delivery and deliver a completed and signed Letter of Transmittal or an Agent’s Message (as defined in “The Offer — Procedures for Tendering Ordinary Shares”) to Continental Stock Transfer & Trust Company (the “Depositary”) before 11:59 p.m., New York City time, on Tuesday, November 26, 2013, or such later time and date to which we may extend the Offer.

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If you hold your Ordinary Shares in a brokerage account or otherwise through a broker, dealer, commercial bank, trust company or other nominee (i.e., in “street name”), you must contact your broker or other nominee if you wish to tender your Ordinary Shares. See “The Offer — Procedures for Tendering Ordinary Shares” and the instructions to the Letter of Transmittal.

If you are an institution participating in The Depository Trust Company, you must tender your Ordinary Shares, according to the procedure for book-entry transfer described in “The Offer — Procedures for Tendering Ordinary Shares” of this Offer to Purchase.

You may contact Advantage Proxy (the “Information Agent”) or your broker for assistance. The telephone numbers and e-mail address for the Information Agent are set forth on the back cover of this Offer to Purchase. See “The Offer — Procedures for Tendering Ordinary Shares” and the instructions to the Letter of Transmittal.

Q.           Until what time can I withdraw previously tendered Ordinary Shares?

A.           You may withdraw your tendered Ordinary Shares at any time prior 11:59 p.m., New York City time, on Tuesday, November 26, 2013, or such later time and date to which we may extend the Offer. In addition, unless we have already accepted your tendered Ordinary Shares for payment, you may withdraw your tendered Lone Oak Ordinary Shares at any time after 11:59 p.m., New York City time, on Tuesday, November 26, 2013. See “The Offer — Withdrawal Rights.”

Q.           How do I properly withdraw Ordinary Shares previously tendered?

A.           You must deliver, on a timely basis, a written notice of your withdrawal to the Depositary at the address appearing on the back cover page of this Offer in order to properly withdraw your Ordinary Shares. Your notice of withdrawal must specify your name, the number of Ordinary Shares to be withdrawn and the name of the registered holder of such Ordinary Shares. Certain additional requirements apply if the certificates for Ordinary Shares to be withdrawn have been delivered to the Depositary or if your Ordinary Shares have been tendered under the procedure for book-entry transfer set forth in “The Offer — Procedures for Tendering Ordinary Shares.” See “The Offer — Withdrawal Rights.”

Q.           Has Lone Oak or its board of directors adopted a position on the Offer?

A.           Our board of directors has (i) approved our making the Offer, (ii) declared the advisability of the Acquisition, and (iii) determined that the Acquisition is in the best interests of Lone Oak’s shareholders. If you tender your Ordinary Shares into the offer, you will not be a shareholder of Lone Oak after the Acquisition, and therefore, our board of directors recommends that you do not accept the offer with respect to your Ordinary Shares. However, you must make your own decision as to whether to tender your Ordinary Shares and, if so, how many, to tender. In doing so, you should read carefully the information in this Offer to Purchase and in the Letter of Transmittal, including the purpose and effects of the Offer.

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Q.           When and how will Lone Oak pay for the Ordinary Shares I tender that are accepted for purchase?

A.           We will pay the Purchase Price in cash, without interest, for the Ordinary Shares we purchase promptly after (i) the expiration of the Offer if the offer conditions are satisfied, and (ii) our acceptance of the Ordinary Shares for payment. We will pay for the Ordinary Shares accepted for purchase by depositing the aggregate Purchase Price with the Depositary promptly after the expiration of the Offer provided that the offer conditions are met. The Depositary will act as your agent and will transmit to you the payment for all of your Ordinary Shares accepted for payment. See “The Offer — Purchase of Ordinary Shares and Payment of Purchase Price.”

Q.           Will I have to pay brokerage fees and commissions if I tender my Ordinary Shares?

A.           If you are a holder of record of your Ordinary Shares and you tender your Ordinary Shares directly to the Depositary, you will not incur any brokerage fees or commissions. If you hold your Ordinary Shares in street name through a broker, bank or other nominee and your broker tenders Ordinary Shares on your behalf, your broker may charge you a fee for doing so. You should consult your broker or nominee to determine whether any charges will apply. See “The Offer — Procedures for Tendering Ordinary Shares.”

Q.           What are the U.S. federal income tax consequences if I tender my Ordinary Shares?

A.           The receipt of cash for your tendered Ordinary Shares will generally be treated for U.S. federal income tax purposes either as a sale or exchange transaction or a distribution. See “The Offer — Material U.S. Federal Income Tax Consequences.”

Q.           Will I have to pay stock transfer tax if I tender my Ordinary Shares?

A.           We will not pay any stock transfer taxes in connection with this Offer. If you instruct the Depositary in the Letter of Transmittal to make the payment for the Ordinary Shares to anyone other than the registered holder, you may incur domestic stock transfer tax. See “The Offer — Purchase of Ordinary Shares and Payment of Purchase Price.”

Q.           Who do I contact if I have questions about the Offer?

A.           For additional information or assistance, you may contact the Information Agent at the telephone numbers and e-mail address set forth on the back cover of this Offer to Purchase. You may request additional copies of the Offer to Purchase, the Letter of Transmittal and other related documents from the Information Agent at 877-870-8565 or 206-870-8565.

Q.           How many Ordinary Shares is Lone Oak offering to purchase?

A.           We are offering to purchase up to 505,636 of the Ordinary Shares validly tendered in the Offer. See “The Offer — General; Purchase Price; No Proration” and “— Purpose of the Offer; Certain Effects of the Offer.”

The Offer is not conditioned on any minimum number of Ordinary Shares being tendered by shareholders. However, the Offer is conditioned on no more than 505,636 Ordinary Shares being validly tendered and not properly withdrawn. See “The Offer — General; Purchase Price; No Proration.”

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Q.           If more than 505,636 Ordinary Shares are validly tendered and not properly withdrawn, will Lone Oak purchase the Ordinary Shares tendered on a pro rata basis?

No. The Offer contains a Maximum Tender Condition that no more than 505,636 Ordinary Shares are validly tendered and not properly withdrawn prior to the Expiration Date. Accordingly, if more than 505,636 Ordinary Shares are validly tendered and not properly withdrawn we will terminate or extend the Offer. See “The Offer — General; Purchase Price; No Proration.”

Q.           What will be the purchase price for the Ordinary Shares and what will be the form of payment?

A.           The Purchase Price for the Offer is $8.21 per share, which is equal to the amount held in the Trust Account as of the commencement of this Offer excluding interest earned on the Trust Account. All Ordinary Shares we purchase will be purchased at the Purchase Price. See “The Offer — General; Purchase Price; No Proration.” If your Ordinary Shares are purchased in the Offer, you will be paid the Purchase Price, in cash, without interest, promptly after the Expiration Date (as defined in “Introduction”).

Q.           How will the Offer affect the number of Ordinary Shares outstanding and the number of holders of Lone Oak?

A.           As of October 24, 2013, we had 2,144,226 outstanding Ordinary Shares (as adjusted for purchases under our 10b5-1 plan and the redemption of 2,303,899 Ordinary Shares on March 22, 2013 and 20,000 shares on September 25, 2013), of which 1,117,601 Ordinary Shares were issued in the IPO. In addition, we had outstanding warrants to acquire 10,706,500 Ordinary Shares at an exercise price of $5.00 per share. If the Offer is fully subscribed, we will have approximately 1,638,590 Ordinary Shares outstanding following the purchase of Shares tendered and not validly withdrawn pursuant to the Offer (excluding Ordinary Shares issuable upon exercise of outstanding warrants). Warrants are not subject to the Offer and therefore the number of warrants outstanding will not be affected by the Offer. See “The Offer — Purpose of the Offer; Certain Effects of the Offer” and “Beneficial Ownership of Lone Oak Securities.”

Q.           What will happen if I do not tender my Ordinary Shares?

A.           Shareholders who choose not to tender their Ordinary Shares will retain their Ordinary Shares.

Continuing shareholders that do not tender their Ordinary Shares will also be subject to several other risks including:

•	reduced public float and therefore reduced liquidity;

•	concentration of ownership among the company’s founders and their affiliates;

•	risks associated with Lone Oak’s business following the business combination; and

•	share price declines.

See “Risk Factors—Risk Factors Relating to Lone Oak and the Target Business.”

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Q.           If I object to the price being offered for my Ordinary Shares, will I have appraisal rights?

A.           No appraisal rights will be available to you in connection with the Offer or the Acquisition. See “Appraisal Rights.”

Q:            What happens if the Acquisition is not consummated?

A:            If Lone Oak does not consummate the Acquisition by December 24, 2013, then pursuant to its Articles of Association, Lone Oak will liquidate its Trust Account and release only to its public shareholders, the amount in the Trust Account, including accrued but undistributed interest, net of (i) taxes payable, and (ii) interest income earned on the Trust Account previously released to us to fund Lone Oak’s working capital and general corporate requirements (any amounts in the Trust Account in excess of $8.21 per public share). Lone Oak’s founders have agreed to waive their rights to participate in any liquidating distribution with respect to the founders’ shares, but not with respect to any public shares they acquire in the IPO or aftermarket. There will be no distribution from the Trust Account with respect to Lone Oak’s warrants, and all rights of our warrants will terminate upon its liquidation.

Q:            What happens to the funds deposited in the Trust Account following the Acquisition?

A:            Following the consummation of the Acquisition, funds in the Trust Account will be released to Lone Oak to pay the Purchase Price to Lone Oak shareholders tendering their Ordinary Shares in the Offer. The balance of the funds will be released to Lone Oak to fund its working capital.

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SUMMARY

This summary highlights selected information from this Offer to Purchase but may not contain all of the information that may be important to you. Accordingly, we encourage you to read carefully this entire Offer to Purchase, including the appendices and documents incorporated by reference, and the Letter of Transmittal. Please read these documents carefully as they are the legal documents that govern the Offer and Acquisition. Unless the context otherwise requires, references to “Lone Oak,” “we,” “us” or “our” in this Offer to Purchase refers to Lone Oak Acquisition Corporation, including its consolidated subsidiaries.

Background Information

Lone Oak Acquisition Corporation is an exempted company organized on June 17, 2010 under the laws of the Cayman Islands. Lone Oak is a blank check company formed to acquire through a merger, capital stock exchange, asset acquisition, stock purchase or similar business combination, or control through contractual arrangements, one or more operating businesses. Although our Amended and Restated Memorandum and Articles of Association do not limit us to a particular geographic region, we intended to focus on operating businesses with primary operations in the Greater China region, which includes Hong Kong, Macau and Taiwan. Our efforts to identify a prospective target business were not limited to a particular industry.

On March 24, 2011, the initial public offering of 4,000,000 units of Lone Oak was consummated. Each unit issued in the IPO consists of one Ordinary Share, par value $0.001 per share, and one redeemable warrant. Each redeemable warrant entitles the holder to purchase one Ordinary Share at a price of $5.00. Prior to the consummation of the IPO, Lone Oak completed a private placement of 6,600,000 warrants to certain of Lone Oak’s initial shareholders generating gross proceeds of $2,310,000. On March 29, 2011, Lone Oak announced that the underwriters of its IPO exercised their over-allotment option in part, for a total of an additional 106,500 units (over and above the 4,000,000 units sold in the IPO). The 4,106,500 units sold in the IPO, including the 106,500 units subject to the over-allotment option, were sold at an offering price of $8.00 per unit, generating gross proceeds of $32,852,000. A total of $33,462,180, which includes a portion of the $2,310,000 of proceeds from the private placement of warrants to the founding shareholders, was placed in trust. In accordance with the terms of Lone Oak's Articles of Association, until we announced a business combination on September 19, 2012, after which we were no longer permitted to effect such purchases, we purchased 665,000 Ordinary Shares using an aggregate of $5,189,108 from the Lone Oak Trust Account. On May 25, 2011, the Ordinary Shares and warrants underlying the units sold in the IPO began to trade separately on a voluntary basis. Lone Oak was unable to consummate the transaction announced on September 19, 2012.

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Since we would not have been able to complete an acquisition prior to March 24, 2013, the date by which we were required to complete our initial business combination by our Amended and Restated Memorandum and Articles of Association and trust agreement governing the Trust Account, our board of directors determined that it would be in the best interests of our shareholders for us to extend the terms of the trust agreement governing the Trust Account for an additional six months (until September 24, 2013) rather than distribute the funds held in the Trust Account to our public shareholders as required by our Articles of Association, which we refer to as the Initial Extension. In order to effect the Initial Extension, our shareholders approved certain amendments to our Articles of Association and the trust agreement governing the Trust Account at a special meeting of shareholders held on March 22, 2013. In connection with the Initial Extension, our board of directors determined that it was in our best interest to allow shareholders with the opportunity to redeem their Ordinary Shares for cash equal to their pro rata share of the aggregate amount then on deposit in the Trust Account pursuant to an amendment (which was approved as part of the Initial Extension) to the agreement governing the Trust Account by means of a tender offer, which we refer to as the Initial Extension Tender Offer. Following approval of the Initial Extension, the Initial Extension Tender Offer expired at 11:59 p.m., United States Eastern Time on the evening of March 22, 2013. Pursuant to the terms of the Initial Extension Tender Offer, 2,303,899 of our Ordinary Shares were validly tendered and accepted for redemption by Lone Oak for an aggregate purchase price of $18,927,300.

Subsequent to the Initial Extension Tender Offer, since we would not have been able to complete an acquisition prior to September 24, 2013, the date by which we were required to complete our initial business combination by our Amended and Restated Memorandum and Articles of Association and trust agreement governing the Trust Account following the Initial Extension Tender Offer, our board of directors determined that it would be in the best interests of our shareholders for us to extend the terms of the trust agreement governing the Trust Account for an additional three months (until December 24, 2013) rather than distribute the funds held in the Trust Account to our public shareholders as required by our Articles of Association, which we refer to as the Subsequent Extension and, together with the Initial Extension, the Extension. In order to effect the Subsequent Extension, our shareholders approved certain amendments to our Articles of Association and the trust agreement governing the Trust Account at a special meeting of shareholders held on September 10, 2013. In connection with the Subsequent Extension, our board of directors determined that it was in our best interest to allow shareholders with the opportunity to redeem their Ordinary Shares for cash equal to their pro rata share of the aggregate amount then on deposit in the Trust Account pursuant to an amendment (which was approved as part of the Subsequent Extension) to the agreement governing the Trust Account by means of a tender offer, which we refer to as the Subsequent Extension Tender Offer and, together with the Initial Extension Tender Offer, the Extension Tender Offer. Following approval of the Subsequent Extension, the Subsequent Extension Tender Offer expired at 11:59 p.m., United States Eastern Time on the evening of September 19, 2013. Pursuant to the terms of the Subsequent Extension Tender Offer, 20,000 of our Ordinary Shares were validly tendered and accepted for redemption by Lone Oak for an aggregate purchase price of $164,307. As a result of the Subsequent Extension Tender Offer, a maximum of 505,636 additional shares may be redeemed in connection with a business combination.

On October 23, 2013, Lone Oak entered into an Agreement and Plan of Merger and Reorganization (the “Merger Agreement”) to acquire Arabella Exploration, LLC, a Texas limited liability company (“Arabella”), which we refer to as the Acquisition (the “Acquisition”), as more fully described below.

The address of our principal executive offices is Room 1708 Dominion Centre, 43-59 Queen’s Road East, Wanchai, Hong Kong.

We will have until December 24, 2013 to consummate a business combination. If we are unable to consummate a business combination by the such date, our Articles of Association require us to distribute the funds held in the Trust Account to our public shareholders.

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Agreement and Plan of Merger and Reorganization

On October 23, 2013, Lone Oak entered into an Agreement and Plan of Merger and Reorganization (the “Merger Agreement”) to acquire Arabella Exploration, LLC, a Texas limited liability company (“Arabella”), as more fully described below.

Terms and Conditions of the Merger Agreement

The following is a summary of the material terms of the Merger Agreement.

Acquisition of Arabella; Merger

Upon the closing of the transactions contemplated in the Agreement, Arabella Exploration Corp. (the “Merger Sub”) will merge (the “Merger”) with and into Arabella, with Arabella as the surviving entity. Pursuant to the Merger, all holders of capital stock of Arabella will have their securities converted into the right to receive securities of Lone Oak, as more fully described below. As a result, following the Merger, Arabella shall become a wholly owned subsidiary of Lone Oak.

Acquisition Consideration

Holders of all of the issued and outstanding equity interests of Arabella immediately prior to the time of the Merger shall, by virtue of the Acquisition and without any action on the part of any of the parties to the Merger Agreement, have each of their equity interests of Arabella converted into the right to receive: (i) a proportional amount of 3,125,000 shares of Ordinary Shares (the “Closing Payment”), plus (ii) a proportional amount of up to 1,705,002 shares of Ordinary Shares, if any (the “Earnout Payment”), issuable upon the combined company achieving certain thresholds described below.

The Earnout Payment will be issued at closing and held in escrow until released in accordance with the following:

•	One third of the Earnout Payment will be released if the proved reserves of the combined company on December 31, 2014, as per the third party engineering reserve report as of that date, shall have increased 100% from the proved reserves as of the closing, provided, however that the shares shall only be awarded if (A) the finding and development cost per proved Barrel of Oil Equivalent (“BOE”) of the increase in proved reserves is $22 or less and/or if the ratio of finding and development cost to BOE is superior (lower per BOE) or equal to 80% of the Public Peer Set, as defined in the Merger Agreement, and (B) the combined company’s General & Administrative Cost per BOE of the increase in proved reserves is $12.50 or less and/or if the combined company’s General & Administrative Cost per BOE of the increase is superior (lower per BOE) or equal to 80% of the Public Peer Set.

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•	One third of the Earnout Payment will be released if the proved reserves of the combined company on December 31, 2015, as per the third party engineering reserve report as of that date, shall have increased 66% from the proved reserves as of December 31, 2014, provided, however, that the shares shall only be awarded if (A) the finding and development cost per proved BOE of the increase in proved reserves is $18 or less and/or if the ratio of finding and development cost to BOE superior (lower per BOE) or equal to 80% of the Public Peer Set, and (B) Lone Oak’s General & Administrative Cost per BOE of the increase in proved reserves is $6.50 or less and/or if the combined company’s General & Administrative Cost per BOE of the increase is superior (lower per BOE) or equal to 80% of the Public Peer Set.

•	One third of the Earnout Payment will be released if the proved reserves of the combined company on December 31, 2016, as per the third party engineering reserve report as of that date, shall have increased 33% from the proved reserves as of December 31, 2014, provided, however, that the shares shall only be awarded if (A) the finding and development cost per proved BOE of the increase in proved reserves is $14 or less and/or if the ratio of finding and development cost to BOE superior (lower per BOE) or equal to 80% of the Public Peer Set, and (B) Lone Oak’s General & Administrative Cost per BOE of the increase in proved reserves is $5.00 or less and/or if the combined company’s General & Administrative Cost per BOE of the increase is superior (lower per BOE) or equal to 80% of the Public Peer Set.

If the earnout thresholds are not achieved for any period, the shares for such period will be returned to the combined company for cancellation.

Appraisal Rights

The Merger Agreement and the Acquisition will not be subject to shareholder approval by Lone Oak’s shareholders, and such shareholders will not have appraisal rights. Holders of shares issued in Lone Oak’s IPO have the right to redeem such shares prior to the closing of the Acquisition for a pro rata portion of the Trust Account established in connection with the IPO in accordance with Lone Oak’s amended and restated Articles of Association.

Conditions to Closing

The obligation of each party to complete the Acquisition and other transactions contemplated by the Merger Agreement are conditioned on the satisfaction of the following conditions: (i) the absence of a prohibition to the Acquisition under any applicable law; (ii) the absence of any lawsuit seeking to enjoin the Acquisition; and (iii) holders of not more than 505,636 of the shares issued in Lone Oak’s initial public offering having tendered their shares pursuant to the tender offer described below.

The obligation of Lone Oak to complete the Acquisition and the other transactions contemplated by the Agreement are conditioned, among other things, on the satisfaction of the following conditions: (i) Arabella having duly performed all of its obligations; (ii) all of Arabella’s representations and warranties being materially true, correct and complete; (iii) the absence of any material adverse change or material adverse effect; (iv) delivery of all additional agreements to be delivered at the time of the Acquisition; (v) receipt of all necessary consents and governmental approvals; (vi) diligence having been satisfactorily completed; and (vi) delivery of Arabella’s audited financial statements.

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The obligation of Arabella to complete the Acquisition and the other transactions contemplated by the Agreement are conditioned, among other things, on the satisfaction of the following conditions: (i) Lone Oak having duly performed all of its obligations; (ii) delivery of all additional agreements to be delivered at the time of the Acquisition; and (iii) Lone Oak having net cash of not less than $5,000,000 available at closing.

Board of Directors of the Combined Company; Voting Agreement

The Merger Agreement provides that, upon closing of the Acquisition, four persons on the combined company’s board of directors will be designated by Arabella and three persons will be designated by Lone Oak. In addition, Lone Oak and Arabella’s shareholders and certain founding shareholders of Lone Oak will enter into a Voting Agreement that provides that, for the four year period following the Merger, such founding shareholders of Lone Oak will designate three persons as nominees to the combined company’s board of directors and Arabella’s shareholders will designate four persons as nominees to the combined company’s board of directors, and that each of the parties to the Voting Agreement will take all action necessary to elect such persons to the board of directors of the combined company. The Voting Agreement will also provide that the company may not take the following actions without the approval of two-thirds of the members of the board of directors and at least one person designated by the founding shareholders of Lone Oak voting in favor:

•	Issue any ordinary share of the combined company or securities convertible into ordinary shares;

•	Repay the loan from Jason Hoisager to Arabella described below;

•	Appoint or remove the combined company’s Chief Executive Officer or Chief Financial Officer;

•	Amend the Merger Agreement;

•	Amend the Public Peer Set (as defined in the Merger Agreement);

•	Retain an investor relations firm;

•	Appoint or hire an employee to provide internal investment relations management; and

•	Adopt an equity incentive plan for officers, directors or employees.

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Registration Rights

Lone Oak has agreed to register all shares included in the Closing Payment and the Earnout Payment pursuant to the terms of a Registration Rights Agreement to be entered into at closing.

Tender Offer

In connection with the Acquisition, Lone Oak is providing its shareholders with the opportunity to redeem those Ordinary Shares issued in Lone Oak’s IPO for cash equal to their pro rata share of the aggregate amount then on deposit in the Trust Account set up to hold the net proceeds of Lone Oak’s IPO pursuant to the Investment Management Trust Agreement, dated as of March 16, 2011, as amended (the “Offer”). The redemption amount in the Offer is $8.21 per share. The Offer is an isolated transaction and is not made pursuant to a plan to periodically increase the proportionate interest of a shareholder in the assets or earnings and profits of Lone Oak.

Pursuant to the terms of the Acquisition, it is a condition to the consummation of the Acquisition that the Offer is conducted in accordance with the terms of the Acquisition and that Lone Oak shall have accepted the Ordinary Shares validly tendered and not properly withdrawn pursuant to the Offer and no more than 505,636 of the Ordinary Shares be validly tendered and not properly withdrawn through this Offer, and, the Offer is subject to the condition that the Acquisition Condition (as described below) is satisfied. Under no circumstances will the number of Ordinary Shares tendered be prorated. If the Acquisition Condition is not satisfied, we will terminate or extend the Offer. In the event the Offer is terminated, we will promptly return any Ordinary Shares, at our expense, that were delivered pursuant to the Offer.

Recommendations of the Boards of Directors and Reasons for the Acquisition and Offer

Our board of directors has (i) approved our making the Offer, (ii) declared the advisability of the Acquisition, and (iii) determined that the Acquisition is in the best interests of Lone Oak’s shareholders. If you tender your Ordinary Shares in the Offer, you will not be a shareholder of Lone Oak after the Acquisition and therefore, our board of directors recommends that you do not accept the Offer with respect to your Ordinary Shares. However, you must make your own decision as to whether to tender your Ordinary Shares and, if so, how many Ordinary Shares to tender. In doing so, you should read carefully the information in this Offer to Purchase and in the Letter of Transmittal, including the purposes and effects of the Offer. See “The Offer — Purpose of the Offer; Certain Effects of the Offer.” You should discuss whether to tender your Ordinary Shares with your broker or other financial advisor, if any. See “Risk Factors” for a discussion of risks that you should consider before deciding whether to participate in this Offer.

Interests of Certain Persons in the Acquisition

When you consider the recommendations of Lone Oak’s board of directors in favor of the Acquisition and against the Offer, you should keep in mind that Lone Oak’s pre-IPO shareholders, directors and officers (“Lone Oak Inside Shareholders”) have interests in the Acquisition and Offer that may be different from, or in addition to, your interests as a shareholder.

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Ordinary Shares Held by Lone Oak Inside Shareholders

Lone Oak’s founding shareholders purchased an aggregate of 1,150,000 of our Ordinary Shares for an aggregate purchase price of $25,000, or approximately $0.02 per share. We refer to the shares Lone Oak Inside Shareholders hold as the initial shares. Following the partial exercise of the underwriters’ over-allotment option on March 30, 2011, an aggregate of 123,375 initial shares were forfeited for no consideration, and as a result Lone Oak Inside Shareholders own an aggregate of 1,026,625 initial shares. In addition, we issued to certain of Lone Oak Inside Shareholders in a private placement occurring simultaneously with our IPO, an aggregate of 6,600,000 warrants for an aggregate consideration of $2,310,000.

There will be no distribution from the Trust Account with respect to Lone Oak Inside Shareholders’ securities. Lone Oak’s founding shareholders have agreed not to tender their shares in this Offer.

If the Acquisition is not consummated, Lone Oak will be required to commence proceedings to liquidate and distribute the amounts in the Trust Account. There will be no distribution from the Trust Account with respect to Lone Oak’s pre-IPO shareholders’ securities, which would expire worthless if the life of Lone Oak is not extended. The holders of Ordinary Shares issued prior to Lone Oak’s IPO, which consists of Lone Oak’s officers and directors and their affiliates, have agreed not to tender their shares in this Offer.

Compensatory Arrangements for Board of Directors and Management

None of our directors or officers have received any cash compensation for services rendered to us during the year ended December 31, 2012. We believe that because our officers and directors own an aggregate of 1,026,625 initial shares, no compensation (other than reimbursement of out-of-pocket expenses) is necessary and such persons have agreed to serve in their respective role without compensation.

We have agreed to pay to BBS Capital Fund, LP and Rampant Dragon, LLC a total of $7,500 per month for office space, administrative services and secretarial support for a period beginning on March 16, 2011 and ending on the earlier of our consummation of a business combination or the liquidation of the Trust Account. BBS Capital Fund, LLC is an affiliate of Berke Bakay, our Executive Chairman. Rampant Dragon, LLC is one of our shareholders. This arrangement was agreed to by BBS Capital Fund, LP and Rampant Dragon, LLC for our benefit and is not intended to provide BBS Capital Fund, LP or Rampant Dragon, LLC compensation in lieu of a management fee or other remuneration because it is anticipated that the expenses to be paid by BBS Capital Fund, LP and Rampant Dragon, LLC will approximate the monthly reimbursement. We believe that such fees are at least as favorable as we could have obtained from an unaffiliated person. Upon consummation of a business combination or the liquidation of the Trust Account if we have not completed a business combination within the required time period, we will cease paying these monthly fees.

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Other than this $7,500 per month fee, no compensation of any kind (including finder’s, consulting or other similar fees) will be paid to any of our existing officers, directors, initial shareholders, or any of their affiliates, prior to, or for any services they render in order to effectuate, the consummation of the business combination (regardless of the type of transaction that it is). However, such individuals will receive reimbursement for any out-of-pocket expenses incurred by them in connection with activities on our behalf, such as identifying potential target businesses, performing business due diligence on suitable target businesses and business combinations as well as traveling to and from the offices, plants or similar locations of prospective target businesses to examine their operations. Reimbursement for such expenses will be paid by us out of the funds not held in trust and currently allocated to “Legal, accounting and other third-party expenses attendant to the search for target businesses and to the due diligence investigation, structuring and negotiation of a business combination,” “Due diligence of prospective target businesses by our officers, directors and initial shareholders” and “Working capital to cover miscellaneous expenses, D&O insurance, general corporate purposes, liquidation obligations and reserves.” Since the role of present management after a business combination is uncertain, we have no ability to determine what remuneration, if any, will be paid to those persons after a business combination.

Officer and Director Liability

If we are unable to complete a business combination and are forced to liquidate the trust account, our founders, by agreement, will jointly and severally indemnify us for all claims of contracted parties, to the extent we fail to obtain valid and enforceable waivers from such parties. Our board of directors has a fiduciary obligation to our shareholders to bring a claim against our founders to enforce their indemnification obligations.

Material U.S. Federal Income Tax Consequences

The receipt of cash for your tendered Ordinary Shares generally will be treated for U.S. federal income tax purposes either as a sale or exchange transaction or a distribution. See “The Offer—Material U.S. Federal Income Tax Consequences.”

Regulatory Approvals

The Offer and the transaction contemplated by this Offer to Purchase are subject to the Tender Offer Rules under Securities Exchange Act of 1934, as amended.

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MARKET PRICE INFORMATION

Lone Oak’s Ordinary Shares, warrants and units are traded on the OTC Bulletin Board, under the symbols “LOKKF,” “LOKWF” and “LOKAF,” respectively. Each of Lone Oak’s units consists of one Ordinary Share and one warrant, each to purchase an additional share of Lone Oak’s Ordinary Shares. Lone Oak’s units have been quoted on the OTC Bulletin Board since March 21, 2011. Lone Oak’s Ordinary Shares and warrants commenced to trade separately from its units on June 15, 2011.

The following tables set forth, for the periods indicated, the high and low sale prices for our units, Ordinary Shares and warrants, respectively, as reported on the OTC Bulletin Board.

	Units		Ordinary Shares		Warrants
	High	Low	High	Low	High	Low
Annual Highs and Lows
Year ended December 31, 2013*	8.35	8.17	8.18	8.00	0.55	0.06
Year ended December 31, 2012	8.20	8.10	8.00	7.75	0.37	0.10
Year ended December 31, 2011(from March 21)	8.20	7.98	7.75	7.75	0.39	0.27

Fiscal Quarterly Highs and Lows 2011
First Quarter (from March 21)	8.03	7.98	—	—	—	—
Second Quarter	8.05	7.98	—	—	—	—
Third Quarter	8.05	8.05	7.75	7.75	0.39	0.38
Fourth Quarter	8.20	8.07	7.75	7.75	0.30	0.27

Fiscal Quarterly Highs and Lows 2012
First Quarter	8.20	8.20	7.75	7.75	0.36	0.25
Second Quarter	8.20	8.10	7.85	7.75	0.37	0.20
Third Quarter	8.20	8.10	7.90	7.77	0.30	0.20
Fourth Quarter	8.20	8.20	8.00	7.89	0.33	0.10

Fiscal Quarterly Highs and Lows 2013
First Quarter	8.35	8.17	8.18	8.18	0.22	0.06
Second Quarter	8.30	8.17	8.08	8.08	0.55	0.23
Third Quarter	8.25	8.25	8.13	8.08	0.45	0.11
Fourth Quarter*	8.25	8.25	8.13	8.13	0.30	0.22

* Through October 24, 2013

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RISK FACTORS

You should carefully consider the following risk factors in addition to the other information included or incorporated by reference in this Offer to Purchase, including matters addressed in the section entitled “Forward-Looking Statements” before you decide whether to tender Ordinary Shares in this Offer. We caution you not to place undue reliance on the forward-looking statements contained in this Offer, which speak only as of the date hereof.

The risks and uncertainties described below include all of the material risks applicable to Lone Oak; however they are not the only risks and uncertainties that we face. Additional risks and uncertainties not presently known to us or that we currently deem immaterial may also impair our business operations or the Acquisition.

Risk Factors Relating to the Tender Offer

There is no guarantee that your decision whether or not to tender your Ordinary Shares will put you in a better future economic position.

We can give no assurance as to the price at which a shareholder may be able to sell its Ordinary Shares in the future following the completion of the Offer. If you choose to tender your Ordinary Shares in the Offer, certain future events may cause an increase in our share price, and may result in a lower value realized now than you might realize in the future had you not agreed to tender your Ordinary Shares. Similarly, if you do not tender your Ordinary Shares, you will continue to bear the risk of ownership of your Ordinary Shares after the closing of the Offer, and there can be no assurance that you will be able to sell your Ordinary Shares in the future at a price equal to or higher price than the Purchase Price. You should consult your own individual tax and/or financial advisor for assistance on how this may affect your individual situation.

If certain conditions are not met, Lone Oak may terminate or extend the Offer.

Upon the consummation of the Acquisition, we plan to use the cash available from the funds held in the Trust Account to purchase the Ordinary Shares validly tendered and not properly withdrawn pursuant to the Offer, and the balance will be released to us to fund our working capital. However, if the conditions to the Acquisition or the Offer are not satisfied, we will not be able to access the funds held in the Trust Account and thus will need to terminate or extend the Offer. See “The Offer — Conditions of the Offer.”

The Offer presents potential risks and disadvantages to us and our continuing shareholders.

Although our board of directors has determined that the Acquisition and making the Offer are in the best interests of our shareholders, the Offer exposes us to a number of risks including:

•	the use of a substantial portion of the cash in our Trust Account, which reduces the funds available as working capital for our businesses going forward, available for significant cash acquisitions in the future or available for other business opportunities that could create significant value for our shareholders (approximately $5.0 million would remain in the Trust Account if 505,636 Ordinary Shares were tendered in the Offer);

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•	the risk that we would not be able to replenish our cash reserves by raising debt or equity financing in the future on terms acceptable to us, or at all; and

•	the risk that the Offer may reduce our “public float,” which is the number of shares owned by non-affiliate shareholders and available for trading in the securities markets, and the number of our shareholders, which may reduce the volume of trading in the Ordinary Shares and may result in lower share prices and reduced liquidity in the trading of the Ordinary Shares following completion of the Offer.

Risk Factors Relating to Lone Oak

We may not be able to consummate a business combination within the required time frame, in which case we would liquidate our Trust Account, and you may not be able to recover your full investment.

Pursuant to our Amended and Restated Articles of Association, we must complete a business combination by December 24, 2013. If we do not consummate the Acquisition by such date, we will, in accordance with our Amended and Restated Articles of Association, liquidate our Trust Account and distribute the proceeds to our public shareholders. Although $8.22 per share is initially placed in trust, we may incur liabilities which are satisfied from the funds held in trust. If so, you will not be able to recover your full investment.

You will not have any rights or interest in funds from the Trust Account, except under certain limited circumstances, and therefore may not have access to such funds until December 24, 2013.

Our holders of Ordinary Shares will be entitled to receive funds from the Trust Account only in the event of its liquidation or if they seek to redeem their respective Ordinary Shares for cash in connection with a business combination or in connection with the Acquisition. In no other circumstances will a shareholder have any right or interest of any kind in the Trust Account. Therefore, you may not be able to obtain access to such funds until December 24, 2013.

Under Cayman Islands law, the requirements and restrictions relating to our IPO contained in our Amended and Restated Articles of Association may be amended, which could reduce or eliminate the protection afforded to our shareholders by such requirements and restrictions.

Our Amended and Restated Articles of Association set forth certain requirements and restrictions relating to our IPO that apply to us until the consummation of a business combination. Specifically, our Articles of Association provide, among other things, that:

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•	pursuant to an amendment to our Articles of Association, the period of time to consummate a business combination has been extended until December 24, 2013;

•	we may consummate our initial business combination only if holders of Ordinary Shares owning less than 505,636 Ordinary Shares sold in our IPO exercise their redemption rights;

•	if our initial business combination is consummated, shareholders who exercised their redemption rights will receive their pro rata share of the Trust Account;

•	if we have not completed an initial business combination by December 24, 2013, we will be required to distribute all amounts in our Trust Account to our public shareholders;

•	our management will take all actions necessary to liquidate our Trust Account to our holders of Ordinary Shares as part of our plan of dissolution if the Acquisition or an alternative business combination is not consummated within the time periods specified in our Articles of Association;

•	our shareholders’ rights to receive a portion of the Trust Account are limited such that they may only receive a portion of the Trust Account upon liquidation of our Trust Account to our holders of Ordinary Shares or upon the exercise of their redemption rights;

•	prior to our initial business combination, we may not issue any units, Ordinary Shares, warrants or any options or other securities convertible into or exchangeable for Ordinary Shares, or any preferred shares, that participate in any manner in the proceeds of the Trust Account, or that vote as a class with the Ordinary Shares sold in our IPO on a business combination;

•	the board of directors shall review and approve all payments made to our founders, officers, directors, and their respective affiliates, other than the payment of an aggregate of $7,500 per month to BBS Capital Fund, LP and Rampant Dragon, LLC for office space, administrative services and secretarial support, with any interested director abstaining from such review and approval;

•	we may not to enter into any transaction with any of our officers, directors or any of our or their respective affiliates without the prior approval by a majority of our disinterested directors, who had access, at our expense, to our attorneys or independent legal counsel, and unless our disinterested directors determine that the terms of such transaction are no less favorable to us than those that would be available to us with respect to such a transaction from unaffiliated third parties; and

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•	we may not (i) consummate a business combination with a target business that is a portfolio company of, or has otherwise received a financial investment from, our founders or their affiliates, or that is affiliated with our founders or our directors, or officers, or (ii) consummate a business combination with any underwriter in our initial public offering, or underwriting selling group member, or any of their affiliates, unless we obtain an opinion from an unaffiliated, independent investment banking firm that is a member of the Financial Industry Regulatory Authority, or FINRA, that a business combination with such target business is fair to our shareholders from a financial point of view.

Pursuant to our Articles of Association, the foregoing provisions may be amended by at least two-thirds of the voting power of our outstanding Ordinary Shares. In addition, the relevant portions of the agreement governing the Trust Account can only be amended with the consent of at least two-thirds of the voting power of public shares. Except for the shares issued immediately prior to our IPO and the shares underlying the units issued in connection with our IPO, we will not issue securities with voting rights to vote on any proposals to amend our Articles of Association prior to a business combination.

If any of these provisions are amended, our shareholders:

•	may not have all of the rights they previously had;

•	might not receive the amount anticipated in connection with a redemption or liquidation; and

•	might not receive amounts from the Trust Account in the time frames specified in our Articles of Association.

Since we would not have been able to complete an acquisition prior to March 24, 2013, the date by which we were required to complete our initial business combination by our Amended and Restated Memorandum and Articles of Association and trust agreement governing the Trust Account, our board of directors determined that it would be in the best interests of our shareholders for us to extend the terms of the trust agreement governing the Trust Account for an additional six months (until September 24, 2013) rather than distribute the funds held in the Trust Account to our public shareholders as required by our Articles of Association, which we refer to as the Initial Extension. In order to effect the Initial Extension, our shareholders approved certain amendments to our Articles of Association and the trust agreement governing the Trust Account at a special meeting of shareholders held on March 22, 2013. In connection with the Initial Extension, our board of directors determined that it was in our best interest to allow shareholders with the opportunity to redeem their Ordinary Shares for cash equal to their pro rata share of the aggregate amount then on deposit in the Trust Account pursuant to an amendment (which was approved as part of the Initial Extension) to the agreement governing the Trust Account by means of a tender offer, which we refer to as the Initial Extension Tender Offer. Following approval of the Initial Extension, the Initial Extension Tender Offer expired at 11:59 p.m., United States Eastern Time on the evening of March 22, 2013. Pursuant to the terms of the Initial Extension Tender Offer, 2,303,899 of our Ordinary Shares were validly tendered and accepted for redemption by Lone Oak for an aggregate purchase price of $18,927,300.

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Subsequent to the Initial Extension Tender Offer, since we would not have been able to complete an acquisition prior to September 24, 2013, the date by which we were required to complete our initial business combination by our Amended and Restated Memorandum and Articles of Association and trust agreement governing the Trust Account following the Initial Extension Tender Offer, our board of directors determined that it would be in the best interests of our shareholders for us to extend the terms of the trust agreement governing the Trust Account for an additional three months (until December 24, 2013) rather than distribute the funds held in the Trust Account to our public shareholders as required by our Articles of Association, which we refer to as the Subsequent Extension and, together with the Initial Extension, the Extension. In order to effect the Subsequent Extension, our shareholders approved certain amendments to our Articles of Association and the trust agreement governing the Trust Account at a special meeting of shareholders held on September 10, 2013. In connection with the Subsequent Extension, our board of directors determined that it was in our best interest to allow shareholders with the opportunity to redeem their Ordinary Shares for cash equal to their pro rata share of the aggregate amount then on deposit in the Trust Account pursuant to an amendment (which was approved as part of the Subsequent Extension) to the agreement governing the Trust Account by means of a tender offer, which we refer to as the Subsequent Extension Tender Offer and, together with the Initial Extension Tender Offer, the Extension Tender Offer. Following approval of the Subsequent Extension, the Subsequent Extension Tender Offer expired at 11:59 p.m., United States Eastern Time on the evening of September 19, 2013. Pursuant to the terms of the Subsequent Extension Tender Offer, 20,000 of our Ordinary Shares were validly tendered and accepted for redemption by Lone Oak for an aggregate purchase price of $164,307. As a result of the Subsequent Extension Tender Offer, a maximum of 505,636 additional shares may be redeemed in connection with a business combination.

As a foreign private issuer, we are exempt from certain rules that are applicable to U.S. companies, and while we have agreed with the underwriters in our IPO to comply with certain of these requirements, such agreement can be waived without your consent and you may receive less information about us and our operations than you would receive if such agreements were not waived or we were a U.S. company.

As a foreign private issuer, we are exempt from the rules of the Exchange Act prescribing the furnishing and content of proxy statements to shareholders, and our executive officers, directors and principal shareholders are exempt from certain of the reporting and short-swing profit recovery provisions contained in Section 16 of the Exchange Act. In addition, we are not required under the Exchange Act to file periodic reports and financial statements with the SEC as frequently or as promptly as U.S. companies whose securities are registered under the Exchange Act. Therefore you may receive less information about us than you would receive if we were a U.S. company.

We have agreed with the underwriters in our IPO that, for the period commencing with the date of our IPO and ending on the consummation of our initial business combination, we will:

•	in the event we hold a shareholder vote in connection with a business combination, comply with all the procedural and disclosure requirements in the United States federal securities laws applicable to domestic issuers registered under the Exchange Act with respect to the furnishing and content of our proxy statement in connection with the shareholder vote for the proposed business combination;

•	comply with the rules and regulations under the Exchange Act prescribing the requirements and filing deadlines for annual reports on Form 20-F and current reports on Form 6-K complying with those rules and regulations; and

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•	furnish to American shareholders an English language version of our annual financial statements and all other materials regularly provided to other shareholders, and publish, at least semi-annually, an English language version of our interim financial statements filed with the SEC.

However, the agreement to provide such information to our shareholders may be waived, in whole or in part, by the representative of the underwriters in our IPO. The representative may have a conflict of interest in granting a waiver if such requirements prevent or delay a business combination from occurring because the representative will receive a significant fee upon and subject to, the closing of a business combination.

If third parties bring claims against us, the proceeds held in the Trust Account may be reduced and the per share liquidation price received by you will be less than $8.16 per share.

Our placing of funds in the Trust Account may not protect those funds from third-party claims against us. Although we will seek to have all prospective target businesses we enter into agreements with and all vendors and service providers that we contract to provide services to us, which we collectively refer to as the contracted parties, execute agreements with us waiving any right, title, interest or claim of any kind in or to any monies held in the Trust Account for the benefit of our holders of Ordinary Shares, there is no guarantee that we will be able to get waivers from the contracted parties and there is no guarantee that even if the contracted parties executed such agreements with us that such waivers will be enforceable by operation of law or that the contracted parties would be prevented from bringing claims against the Trust Account. In the event that a potential contracted party were to refuse to execute such a waiver, we will execute an agreement with that person only if our management first determines that we would be unable to obtain, on a reasonable basis, substantially similar services or opportunities from another person willing to execute such a waiver. Accordingly, the proceeds held in the Trust Account may be subject to claims which would take priority over the claims of our holders of Ordinary Shares and, as a result, the per share liquidation price could be less than $8.16 per share due to claims of such creditors. If we are unable to complete a business combination and are forced to liquidate our Trust Account, our founders, by agreement, will jointly and severally indemnify us for all claims of contracted parties, to the extent we fail to obtain valid and enforceable waivers from such parties. Under these circumstances, our board of directors would have a fiduciary obligation to our shareholders to bring a claim against our founders to enforce their indemnification obligations.

Additionally, if we are forced to file a bankruptcy case or an involuntary bankruptcy case is filed against us which is not dismissed, the funds held in our Trust Account will be subject to applicable bankruptcy law, and may be included in our bankruptcy estate and subject to claims of third parties with priority over the claims of our holders of Ordinary Shares. To the extent bankruptcy claims deplete the Trust Account, we cannot assure you we will be able to return to our holders of Ordinary Shares the liquidation amounts due them.

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We have allowed and will allow up to an aggregate of 45.2% of the holders of Ordinary Shares issued in our IPO to exercise their redemption rights. This high threshold will make it easier for us to consummate a business combination with which you may not agree and could result in very little money remaining in trust for the company following the Acquisition.

In connection with the Extensions, we used $19,091,607 to redeem an aggregate of 2,323,899 shares, leaving approximately $9,181,466 which we may use to consummate an initial business combination. As a result of the Extensions, a maximum of 505,636 additional shares may be redeemed in connection with a business combination. In connection with the Acquisition, we are offering each shareholder the right to have his, her or its Ordinary Shares converted to cash if the Acquisition is consummated. Our founders have agreed not to redeem any Ordinary Shares held by them. We will consummate the Acquisition only if holders of Ordinary Shares owning an aggregate of 45.2% or more of the shares sold in our IPO do not exercise their redemption rights, including the 2,323,899 shares redeemed in connection with the Extension and the 665,000 shares repurchased by us pursuant to our 10b5-1 plan. Because we permit a large number of shareholders to exercise their redemption rights, it will be easier for us to consummate the Acquisition or a business combination with a target business in the face of strong shareholder dissent. Because of the number of shares that were redeemed in connection with the Extension and may be redeemed in connection with the Acquisition, we will have very little money in our Trust Account with which to consummate the Acquisition, which may result in our having to obtain additional financing to consummate the Acquisition, result in less money being available for use as working capital post business combination, or result in our failure to consummate an initial business combination.

Our redemption threshold of 45.2% has reduced the liquidity of our securities in the open market.

In connection with the Extensions we used $19,091,607 to redeem an aggregate of 2,323,899 shares. Since we have a redemption threshold of 45.2%, a high number of public shares were redeemed in connection with the Initial Extension and the Subsequent Extension and an additional 505,636 shares may be redeemed in connection with the Acquisition, which has resulted in significantly fewer public shares issued and outstanding, and which in turn significantly reduced the liquidity of our securities, including our public shares that are not redeemed.

Because we are incorporated under the laws of the Cayman Islands, you may face difficulty protecting your interests, and your ability to protect your rights through the U.S. federal courts may be limited.

We are a company incorporated under the laws of the Cayman Islands, and certain of our assets may in the future be located outside the United States. As a result, it may be difficult for investors to effect service of process within the United States in a way that will permit a U.S. court to have jurisdiction over us.

We are incorporated as a Cayman Islands exempted company. A Cayman Islands exempted company:

•	is a company that conducts its business outside the Cayman Islands;

•	is exempted from certain requirements of the Cayman Companies Law, including the

•	filing of an annual return of its shareholders with the Registrar of Companies;

•	does not have to make its register of shareholders open to inspection; and

•	may obtain an undertaking against the imposition of any future taxation.

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Our corporate affairs are governed by our Articles of Association, the Companies Law of the Cayman Islands, as the same may be supplemented or amended from time to time, which we refer to herein as the Companies Law, and the common law of the Cayman Islands. The rights of shareholders to take action against the directors, actions by minority shareholders and the fiduciary responsibilities of our directors to us under Cayman Islands law are to a large extent governed by the common law of the Cayman Islands. The common law of the Cayman Islands is derived in part from comparatively limited judicial precedent in the Cayman Islands, as well as from English common law, the decisions of whose courts are of persuasive authority, but are not binding on a court in the Cayman Islands. The rights of our shareholders and the fiduciary responsibilities of our directors under Cayman Islands law are not as clearly established as they would be under statutes or judicial precedent in some jurisdictions in the United States. In particular, the Cayman Islands has a less developed body of securities laws as compared to the United States, and some states, such as Delaware, have more fully developed and judicially interpreted bodies of corporate law. In addition, Cayman Islands companies may not have standing to initiate a shareholder derivative action in a federal court of the United States.

The Cayman Islands courts are also unlikely:

•	to recognize or enforce against us judgments of courts of the United States based on certain civil liability provisions of U.S. securities laws; and

•	to impose liabilities against us, in original actions brought in the Cayman Islands, based on certain civil liability provisions of U.S. securities laws that are penal in nature.

There is no statutory recognition in the Cayman Islands of judgments obtained in the United States. We have been advised by Conyers Dill & Pearman, our counsel as to Cayman Islands law, that (i) they are unaware of any proceedings that have been brought in the Cayman Islands to enforce judgments of the courts in the United States or to impose liabilities based on the civil liability provisions of the securities laws of the United States or any state in the United States; (ii) a final and conclusive judgment in the federal or state courts of the United States under which a sum of money is payable, other than a sum payable in respect of taxes, fines, penalties or similar charges, may be subject to enforcement proceedings as a debt in the courts of the Cayman Islands under the common law doctrine of obligation; and (iii) because it is uncertain whether a Cayman Islands court would determine that a judgment of a United States court based on the civil liability provisions of the securities laws of the United States or any state in the United States is in the nature of a penalty, it is uncertain whether such a liability judgment would be enforceable in the Cayman Islands. The Grand Court of the Cayman Islands may stay proceedings if concurrent proceedings are being brought elsewhere.

Because some of our directors and officers reside, and all of the trust fund assets are held, outside of the United States, it may be difficult for you to enforce your rights against them or to enforce U.S. court judgments against them outside the United States.

Some of our directors and officers reside, and all of the trust fund assets are held, outside of the United States. As a result, it may be necessary to comply with local law in order to obtain an enforceable judgment against certain directors and officers and certain assets. It may therefore be difficult for investors in the United States to enforce their legal rights, to effect service of process upon our directors or officers outside of the United States or to enforce judgments of U.S. courts predicated upon civil liabilities and criminal penalties of our directors and officers under U.S. federal securities laws. Further, it is unclear if extradition treaties now in effect between the United States and certain countries would permit effective enforcement of criminal penalties of the U.S. federal securities laws.

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Certain obligations of our founders are memorialized in agreements between the founders, the underwriters of our IPO and us and these agreements may be amended to change these obligations or eliminate them entirely.

In connection with our IPO, the founders have agreed to certain obligations, including:

•	to transfer restrictions on, and the placement in escrow of, the founders’ units and underlying securities;

•	in connection with a shareholder vote to approve our initial business combination and/or amend Article 156 of our Amended and Restated Memorandum and Articles of Association (the article that contains all of the special provisions applicable to us prior to and in connection with our initial business combination) prior to consummation of our initial business combination, to vote the founders’ shares in the same manner as a majority of the holders of Ordinary Shares;

•	if he, she or it acquires Ordinary Shares in or following our IPO, he, she or it will vote all such acquired shares in favor of any business combination presented to our shareholders by our board of directors, and not to exercise redemption rights in connection with such shares;

•	that he, she or it will not exercise redemption rights in connection with any shares held by such person;

•	to waive their rights to participate in any liquidation distribution with respect to the founders’ shares if we fail to consummate an initial business combination;

•	that they will not exercise redemption rights with respect to the founders’ shares and have agreed not to tender their shares in an issuer tender offer in connection with our initial business combination;

•	to advance us the funds necessary to complete a liquidation in the event we do no consummate a business combination and not to seek repayment for such expenses;

•	if we are unable to complete a business combination and are forced to liquidate our Trust Account, to jointly and severally indemnify us for all claims of contracted parties, to the extent we fail to obtain valid and enforceable waivers from such parties (we have not, however, sought information nor received information from the founders relating to their ability to satisfy any indemnification obligation); and

•	not to participate in a co-investment in a target business unless the terms of such co-investment are no more favorable than the terms of our investment and such investment will require the prior approval by a majority of our disinterested directors.

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These obligations are included in one or more of the following agreements, each of which is filed with the registration statement for our IPO: the letter agreements with the representative of the underwriters and each founder, the underwriting agreement with the underwriters, and the escrow agreement with our transfer agent and the founders. Each of these agreements, by their terms, are governed by New York law. In addition, each agreement may be amended or terminated with the consent of each of the parties thereto. Accordingly, if each of the parties to an agreement determine that these obligations are no longer in their best interest, then the agreements may be amended or terminated and these obligations may be changed or eliminated entirely.

All of our officers and directors own Ordinary Shares and warrants. These shares and warrants will not participate in liquidation distributions and, therefore, our officers and directors may have a conflict of interest in determining whether a particular target business is appropriate for a business combination.

All of our officers and directors own Ordinary Shares and warrants. Such individuals have waived their right to redeem their shares, or to receive distributions with respect to their initial shares upon the liquidation of the Trust Account if we are unable to consummate a business combination. Accordingly, the shares held by our officers and directors, as well as the insider warrants and any warrants purchased by our officers or directors in the aftermarket, will be worthless if we do not consummate a business combination. The personal and financial interests of our directors and officers may influence their motivation in timely identifying and selecting a target business and completing a business combination. Consequently, our directors’ and officers’ discretion in identifying and selecting a suitable target business may result in a conflict of interest when determining whether the terms, conditions and timing of a particular business combination are appropriate and in our shareholders’ best interest.

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Our outstanding warrants may adversely affect the market price of our Ordinary Shares following the Acquisition.

We have outstanding warrants to purchase 10,706,500 Ordinary Shares. We also issued an option to purchase 400,000 units to the representative of the underwriters of our IPO which, if exercised, will result in the issuance of 400,000 shares and 400,000 warrants. To the extent we issue Ordinary Shares to effect a business combination, the potential for the issuance of a substantial number of additional shares upon exercise of these warrants and option could make us a less attractive acquisition vehicle in the eyes of a target business. Such securities, when exercised, will increase the number of issued and outstanding Ordinary Shares and reduce the value of the shares issued to complete the business combination. Accordingly, our warrants and option may make it more difficult to effectuate a business combination or increase the cost of acquiring the target business. Additionally, the sale, or even the possibility of sale, of the shares underlying the warrants and option could have an adverse effect on the market price for our securities or on our ability to obtain future financing. If and to the extent these warrants and option are exercised, you may experience dilution to your holdings.

If we are deemed to be an investment company, we may be required to institute burdensome compliance requirements and our activities may be restricted, which may make it difficult for us to consummate our initial business combination or operate over the near term or long-term in our intended manner.

We do not plan to operate as an investment fund or investment company, or to be engaged in the business of investing, reinvesting or trading in securities. Our plan is to acquire, hold, operate and grow for the long-term one or more operating businesses or a portion of such business or businesses. We do not plan to operate as a passive investor or as a merchant bank seeking dividends or gains from purchases and sales of securities. Our founders are experienced as officers and directors of operating companies. However, we may be deemed to be an investment company under the Investment Company Act if, following our IPO and prior to the consummation of our initial business combination, we are viewed as engaging in the business of investing in securities or we own “investment securities” having a value in exceeding 40% of our total assets, and may be required to register as an investment company or a registered investment adviser under the U.S. securities laws.

If we are deemed to be an investment company under the Investment Company Act, we may be subject to certain restrictions that may make it difficult for us to complete a business combination, including:

•	corporate governance requirements and requirements regarding mergers and share exchanges;

•	restrictions on the nature of our investments;

•	restrictions on our capital structure and use of multiple classes of securities; and

•	restrictions on our use of leverage and collateral;

each of which may make it difficult for us to consummate our initial business combination or operate over the near term or long-term in our intended manner.

In addition, we may have imposed upon us burdensome requirements, including:

•	registration as an investment company;

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•	adoption of a specific form of corporate structure; and

•	reporting, record keeping, voting, proxy, and disclosure requirements, and other rules and regulations;

compliance with which would reduce the funds we have available outside the Trust Account to consummate our initial business combination or operate over the near term or long-term in our intended manner.

We do not believe that our anticipated activities will subject us to the Investment Company Act as the net proceeds of our IPO and sale of the placement warrants that are to be held in the Trust Account may only be invested by the trust agent in “government securities” with specific maturity dates. By restricting the investment of the Trust Account to these instruments, we intend to meet the requirements for the exemption provided in Rule 3a-1 promulgated under the Investment Company Act. If we were deemed to be subject to the Investment Company Act, compliance with these additional regulatory burdens would require additional expense for which we have not allotted funds.

If our Ordinary Shares become subject to the SEC’s penny stock rules, broker-dealers may experience difficulty in completing customer transactions and trading activity in our securities may be adversely affected.

If at any time we have net tangible assets of $5,000,000 or less and our Ordinary Shares have a market price per share of less than $5.00, transactions in our Ordinary Shares may be subject to the “penny stock” rules promulgated under the Securities Exchange Act of 1934. Under these rules, broker-dealers who recommend such securities to persons other than institutional accredited investors must:

•	make a special written suitability determination for the purchaser;

•	receive the purchaser’s written agreement to the transaction prior to sale;

•	provide the purchaser with risk disclosure documents which identify certain risks associated with investing in “penny stocks” and which describe the market for these “penny stocks” as well as a purchaser’s legal remedies; and

•	obtain a signed and dated acknowledgment from the purchaser demonstrating that the purchaser has actually received the required risk disclosure document before a transaction in a “penny stock” can be completed.

If our Ordinary Shares become subject to these rules, broker-dealers may find it difficult to effectuate customer transactions and trading activity in our securities may be adversely affected. As a result, the market price of our securities may be depressed, and you may find it more difficult to sell our securities.

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Our directors may not be considered “independent” under the policies of the North American Securities Administrators Association, Inc.

No salary or other compensation will be paid to our directors for services rendered by them on our behalf prior to or in connection with a business combination. Accordingly, we believe our non-executive directors would be considered “independent” as that term is commonly used. Such stock exchanges define “independent” as a person, other than an officer or employee of the company or any parent or subsidiary, having no relationship which would interfere with the exercise of independent judgment in carrying out the responsibilities of a director. Equity ownership of non-executive directors is not relevant to the definition of independence. However, under the policies of the North American Securities Administrators Association, Inc., an international organization devoted to investor protection, because each of our directors own shares of our securities and may receive reimbursement for out-of-pocket expenses incurred by them in connection with activities on our behalf (such as identifying potential target businesses and performing due diligence on suitable business combinations), state securities administrators could argue that all of such individuals are not “independent.” If this were the case, they would take the position that we would not have the benefit of any independent directors examining the propriety of expenses incurred on our behalf and subject to reimbursement. Additionally, there is no limit on the amount of out-of-pocket expenses that could be incurred and there will be no review of the reasonableness of the expenses by anyone other than our board of directors, which would include persons who may seek reimbursement, or a court of competent jurisdiction if such reimbursement is challenged. Although we believe that all actions taken by our directors on our behalf will be in our best interests, whether or not they are deemed to be “independent,” we cannot assure you that this will actually be the case. If actions are taken, or expenses are incurred that are actually not in our best interests, it could have a material adverse effect on our business and operations, and a material adverse effect on the prices of our securities held by holders of Ordinary Shares.

Your only opportunity to affect the investment decision regarding a potential business combination will be limited to the exercise of your right to redeem your Ordinary Shares from us for cash.

Because our board of directors may consummate a business combination without seeking shareholder approval in accordance with our Articles of Association, holders of Ordinary Shares will not have the right or opportunity to vote on the business combination, unless we seek such shareholder vote. Accordingly, your only opportunity to affect the investment decision regarding a potential business combination may be limited to exercising your redemption rights within the period of time set forth in this Offer, as amended. In addition, your election to exercise your redemption rights could still be rejected if the conditions to this Offer are not satisfied.

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Risk Factors Relating to the Oil and Natural Gas Industry and Arabella’s Business

A substantial or extended decline in oil and natural gas prices may adversely affect Arabella’s business, financial condition or results of operations and Arabella’s ability to meet Arabella’s capital expenditure obligations and financial commitments.

The price Arabella receives for its oil and natural gas production heavily influences Arabella’s revenue, profitability, access to capital and future rate of growth. Oil and natural gas are commodities and, therefore, their prices are subject to wide fluctuations in response to relatively minor changes in supply and demand. Historically, the markets for oil and natural gas have been volatile. These markets will likely continue to be volatile in the future. The prices Arabella receives for its production, and the levels of Arabella’s production, depend on numerous factors beyond Arabella’s control. These factors include, but are not limited to, the following:

• changes in global supply and demand for oil and natural gas;

• the actions of the Organization of Petroleum Exporting Countries, or OPEC;

• the price and quantity of imports of foreign oil and natural gas;

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• political conditions, including embargoes, in or affecting other oil-producing activity;

• the level of global oil and natural gas exploration and production activity;

• the level of global oil and natural gas inventories;

• weather conditions;

• technological advances affecting energy consumption; and

• the price and availability of alternative fuels.

Lower oil and natural gas prices may not only decrease Arabella’s revenues on a per unit basis but also may reduce the amount of oil and natural gas that Arabella can produce economically. Lower prices will also negatively impact the value of Arabella’s proved reserves. A substantial or extended decline in oil or natural gas prices may materially and adversely affect Arabella’s future business, financial condition, results of operations, liquidity or ability to finance planned capital expenditures.

A substantial percentage of Arabella’s proven properties are undeveloped; therefore the risk associated with Arabella’s success is greater than would be the case if the majority of Arabella’s properties were categorized as proved developed producing.

Because a substantial percentage of Arabella’s proven properties are proved undeveloped (approximately 78%) or proved developed behind pipe (approximately 12%), Arabella will require significant additional capital to develop such properties before they may become productive. Further, because of the inherent uncertainties associated with drilling for oil and gas, some of these properties may never be developed to the extent that they result in positive cash flow. Even if Arabella is successful in its development efforts, it could take several years for a significant portion of Arabella’s undeveloped properties to be converted to positive cash flow.

While Arabella’s current business plan is to fund the development costs with cash flow from Arabella’s other producing properties, if such cash flow is not sufficient Arabella may be forced to seek alternative sources for cash, through the issuance of additional equity or debt securities, increased borrowings or other means.

Drilling for and producing oil and natural gas are high risk activities with many uncertainties that could adversely affect Arabella’s business, financial condition or results of operations.

Arabella’s future success will depend on the success of Arabella’s exploitation, exploration, development and production activities. Arabella’s oil and natural gas exploration and production activities are subject to numerous risks beyond Arabella’s control; including the risk that drilling will not result in commercially viable oil or natural gas production. Arabella’s decisions to purchase, explore, develop or otherwise exploit prospects or properties will depend in part on the evaluation of data obtained through geophysical and geological analyses, production data and engineering studies, the results of which are often inconclusive or subject to varying interpretations. Please read “—Reserve estimates depend on many assumptions that may turn out to be inaccurate” (below) for a discussion of the uncertainty involved in these processes. Arabella’s cost of drilling, completing and operating wells is often uncertain before drilling commences. Overruns in budgeted expenditures are common risks that can make a particular project uneconomical. Further, many factors may curtail, delay or cancel drilling, including the following:

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• delays imposed by or resulting from compliance with regulatory requirements;

• pressure or irregularities in geological formations;

• shortages of or delays in obtaining equipment and qualified personnel;

• equipment failures or accidents;

• adverse weather conditions;

• reductions in oil and natural gas prices;

• title problems; and

• limitations in the market for oil and natural gas.

If Arabella’s assessments of recently purchased properties are materially inaccurate, it could have significant impact on future operations and earnings.

Arabella has aggressively expanded its base of producing properties. The successful acquisition of properties requires assessments of many factors, which are inherently inexact and may be inaccurate, including the following:

• the amount of recoverable reserves;

• future oil and natural gas prices;

• estimates of operating costs;

• estimates of future development costs;

• estimates of the costs and timing of plugging and abandonment; and

• potential environmental and other liabilities.

Arabella’s assessment will not reveal all existing or potential problems, nor will it permit Arabella to become familiar enough with the properties to assess fully their capabilities and deficiencies. As noted previously, Arabella plan to undertake further development of Arabella’s properties through the use of cash flow from existing production. Therefore, a material deviation in Arabella’s assessments of these factors could result in less cash flow being available for such purposes than Arabella presently anticipates, which could either delay future development operations (and delay the anticipated conversion of reserves into cash), or cause Arabella to seek alternative sources to finance development activities.

Decreases in oil and natural gas prices may require Arabella to take write-downs of the carrying values of Arabella’s oil and natural gas properties, potentially requiring earlier than anticipated debt repayment and negatively impacting the trading value of Arabella’s securities.

Accounting rules require that Arabella review periodically the carrying value of Arabella’s oil and natural gas properties for possible impairment. Based on specific market factors and circumstances at the time of prospective impairment reviews, and the continuing evaluation of development plans, production data, economics and other factors, Arabella may be required to write down the carrying value of Arabella’s oil and natural gas properties. Because Arabella’s properties serve as collateral for advances under Arabella’s existing credit facilities, a write-down in the carrying values of Arabella’s properties could require Arabella to repay debt earlier than Arabella would otherwise be required. A write-down could also constitute a non-cash charge to earnings. It is likely the cumulative effect of a write-down could also negatively impact the trading price of Arabella’s securities.

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Reserve estimates depend on many assumptions that may turn out to be inaccurate. Any material inaccuracies in these reserve estimates or underlying assumptions will materially affect the quantities and present value of Arabella’s reserves.

The process of estimating oil and natural gas reserves is complex. It requires interpretations of available technical data and many assumptions, including assumptions relating to economic factors. Any significant inaccuracies in these interpretations or assumptions could materially affect the estimated quantities and present value of Arabella’s reported reserves.

In order to prepare Arabella’s estimates, Arabella must project production rates and timing of development expenditures. Arabella must also analyze available geological, geophysical, production and engineering data. The extent, quality and reliability of this data can vary. The process also requires economic assumptions about matters such as oil and natural gas prices, drilling and operating expenses, capital expenditures, taxes and availability of funds. Therefore, estimates of oil and natural gas reserves are inherently imprecise.

Actual future production, oil and natural gas prices, revenues, taxes, development expenditures, operating expenses and quantities of recoverable oil and natural gas reserves most likely will vary from Arabella’s estimates. Any significant variance could materially affect the estimated quantities and present value of Arabella’s reported reserves. In addition, Arabella may adjust estimates of proved reserves to reflect production history, results of exploration and development, prevailing oil and natural gas prices and other factors, many of which are beyond Arabella’s control.

You should not assume that the present value of future net revenues from Arabella’s reported proved reserves is the current market value of Arabella’s estimated oil and natural gas reserves. In accordance with SEC requirements, Arabella generally bases the estimated discounted future net cash flows from Arabella’s proved reserves on prices and costs on the date of the estimate. Actual future prices and costs may differ materially from those used in the present value estimate. If future values decline or costs increase it could negatively impact Arabella’s ability to finance operations, and individual properties could cease being commercially viable, affecting Arabella’s decision to continue operations on producing properties or to attempt to develop properties. All of these factors would have a negative impact on earnings and net income, and most likely the trading price of Arabella’s securities. These factors could also result in the acceleration of debt repayment and a reduction in Arabella’s borrowing base under Arabella’s credit facilities.

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Prospects that Arabella decides to drill may not yield oil or natural gas in commercially viable quantities.

Arabella’s prospects are in various stages of evaluation, ranging from prospects that are currently being drilled, to prospects that will require substantial additional seismic data processing and interpretation. There is no way to predict in advance of drilling and testing whether any particular prospect will yield oil or natural gas in sufficient quantities to recover drilling or completion costs or to be economically viable. This risk may be enhanced in Arabella’s situation, due to the fact that a significant percentage (78%) of Arabella’s proved reserves is currently proved undeveloped reserves. The use of seismic data and other technologies and the study of producing fields in the same area will not enable Arabella to know conclusively prior to drilling whether oil or natural gas will be present or, if present, whether oil or natural gas will be present in commercial quantities. Arabella cannot assure you that the analogies Arabella draws from available data from other wells, more fully explored prospects or producing fields will be applicable to Arabella’s drilling prospects.

Arabella may incur substantial losses and be subject to substantial liability claims as a result of Arabella’s oil and natural gas operations.

Arabella is not insured against all risks. Losses and liabilities arising from uninsured and underinsured events could materially and adversely affect Arabella’s business, financial condition or results of operations. Arabella’s oil and natural gas exploration and production activities are subject to all of the operating risks associated with drilling for and producing oil and natural gas, including the possibility of:

• environmental hazards, such as uncontrollable flows of oil, natural gas, brine, well fluids, toxic gas or other pollution into the environment, including groundwater and shoreline contamination;

• abnormally pressured formations;

• mechanical difficulties such as stuck oil field drilling and service tools and casing collapse;

• fires and explosions;

• personal injuries and death; and

• natural disasters.

Any of these risks could adversely affect Arabella’s ability to conduct operations or result in substantial losses to Arabella. Arabella may elect not to obtain insurance if Arabella believes that the cost of available insurance is excessive relative to the risks presented. In addition, pollution and environmental risks generally are not fully insurable. If a significant accident or other event occurs and is not fully covered by insurance, then it could adversely affect Arabella.

Arabella is subject to complex laws that can affect the cost, manner or feasibility of doing business.

Exploration, development, production and sale of oil and natural gas are subject to extensive federal, state, local and international regulation. Arabella may be required to make large expenditures to comply with governmental regulations. Matters subject to regulation include:

• discharge permits for drilling operations;

• drilling bonds;

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• reports concerning operations;

• the spacing of wells;

• unitization and pooling of properties; and

• taxation.

Under these laws, Arabella could be liable for personal injuries, property damage and other damages. Failure to comply with these laws also may result in the suspension or termination of Arabella’s operations and subject Arabella to administrative, civil and criminal penalties. Moreover, these laws could change in ways that substantially increase Arabella’s costs. Any such liabilities, penalties, suspensions, terminations or regulatory changes could materially adversely affect Arabella’s financial condition and results of operations.

Arabella’s operations may incur substantial liabilities to comply with the environmental laws and regulations.

Arabella’s oil and natural gas operations are subject to stringent federal, state and local laws and regulations relating to the release or disposal of materials into the environment or otherwise relating to environmental protection. These laws and regulations may require the acquisition of a permit before drilling commences, restrict the types, quantities and concentration of substances that can be released into the environment in connection with drilling and production activities, limit or prohibit drilling activities on certain lands lying within wilderness, wetlands and other protected areas, and impose substantial liabilities for pollution resulting from Arabella’s operations. Failure to comply with these laws and regulations may result in the assessment of administrative, civil and criminal penalties, incurrence of investigatory or remedial obligations or the imposition of injunctive relief. Changes in environmental laws and regulations occur frequently, and any changes that result in more stringent or costly waste handling, storage, transport, disposal or cleanup requirements could require Arabella to make significant expenditures to maintain compliance, and may otherwise have a material adverse effect on Arabella’s results of operations, competitive position or financial condition as well as the industry in general. Under these environmental laws and regulations, Arabella could be held strictly liable for the removal or remediation of previously released materials or property contamination regardless of whether Arabella was responsible for the release or if Arabella’s operations were standard in the industry at the time they were performed.

If Arabella’s indebtedness increases, it could reduce Arabella’s financial flexibility.

As of December 31, 2012, no amount was outstanding on Arabella’s credit facility.  If in the future Arabella utilizes this facility, the level of Arabella’s indebtedness could affect Arabella’s operations in several ways, including the following:

• a significant portion of Arabella’s cash flow could be used to service the indebtedness,

• a high level of debt would increase Arabella’s vulnerability to general adverse economic and industry conditions,

• the covenants contained in Arabella’s credit facility limit Arabella’s ability to borrow additional funds, dispose of assets, pay dividends and make certain investments,

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• a high level of debt could impair Arabella’s ability to obtain additional financing in the future for working capital, capital expenditures, acquisitions, general corporate or other purposes.

Unless Arabella replace Arabella’s oil and natural gas reserves, Arabella’s reserves and production will decline, which would adversely affect Arabella’s cash flows and income.

Unless Arabella conducts successful development, exploitation and exploration activities or acquires properties containing proved reserves, Arabella’s proved reserves will decline as those reserves are produced. Producing oil and natural gas reservoirs generally are characterized by declining production rates that vary depending upon reservoir characteristics and other factors. Arabella’s future oil and natural gas reserves and production, and, therefore Arabella’s cash flow and income, are highly dependent on Arabella’s success in efficiently developing and exploiting Arabella’s current reserves and economically finding or acquiring additional recoverable reserves. If Arabella is unable to develop, exploit, find or acquire additional reserves to replace Arabella’s current and future production, Arabella’s cash flow and income will decline as production declines, until Arabella’s existing properties would be incapable of sustaining commercial production.

If Arabella’s access to markets is restricted, it could negatively impact Arabella’s production, Arabella’s income and ultimately Arabella’s ability to retain Arabella’s leases.

Market conditions or the unavailability of satisfactory oil and natural gas transportation arrangements may hinder Arabella’s access to oil and natural gas markets or delay Arabella’s production. The availability of a ready market for Arabella’s oil and natural gas production depends on a number of factors, including the demand for and supply of oil and natural gas and the proximity of reserves to pipelines and terminal facilities. Arabella’s ability to market Arabella’s production depends in substantial part on the availability and capacity of gathering systems, pipelines and processing facilities owned and operated by third parties. Arabella’s failure to obtain such services on acceptable terms could materially harm Arabella’s business.

Currently, the majority of Arabella’s production is sold to marketers and other purchasers that have access to nearby pipeline facilities. However, as Arabella begins to further develop Arabella’s properties, Arabella may find production in areas with limited or no access to pipelines or compression facilities. Such restrictions on Arabella’s ability to sell Arabella’s oil or natural gas have several adverse effects, including higher transportation costs, fewer potential purchasers (thereby potentially resulting in a lower selling price) or, in the event Arabella was unable to market and sustain production from a particular lease for an extended time, possibly causing Arabella to lose a lease due to lack of production.

Hedging transactions may limit Arabella’s potential gains.

In order to reduce commodity price uncertainty and increase cash flow predictability relating to the marketing of Arabella’s crude oil and natural gas, Arabella may enter into crude oil and natural gas price hedging arrangements with respect to a portion of Arabella’s expected production. While intended to reduce the effects of volatile crude oil and natural gas prices, such transactions may limit Arabella’s potential gains if crude oil and natural gas prices rise over the price established by the arrangements.

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Lone Oak has no plans to pay dividends on Lone Oak’s Ordinary Shares. Shareholders may not receive funds without selling their shares.

Lone Oak does not anticipate paying any cash dividends on its Ordinary Shares in the foreseeable future. Lone Oak currently intends to retain future earnings, if any, to finance the expansion of Lone Oak’s business. Lone Oak’s future dividend policy is within the discretion of Lone Oak’s board of directors and will depend upon various factors, including Lone Oak’s business, financial condition, results of operations, capital requirements and investment opportunities. In addition, Lone Oak’s credit facility prohibits Lone Oak from paying dividends.

Lone Oak’s board of directors can, without stockholder approval, cause preferred stock to be issued on terms that adversely affect Ordinary Shareholders.

Under Lone Oak’s Amended and Restated Articles of Association, Lone Oak’s board of directors is authorized to issue up to 5,000,000 shares of preferred stock, of which none are issued and outstanding as of the date of this offer letter. Also, Lone Oak’s board of directors, without shareholder approval, may determine the price, rights, preferences, privileges and restrictions, including voting rights, of those shares. If the board causes shares of preferred stock to be issued, the rights of the holders of Ordinary Shares could be adversely affected. The board’s ability to determine the terms of preferred stock and to cause its issuance, while providing desirable flexibility in connection with possible acquisitions and other corporate purposes, could have the effect of making it more difficult for a third party to acquire a majority of Lone Oak’s outstanding voting stock. Preferred shares issued by the board of directors could include voting rights, or even super voting rights, which could shift the ability to control the company to the holders of the preferred stock. Preferred shares could also have conversion rights into Ordinary Shares at a discount to the market price of the Ordinary Shares which could negatively affect the market for Lone Oak’s Ordinary Shares. In addition, preferred shares would have preference in the event of liquidation of the corporation, which means that the holders of preferred shares would be entitled to receive the net assets of the corporation distributed in liquidation before the Ordinary Shareholders receive any distribution of the liquidated assets. Lone Oak has no current plans to issue any preferred shares.

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SPECIAL NOTE REGARDING FORWARD-LOOKING STATEMENTS

This Offer to Purchase contains forward-looking statements. Forward-looking statements provide our current expectations or forecasts of future events. Forward-looking statements include statements about our expectations, beliefs, plans, objectives, intentions, assumptions and other statements that are not historical facts. Words or phrases such as “anticipate,” “believe,” “continue,” “estimate,” “expect,” “intend,” “may,” “ongoing,” “plan,” “potential,” “predict,” “project,” “will” or similar words or phrases, or the negatives of those words or phrases, may identify forward-looking statements, but the absence of these words does not necessarily mean that a statement is not forward-looking. The risks and uncertainties include, but are not limited to:

•	future operating or financial results;
•	future payments of dividends and the availability of cash for payment of dividends;
•	future acquisitions, business strategy and expected capital spending;
•	assumptions regarding interest rates and inflation;
•	fluctuations in general economic and business conditions;
•	Lone Oak’s financial condition and liquidity, including its ability to obtain additional financing in the future (from warrant exercises or outside services) to fund capital expenditures, acquisitions and other general corporate activities;
•	estimated future capital expenditures needed to preserve Lone Oak’s capital base;
•	ability of Lone Oak to effect a business combination, and to meet target returns;
•	the risk that a condition to consummation of the Acquisition may not be satisfied or waived;
•	potential changes in the legislative and regulatory environments;
•	a lower return on investment;
•	potential volatility in the market price of the Ordinary Shares; and
•	other factors discussed in “Risk Factors.”

Forward-looking statements are subject to known and unknown risks and uncertainties and are based on potentially inaccurate assumptions that could cause actual results to differ materially from those expected or implied by the forward-looking statements. Our actual results could differ materially from those anticipated in forward-looking statements for many reasons, including the factors described in “Risk Factors” in this Offer to Purchase. Accordingly, you should not unduly rely on these forward-looking statements, which speak only as of the date of this Offer to Purchase. We undertake no obligation to publicly revise any forward-looking statement to reflect circumstances or events after the date of this Offer to Purchase or to reflect the occurrence of unanticipated events. You should, however, review the factors and risks we describe in the reports we will file from time to time with the Securities and Exchange Commission after the date of this Offer to Purchase.

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INFORMATION ABOUT LONE OAK

Lone Oak Acquisition Corporation is an exempted company organized on June 17, 2010 under the laws of the Cayman Islands, formed to acquire through a merger, capital stock exchange, asset acquisition, stock purchase or similar business combination, or control through contractual arrangements, one or more operating businesses.

On March 24, 2011, the initial public offering of 4,000,000 units of Lone Oak was consummated. Each unit issued in the IPO consists of one Ordinary Share, par value $0.001 per share, and one redeemable warrant. Each redeemable warrant entitles the holder to purchase one Ordinary Share at a price of $5.00. Prior to the consummation of the IPO, Lone Oak completed a private placement of 6,600,000 warrants to certain of Lone Oak’s initial shareholders generating gross proceeds of $2,310,000. On March 29, 2011, Lone Oak announced that the underwriters of its IPO exercised their over-allotment option in part, for a total of an additional 106,500 units (over and above the 4,000,000 units sold in the IPO). The 4,106,500 units sold in the IPO, including the 106,500 units subject to the over-allotment option, were sold at an offering price of $8.00 per unit, generating gross proceeds of $32,852,000. A total of $33,462,180, which includes a portion of the $2,310,000 of proceeds from the private placement of warrants to the founding shareholders, was placed in trust. On June 15, 2011, the Ordinary Shares and warrants underlying the units sold in the IPO began to trade separately on a voluntary basis. In accordance with the terms of Lone Oak's Articles of Association, until we announced a business combination on September 19, 2012, after which we were no longer permitted to effect such purchases, we purchased 665,000 Ordinary Shares using an aggregate of $5,189,108 from the Trust Account.

On February 25, 2013, we filed with the SEC a tender offer for up to 2,829,535 of our Ordinary Shares at approximately $8.21 per share (the then and current amount held in trust per share). The offer expired on March 22, 2013 at 11:59 p.m. New York time. A total of 2,303,899 Ordinary Shares were validly tendered, representing $18,927,300. The funds were released from the Trust Account and paid to the tendering shareholders on March 28, 2013. The tendered shares were canceled. Following the payment and cancelation of the tendered shares, 2,164,226 of our Ordinary Shares remained outstanding and $9,345,772 remained in the Trust Account.

On March 6, 2013, we filed a proxy statement with the SEC in connection with a special meeting of shareholders held on March 22, 2013. The following proposals were voted on at the meeting:

•	the proposal to amend our Articles of Association to permit the us to liquidate the Trust Account on September 24, 2013 and to cause Article 156 to be of no further force or effect after the distribution of the Trust Account (the “Initial Article Amendment Proposal”); and

•	the proposal to amend the agreement governing the Trust Account to extend the term of the Trust Account consistent with the Initial Article Amendment Proposal, and permit the us to distribute the assets of the Trust Account to the holders of the our Ordinary Shares issued in the our initial public offering who desire to exercise their redemption rights in connection with the extension.

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At the special meeting of shareholders the proposals were approved with 3,916,026 votes in favor out of 3,931,026 votes cast. With the proposals approved, and the offer complete, the extension was approved.

On April 3, 2013, we announced the authorization of a previously announced one-time cash dividend of $0.10 per outstanding Ordinary Share. The dividend was paid on April 25, 2013.

On August 21, 2013, we filed with the SEC a tender offer for up to 525,636 of our Ordinary Shares at approximately $8.21 per share (the then and current amount held in trust per share). The offer expired on September 19, 2013 at 11:59 p.m. New York time. A total of 20,000 Ordinary Shares were validly tendered, representing $164,307. The funds were released from the Trust Account and paid to the tendering shareholders on September 25, 2013. The tendered shares were canceled. Following the payment and cancelation of the tendered shares, 2,144,226 of our Ordinary Shares remained outstanding and $9,181,466 remained in the Trust Account.

On August 21, 2013, we filed a proxy statement with the SEC in connection with a special meeting of shareholders held on September 10, 2013. The following proposals were voted on at the meeting:

•	the proposal to amend our Articles of Association to permit the us to liquidate the Trust Account on December 24, 2013 (the “Subsequent Article Amendment Proposal”); and

•	the proposal to amend the agreement governing the Trust Account to extend the term of the Trust Account consistent with the Subsequent Article Amendment Proposal, and permit the us to distribute the assets of the Trust Account to the holders of the our Ordinary Shares issued in the our initial public offering who desire to exercise their redemption rights in connection with the extension.

At the special meeting of shareholders, the proposals were approved with 2,108,296 votes in favor out of 2,112,476 votes cast. With the proposals approved, and the offer complete, the extension was approved.

On October 4, 2013, we announced the authorization of a previously announced one-time cash dividend of $0.10 per outstanding Ordinary Share. The dividend was paid on October 24, 2013.

As of October 24, 2013, approximately $9,181,466 was held in deposit in Lone Oak’s Trust Account. As of the date hereof, Lone Oak had approximately $1,312,246 outside of the Trust Account.

The address of our principal executive offices is Room 1708 Dominion Centre, 43-59 Queen’s Road East, Wanchai, Hong Kong, and the address of our registered office is Cricket Square, Hutchins Drive, PO Box 2681, Grand Cayman, KY1-1111, Cayman Islands.

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On October 23, 2013, Lone Oak entered into the Merger Agreement with Arabella, as more fully described below.

We will have until December 24, 2013 to consummate a business combination. If we are unable to consummate a business combination by the such date, our Articles of Association require us to distribute the funds held in the Trust Account to our public shareholders.

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INFORMATION ABOUT ARABELLA

Glossary of Oil and Natural Gas terms:

The following is a description of the meanings of some of the oil and natural gas industry terms used throughout this Offer to Purchase:

3-D seismic. Geophysical data that depict the subsurface strata in three dimensions. 3-D seismic typically provides a more detailed and accurate interpretation of the subsurface strata than 2-D, or two-dimensional, seismic.

Basin. A large natural depression on the earth’s surface in which sediments generally brought by water accumulate.

Bbl. Stock tank barrel, or 42 U.S. gallons liquid volume, used in this report in reference to crude oil or other liquid hydrocarbons.

Bbls/d. Bbls per day.

Bcf. One billion cubic feet of natural gas.

BOE. Barrels of oil equivalent, with six thousand cubic feet of natural gas being equivalent to one barrel of oil. BOE is commonly used by oil and gas companies in their financial statements as a way of combining oil and natural gas reserves and production into a single measure.

BOE/d. BOE per day.

Btu or British thermal unit. The quantity of heat required to raise the temperature of a one pound mass of water from 58.5 to 59.5 degrees Fahrenheit.

Completion. The process of treating a drilled well followed by the installation of permanent equipment for the production of natural gas or oil, or in the case of a dry hole, the reporting of abandonment to the appropriate agency.

Condensate. A mixture of hydrocarbons that exists in the gaseous phase at original reservoir temperature and pressure, but that, when produced, is in the liquid phase at surface temperature and pressure.

Developed acreage. The number of acres that are allocated or assignable to productive wells or wells capable of production.

Development capital. Expenditures to obtain access to proved reserves and to construct facilities for producing, treating, and storing hydrocarbons.

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Development well. A well drilled within the proved area of a natural gas or oil reservoir to the depth of a stratigraphic horizon known to be productive.

Deviated well. A well purposely deviated from the vertical using controlled angles to reach an objective location other than directly below the surface location.

Dry hole. A well found to be incapable of producing hydrocarbons in sufficient quantities such that proceeds from the sale of such production exceed production expenses and taxes.

Economically producible. A resource that generates revenue that exceeds, or is reasonably expected to exceed, the costs of operation. For a complete definition of “economically producible”, refer to the SEC’s Regulation S- X, Rule 4,- 10(a)(10).

EUR. Estimated ultimate recovery, the sum of gross reserves remaining as of a given date and the cumulative production as of that date.

Exploratory well. A well drilled to find and produce natural gas or oil reserves not classified as proved, to find a new reservoir in a field previously found to be productive of natural gas or oil in another reservoir or to extend a known reservoir.

F&D Costs. Finding and development costs, capital costs incurred in the acquisition, exploitation and exploration of proved oil and natural gas reserves divided by proved reserve additions and revisions to proved reserves.

Field. An area consisting of either a single reservoir or multiple reservoirs, all grouped on or related to the same individual geological structural feature and/or stratigraphic condition. The field name refers to the surface area, although it may refer to both the surface area and the underground productive formations. For a complete definition of “field”, refer to the SEC’s Regulation S- X, Rule 4,- 10(a)(15).

Formation. A layer of rock that has distinct characteristics that differ from nearby rock.

Fracturing or fracing. The process of creating and preserving a fracture or system of fractures in a reservoir rock typically by injecting a fluid under pressure through a wellbore and into the targeted formation.

GAAP. Accounting principles generally accepted in the United States.

Gross acres or gross wells. The total acres or wells, as the case may be, in which a working interest is owned.

Held by production acreage. Acreage covered by a mineral lease that perpetuates a company’s right to operate a property as long as the property produces a minimum paying quantity of oil or gas.

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Horizontal drilling. A drilling technique used in certain formations where a well is drilled vertically to a certain depth and then drilled at a right angle with a specified interval.

LOE. Lease operating expense, All direct and allocated indirect costs of lifting hydrocarbons from a producing formation to the surface constituting pat of the current operating expenses of a working interest. Such costs include labor, superintendence, supplies, repairs, maintenance, allocated overhead charges, workover, insurance, and other expenses incidental to production, but exclude lease acquisition or drilling or completion expenses.

MBbls. One thousand barrels.

MBO. One thousand barrels of crude oil, condensate or NGLs.

Mcf. One thousand cubic feet of natural gas.

Mcf/d. Mcf per day.

MBOE. One thousand barrels of oil equivalent.

MMBtu. One million British Thermal Units.

MMcf. One million cubic feet of natural gas.

NGLs. Natural gas liquids, the combination of ethane, butane, isobutene and natural gasolines that when removed from natural gas become liquid under various levels of higher pressure and lower temperature.

Net acres or net wells. The sum of the fractional working interest owned in gross acres or gross wells, as the case may be. For example, an owner who has 50% interest in 100 gross acres owns 50 net acres.

Net revenue interest. An owner’s interest in the revenues of a well after deducting proceeds allocated to royalty and overriding interests.

NYMEX. The New York Mercantile Exchange.

Play. A set of discovered or prospective oil and/or natural gas accumulations sharing similar geologic, geographic and temporal properties, such as source rock, reservoir structure, timing, trapping mechanism and hydrocarbon type.

Plugging and abandonment. Refers to the sealing off of fluids in the strata penetrated by a well so that the fluids from one stratum will not escape into another or to the surface. Regulations of all states require plugging of abandoned wells.

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Productive well. A well that is found to be capable of producing hydrocarbons in sufficient quantities such that proceeds from the sale of the production exceed production expenses and taxes.

PDP. Proved developed producing.

PDP Reserves. Proved developed producing reserves, proved reserves that can be expected to be recovered:

i.	Through existing wells with existing equipment and operating methods or in which the cost of the required equipment is relatively minor compared with the cost of a new well; or
ii.	Through installed extraction equipment and infrastructure operational at the time of the reserves estimate if the extraction is by means not involving a well.

Prospect. A specific geographic area which, based on supporting geological, geophysical or other data and also preliminary economic analysis using reasonably anticipated prices and costs, is deemed to have potential for the discovery of commercial hydrocarbons.

Proved Developed Non-Producing. Reserves subcategorized as non-producing include shut-in and behind-pipe reserves. Shut-in reserves are expected to be recovered from (1) completion intervals which are open at the time of the estimate, but which have not started producing, (2) wells which were shut-in for market conditions or pipeline connections, or (3) wells not capable of production for mechanical reasons. Behind-pipe reserves are expected to be recovered from zones in existing wells, which will require additional completion work or future re-completion prior to the start of production.

Proved reserves. Those quantities of oil and natural gas, which, by analysis of geoscience and engineering data, can be estimated with reasonable certainty to be economically producible - from a given date forward, from known reservoirs, and under existing economic conditions, operating methods and government regulations – prior to the time at which contracts providing the right to operate expire, unless evidence indicates that renewal is reasonably certain, regardless of whether deterministic or probabilistic methods are used for the estimation. The project to extract the hydrocarbons must have commenced or the operator must be reasonably certain that it will commence the project within a reasonable time. For a complete definition of “proved oil and natural gas reserves”, refer to the SEC’s Regulation S- X, Rule 4,- 10(a)(22).

PUD. Proved undeveloped reserve.

PUD Reserves. Proved undeveloped reserves , proved reserves that are expected to be recovered from new wells on undrilled acreage, or from existing wells where a relatively major expenditure is required for recompletion.

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Reserves on undrilled acreage shall be limited to those directly offsetting development spacing areas that are reasonably certain of production when drilled, unless evidence using reliable technology exists that establishes reasonable certainly of economic productivity at greater distances.

Undrilled locations can be classified as having undeveloped reserves only if a development plan has been adopted indicating that they are scheduled to be drilled within five years, unless the specific circumstances justify a longer time.

Under no circumstances shall estimates for proved undeveloped reserves be attributable to any acreage for which an application of fluid injection or other improved recovery technique is contemplated, unless such techniques have been proved effective by actual projects in the same reservoir or an analogous reservoir, or by other evidence using reliable technology establishing reasonable certainty.

PV-10. Present value of future net revenues.

Reasonable certainty. A high degree of confidence. For a complete definition of reasonable certainty, refer to the SEC’s Regulation S- X, Rule 4- 10(a)(24).

Recompletion. The process of re-entering an existing wellbore that is either producing or not producing and completing new reservoirs in an attempt to establish or increase existing production.

Reserves. Estimated remaining quantities of oil and natural gas and related substances anticipated to be economically producible, as of a given date, by application of development prospects to known accumulations. In addition, there must exist, or there must be a reasonable expectation that there will exist, the legal right to produce or a revenue interest in the production, installed means of delivering oil and natural gas or related substances to market and all permits and financing required to implement the project.

Reservoir. A porous and permeable underground formation containing a natural accumulation of producible hydrocarbons that is confined by impermeable rock or water barriers and is separate from other reservoirs.

Royalty. An interest in an oil and natural gas lease that gives the owner the right to receive a portion of the production from the leased acreage (or of the proceeds from the sale thereof), but does not require the owner to pay any portion of the production or development costs on the leased acreage. Royalties may be either landowner’s royalties, which are reserved by the owner of the leased acreage at the time the lease is granted, or overriding royalties, which are usually reserved by an owner of the leasehold in connection with a transfer to a subsequent owner.

Spacing. The distance between wells producing from the same reservoir. Spacing is often expressed in terms of acres, e.g., 40- acre spacing, and is often established by regulatory agencies.

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Stacked pay. Multiple geological zones that potentially contain hydrocarbons and are arranged in a vertical stack.

Stratigraphic play. An oil or natural gas formation contained within an area created by permeability and porosity changes characteristic of the alternating rock layer that result from the sedimentation process.

Structural play. An oil or natural gas formation contained within an area created by earth movements that deform or rupture (such as folding or faulting) rock strata.

TD. Total Depth.

Tight formation. A formation with low permeability that produces natural gas with very low flow rates for long periods of time.

Undeveloped acreage. Lease acreage on which wells have not been drilled or completed to a point that would permit the production of commercial quantities of oil and natural gas regardless of whether such acreage contains proved reserves.

WTI. West Texas Intermediate crude oil, which is a light, sweet crude oil, characterized by an American Petroleum Institute gravity, or API gravity, 39 and 41, and a sulphur content of approximately 0.4 weight percent that is used as a benchmark for other crude oils.

Wellbore. The hole drilled by the bit that is equipped for oil or gas production on a completed well. Also called well or borehole.

Working interest. The operating interest that gives the owner the right to drill, produce and conduct operating activities on the property and receive a share of production and requires the owner to pay a share of the costs of drilling and production operations.

Workover. The repair or stimulation of an existing production well for the purpose of restoring, prolonging or enhancing the production of hydrocarbons.

Business

Arabella was established in the State of Texas on December 15, 2008 and did not conduct any material business operations until 2011 with the acquisition of properties in the Permian Basin.   Arabella’s principal executive offices are located at 500W. Texas Avenue, Suite 1450, Midland, Texas 79701, and its telephone number is (432) 897-4755.  Arabella’s Internet website, which is currently under construction, can be found at www.arabellapetroleum.com.

As with most oil and gas companies, Arabella has had separate property and management companies. Arabella is the owner of the leases and wells and will maintain this ownership. However, other portions of the business, as is customary, are operated through Arabella Petroleum Company, LLC, an entity owned by Jason Hoisager. Arabella Petroleum Company, LLC will not be included in the Acquisition, and after certain adjustments described below, will cease its affiliation with Arabella.

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Arabella Petroleum Company, LLC is the management company that has historically maintained the general and administrative and other costs of Arabella. Arabella Petroleum Company is the employer of the individuals referred to herein as the Arabella management team. While Arabella itself has only one employee, Jason Hoisager, the remainder of the management team will transfer over to Arabella, or a new wholly owned subsidiary of Arabella, following the Acquisition. Arabella and Lone Oak have agreed in principle with these individuals on employment under the combined company and will enter into employment agreements with them following the Acquisition.

Arabella Petroleum Company is the operator of record for the Arabella properties with the Texas Railroad Commission. Following the Acquisition, application will be made to the Railroad Commission to change the operator of record to Arabella. This process will be completed as soon as logistically and reasonably possible. The Merger Agreement provides that Arabella Petroleum Company may continue to use the name “Arabella” for this purpose only until this process in complete, at which point Arabella Petroleum Company will cease to use the name.

Overview

Arabella is an independent oil and natural gas company currently focused on the acquisition, development, exploration and exploitation of unconventional, onshore oil and natural gas reserves in the Delaware Basin portion of the Permian Basin in West Texas. The Delaware Basin, which is one of the major producing basins in the United States, is characterized by an extensive production history, a favorable operating environment, mature infrastructure, long reserve life, multiple producing horizons, enhanced recovery potential and a relatively large number of operators.

Arabella began assembly of its core properties in the spring of 2011 with the acquisition of 1,600 gross acres. Subsequently, Arabella acquired approximately 9,282 additional gross acres, which brought Arabella’s total gross acreage position in the Delaware Basin to 10,882 gross acres at December 31, 2012. At the time of these acquisitions none of the acquired acreage had existing production. At present, Arabella Petroleum Company, an affiliate of Arabella’s president Jason Hoisager, is the operator of record for this acreage. The operation of these properties, along with future properties, will be transferred to a new wholly owned subsidiary of Arabella as soon as logistically and reasonably feasible within the rules and operations of the Texas Railroad Commission following the Acquisition. As of August 31, 2012, Arabella had participated in 4 gross, 0.68 net, wells, in the Delaware Basin. Of these 4 gross wells, all were completed as producing wells.

Arabella’s activities are primarily focused on the Wolfcamp and Bone Spring formations, which Arabella refers to collectively as the Wolfbone play. The Wolfbone play is characterized by high oil content and liquids rich natural gas, multiple vertical and horizontal target horizons, extensive production history, long-lived reserves and high drilling success rates.

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As of August 31, 2013, Arabella’s estimated proved oil reserves were 481.8 MBbls and natural gas reserves were 821.2 MMcf, based on a reserve report prepared by Williamson Petroleum Consultants, Inc., or WPC, independent reserve engineers. Of the proved oil reserves, approximately 23.5% are classified as proved developed producing, or PDP, the remining 76.5% are classified as proved undeveloped, or PUD. Of the proved gas reserves, approximately 18.0 % are classified as PDP the remining 82.0% are classified as PUD. PUD reserves included in this estimate are from six vertical gross well locations on 40-acre spacing and seven gross horizontal well locations. As of August 31, 2013, these proved reserves were approximately 80.5% oil and 19.5% natural gas.

Additionally, Arabella had 2,139.6 MBbls, of probable and 2,995.5 MBbls of possible oil reserves as well as 4,636.4 MMcf of probable and 6,575.2 MMcf of possible gas reserves.

In 2012, Arabella began testing the horizontal well potential of its Delaware Basin acreage. Arabella’s first horizontal well was the SM Prewitt 1H in Reeves County with an approximate 4,000 foot lateral in the Wolfcamp C interval. Arabella has a 14.6% working interest in this well. It was completed in December 2012 and had a 24-hour initial production rate of 330 BOE/d and a 30-day average initial production rate of 146 BOE/d, of which 89.0% was oil. Through the end of August 2013, the SM Prewitt 1H had produced a total of 14.9 MBbls of oil and 13.9 MMcf of natural gas. Arabella is currently engaged in a dual lateral completion in Arabella’s SM Prewitt 1H well by drilling a second lateral stage off of the original vertical well bore which will be in the Wolfcamp A interval. Arabella’s second horizontal well was the Locker State 1H in Reeves County. Arabella owns a 14.6% working interest in this well. It was completed in March of 2013 in the Wolfcamp D with an approximate 4,000 foot lateral. The production was a peak 24 hour rate of 432 BOE/d and peak 30 day rate of 109 BOE/d, of which 85.0% was oil. Through the end of August 2013, the Locker State 1H had produced a total of 8.7 MBbls of oil and 13.2 MMcf of natural gas. Based on the decline curve analysis of the current production, Arabella anticipates that the EUR for each of these wells will be in the range of 100 to 250 MBOE.

In addition to the SM Prewitt and Locker State wells, as of August 31, 2013 Arabella had an interest in two additional producing horizontal wells in Reeves County. The Graham 1H, in which Arabella has a 15.6% working interest, was completed in May 2013. It was completed in the Wolfcamp D with an approximately 4,000 foot lateral. The production was a peak 24 hour rate of 634 BOE/d and a peak 30 day rate of 383 BOE/d, of which 83.0% was oil. Through the end of August 2013, the Graham 1H had produced a total of 19.1 MBbls of oil and 84.0 MMcf of natural gas. The Woods 1H, in which Arabella has a 23.3% working interest, was completed in August 2013. It was completed in the Wolfcamp B with an approximate 4,000 foot lateral. The production was a peak 24 hour rate of 1,221 BOE/d and a peak 30 day rate of 634 BOE/d, of which 87.0% was oil. Through the end of August 2013, the Woods 1H had produced a total of 14.9 MBbls of oil and 18.5 MMcf of natural gas. Based on the Williamson Reserve Report from current production, EURs for each of these wells will be in the range of 200 to 500 MBOE. The table below summarizes Arabella’s working interest and each well’s performance.

Well	Working Interest	Lateral Length(ft)	Completed Formation	Peak Rate 24-hr	Peak Rate 30-day	Percent Oil	EUR BOE
SM Prewitt 1H	14.5500	4,000	Wolfcamp C	283 BOE/day	146 BOE/day	89%	100,000
Locker State 1H	14.5500	4,000	Wolfcamp D	350 BOE/day	109 BOE/day	85%	186,000
Graham 1H	15.5500	4,000	Wolfcamp D	634 BOE/day	383 BOE/day	83%	250,000
Woods 1H	23.2563	4,000	Wolfcamp B	1221 BOE/day	634 BOE/day	87%	455,000

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The SM Prewitt 1H,Locker State 1H, Graham 1H and Woods 1H wells are currently operated by Arabella Petroleum Company, an affiliate of Jason Hoisager, Arabella’s President. The operation of these wells, along with future wells, will be transferred to a new wholly owned affiliate of Arabella, as soon as logistically and reasonably feasible within the rules and operations of the Texas Railroad Commission, following the Merger.

The production results from the wells in Reeves County, along with the basin wide geoscience and engineering data that Arabella has gathered and analyzed, give Arabella confidence that its acreage in Reeves, Ward, Loving, Pecos and Winkler Counties is prospective in the Wolfcamp A, B, C and D intervals. The data and offset well performance also indicate that all of Arabella’s other Delaware Basin acreage is highly prospective for horizontal drilling and in multiple formations. The formations include not only the Wolfcamp A, B, C and D intervals, but other intervals in the Avalon and Bone Spring formations. However, further testing of these areas and other intervals is necessary to determine their economic potential.

Arabella’s Business Strategy

Arabella’s business strategy is to increase stockholder value through the following:

•	Grow production and reserves by developing Arabella’s oil-rich resource base. Arabella intends to actively drill and develop its acreage base in an effort to maximize its value and resource potential. Through the conversion of its undeveloped reserves to developed reserves, Arabella will seek to increase Arabella’s production, reserves and cash flow while generating favorable returns on invested capital. As of August 31, 2013, Arabella had identified 426 potential horizontal drilling locations on Arabella’s acreage in the Delaware Basin based on an industry standard 160-acre spacing. Arabella was operating one horizontal drilling rig as of October 15, 2013.

•	Optimize hydrocarbon recovery through horizontal drilling and increased well density. Arabella closely monitors industry trends with respect to higher well density, which could increase the recovery factor per section and enhance returns since infrastructure is typically in place. Further, Arabella believes there are opportunities to target various intervals in the Wolfbone play with horizontal wells. Arabella’s initial horizontal focus has been on the Wolfcamp A, B, C and D intervals in Reeves County. Arabella’s first four horizontal wells were completed in 2013 and had lateral lengths of approximately 4,000 feet. Currently, Arabella is drilling a dual lateral horizontal, which involves reentering a well with the original lateral being in the Wolfcamp C, and then adding an additional lateral in the Wolfcamp A above it. The production will be comingled. Arabella expects that the “stacked” lateral wells will result in higher per well recoveries and lower development costs per BOE. Arabella’s future horizontal drilling program is designed to further capture the upside potential that may exist on Arabella’s properties. Arabella also believe Arabella’s “stacked” horizontal drilling program may significantly increase Arabella’s recoveries per section as compared to drilling a single horizontal well per vertical wellbore. Horizontal drilling may also be economical in areas where vertical drilling is currently not economical or logistically viable. In addition, Arabella believes increased well density opportunities may exist across Arabella’s acreage base.

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•	Leverage Arabella’s experience operating in the Permian Basin. Arabella’s executive team, which has an average of approximately 11 years of industry experience per person and significant experience in the Permian Basin, intends to continue to seek ways to maximize hydrocarbon recovery by refining and enhancing Arabella’s drilling and completion techniques. Arabella’s focus on efficient drilling and completion techniques, and the reduction in time to market with Arabella’s product, is an important part of the continuous drilling program Arabella has planned for Arabella’s significant inventory of identified potential drilling locations. In addition, Arabella believes that the experience of Arabella’s executive team in deviated and horizontal drilling and completions should help reduce the execution risk normally associated with these complex well paths. Additionally, Arabella’s completion techniques are continually evolving as Arabella evaluates hydraulic fracturing practices that may potentially increase recovery and reduce completion costs. Arabella’s executive team regularly evaluates Arabella’s operating results against those of other operators in the area in an effort to benchmark Arabella’s performance against the best performing operators and evaluate and adopt best practices.

•	Pursue strategic acquisitions with exceptional resource potential. Arabella has a proven history of acquiring leasehold positions in the Delaware Basin that have substantial oil-weighted resource potential and can achieve attractive returns on invested capital. Arabella’s executive team, with its extensive experience in the Permian Basin, has what Arabella believes is a competitive advantage in identifying acquisition targets and a proven ability to evaluate resource potential. Arabella intends to continue to pursue acquisitions that meet Arabella’s strategic and financial targets.

•	Pursue additional drilling/development financing to accelerate additional drilling operations. Arabella has engaged Scotia Bank to assist Arabella in raising up to $100 million of debt to accelerate Arabella’s drilling operations. Arabella has received substantially positive initial feedback from private capital providers and anticipate receiving financing proposals in the fourth quarter of 2013. Arabella anticipates closing on additional drilling/development financing in either the late fourth quarter of 2013 or the early first quarter of 2014.

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•	Acquire additional development acreage through “farm in” opportunities. Because of Arabella’s management team’s strong drilling and development track record and its deep knowledge of the Delaware Basin, Arabella believes that it will be able to increase its acreage position at a better than market cost through “farm in” arrangement with other leaseholders in the Delaware Basin. There are a number of individuals and entities that have leased acreage in the Delaware Basin that do not have the technical or capital capacity to drill and develop their acreage. Arabella’s demonstrated technical ability to drill complicated horizontal wells, manage multi rig drilling programs, design and execute hydraulic fracture stimulation, and optimize production and capital efficiency enhances Arabella’s position amongst its peers in the Delaware Basin. In many leasehold positions, if the current lease holder does not drill a well on the acreage within the term of the lease (typically within the next two and one half years), the current leaseholder will be contractually compelled to surrender the lease. It is more advantageous to the current holder of the lease, assuming they do not have the ability for whatever reason to drill or develop the lease, to allow Arabella to drill and develop a portion of their lease as the Operator through a structured transaction wherein the current holder receives a carried interest in the lease instead of paying a large cash sum to renew the lease. Arabella’s research indicates in excess of 100,000 acres of potential “farm in” opportunities in its target area.

Arabella’s Strengths

Arabella believes that the following strengths will help it achieve its business goals:

•	Oil rich resource base in one of North America’s leading resource plays. All of Arabella’s leasehold acreage is located in one of the most prolific oil plays in North America, the Delaware Basin portion of the Permian Basin in West Texas. The majority of Arabella’s current properties are well positioned in the core of the Wolfbone play. Arabella believes that its historical horizontal development success will be complemented with Arabella’s “stacked” horizontal drilling locations that could ultimately translate into an increased recovery factor on a per section basis. Arabella’s production was approximately 78% oil and 22% natural gas as of August 31, 2013. This oil exposure allows Arabella to benefit from their currently more favorable prices as compared to natural gas.

•	Multi-year drilling inventory in one of North America’s leading oil resource plays. Arabella has identified a multi-year inventory of potential drilling locations for its oil-weighted reserves that it believes provides attractive growth and return opportunities. As of August 31, 2013, based on Arabella’s initial results and those of other operators in the area to date, combined with Arabella’s interpretation of various geologic and engineering data, Arabella has identified 426 potential horizontal locations on Arabella’s acreage. These locations exist across most of Arabella’s acreage blocks and in multiple horizons. Of the 426 potential horizontal locations, 71 are in the Wolfcamp A horizon, 71 are in the Wolfcamp B horizon, 71 are in the Wolfcamp C and 71 are in the Wolfcamp D and the remainder in the various Bone Spring horizons. Arabella has not assigned any horizontal locations to the Delaware interval but believe that it may also have development potential. Arabella’s current horizontal location count is based on 1,320 foot spacing between wells. The ultimate inter-well spacing may be closer than 1,320 feet, which would result in a higher location count.

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•	Experienced, and proven management team. Arabella’s executive team has an average of approximately 11 years of industry experience per person, most of which is focused on resource play development. This team has a track record of executing on multi-rig development drilling programs and extensive experience in the Permian Basin. In addition, Arabella’s executive team has significant experience with both drilling and completing horizontal wells as well as horizontal well reservoir and geologic expertise, which will be of strategic importance as Arabella expands its horizontal drilling activity.

•	Favorable and stable operating environment. Arabella has focused its drilling and development operations in the Permian Basin, one of the oldest hydrocarbon basins in the United States, with a long and well-established production history and developed infrastructure. With approximately 380,000 wells drilled in the Permian Basin since the 1940s, Arabella believes that the geological and regulatory environment is more stable and predictable, and that Arabella is faced with fewer operational risks in the Permian Basin as compared to emerging hydrocarbon basins.

•	High degree of operational control. By the first quarter of 2014, Arabella will be the operator of all of its Permian Basin acreage. This operating control allows Arabella to better execute on its strategies of enhancing returns through operational and cost efficiencies and increasing ultimate hydrocarbon recovery by seeking to continually improve its drilling techniques, completion methodologies and reservoir evaluation processes. Additionally, as the operator of substantially all of Arabella’s acreage, Arabella retains the ability to adjust its capital expenditure program based on commodity price outlooks. This operating control also enables Arabella to obtain data needed for efficient exploration of horizontal prospects.

•	Financial flexibility to fund expansion. Arabella will seek to maintain financial flexibility to allow Arabella to actively develop Arabella’s drilling, exploitation and exploration activities in the Wolfbone play and maximize the present value of Arabella’s oil-weighted resource potential.

Arabella’s History

Arabella Exploration, LLC was formed as a Texas Limited Liability Company in December of 2008, and did not conduct any material business operations until May of 2011 with the acquisition of properties in the Permian Basin. With a strong background in land, a complete understanding of the geologic environment in the Southern Delaware Basin, and the operational experience to drill horizontal wells, Arabella Exploration has established itself for rapid growth as a pure play Southern Delaware Basin company.

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Review of Exploration, Exploitation and Development Activities

Area History

Location and Land – Delaware Basin Located in the Western half of the Permian Basin

The Permian Basin area covers a significant portion of western Texas and eastern New Mexico and is considered one of the major producing basins in the United States. Arabella acquired approximately 1,600 gross acres directly from mineral owners in West Texas (near Pecos, Texas) in the Delaware Basin portion of the Permian Basin in 2011. Subsequently, Arabella acquired approximately 9,282 additional gross acres, which brought Arabella’s total gross acreage position in the Delaware Basin to approximately 10,882 gross acres at October 15, 2013. Since Arabella’s initial acquisition, and through October 15, 2013, Arabella drilled or participated in the drilling of 4 gross horizontal wells (with one of these wells being a dual lateral horizontal well) on Arabella’s leasehold in this area, exclusively targeting the Wolfbone play of the Delaware Basin. Arabella is the operator of approximately 99% of Arabella’s acreage.

Delaware Basin Development History

Arabella’s proven reserves are located in the Permian Basin of West Texas and focused on the Delaware Basin of West Texas and Southeast New Mexico. Arabella has been instrumental in the development of the Wolfbone unconventional play. The Wolfbone consists of Wolfcampian age rocks deposited in the deep Delaware trench, which continued to fill into Leonardian time in the Bone Spring Formations. The play was initiated when geologists identified that well samples and mudlog oil and gas shows were in rocks not known for reservoir characteristics, but were consistent and correlative over expansive portions of the Delaware Basin. The rock information was from older deeper gas wells drilled for Devonian, Silurian and Ordovician age structural entrapment. During drilling for the deeper target formations, the wells would regularly encounter oil on the pits and high gas readings that indicated oil and gas saturation with high bottom hole pressures. These shows were present in the 4,000 feet of silty shales in the Basin fill above the deeper targeted formations. This shallower rock was considered at the time to be another non-productive localized lens and only occasionally would be completed with a small acid treatment to hold acreage over the conventional deeper gas plays. A few fields were found where very tight sandstones were deposited, incased in the silty shales. The Gomez Wolfcamp Field was discovered in 1976 and the wells produced at far higher productive rates than the sandstone reservoir had capacity and capability. The poor fracture stimulations during the 1970s still drained a portion of the surrounding siltstones. Shell Oil , Texaco and later Tenneco tried and successfully extended the Wolfcamp sand play. Most of the area was condemned as a reservoir as being too tight and argillaceous but most geologists recognized the Wolfcamp as being the thickest source rock for the Basin.

In 2004, the Barnett Shale formation was being developed using large slick water fracture stimulation to extract gas from this extremely tight shale. Chesapeake, Petrohunt, EOG and others attempted to establish production from the Barnett in the Delaware Basin, where they encountered good gas shows. After several attempts, the Barnett in the Delaware Basin was found to be too tight to produce economically. However, these operators did bring the large frac jobs and horizontal drilling to West Texas. Zones like the 3rd , or basal, Bone Spring initially was attempted in the War-Wink West Field northwest of Pyote, Texas. In 2005, Cimarex reentered conventionally produced thin silty sandstones and drilled out horizontally in small hole sizes and had some economic success, completing the horizontal with multi-stage frac jobs. This developed into an extensive expansion of the Upper 3rd Bone Spring, but the understanding of the relationship between the 3rd Bone Spring sand reservoir and the organic rich silts of the 2nd Bone Spring and Wolfcamp was still very limited.

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In late 2009, J Cleo Thompson and Eagle Oil & Gas began to test the Bone Spring in vertical wells in Reeves County and found it productive. Later that year J. Cleo Thompson tested only the Wolfcampian silts, tight limes, shales and sandstones in the Floyd 43 well eight miles southeast of Pecos, Texas. This well proved that the entire Upper Wolfcampian section of approximately 1,000 feet in thickness was productive for oil and gas, and that it was overpressured. Further, development and denser spacing of the vertical multi-stage frac designs improved the productivity of the wells. New frac designs with higher pump rates have also improved production. Petrophysical information from production tests, mudlogs, cores and new electric log combinations (CMR, Triple Combo, Sonic Scanner, Imaging tools and Lithoscanner) helped to evaluate and segregate the better rock from the poorer and identify true frac boundaries. Recipes for proper reservoir characteristics are now better understood. The better horizontal targets are selected for reservoir quality and capability of staying in the objective zones while drilling horizontally. Future study to understand the frac geometries will help determine vertical distances between the horizontals. At least 6 separate horizontal targets per 160 acre spacing have been identified in most of the central Delaware Basin and with at least four targets identified on the Basin fringes.

Third party engineering reports on oil in place for the Wolfbone are at over 100 MMBbls per square mile and the Basin’s aerial extent is over 3,500 square miles. Arabella management thinks this is the Basin to focus on efficiently and economically extracting these prolific stacked pays for the near and long term.

Geology

Intense plate tectonics created the deep trench of the Delaware Basin during late Mississippian through Pennsylvanian time. Left lateral faulting and resulting subsidence in Basin filling during late Pennsylvanian and Early Wolfcampian time set the stage for the deposition of the Wolfbone play.

The Delaware Basin has produced oil and gas from the Permian through Ellenberger age rocks. To the east is the abrupt facies change into the shelf edge carbonates in the Bone Spring and the 6,000 feet of abrupt structural relief and facies change of the Wolfcamp. To the west of Pecos, Texas is the northwest striking and gently eastern dipping monocline of the very asymmetrical Delaware Basin.

The Wolfcampian age portion of the Wolfbone was deposited predominately in a starved trench with little to no sunlight or oxygen. Having little tectonic or depositional influences during deposition preserved this reducing environment. Most of the basinal fill is windblown silts and fine silts caught in off shore currents. Whole core data has backed this interpretation. Pelagic algal and other organic skeletal debris form the makeup of the thin limes that are interbedded with the silts. Occasionally near the shelf edges, short periods of carbonate breccia and conglomerates occur locally. Often the breccias consist of deep water Crinoid fragments. The Basin filled like a bowl with a thick center, an abrupt eastern rim and a gently rising western flank. The geochemistry of the organic matter within the reducing environment and depth of burial created a thick succession of bitumen rich rock that reached a thermal maturity for oil. Interbedded with the silts are high clay rich shales and siliceous limestones that are impermeable and create seals that help concentrate pressure and high TOC intervals below the seals. The intervals are over pressured (pg=0.71 to 0.80). The seals are thin and are breached if near high-energy depositional facies or intense fracturing due to deeper-seated faulting. The better wells are in the down thrown fault blocks or grabens.

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The siltstones that exhibit the best reservoir quality have low clay content, calcite cement for brittleness, high TOCs, and larger pore throat sizes. These qualities can be recognized in the Schlumberger logging suite.

Mudlog shows on the gas chromatograph combined with oil cuts and insoluble residues also corroborate the electric log suite. Sidewall coring and whole core analysis tied to the logging suites also better define cut offs for reservoir parameters. Multiple horizontal targets are selected from these studies. All the four horizontal targets attempted to date are successful oil and gas completions. The wells in the four zones are capable of producing at initial rates exceeding 1,000 BOPD. Arabella is currently drilling in or producing from all four of the horizontal targets at depths of 10,000 to 10,700 feet.

The Bone Spring deposition is similar to the Wolfcampian although at a shallower (8,000 to 11,100 feet) depth. The Bone Spring is divided into three Geological Formations. The deepest and oldest is the 3rd Bone Spring deposited above the Wolfcamp. It has been extensively horizontalled throughout the Delaware Basin with some production communication with the Upper Wolfcampian producing horizon. The top of the 3rd Bone Spring has an ash fall structural marker that occurs in all the basinal wells. The 3rd Bone Spring produces from a series of dolomite cemented silty sands and vertically adjoining silty shales. It is slightly overpressured (pg. of 0.68 to 0.72).

The 2nd Bone Spring Siltstone overlies the Third Bone Spring marker. It is 300 feet thick and mostly overpressured (pg.= 0.70). It has been tested vertically and horizontally from New Mexico to Balmorhea, Texas. Some of the most productive tests in this zone lie near Arabella acreage located southeast of Pecos. Horizontal wells have initially produced at rates of over 1,200 BOE/day.

The 1st Bone Spring produces from sandy siltstones and carbonate detrital interbedded with organic rich shales. It is being extensively developed from two intervals that are locally named the Upper and Lower Avalon. The upper pay is about 150 feet below the top of the 1st Bone Spring Lime. The Lower Avalon is 500 feet below the top of the 1st Bone Spring Lime and appears to date to be the better producer. A majority of the wells seem to be producing from a gas condensate reservoir. The two zones are present throughout the Delaware Basin. A good cement job is needed so that frac communication doesn’t occur with overlying Brushy Canyon sands, which can contain water. These zones have higher porosities and permeabilities than the lower Bone Spring zones and also have lower frac gradients.

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Production Status

During the year ended December 31, 2012, there was not any net production from Arabella’s Delaware Basin acreage. At that time the SM Prewitt 1H was completed and flowing back, but had not produced oil or gas yet. Currently, Arabella is producing off four wells and drilling a fifth.

Facilities

Arabella’s land oil and gas processing facilities are typical of those found in the Permian Basin. Arabella’s facilities located at well locations include storage tank batteries, oil/gas/water separation equipment and pumping units.

Future Activity

During 2014, Arabella expects to drill an estimated 14 gross horizontal wells on Arabella’s acreage. Arabella estimate that Arabella’s capital expenditures for 2014 will be between $50 million and $75 million, which includes costs for infrastructure and non-operated wells, but does not include the cost of any land acquisitions.

Oil and Gas Data

Proved Reserves

SEC Rule-Making Activity

In December 2008, the Securities and Exchange Commission, or the SEC, released its final rule for “Modernization of Oil and Gas Reporting.” These rules require disclosure of oil and gas proved reserves by significant geographic area, using the arithmetic 12-month average beginning-of-the-month price for the year, as opposed to year-end prices as had previously been required, unless contractual arrangements designate the price to be used. Other significant amendments included the following:

• Disclosure of unproved reserves: probable and possible reserves may be disclosed separately on a voluntary basis.

• Proved undeveloped reserve guidelines: reserves may be classified as proved undeveloped if there is a high degree of confidence that the quantities will be recovered and they are scheduled to be drilled within the next five years, unless the specific circumstances justify a longer time.

• Reserves estimation using new technologies: reserves may be estimated through the use of reliable technology in addition to flow tests and production history.

• Reserves personnel and estimation process: additional disclosure is required regarding the qualifications of the chief technical person who oversees the reserves estimation process. Arabella is also required to provide a general discussion of Arabella’s internal controls used to assure the objectivity of the reserves estimate.

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• Non-traditional resources: the definition of oil and gas producing activities has expanded and focuses on the marketable product rather than the method of extraction.

Arabella adopted the rules effective December 31, 2009, as required by the SEC.

Evaluation and Review of Reserves

Arabella’s historical reserve estimates were prepared by Williamson Petroleum Consultants, Inc. (“WPC”) as of December 31, 2012 and August 31, 2013, in each case with respect to Arabella’s assets in the Permian Basin.

WPC is an independent petroleum engineering firm. The technical persons responsible for preparing Arabella’s proved reserve estimates meet the requirements with regards to qualifications, independence, objectivity and confidentiality set forth in the Standards Pertaining to the Estimating and Auditing of Oil and Gas Reserves Information promulgated by the Society of Petroleum Engineers. WPC is an independent third-party engineering firm and owns no interest in any of Arabella’s properties or is employed by Arabella on a contingent basis.

Under SEC rules, proved reserves are those quantities of oil and natural gas, which, by analysis of geoscience and engineering data, can be estimated with reasonable certainty to be economically producible—from a given date forward, from known reservoirs and under existing economic conditions, operating methods and government regulations—prior to the time at which contracts providing the right to operate expire, unless evidence indicates that renewal is reasonably certain, regardless of whether deterministic or probabilistic methods are used for the estimation. If deterministic methods are used, the SEC has defined reasonable certainty for proved reserves as a “high degree of confidence that the quantities will be recovered.” All of Arabella’s 2012 and 2013 proved reserves were estimated using a deterministic method. The estimation of reserves involves two distinct determinations. The first determination results in the estimation of the quantities of recoverable oil and gas and the second determination results in the estimation of the uncertainty associated with those estimated quantities in accordance with the definitions established under SEC rules. The process of estimating the quantities of recoverable oil and gas reserves relies on the use of certain generally accepted analytical procedures. These analytical procedures fall into three broad categories or methods: (1) performance-based methods, (2) volumetric-based methods and (3) analogy. These methods may be used singularly or in combination by the reserve evaluator in the process of estimating the quantities of reserves. The proved reserves for Arabella’s properties were estimated by performance methods, analogy or a combination of both methods. Approximately 85% of the proved producing reserves attributable to producing wells were estimated by performance methods. These performance methods include, but may not be limited to, decline curve analysis, which utilized extrapolations of available historical production and pressure data. The remaining 15% of the proved producing reserves were estimated by analogy, or a combination of performance and analogy methods. The analogy method was used where there were inadequate historical performance data to establish a definitive trend and where the use of production performance data as a basis for the reserve estimates was considered to be inappropriate. All proved developed non-producing and undeveloped reserves were estimated by the analogy method.

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To estimate economically recoverable proved reserves and related future net cash flows, WPC considered many factors and assumptions, including the use of reservoir parameters derived from geological, geophysical and engineering data which cannot be measured directly, economic criteria based on current costs and the SEC pricing requirements and forecasts of future production rates. To establish reasonable certainty with respect to Arabella’s estimated proved reserves, the technologies and economic data used in the estimation of Arabella’s proved reserves included production and well test data, downhole completion information, geologic data, electrical logs, radioactivity logs, core analyses, available seismic data and historical well cost and operating expense data.

Arabella maintains a staff of geoscience professionals who worked closely with Arabella’s independent reserve engineers to ensure the integrity, accuracy and timeliness of the data used to calculate Arabella’s proved reserves relating to Arabella’s assets in the Permian Basin. Arabella’s internal technical team members met with Arabella’s independent reserve engineers periodically during the period covered by the reserve report to discuss the assumptions and methods used in the proved reserve estimation process. Arabella provides historical information to the independent reserve engineers for Arabella’s properties such as ownership interest, oil and gas production, well test data, commodity prices and operating and development costs. Arabella’s geoscience staff has an average of approximately 39 years of industry experience per person. Arabella’s technical staff uses historical information for Arabella’s properties such as ownership interest, oil and gas production, well test data, commodity prices and operating and development costs.

The preparation of Arabella’s proved reserve estimates are completed in accordance with Arabella’s internal control procedures. These procedures, which are intended to ensure reliability of reserve estimations, include the following:

• review and verification of historical production data, which data is based on actual production as reported by Arabella;

• preparation of reserve estimates by Arabella’s management team or under their direct supervision;

• direct reporting responsibilities by Arabella’s management team to Arabella’s Chief Executive Officer;

• verification of property ownership by Arabella’s land department; and

• no employee’s compensation is tied to the amount of reserves booked.

The following table presents Arabella’s estimated net proved oil and natural gas reserves and the present value of Arabella’s reserves as of December 31, 2012 and August 31, 2013, based on the reserve report prepared by WPC, and such reserve reports have been prepared in accordance with the rules and regulations of the SEC. All Arabella’s proved reserves included in the reserve reports are located in North America.

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	Historical
	August 31, 2013	December 31, 2012	December 31, 2011
Estimated proved developed reserves:
Oil (MBbls)	113.1	13.0	-
Natural gas (MMcf)	147.0	13.9	-
Natural gas liquids (MBbls)	-	-	-
Total (MBOE)	137.6	15.4	-
Estimated proved undeveloped reserves:
Oil (MBbls)	368.6	158.9	-
Natural gas (MMcf)	673.8	371.6	-
Natural gas liquids (MBbls)	-	-	-
Total (MBOE)	480.9	217.5	-
Estimated Net Proved Reserves:
Oil (MBbls)	481.8	172.0	-
Natural gas (MMcf)	821.2	385.5	-
Natural gas liquids (MBbls)	-	-	-
Total (MBOE)(1)	618.6	236.2	-
Percent proved developed	16.8%	6.5%	-

(1) Estimates of reserves as of December 31, 2012 and 2011 and through June 30, 2013 were prepared using an average price equal to the unweighted arithmetic average of hydrocarbon prices received on a field-by-field basis on the first day of each month within the 12-month periods ended December 31, 2012 and 2011 and through June 30, 2013, respectively, in accordance with revised SEC guidelines applicable to reserves estimates as of the end of such periods. Reserve estimates do not include any value for probable or possible reserves that may exist, nor do they include any value for undeveloped acreage. The reserve estimates represent Arabella’s net revenue interest in Arabella’s properties. Although Arabella believes these estimates are reasonable, actual future production, cash flows, taxes, development expenditures, operating expenses and quantities of recoverable oil and natural gas reserves may vary substantially from these estimates.

The foregoing reserves are all located within the continental United States. Reserve engineering is a subjective process of estimating volumes of economically recoverable oil and natural gas that cannot be measured in an exact manner. The accuracy of any reserve estimate is a function of the quality of available data and of engineering and geological interpretation. As a result, the estimates of different engineers often vary. In addition, the results of drilling, testing and production may justify revisions of such estimates. Accordingly, reserve estimates often differ from the quantities of oil and natural gas that are ultimately recovered. Estimates of economically recoverable oil and natural gas and of future net revenues are based on a number of variables and assumptions, all of which may vary from actual results, including geologic interpretation, prices and future production rates and costs. Arabella has not filed any estimates of total, proved net oil or natural gas reserves with any federal authority or agency other than the SEC.

Proved Undeveloped Reserves (PUDs)

As of December 31, 2012, Arabella’s proved undeveloped reserves totaled 158.9MBbls of oil, 371.6 MMcf of natural gas no natural gas liquids, for a total of 217.5 MBOE. PUDs will be converted from undeveloped to developed as the applicable wells begin production.

Changes in PUDs that occurred during 2013 were primarily due to:

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• additions of 382.4 MBOE attributable to extensions resulting from strategic drilling of wells by Arabella to delineate Arabella’s acreage position; and

• the conversion of approximately 4.2 MBOE attributable to PUDs into proved developed reserves.

Costs incurred relating to the development of PUDs were approximately $132 thousand during 2013. Estimated future development costs relating to the development of PUDs are projected to be approximately $4 million in 2013, $50 million in 2014, $100 million in 2015, $150 million in 2016 and $150 million in 2017. Since Arabella’s current executive team assumed management control in 2011, Arabella’s average drilling costs and drilling times have been reduced. As Arabella continue to develop Arabella’s properties and have more well production and completion data, Arabella believes Arabella will continue to realize cost savings and experience lower relative drilling and completion costs as Arabella convert PUDs into proved developed reserves in upcoming years.

All of Arabella’s PUD drilling locations are scheduled to be drilled prior to the end of 2017. As of December 31, 2012, none of Arabella’s total proved reserves were classified as proved developed non-producing.

Oil and Gas Production Prices and Production Costs

Production and Price History

The following table sets forth information regarding Arabella’s net production of oil, natural gas and natural gas liquids, all of which is from the Permian Basin in West Texas, and certain price and cost information for each of the periods indicated

	Historical
	June 30, 2013	December 31, 2012	December 31, 2011
Production Data:
Oil (Bbls)	1,401	678	145
Natural gas (Mcf)	658	1,338	392
Combined volumes (BOE)	1,511	901	210
Daily combined volumes (BOE/d)	8.4	2.5	0.6
Average Prices(1):
Oil (per Bbl)	$86.08	$86.78	$89.56
Natural gas (per Mcf)	4.99	5.26	9.07
Combined (per BOE)	75.74	73.11	78.77
Average Costs (per BOE):
Lease operating expense	$7.28	$13.90	$27.25
Production Taxes	2.17	3.52	3.90
Production Taxes as a % of sales	4.8	4.8	4.9
Depreciation, depletion and amortization	39.9	41.8	33.5
General and Administrative	62.0	142.5	79.1

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(1) The average prices per barrel of oil and per BOE were $86.88 and $69.52, respectively, during the year ended December 31, 2012, and $92.24 and $79.11, respectively, during the year ended December 31, 2011. The average prices per barrel of oil and per BOE were $96.62 and $81.83, respectively, during the period ended June 30, 2013.

Productive Wells

As of December 31, 2012, Arabella owned an average 17% working interest in 4 gross (0.68 net) productive wells. Productive wells consist of producing wells and wells capable of production, including oil wells awaiting connection to production facilities. Gross wells are the total number of producing wells in which Arabella has an interest, and net wells are the sum of Arabella’s fractional working interests owned in gross wells.

Acreage

The following table sets forth information as of December 31, 2012 and August 31, 2013 relating to Arabella’s leasehold acreage:

	Developed Acreage(1)		Undeveloped Acreage(2)		Total Acreage
Basin	Gross(3)	Net(4)	Gross(3)	Net(4)	Gross(3)	Net(4)

Permian	1,600.0	227.3	9,761.9	4,810.3	11,361.9	5,037.6

(1)	Developed acres are acres spaced or assigned to productive wells and do not include undrilled acreage held by production under the terms of the lease.
(2)	Undeveloped acres are acres on which wells have not been drilled or completed to a point that would permit the production of commercial quantities of oil or natural gas, regardless of whether such acreage contains proved reserves.
(3)	A gross acre is an acre in which a working interest is owned. The number of gross acres is the total number of acres in which a working interest is owned.
(4)	A net acre is deemed to exist when the sum of the fractional ownership working interests in gross acres equals one. The number of net acres is the sum of the fractional working interests owned in gross acres expressed as whole numbers and fractions thereof.

Undeveloped acreage expirations

Leases comprising the undeveloped acreage set forth in the table above will expire at the end of their respective primary terms unless production from the leasehold acreage has been established prior to such date, in which event the lease will remain in effect until the cessation of production. The following table sets forth the gross and net undeveloped acreage, as of December 31, 2012 and August 31, 2013, that will expire over the next five years unless production is established within the spacing units covering the acreage or the lease is renewed or extended under continuous drilling provisions prior to the primary term expiration dates.

	2013		2014		2015		2016		2017
Permian Basin	Gross	Net	Gross	Net	Gross	Net	Gross	Net	Gross	Net
December 31, 2012	640.0	309.0	2,540.0	1,601.8	2,231.0	1,062.4	160.0	160.0	3,710.9	1,715.9
August 31, 2013	640.0	309.0	2,540.0	1,601.8	2,231.0	1,062.4	160.0	160.0	3,710.9	1,715.9

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Drilling Results

The following table sets forth information with respect to the number of wells completed during the periods indicated. Each of these wells was drilled in the Delaware Basin of West Texas. The information should not be considered indicative of future performance, nor should it be assumed that there is necessarily any correlation between the number of productive wells drilled, quantities of reserves found or economic value. Productive wells are those that produce commercial quantities of hydrocarbons, whether or not they produce a reasonable rate of return.

	June 30, 2013		December 31, 2012		December 31, 2011
	Gross	Net	Gross	Net	Gross	Net

Development:
Productive	-	-	-	-	-	-
Dry	-	-	-	-	-	-
Exploratory:
Productive	5.0	0.6	2.0	0.2	-	-
Dry	-	-	-	-	-	-
Total:
Productive	5.0	0.6	2.0	0.2	-	-
Dry	-	-	-	-	-	-

As of December 31, 2012, Arabella had 2 gross (0.29 net) wells in the process of drilling, completing or dewatering or shut in awaiting infrastructure that are not reflected in the above table.

Title to Properties

As is customary in the oil and gas industry, Arabella initially conducts only a cursory review of the title to Arabella’s properties. At such time as Arabella determines to conduct drilling operations on those properties, it conducts a thorough title examination and perform curative work with respect to significant defects prior to commencement of drilling operations. To the extent title opinions or other investigations reflect title defects on those properties, Arabella is typically responsible for curing any title defects at its own expense. Arabella generally will not commence drilling operations on a property until Arabella has cured any material title defects on such property. Arabella has obtained title opinions on all of Arabella’s producing properties and believes that Arabella has satisfactory title to Arabella’s producing properties in accordance with standards generally accepted in the oil and gas industry. Prior to completing an acquisition of producing oil and natural gas leases, Arabella performs title reviews on the most significant leases and, depending on the materiality of properties, Arabella may obtain a title opinion, obtain an updated title review or opinion or review previously obtained title opinions. Arabella’s oil and natural gas properties are subject to customary royalty and other interests, liens for current taxes and other burdens which Arabella believes do not materially interfere with the use of or affect Arabella’s carrying value of the properties.

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Marketing and Customers

We market our oil and natural gas production from properties we own. We sell our natural gas production to purchasers at market prices. We sell all of our natural gas under contracts with terms of greater than twelve months and all of our oil under contracts with terms of twelve months or less.

We normally sell production to a relatively small number of customers, as is customary in the exploration, development and production business. As of October 15, 2013, four purchasers each accounted for nearly all of our revenue: Regency Westex G+P I, Ltd (5.22%); Sunoco Partners Marketing and Terminals (53.00%); Enterprise Crude Oil, LLC (20.42%) and Western National Refining (21.36%). If a major customer decided to stop purchasing oil and natural gas from us, revenue could decline and our operating results and financial condition could be harmed in the applicable period. However, based on the current demand for oil and natural gas, and the availability of other purchasers, we believe that the loss of any one or all of our major purchasers would not have a material adverse effect on our financial condition and results of operations, as crude oil and natural gas are fungible products with well-established markets and numerous purchasers.

Competition

The oil and natural gas industry is intensely competitive, and Arabella competes with other companies that have greater resources. Many of these companies not only explore for and produce oil and natural gas, but also carry on midstream and refining operations and market petroleum and other products on a regional, national or worldwide basis. These companies may be able to pay more for productive oil and natural gas properties and exploratory prospects or to define, evaluate, bid for and purchase a greater number of properties and prospects than Arabella’s financial or human resources permit. In addition, these companies may have a greater ability to continue exploration activities during periods of low oil and natural gas market prices. Arabella’s larger or more integrated competitors may be able to absorb the burden of existing, and any changes to, federal, state and local laws and regulations more easily than Arabella can, which would adversely affect Arabella’s competitive position. Arabella’s ability to acquire additional properties and to discover reserves in the future will be dependent upon Arabella’s ability to evaluate and select suitable properties and to consummate transactions in a highly competitive environment. In addition, because Arabella has fewer financial and human resources than many companies in Arabella’s industry, Arabella may be at a disadvantage in bidding for exploratory prospects and producing oil and natural gas properties. Further, oil and natural gas compete with other forms of energy available to customers, primarily based on price. These alternate forms of energy include electricity, coal and fuel oils. Changes in the availability or price of oil and natural gas or other forms of energy, as well as business conditions, conservation, legislation, regulations and the ability to convert to alternate fuels and other forms of energy may affect the demand for oil and natural gas.

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Transportation

During the initial development of Arabella’s fields, Arabella considers all gathering and delivery infrastructure in the areas of Arabella’s production. Arabella’s oil is transported from the wellhead to Arabella’s tank batteries by Arabella’s gathering systems. The oil is then transported by the purchaser by truck to a tank farm where it is further transported by pipeline. Arabella’s natural gas is generally transported from the wellhead to the purchaser’s pipeline interconnection point through Arabella’s gathering system.

Oil and Natural Gas Leases

The typical oil and natural gas lease agreement covering Arabella’s properties provides for the payment of royalties to the mineral owner for all oil and natural gas produced from any wells drilled on the leased premises. The lessor royalties and other leasehold burdens on Arabella’s properties generally range from 18.75% to 25.00%, resulting in a net revenue interest to Arabella generally ranging from 81.25% to 75.00%.

Seasonal Nature of Business

Generally, demand for oil and natural gas decreases during the summer months and increases during the winter months. Certain natural gas users utilize natural gas storage facilities and purchase some of their anticipated winter requirements during the summer, which can lessen seasonal demand fluctuations. Seasonal weather conditions and lease stipulations can limit Arabella’s drilling and producing activities and other oil and natural gas operations in a portion of Arabella’s operating areas. These seasonal anomalies can pose challenges for meeting Arabella’s well drilling objectives and can increase competition for equipment, supplies and personnel during the spring and summer months, which could lead to shortages and increase costs or delay operations.

Regulation

Oil and natural gas operations such as ours are subject to various types of legislation, regulation and other legal requirements enacted by governmental authorities. This legislation and regulation affecting the oil and natural gas industry is under constant review for amendment or expansion. Some of these requirements carry substantial penalties for failure to comply. The regulatory burden on the oil and natural gas industry increases Arabella’s cost of doing business and, consequently, affects Arabella’s profitability.

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Environmental Matters and Regulation

Arabella’s oil and natural gas exploration, development and production operations are subject to stringent laws and regulations governing the discharge of materials into the environment or otherwise relating to environmental protection. Numerous governmental agencies, such as the U.S. Environmental Protection Agency, or the EPA, issue regulations which often require difficult and costly compliance measures that carry substantial administrative, civil and criminal penalties and may result in injunctive obligations for non-compliance. These laws and regulations may require the acquisition of a permit before drilling commences, restrict the types, quantities and concentrations of various substances that can be released into the environment in connection with drilling and production activities, limit or prohibit construction or drilling activities on certain lands lying within wilderness, wetlands, ecologically sensitive and other protected areas, require action to prevent or remediate pollution from current or former operations, such as plugging abandoned wells or closing pits, result in the suspension or revocation of necessary permits, licenses and authorizations, require that additional pollution controls be installed and impose substantial liabilities for pollution resulting from Arabella’s operations or relate to Arabella’s owned or operated facilities. The strict and joint and several liability nature of such laws and regulations could impose liability upon Arabella regardless of fault. Moreover, it is not uncommon for neighboring landowners and other third parties to file claims for personal injury and property damage allegedly caused by the release of hazardous substances, hydrocarbons or other waste products into the environment. Changes in environmental laws and regulations occur frequently, and any changes that result in more stringent and costly pollution control or waste handling, storage, transport, disposal or cleanup requirements could materially adversely affect Arabella’s operations and financial position, as well as the oil and natural gas industry in general. Arabella’s management believes that Arabella is in substantial compliance with applicable environmental laws and regulations and Arabella has not experienced any material adverse effect from compliance with these environmental requirements. This trend, however, may not continue in the future.

Waste Handling

The Resource Conservation and Recovery Act, as amended, or RCRA, and comparable state statutes and regulations promulgated thereunder, affect oil and natural gas exploration, development and production activities by imposing requirements regarding the generation, transportation, treatment, storage, disposal and cleanup of hazardous and non-hazardous wastes. With federal approval, the individual states administer some or all of the provisions of RCRA, sometimes in conjunction with their own, more stringent requirements. Although most wastes associated with the exploration, development and production of crude oil and natural gas are exempt from regulation as hazardous wastes under RCRA, such wastes may constitute “solid wastes” that are subject to the less stringent requirements of nonhazardous waste provisions. However, Arabella cannot assure you that the EPA or state or local governments will not adopt more stringent requirements for the handling of non-hazardous wastes or categorize some non-hazardous wastes as hazardous for future regulation. Indeed, legislation has been proposed from time to time in Congress to re-categorize certain oil and natural gas exploration, development and production wastes as “hazardous wastes.” Any such changes in the laws and regulations could have a material adverse effect on Arabella’s capital expenditures and operating expenses.

Administrative, civil and criminal penalties can be imposed for failure to comply with waste handling requirements. Arabella believes that Arabella is in substantial compliance with applicable requirements related to waste handling, and that Arabella hold all necessary and up-to-date permits, registrations and other authorizations to the extent that Arabella’s operations require them under such laws and regulations. Although Arabella does not believe the current costs of managing Arabella’s wastes, as presently classified, to be significant, any legislative or regulatory reclassification of oil and natural gas exploration and production wastes could increase Arabella’s costs to manage and dispose of such wastes.

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Remediation of Hazardous Substances

The Comprehensive Environmental Response, Compensation and Liability Act, as amended, also known as CERCLA or the “Superfund” law, and analogous state laws, generally imposes strict and joint and several liability, without regard to fault or legality of the original conduct, on classes of persons who are considered to be responsible for the release of a “hazardous substance” into the environment. These persons include the current owner or operator of a contaminated facility, a former owner or operator of the facility at the time of contamination, and those persons that disposed or arranged for the disposal of the hazardous substance at the facility. Under CERCLA and comparable state statutes, persons deemed “responsible parties” may be subject to strict and joint and several liability for the costs of removing or remediating previously disposed wastes (including wastes disposed of or released by prior owners or operators) or property contamination (including groundwater contamination), for damages to natural resources and for the costs of certain health studies. In addition, it is not uncommon for neighboring landowners and other third parties to file claims for personal injury and property damage allegedly caused by the hazardous substances released into the environment. In the course of Arabella’s operations, Arabella use materials that, if released, would be subject to CERCLA and comparable state statutes. Therefore, governmental agencies or third parties may seek to hold Arabella responsible under CERCLA and comparable state statutes for all or part of the costs to clean up sites at which such “hazardous substances” have been released.

Water Discharges

The Federal Water Pollution Control Act of 1972, as amended, also known as the “Clean Water Act,” the Safe Drinking Water Act, the Oil Pollution Act, or OPA, and analogous state laws and regulations promulgated thereunder impose restrictions and strict controls regarding the unauthorized discharge of pollutants, including produced waters and other gas and oil wastes, into navigable waters of the United States, as well as state waters. The discharge of pollutants into regulated waters is prohibited, except in accordance with the terms of a permit issued by the EPA or the state. The Clean Water Act and regulations implemented thereunder also 15 prohibit the discharge of dredge and fill material into regulated waters, including jurisdictional wetlands, unless authorized by an appropriately issued permit. Spill prevention, control and countermeasure plan requirements under federal law require appropriate containment berms and similar structures to help prevent the contamination of navigable waters in the event of a petroleum hydrocarbon tank spill, rupture or leak. These laws and regulations also prohibit certain activity in wetlands unless authorized by a permit issued by the U.S. Army Corps of Engineers. The EPA has also adopted regulations requiring certain oil and natural gas exploration and production facilities to obtain individual permits or coverage under general permits for storm water discharges. In addition, on October 20, 2011, the EPA announced a schedule to develop pre-treatment standards for wastewater discharges produced by natural gas extraction from underground coalbed and shale formations. The EPA stated that it will gather data, consult with stakeholders, including ongoing consultation with industry, and solicit public comment on a proposed rule for coalbed methane in 2013 and a proposed rule for shale gas in 2014. Costs may be associated with the treatment of wastewater or developing and implementing storm water pollution prevention plans, as well as for monitoring and sampling the storm water runoff from certain of Arabella’s facilities. Some states also maintain groundwater protection programs that require permits for discharges or operations that may impact groundwater conditions.

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The Oil Pollution Act is the primary federal law for oil spill liability. The OPA contains numerous requirements relating to the prevention of and response to petroleum releases into waters of the United States, including the requirement that operators of offshore facilities and certain onshore facilities near or crossing waterways must develop and maintain facility response contingency plans and maintain certain significant levels of financial assurance to cover potential environmental cleanup and restoration costs. The OPA subjects owners of facilities to strict, joint and several liability for all containment and cleanup costs and certain other damages arising from a release, including, but not limited to, the costs of responding to a release of oil to surface waters.

Noncompliance with the Clean Water Act or OPA may result in substantial administrative, civil and criminal penalties, as well as injunctive obligations. Arabella believes Arabella is in material compliance with the requirements of each of these laws.

Air Emissions

The federal Clean Air Act, as amended, and comparable state laws and regulations, regulate emissions of various air pollutants through the issuance of permits and the imposition of other requirements. The EPA has developed, and continues to develop, stringent regulations governing emissions of air pollutants at specified sources. New facilities may be required to obtain permits before work can begin, and existing facilities may be required to obtain additional permits and incur capital costs in order to remain in compliance. For example, on April 17, 2012, the EPA approved final regulations under the federal Clean Air Act that establish new emission controls for oil and natural gas production and processing operations, which regulations are discussed in more detail below in “ —Regulation of Hydraulic Fracturing.” These laws and regulations may increase the costs of compliance for some facilities Arabella own or operate, and federal and state regulatory agencies can impose administrative, civil and criminal penalties for noncompliance with air permits or other requirements of the federal Clean Air Act and associated state laws and regulations. Arabella believes that Arabella is in substantial compliance with all applicable air emissions regulations and that Arabella hold all necessary and valid construction and operating permits for Arabella’s operations. Obtaining or renewing permits has the potential to delay the development of oil and natural gas projects.

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Climate Change

Many nations have agreed to limit emissions of “greenhouse gases” pursuant to the United Nations Framework Convention on Climate Change, also known as the “Kyoto Protocol.” Methane, a primary component of natural gas, and carbon dioxide, a byproduct of the burning of oil, natural gas and refined petroleum products, are “greenhouse gases,” or GHGs, regulated by the Kyoto Protocol. Although the United States is not participating in the Kyoto Protocol at this time, several states or geographic regions have adopted legislation and regulations to reduce emissions of GHGs. Additionally, on April 2, 2007, the U.S. Supreme Court ruled, in Massachusetts, et al. v. EPA , that the EPA has the authority to regulate the emission of carbon dioxide from automobiles as an “air pollutant” under the federal Clean Air Act. Thereafter, in December 2009, the EPA issued an Endangerment Finding that determined that emissions of carbon dioxide, methane and other GHGs present an endangerment to public health and the environment because, according to the EPA, emissions of such gases contribute to warming of the earth’s atmosphere and other climatic changes. These findings by the EPA allowed the agency to proceed with the adoption and implementation of regulations that would restrict emissions of GHGs under existing provisions of the federal Clean Air Act. Subsequently, the EPA adopted two sets of related rules, one of which purports to regulate emissions of GHGs from motor vehicles and the other of which regulates emissions of GHGs from certain large stationary sources of emissions such as power plants or industrial facilities. The EPA finalized the motor vehicle rule, which purports to limit emissions of GHGs from motor vehicles manufactured in model years 2012-2016, in April 2010 and it became effective in January 2011, although it does not require immediate reductions in GHG emissions. A recent rulemaking proposal by the EPA and the Department of Transportation’s National Highway Traffic Safety Administration seeks to expand the motor vehicle rule to include 16 vehicles manufactured in model years 2017-2025. The EPA adopted the stationary source rule, also known as the “Tailoring Rule,” in May 2010, and it also became effective in January 2011, although it remains subject of several pending lawsuits filed by industry groups. The Tailoring Rule establishes new GHG emissions thresholds that determine when stationary sources must obtain permits under the Prevention of Significant Deterioration, or PSD, and Title V programs of the Clean Air Act. The permitting requirements of the PSD program apply only to newly constructed or modified major sources. Obtaining a PSD permit requires a source to install best available control technology, or BACT, for those regulated pollutants that are emitted in certain quantities. Phase I of the Tailoring Rule, which became effective on January 2, 2011, requires projects already triggering PSD permitting that are also increasing GHG emissions by more than 75,000 tons per year to comply with BACT rules for their GHG emissions. Phase II of the Tailoring Rule, which became effective on July 1, 2011, requires preconstruction permits using BACT for new projects that emit 100,000 tons of GHG emissions per year or existing facilities that make major modifications increasing GHG emissions by more than 75,000 tons per year. Phase III of the Tailoring Rule, which is expected to go into effect in 2013, will seek to streamline the permitting process and permanently exclude smaller sources from the permitting process. Additionally, in September 2009, the EPA issued a final rule requiring the reporting of GHG emissions from specified large GHG emission sources in the U.S., including natural gas liquids fractionators and local natural gas/distribution companies, beginning in 2011 for emissions occurring in 2010. In November 2010, the EPA expanded its existing GHG reporting rule to include onshore and offshore oil and natural gas production and onshore processing, transmission, storage and distribution facilities, which may include certain of Arabella’s facilities, beginning in 2012 for emissions occurring in 2011. In addition, the EPA has continued to adopt GHG regulations of other industries, such as the March 2012 proposed GHG rule restricting future development of coal-fired power plants. The proposed rule underwent an extended public comment process, which concluded on June 25, 2012. The EPA is also under a legal obligation pursuant to a consent decree with certain environmental groups to issue new source performance standards for refineries. The EPA has also adopted regulations imposing best available control technology requirements on the largest greenhouse gas stationary sources, regulations requiring reporting of greenhouse gas emissions from certain facilities, and it is considering additional regulation of greenhouse gases as “air pollutants.” As a result of this continued regulatory focus, future GHG regulations of the oil and gas industry remain a possibility.

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In addition, the U.S. Congress has from time to time considered adopting legislation to reduce emissions of greenhouse gases and almost one-half of the states have already taken legal measures to reduce emissions of greenhouse gases primarily through the planned development of greenhouse gas emission inventories and/or regional greenhouse gas cap and trade programs. Although the U.S. Congress has not adopted such legislation at this time, it may do so in the future and many states continue to pursue regulations to reduce greenhouse gas emissions. Most of these cap and trade programs work by requiring major sources of emissions, such as electric power plants or major producers of fuels, such as refineries and gas processing plants, to acquire and surrender emission allowances that correspond to their annual emissions of GHGs. The number of allowances available for purchase is reduced each year until the overall GHG emission reduction goal is achieved. As the number of GHG emission allowances declines each year, the cost or value of such allowances is expected to escalate significantly.

Restrictions on emissions of methane or carbon dioxide that may be imposed in various states could adversely affect the oil and natural gas industry. Currently, while Arabella is subject to certain federal GHG monitoring and reporting requirements, Arabella’s operations are not adversely impacted by existing federal, state and local climate change initiatives and, at this time, it is not possible to accurately estimate how potential future laws or regulations addressing GHG emissions would impact Arabella’s business.

In addition, there has been public discussion that climate change may be associated with extreme weather conditions such as more intense hurricanes, thunderstorms, tornadoes and snow or ice storms, as well as rising sea levels. Another possible consequence of climate change is increased volatility in seasonal temperatures. Some studies indicate that climate change could cause some areas to experience temperatures substantially colder than their historical averages. Extreme weather conditions can interfere with Arabella’s production and increase Arabella’s costs and damage resulting from extreme weather may not be fully insured. However, at this time, Arabella is unable to determine the extent to which climate change may lead to increased storm or weather hazards affecting Arabella’s operations.

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The EPA finalized the motor vehicle rule, which purports to limit emissions of GHGs from motor vehicles manufactured in model years 2012-2016, in April 2010 and it became effective in January 2011, although it does not require immediate reductions in GHG emissions. A recent rulemaking proposal by the EPA and the Department of Transportation’s National Highway Traffic Safety Administration seeks to expand the motor vehicle rule to include 16 vehicles manufactured in model years 2017-2025. The EPA adopted the stationary source rule, also known as the “Tailoring Rule,” in May 2010, and it also became effective in January 2011, although it remains subject of several pending lawsuits filed by industry groups. The Tailoring Rule establishes new GHG emissions thresholds that determine when stationary sources must obtain permits under the Prevention of Significant Deterioration, or PSD, and Title V programs of the Clean Air Act. The permitting requirements of the PSD program apply only to newly constructed or modified major sources. Obtaining a PSD permit requires a source to install best available control technology, or BACT, for those regulated pollutants that are emitted in certain quantities. Phase I of the Tailoring Rule, which became effective on January 2, 2011, requires projects already triggering PSD permitting that are also increasing GHG emissions by more than 75,000 tons per year to comply with BACT rules for their GHG emissions. Phase II of the Tailoring Rule, which became effective on July 1, 2011, requires preconstruction permits using BACT for new projects that emit 100,000 tons of GHG emissions per year or existing facilities that make major modifications increasing GHG emissions by more than 75,000 tons per year. Phase III of the Tailoring Rule, which is expected to go into effect in 2013, will seek to streamline the permitting process and permanently exclude smaller sources from the permitting process. Additionally, in September 2009, the EPA issued a final rule requiring the reporting of GHG emissions from specified large GHG emission sources in the U.S., including natural gas liquids fractionators and local natural gas/distribution companies, beginning in 2011 for emissions occurring in 2010. In November 2010, the EPA expanded its existing GHG reporting rule to include onshore and offshore oil and natural gas production and onshore processing, transmission, storage and distribution facilities, which may include certain of Arabella’s facilities, beginning in 2012 for emissions occurring in 2011. In addition, the EPA has continued to adopt GHG regulations of other industries, such as the March 2012 proposed GHG rule restricting future development of coal-fired power plants. The proposed rule underwent an extended public comment process, which concluded on June 25, 2012. The EPA is also under a legal obligation pursuant to a consent decree with certain environmental groups to issue new source performance standards for refineries. The EPA has also adopted regulations imposing best available control technology requirements on the largest greenhouse gas stationary sources, regulations requiring reporting of greenhouse gas emissions from certain facilities, and it is considering additional regulation of greenhouse gases as “air pollutants.” As a result of this continued regulatory focus, future GHG regulations of the oil and gas industry remain a possibility.

In addition, the U.S. Congress has from time to time considered adopting legislation to reduce emissions of greenhouse gases and almost one-half of the states have already taken legal measures to reduce emissions of greenhouse gases primarily through the planned development of greenhouse gas emission inventories and/or regional greenhouse gas cap and trade programs. Although the U.S. Congress has not adopted such legislation at this time, it may do so in the future and many states continue to pursue regulations to reduce greenhouse gas emissions. Most of these cap and trade programs work by requiring major sources of emissions, such as electric power plants or major producers of fuels, such as refineries and gas processing plants, to acquire and surrender emission allowances that correspond to their annual emissions of GHGs. The number of allowances available for purchase is reduced each year until the overall GHG emission reduction goal is achieved. As the number of GHG emission allowances declines each year, the cost or value of such allowances is expected to escalate significantly.

Restrictions on emissions of methane or carbon dioxide that may be imposed in various states could adversely affect the oil and natural gas industry. Currently, while Arabella is subject to certain federal GHG monitoring and reporting requirements, Arabella’s operations are not adversely impacted by existing federal, state and local climate change initiatives and, at this time, it is not possible to accurately estimate how potential future laws or regulations addressing GHG emissions would impact Arabella’s business.

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In addition, there has been public discussion that climate change may be associated with extreme weather conditions such as more intense hurricanes, thunderstorms, tornadoes and snow or ice storms, as well as rising sea levels. Another possible consequence of climate change is increased volatility in seasonal temperatures. Some studies indicate that climate change could cause some areas to experience temperatures substantially colder than their historical averages. Extreme weather conditions can interfere with Arabella’s production and increase Arabella’s costs and damage resulting from extreme weather may not be fully insured. However, at this time, Arabella is unable to determine the extent to which climate change may lead to increased storm or weather hazards affecting Arabella’s operations.

Regulation of Hydraulic Fracturing

Hydraulic fracturing is an important common practice that is used to stimulate production of hydrocarbons, particularly natural gas, from tight formations, including shales. The process involves the injection of water, sand and chemicals under pressure into formations to fracture the surrounding rock and stimulate production. The federal Safe Drinking Water Act, or SDWA, regulates the underground injection of substances through the Underground Injection Control, or UIC, program. Hydraulic fracturing generally is exempt from regulation under the UIC program, and the hydraulic fracturing process is typically regulated by state oil and gas commissions. The EPA, 17 however, has recently taken the position that hydraulic fracturing with fluids containing diesel fuel is subject to regulation under the UIC program, specifically as “Class II” UIC wells. At the same time, the White House Council on Environmental Quality is coordinating an administration–wide review of hydraulic fracturing practices and the EPA has commenced a study of the potential environmental impacts of hydraulic fracturing activities. Moreover, the EPA announced on October 20, 2011 that it is also launching a study regarding wastewater resulting from hydraulic fracturing activities and currently plans to propose standards by 2014 that such wastewater must meet before being transported to a treatment plant. As part of these studies, the EPA has requested that certain companies provide them with information concerning the chemicals used in the hydraulic fracturing process. These studies, depending on their results, could spur initiatives to regulate hydraulic fracturing under the SDWA or otherwise.

Legislation to amend the SDWA to repeal the exemption for hydraulic fracturing from the definition of “underground injection” and require federal permitting and regulatory control of hydraulic fracturing, as well as legislative proposals to require disclosure of the chemical constituents of the fluids used in the fracturing process, were proposed in recent sessions of Congress. The U.S. Congress continues to consider legislation to amend the SDWA.

On April 17, 2012, the EPA approved final regulations under the federal Clean Air Act that establish new air emission controls for oil and natural gas production and natural gas processing operations. Specifically, the EPA’s rule package includes New Source Performance Standards to address emissions of sulfur dioxide and volatile organic compounds, or VOCs, and a separate set of emission standards to address hazardous air pollutants frequently associated with oil and natural gas production and processing activities. The final rule seeks to achieve a 95% reduction in VOCs emitted by requiring the use of reduced emission completions or “green completions” on all hydraulically-fractured wells constructed or refractured after January 1, 2015. The rules also establish specific new requirements regarding emissions from compressors, controllers, dehydrators, storage tanks and other production equipment. These rules will require a number of modifications to Arabella’s operations, including the installation of new equipment to control emissions from Arabella’s wells by January 1, 2015. Compliance with such rules could result in significant costs, including increased capital expenditures and operating costs, and could adversely impact Arabella’s business.

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In addition, there are certain governmental reviews either underway or being proposed that focus on environmental aspects of hydraulic fracturing practices. The federal government is currently undertaking several studies of hydraulic fracturing’s potential impacts, the results of which are expected between later in 2013 and 2014. These ongoing or proposed studies, depending on their degree of pursuit and whether any meaningful results are obtained, could spur initiatives to further regulate hydraulic fracturing under the SDWA or other regulatory authorities. The U.S. Department of Energy is conducting an investigation into practices the agency could recommend to better protect the environment from drilling using hydraulic-fracturing completion methods. Additionally, certain members of Congress have called upon the U.S. Government Accountability Office to investigate how hydraulic fracturing might adversely affect water resources, the SEC to investigate the natural-gas industry and any possible misleading of investors or the public regarding the economic feasibility of pursuing natural gas deposits in shale formations by means of hydraulic fracturing, and the U.S. Energy Information Administration to provide a better understanding of that agency’s estimates regarding natural gas reserves, including reserves from shale formations, as well as uncertainties associated with those estimates.

Several states, including Texas, and the Department of the Interior, in a May 4, 2012 proposed rule covering federal lands, have adopted, or are considering adopting, regulations that could restrict or prohibit hydraulic fracturing in certain circumstances and/or require the disclosure of the composition of hydraulic fracturing fluids. On May 31, 2011, the Texas Legislature adopted new legislation requiring oil and gas operators to publicly disclose the chemicals used in the hydraulic fracturing process. It was signed into law on June 17, 2011, effective as of September 1, 2011. The Texas Railroad Commission has adopted rules and regulations implementing this legislation that will apply to all wells for which the Railroad Commission issues an initial drilling permit on or after February 1, 2012. The new law requires that the well operator disclose the list of chemical ingredients subject to the requirements of the federal Occupational Safety and Health Act (OSHA) for disclosure on an internet website and also file the list of chemicals with the Texas Railroad Commission with the well completion report. The total volume of water used to hydraulically fracture a well must also be disclosed to the public and filed with the Texas Railroad Commission.

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There has been increasing public controversy regarding hydraulic fracturing with regard to the use of fracturing fluids, impacts on drinking water supplies, use of water and the potential for impacts to surface water, groundwater and the environment generally. A number of lawsuits and enforcement actions have been initiated across the country implicating hydraulic fracturing practices. If new laws or regulations that significantly restrict hydraulic fracturing are adopted, such laws could make it more difficult or costly for Arabella to perform fracturing to stimulate production from tight formations as well as make it easier for third parties opposing the hydraulic fracturing process to initiate legal proceedings based on allegations that specific chemicals used in the fracturing process could adversely affect groundwater. In addition, if hydraulic fracturing is further regulated at the federal or state level, Arabella’s fracturing activities could become subject to additional permitting and financial assurance requirements, more stringent construction specifications, increased monitoring, reporting and recordkeeping obligations, plugging and abandonment requirements and also to attendant permitting delays and potential increases in costs. Such legislative changes could cause Arabella to incur substantial compliance costs, and compliance or the consequences of any failure to comply by Arabella could have a material adverse effect on Arabella’s financial condition and results of operations. At this time, it is not possible to estimate the impact on Arabella’s business of newly enacted or potential federal or state legislation governing hydraulic fracturing.

Other Regulation of the Oil and Natural Gas Industry

The oil and natural gas industry is extensively regulated by numerous federal, state and local authorities. Legislation affecting the oil and natural gas industry is under constant review for amendment or expansion, frequently increasing the regulatory burden. Also, numerous departments and agencies, both federal and state, are authorized by statute to issue rules and regulations that are binding on the oil and natural gas industry and its individual members, some of which carry substantial penalties for failure to comply. Although the regulatory burden on the oil and natural gas industry increases Arabella’s cost of doing business and, consequently, affects Arabella’s profitability, these burdens generally do not affect Arabella any differently or to any greater or lesser extent than they affect other companies in the industry with similar types, quantities and locations of production.

The availability, terms and cost of transportation significantly affect sales of oil and natural gas. The interstate transportation and sale for resale of oil and natural gas is subject to federal regulation, including regulation of the terms, conditions and rates for interstate transportation, storage and various other matters, primarily by the Federal Energy Regulatory Commission, or FERC. Federal and state regulations govern the price and terms for access to oil and natural gas pipeline transportation. FERC’s regulations for interstate oil and natural gas transmission in some circumstances may also affect the intrastate transportation of oil and natural gas.

Although oil and natural gas prices are currently unregulated, Congress historically has been active in the area of oil and natural gas regulation. Arabella cannot predict whether new legislation to regulate oil and natural gas might be proposed, what proposals, if any, might actually be enacted by Congress or the various state legislatures, and what effect, if any, the proposals might have on Arabella’s operations. Sales of condensate and oil and natural gas liquids are not currently regulated and are made at market prices.

Drilling and Production

Arabella’s operations are subject to various types of regulation at the federal, state and local level. These types of regulation include requiring permits for the drilling of wells, drilling bonds and reports concerning operations. The state, and some counties and municipalities, in which Arabella operates also regulate one or more of the following:

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• the location of wells;

• the method of drilling and casing wells;

• the timing of construction or drilling activities, including seasonal wildlife closures;

• the rates of production or “allowables”;

• the surface use and restoration of properties upon which wells are drilled;

• the plugging and abandoning of wells; and

• notice to, and consultation with, surface owners and other third parties.

State laws regulate the size and shape of drilling and spacing units or proration units governing the pooling of oil and natural gas properties. Some states allow forced pooling or integration of tracts to facilitate exploration while other states rely on voluntary pooling of lands and leases. In some instances, forced pooling or unitization may be implemented by third parties and may reduce Arabella’s interest in the unitized properties. In addition, state conservation laws establish maximum rates of production from oil and natural gas wells, generally prohibit the venting or flaring of natural gas and impose requirements regarding the ratability of production. These laws and regulations may limit the amount of oil and natural gas Arabella can produce from Arabella’s wells or limit the number of wells or the locations at which Arabella can drill. Moreover, each state generally imposes a production or severance tax with respect to the production and sale of oil, natural gas and natural gas liquids within its jurisdiction. States do not regulate wellhead prices or engage in other similar direct regulation, but Arabella cannot assure you that they will not do so in the future. The effect of such future regulations may be to limit the amounts of oil and natural gas that may be 19 produced from Arabella’s wells, negatively affect the economics of production from these wells or to limit the number of locations Arabella can drill.

Federal, state and local regulations provide detailed requirements for the abandonment of wells, closure or decommissioning of production facilities and pipelines and for site restoration in areas where Arabella operates. The U.S. Army Corps of Engineers and many other state and local authorities also have regulations for plugging and abandonment, decommissioning and site restoration. Although the U.S. Army Corps of Engineers does not require bonds or other financial assurances, some state agencies and municipalities do have such requirements.

Natural Gas Sales and Transportation

Historically, federal legislation and regulatory controls have affected the price of the natural gas Arabella produce and the manner in which Arabella market Arabella’s production. FERC has jurisdiction over the transportation and sale for resale of natural gas in interstate commerce by natural gas companies under the Natural Gas Act of 1938 and the Natural Gas Policy Act of 1978. Since 1978, various federal laws have been enacted which have resulted in the complete removal of all price and non-price controls for sales of domestic natural gas sold in “first sales,” which include all of Arabella’s sales of Arabella’s own production. Under the Energy Policy Act of 2005, FERC has substantial enforcement authority to prohibit the manipulation of natural gas markets and enforce its rules and orders, including the ability to assess substantial civil penalties.

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FERC also regulates interstate natural gas transportation rates and service conditions and establishes the terms under which Arabella may use interstate natural gas pipeline capacity, which affects the marketing of natural gas that Arabella produce, as well as the revenues Arabella receive for sales of Arabella’s natural gas and release of Arabella’s natural gas pipeline capacity. Commencing in 1985, FERC promulgated a series of orders, regulations and rule makings that significantly fostered competition in the business of transporting and marketing gas. Today, interstate pipeline companies are required to provide nondiscriminatory transportation services to producers, marketers and other shippers, regardless of whether such shippers are affiliated with an interstate pipeline company. FERC’s initiatives have led to the development of a competitive, open access market for natural gas purchases and sales that permits all purchasers of natural gas to buy gas directly from third-party sellers other than pipelines. However, the natural gas industry historically has been very heavily regulated; therefore, Arabella cannot guarantee that the less stringent regulatory approach currently pursued by FERC and Congress will continue indefinitely into the future nor can Arabella determine what effect, if any, future regulatory changes might have on Arabella’s natural gas related activities.

Under FERC’s current regulatory regime, transmission services must be provided on an open-access, nondiscriminatory basis at cost-based rates or at market-based rates if the transportation market at issue is sufficiently competitive. Gathering service, which occurs upstream of jurisdictional transmission services, is regulated by the states onshore and in state waters. Although its policy is still in flux, FERC has in the past reclassified certain jurisdictional transmission facilities as non-jurisdictional gathering facilities, which has the tendency to increase Arabella’s costs of transporting gas to point-of-sale locations.

Oil Sales and Transportation

Sales of crude oil, condensate and natural gas liquids are not currently regulated and are made at negotiated prices. Nevertheless, Congress could reenact price controls in the future.

Arabella’s crude oil sales are affected by the availability, terms and cost of transportation. The transportation of oil in common carrier pipelines is also subject to rate regulation. FERC regulates interstate oil pipeline transportation rates under the Interstate Commerce Act and intrastate oil pipeline transportation rates are subject to regulation by state regulatory commissions. The basis for intrastate oil pipeline regulation, and the degree of regulatory oversight and scrutiny given to intrastate oil pipeline rates, varies from state to state. Insofar as effective interstate and intrastate rates are equally applicable to all comparable shippers, Arabella believes that the regulation of oil transportation rates will not affect Arabella’s operations in any materially different way than such regulation will affect the operations of Arabella’s competitors.

Further, interstate and intrastate common carrier oil pipelines must provide service on a non-discriminatory basis. Under this open access standard, common carriers must offer service to all shippers requesting service on the same terms and under the same rates. When oil pipelines operate at full capacity, access is governed by portioning provisions set forth in the pipelines’ published tariffs. Accordingly, Arabella believes that access to oil pipeline transportation services generally will be available to Arabella to the same extent as to Arabella’s competitors.

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State Regulation

Texas regulates the drilling for, and the production, gathering and sale of, oil and natural gas, including imposing severance taxes and requirements for obtaining drilling permits. Texas currently imposes a 4.6% severance tax on oil production and a 7.5% severance tax on natural gas production. States also regulate the method of developing new fields, the spacing and operation of wells and the prevention of waste of oil and natural gas resources. States may regulate rates of production and may establish maximum daily production allowables from 20 oil and natural gas wells based on market demand or resource conservation, or both. States do not regulate wellhead prices or engage in other similar direct economic regulation, but Arabella cannot assure you that they will not do so in the future. The effect of these regulations may be to limit the amount of oil and natural gas that may be produced from Arabella’s wells and to limit the number of wells or locations Arabella can drill.

The petroleum industry is also subject to compliance with various other federal, state and local regulations and laws. Some of those laws relate to resource conservation and equal employment opportunity. Arabella does not believe that compliance with these laws will have a material adverse effect on Arabella.

Operational Hazards and Insurance

The oil business involves a variety of operating risks, including the risk of fire, explosions, blow outs, pipe failures and, in some cases, abnormally high pressure formations which could lead to environmental hazards such as oil spills, natural gas leaks and the discharge of toxic gases. If any of these should occur, Arabella could incur legal defense costs and could be required to pay amounts due to injury, loss of life, damage or destruction to property, natural resources and equipment, pollution or environmental damage, regulatory investigation and penalties and suspension of operations.

In accordance with what Arabella believes to be industry practice, Arabella maintain insurance against some, but not all, of the operating risks to which Arabella’s business is exposed. Arabella currently have insurance policies for onshore property (oil lease property/production equipment) for selected locations, rig physical damage protection, control of well protection for selected wells, comprehensive general liability, commercial automobile, workers compensation, pollution liability (claims made coverage with a policy retroactive date), excess umbrella liability and other coverage.

Arabella’s insurance is subject to exclusion and limitations, and there is no assurance that such coverage will fully or adequately protect Arabella against liability from all potential consequences, damages and losses. Any of these operational hazards could cause a significant disruption to Arabella’s business. A loss not fully covered by insurance could have a material adverse effect on Arabella’s financial position, results of operations and cash flows. See “Item 1A. Risk Factors–Risks Related to the Oil and Natural Gas Industry and Arabella’s Business–Operating hazards and uninsured risks may result in substantial losses and could prevent Arabella from realizing profits.”

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Arabella reevaluates the purchase of insurance, policy terms and limits annually. Future insurance coverage for Arabella’s industry could increase in cost and may include higher deductibles or retentions. In addition, some forms of insurance may become unavailable in the future or unavailable on terms that Arabella believes are economically acceptable. No assurance can be given that Arabella will be able to maintain insurance in the future at rates that Arabella consider reasonable and Arabella may elect to maintain minimal or no insurance coverage. Arabella may not be able to secure additional insurance or bonding that might be required by new governmental regulations. This may cause Arabella to restrict Arabella’s operations, which might severely impact Arabella’s financial position. The occurrence of a significant event, not fully insured against, could have a material adverse effect on Arabella’s financial condition and results of operations.

Generally, Arabella also require Arabella’s third party vendors to sign master service agreements in which they agree to indemnify Arabella for injuries and deaths of the service provider’s employees as well as contractors and subcontractors hired by the service provider.

Employees

As of October 15, 2013, Arabella had one full time employee. None of Arabella’s employees are represented by labor unions or covered by any collective bargaining agreements. Arabella also hires independent contractors and consultants involved in land, technical, regulatory and other disciplines to assist Arabella’s full time employees.

Facilities

Arabella’s corporate headquarters is located in Midland, Texas. Arabella believes that Arabella’s facilities are adequate for its current operations.

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THE ACQUISITION

Timeline of Events

In July 2013, Mark Avery of Del Monte Resources, LLC introduced William B. Heyn, a member of Lone Oak’s Board of Advisors, to Jason Hoisager of Arabella.

On July 11, 2013, William B. Heyn met Jason Hoisager in New York, New York. The discussion initially focused on raising capital for Arabella but the benefits of a business combination with Lone Oak quickly became apparent.

Between July 12, 2013 and August 7, 2013, there were numerous phone conversations and e-mails exchanged between William B. Heyn of Lone Oak and Jason Hoisager of Arabella. During those communications, the members of Arabella’s management provided Lone Oak with information about Arabella and items such as its valuation, information relating to oil wells, reserves and leasehold positions.

On August 8, 2013, William B. Heyn, Berke Bakay and Richard Hauser from Lone Oak travelled to Dallas, Texas to meet with Jason Hoisager from Arabella to discuss the business combination and a letter of intent. At this meeting, Arabella laid out in significant detail its oil positions, including working interest holdings, leases and the performance of its wells. The future of Arabella’s land acquisition and drilling programs were also discussed.

On August 8, 2013, the board of directors of Lone Oak approved a non-binding letter of intent which was signed by Lone Oak and Arabella on August 12, 2013.

On or about August 12, 2013, Lone Oak requested its counsel, Loeb & Loeb LLP, to begin drafting a definitive agreement for the business combination, and on August 15, 2013, William B. Heyn provided the draft Merger Agreement to Jason Hoisager.

Between August 15, 2013 and October 1, 2013, members of the management teams of Lone Oak and Arabella had numerous phone conversations and exchanged numerous e-mails. Lone Oak was also conducting its due diligence during this period and Arabella’s counsel, Dawson Parrish, P.C., was reviewing and commenting on the Merger Agreement.

October 2, 2013, William B. Heyn, Berke Bakay and Richard Hauser from Lone Oak travelled to Midland, Texas for further meetings, discussions and visits to the properties, offices and wells of Arabella. The Merger Agreement was also reviewed and discussed during this trip.

On October 3, 2013, a conference call between William B. Heyn, Jason Hoisager, Giovanni Caruso from Loeb & Loeb LLP and Michael Dawson and Hunter Parrish from Dawson Parrish, P.C. was held. During the conference call, the Merger Agreement was discussed and negotiated.

Between October 4, 2013 and October 22, 2013, the parties continued to negotiate the Merger Agreement.

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Merger Agreement

On October 23, 2013, we entered into an Agreement and Plan of Merger and Reorganization (the “Merger Agreement”) to acquire Arabella Exploration, LLC, a Texas limited liability company (“Arabella”), as more fully described below.

Terms and Conditions of the Merger Agreement

The following is a summary of the material terms of each of the Merger Agreement.

Acquisition of Arabella; Merger

Upon the closing of the transactions contemplated in the Agreement, Merger Sub will merge (the “Merger”) with and into Arabella, with Arabella as the surviving entity. Pursuant to the Merger, all holders of capital stock of Arabella will have their securities converted into the right to receive securities of Lone Oak, as more fully described below. As a result, following the Merger, Arabella shall become a wholly owned subsidiary of Lone Oak.

Acquisition Consideration

Holders of all of the issued and outstanding equity interests of Arabella immediately prior to the time of the Merger shall, by virtue of the Acquisition and without any action on the part of any of the parties to the Merger Agreement, have each of their equity interests of Arabella converted into the right to receive: (i) a proportional amount of 3,125,000 shares of Ordinary Shares (the “Closing Payment”), plus (ii) a proportional amount of up to 1,705,002 shares of Ordinary Shares, if any (the “Earnout Payment”), issuable upon the combined company achieving certain thresholds described below.

The Earnout Payment will be issued at closing and held in escrow until released in accordance with the following:

•	One third of the Earnout Payment will be released if the proved reserves of the combined company on December 31, 2014, as per the third party engineering reserve report as of that date, shall have increased 100% from the proved reserves as of the closing, provided, however that the shares shall only be awarded if (A) the finding and development cost per proved Barrel of Oil Equivalent (“BOE”) of the increase in proved reserves is $22 or less and/or if the ratio of finding and development cost to BOE is superior (lower per BOE) or equal to 80% of the Public Peer Set, as defined in the Merger Agreement, and (B) the combined company’s General & Administrative Cost per BOE of the increase in proved reserves is $12.50 or less and/or if the combined company’s General & Administrative Cost per BOE of the increase is superior (lower per BOE) or equal to 80% of the Public Peer Set.

•	One third of the Earnout Payment will be released if the proved reserves of the combined company on December 31, 2015, as per the third party engineering reserve report as of that date, shall have increased 66% from the proved reserves as of December 31, 2014, provided, however, that the shares shall only be awarded if (A) the finding and development cost per proved BOE of the increase in proved reserves is $18 or less and/or if the ratio of finding and development cost to BOE superior (lower per BOE) or equal to 80% of the Public Peer Set, and (B) Lone Oak’s General & Administrative Cost per BOE of the increase in proved reserves is $6.50 or less and/or if the combined company’s General & Administrative Cost per BOE of the increase is superior (lower per BOE) or equal to 80% of the Public Peer Set.

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•	One third of the Earnout Payment will be released if the proved reserves of the combined company on December 31, 2016, as per the third party engineering reserve report as of that date, shall have increased 33% from the proved reserves as of December 31, 2014, provided, however, that the shares shall only be awarded if (A) the finding and development cost per proved BOE of the increase in proved reserves is $14 or less and/or if the ratio of finding and development cost to BOE superior (lower per BOE) or equal to 80% of the Public Peer Set, and (B) Lone Oak’s General & Administrative Cost per BOE of the increase in proved reserves is $5.00 or less and/or if the combined company’s General & Administrative Cost per BOE of the increase is superior (lower per BOE) or equal to 80% of the Public Peer Set.

If the earnout thresholds are not achieved for any period, the shares for such period will be returned to the combined company for cancellation.

Appraisal Rights

The Merger Agreement and the Acquisition will not be subject to shareholder approval by Lone Oak’s shareholders, and such shareholders will not have appraisal rights. Holders of shares issued in Lone Oak’s initial public offering have the right to redeem such shares prior to the closing of the Acquisition for a pro rata portion of the trust account established in connection with the initial public offering in accordance with Lone Oak’s amended and restated articles of association.

Representations; Covenants

Each of the parties to the Merger Agreement have made customary representations to the other parties to the Merger Agreement.

Arabella has covenanted to: (i) conduct its business prior to the Acquisition in the ordinary course consistent with past practices; (ii) grant Lone Oak access to information relating to the business of Arabella; (iii) notify Lone Oak of certain events; (iv) provide interim financial information on a rolling basis; and (v) maintain confidential certain information relating to Lone Oak and the Merger Agreement.

Lone Oak has covenanted to: (i) use commercially reasonable efforts to become listed on the New York Stock Exchange or the NASDAQ Stock Market within 12 to 18 months following the closing of the Acquisition; and (ii) as soon as reasonably practicable after the closing, establish an employee stock incentive plan.

All parties have covenanted to: (i) use their best efforts to complete the Acquisition; (ii) maintain certain information confidentially; (iii) comply with certain tax related matters; (iv) prepare the required SEC filings in connection with the Merger Agreement and Acquisition; (v) provide certain financial information; (vi) take steps to commence a tender offer of shares issued pursuant to Lone Oak’s IPO ; (vii) settle certain liabilities; and (viii) comply with certain agreements entered into in connection with Lone Oak’s IPO.

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Conditions to Closing

The obligation of each party to complete the Acquisition and other transactions contemplated by the Merger Agreement are conditioned on the satisfaction of the following conditions: (i) the absence of a prohibition to the Acquisition under any applicable law; (ii) the absence of any lawsuit seeking to enjoin the Acquisition; and (iii) holders of not more than 505,636 of the shares issued in Lone Oak’s initial public offering having tendered their shares pursuant to the tender offer described below.

The obligation of Lone Oak to complete the Acquisition and the other transactions contemplated by the Agreement are conditioned, among other things, on the satisfaction of the following conditions: (i) Arabella having duly performed all of its obligations; (ii) all of Arabella’s representations and warranties being materially true, correct and complete; (iii) the absence of any material adverse change or material adverse effect; (iv) delivery of all additional agreements to be delivered at the time of the Acquisition; (v) receipt of all necessary consents and governmental approvals; (vi) diligence having been satisfactorily completed; and (vi) delivery of Arabella’s audited financial statements.

The obligation of Arabella to complete the Acquisition and the other transactions contemplated by the Agreement are conditioned, among other things, on the satisfaction of the following conditions: (i) Lone Oak having duly performed all of its obligations; (ii) delivery of all additional agreements to be delivered at the time of the Acquisition; and (iii) Lone Oak having net cash of not less than $5,000,000 available at closing.

Indemnification; Escrow of Closing Payment

The Arabella shareholders have agreed to indemnify Lone Oak for up to 75% of the Closing Payment and the Earnout Payment for any losses incurred by Lone Oak due to any breach or inaccuracy of the representations and warranties made by Arabella, and breach or non-fulfillment of covenants of Arabella, and any taxes related to any pre-closing period. If Lone Oak violates, misrepresents or breaches any of its representations, warranties, and covenants, it has agreed to indemnify Arabella shareholders up to $1,000,0000. For purposes of the indemnification provisions of the Merger Agreement, each share included in the Closing Payment and the Earnout Payment will be deemed to be worth $8.22.

Termination

Either party may terminate the Merger Agreement in the event that the Acquisition has not taken place by December 24, 2013. Lone Oak or Arabella may terminate the Merger Agreement prior thereto upon the material breach by the other party, subject to having the ability to cure such breach.

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Board of Directors of the Combined Company; Voting Agreement

The Merger Agreement provides that, upon closing of the Acquisition, four persons on the combined company’s board of directors will be designated by Arabella and three persons will be designated by Lone Oak. In addition, Lone Oak and Arabella’s shareholders and certain founding shareholders of Lone Oak will enter into a Voting Agreement that provides that, for the four year period following the Merger, such founding shareholders of Lone Oak will designate three persons as nominees to the combined company’s board of directors and Arabella’s shareholders will designate four persons as nominees to the combined company’s board of directors, and that each of the parties to the Voting Agreement will take all action necessary to elect such persons to the board of directors of the combined company. The Voting Agreement will also provide that the company may not take the following actions without the approval of two-thirds of the members of the board of directors and at least one person designated by the founding shareholders of Lone Oak voting in favor:

•	Issue any ordinary share of the combined company or securities convertible into ordinary shares;

•	Repay the loan from Jason Hoisager to Arabella described below;

•	Appoint or remove the combined company’s Chief Executive Officer or Chief Financial Officer;

•	Amend the Merger Agreement;

•	Amend the Public Peer Set (as defined in the Merger Agreement);

•	Retain an investor relations firm;

•	Appoint or hire an employee to provide internal investment relations management; and

•	Adopt an equity incentive plan for officers, directors or employees.

Registration Rights

Lone Oak has agreed to register all shares included in the Closing Payment and the Earnout Payment pursuant to the terms of a Registration Rights Agreement to be entered into at closing.

Tender Offer

Prior to the closing of the Acquisition, Lone Oak is required to commence a tender offer to grant holders of shares issued in its initial public offering the right to redeem such shares for a pro rata portion of the trust account set up at the time of the initial public offering, all in accordance with Lone Oak’s amended and restated articles of association. Pursuant to Lone Oak’s amended and restated articles of association, in the event that greater 505,636 shares are tendered for redemption pursuant to the tender offer, the Acquisition will not be able to close.

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Recommendation of Lone Oak’s Board of Directors

Our board of directors has (i) approved our making the Offer, (ii) declared the advisability of the Acquisition, and (iii) determined that the Acquisition is in the best interests of Lone Oak’s shareholders. If you tender your Ordinary Shares in the Offer, you will not be a shareholder of Lone Oak after the Acquisition and, therefore, our board of directors recommends that you do not accept the Offer with respect to your Ordinary Shares. However, you must make your own decision as to whether to tender your Ordinary Shares and, if so, how many Ordinary Shares to tender. In doing so, you should read carefully the information in this Offer to Purchase and in the Letter of Transmittal, including the purposes and effects of the Offer. See “The Offer — Purpose of the Offer; Certain Effects of the Offer.” You should discuss whether to tender your Ordinary Shares with your broker or other financial advisor, if any. See “Risk Factors” for a discussion of risks that you should consider before deciding whether to participate in this Offer.

Interests of Certain Persons in the Acquisition

When you consider the recommendations of Lone Oak’s board of directors in favor of the Acquisition and against the Offer, you should keep in mind that Lone Oak’s pre-IPO shareholders, directors and officers (“Lone Oak Inside Shareholders”) have interests in the Acquisition and Offer that may be different from, or in addition to, your interests as a shareholder.

Ordinary Shares Held by Lone Oak Inside Shareholders

Lone Oak’s founding shareholders purchased an aggregate of 1,150,000 of our Ordinary Shares for an aggregate purchase price of $25,000, or approximately $0.02 per share. We refer to the shares Lone Oak Inside Shareholders hold as the initial shares. Following the partial exercise of the underwriters’ over-allotment option on March 30, 2011, an aggregate of 123,375 initial shares were forfeited for no consideration, and as a result Lone Oak Inside Shareholders own an aggregate of 1,026,625 initial shares. In addition, we issued to certain of Lone Oak Inside Shareholders in a private placement occurring simultaneously with our IPO, an aggregate of 6,600,000 warrants for an aggregate consideration of $2,310,000.

There will be no distribution from the Trust Account with respect to Lone Oak’s founding shareholders’ securities. Lone Oak’s founding shareholders have agreed not to tender their shares in this Offer.

If the Acquisition is not consummated, Lone Oak will be required to distribute the amounts held in the Trust Account to its public shareholders. There will be no distribution from the Trust Account with respect to Lone Oak’s pre-IPO shareholders’ securities, which would expire worthless if the life of Lone Oak is not extended. The holders of Ordinary Shares issued prior to Lone Oak’s IPO, which consists of Lone Oak’s officers and directors and their affiliates, have agreed not to tender their shares in this Offer.

Compensatory Arrangements for Board of Directors and Management

None of our directors or officers have received any cash compensation for services rendered to us during the year ended December 31, 2012. We believe that because our officers and directors own an aggregate of 1,026,625 initial shares, no compensation (other than reimbursement of out-of-pocket expenses) is necessary and such persons have agreed to serve in their respective role without compensation.

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We have agreed to pay to BBS Capital Fund, LP and Rampant Dragon, LLC a total of $7,500 per month for office space, administrative services and secretarial support for a period beginning on March 16, 2011 and ending on the earlier of our consummation of a business combination or the liquidation of the Trust Account. BBS Capital Fund, LLC is an affiliate of Berke Bakay, our Executive Chairman. Rampant Dragon, LLC is one of our shareholders. This arrangement was agreed to by BBS Capital Fund, LP and Rampant Dragon, LLC for our benefit and is not intended to provide BBS Capital Fund, LP or Rampant Dragon, LLC compensation in lieu of a management fee or other remuneration because it is anticipated that the expenses to be paid by BBS Capital Fund, LP and Rampant Dragon, LLC will approximate the monthly reimbursement. We believe that such fees are at least as favorable as we could have obtained from an unaffiliated person. Upon consummation of a business combination or the liquidation of the Trust Account if we have not completed a business combination within the required time period, we will cease paying these monthly fees.

Other than this $7,500 per month fee, no compensation of any kind (including finder’s, consulting or other similar fees) will be paid to any of our existing officers, directors, initial shareholders, or any of their affiliates, prior to, or for any services they render in order to effectuate, the consummation of the business combination (regardless of the type of transaction that it is). However, such individuals will receive reimbursement for any out-of-pocket expenses incurred by them in connection with activities on our behalf, such as identifying potential target businesses, performing business due diligence on suitable target businesses and business combinations as well as traveling to and from the offices, plants or similar locations of prospective target businesses to examine their operations. Reimbursement for such expenses will be paid by us out of the funds not held in trust and currently allocated to “Legal, accounting and other third-party expenses attendant to the search for target businesses and to the due diligence investigation, structuring and negotiation of a business combination,” “Due diligence of prospective target businesses by our officers, directors and initial shareholders” and “Working capital to cover miscellaneous expenses, D&O insurance, general corporate purposes, liquidation obligations and reserves.” Since the role of present management after a business combination is uncertain, we have no ability to determine what remuneration, if any, will be paid to those persons after a business combination.

Officer and Director Liability

If we are unable to complete a business combination and are forced to liquidate the Trust Account, our founders, by agreement, will jointly and severally indemnify us for all claims of contracted parties, to the extent we fail to obtain valid and enforceable waivers from such parties. Our board of directors has a fiduciary obligation to our shareholders to bring a claim against our founders to enforce their indemnification obligations.

Accounting Treatment

Lone Oak is a non-operating public shell corporation, having assets consisting solely of cash and nominal other assets. Arabella is a private operating company. Upon consummation of the acquisition, Arabella will have voting and management control of the combined company. In accordance with the guidance in the SEC's Corporation Finance Financial Reporting Manual section 12100.1, the acquisition of a private operating company by a non-operating public shell company is considered to be a reverse recapitalization, equivalent to the issuance of stock by the private company for the net monetary assets of the shell corporation accompanied by a recapitalization. Accordingly, the assets and liabilities and historical operations that are reflected in the financial statements are those of Arabella and are recorded at the historical cost basis of Arabella. Lone Oak's assets, liabilities and results of operations will be consolidated with the assets, liabilities, and results of operations of Arabella Exploration after consummation of acquisition. See the pro-forma financial information beginning on page F-50 of this Schedule TO for further information.

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MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS OF LONE OAK

You should read the following discussion and analysis of Lone Oak’ financial condition and results of operations in conjunction with the financial statements included elsewhere in this Offer Letter. This discussion and analysis may contain forward-looking statements based upon current expectations that involve risks and uncertainties. Lone Oak’s actual results may differ materially from those anticipated in these forward-looking statements as a result of various factors, including those set forth in “Risk Factors” of this Offer Letter.

Overview

We were formed on June 17, 2010 to serve as a vehicle to acquire, through a merger, share exchange, asset acquisition, plan of arrangement, recapitalization, reorganization or similar business combination, one or more operating businesses, or control of such operating businesses through contractual arrangements. Our search for a target business is not limited to a particular geographic region or industry. We intend to utilize cash derived from the proceeds of our IPO, our securities, debt or a combination of cash, securities and debt, in effecting a business combination. The issuance of additional ordinary or preferred shares:

•	may significantly reduce the equity interest of our shareholders;

•	may subordinate the rights of holders of Ordinary Shares if we issue preferred shares with rights senior to those afforded to our Ordinary Shares;

•	will likely cause a change in control if a substantial number of our Ordinary Shares are issued, which may affect, among other things, our ability to use our net operating loss carry forwards, if any, and most likely will also result in the resignation or removal of our present officers and directors; and

•	may adversely affect prevailing market prices of our securities.

Similarly, if we issue debt securities, it could result in:

•	default and foreclosure on our assets if our operating revenues after a business combination are insufficient to pay our debt obligations;

•	acceleration of our obligations to repay the indebtedness even if we have made all principal and interest payments when due if the debt security contains covenants that required the maintenance of certain financial ratios or reserves and we breach any such covenant without a waiver or renegotiation of that covenant;

•	our immediate payment of all principal and accrued interest, if any, if the debt security is payable on demand; and

•	our inability to obtain additional financing, if necessary, if the debt security contains covenants restricting our ability to obtain additional financing while such security is outstanding.

On September 18, 2012, we entered into a letter of intent with a potential target for our business combination. Pursuant to the terms of the letter of intent, in the event the potential target terminated the letter of intent, it would pay a termination fee to us of $2,500,000. On November 27, 2012, the potential target terminated the letter of intent; the potential target paid to us the termination fee on December 28, 2012.

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As a result of entering into the letter of intent, we extended the time period required for us to consummate a business combination to March 24, 2013. On March 22, 2013, our shareholders voted to further extend the time period required for us to consummate a business combination to September 24, 2013. On September 10, 2013, our shareholders voted to further extend the time period required for us to consummate a business combination to December 24, 2013.

Initial Tender Offer

On February 25, 2013, we commenced a tender offer (the “Initial Offer”) for up to 2,829,535 of our Ordinary Shares at approximately $8.22 per share (the then and current amount held in trust per share). The Initial Offer expired on March 22, 2013. A total of 2,303,899 Ordinary Shares were validly tendered, representing $18,927,300. The funds were released from the Trust Account and paid to the tendering shareholders on March 28, 2013. The tendered shares were canceled. Following the payment and cancelation of the tendered shares, 2,164,226 of our Ordinary Shares remained outstanding and $9,345,772 remained in trust.

Initial Extension

On March 6, 2013, we filed a proxy statement with the SEC in connection with a special meeting of shareholders held on March 22, 2013. The following proposals (the “Initial Proposals”) were voted on at the meeting:

•             the proposal to amend our Articles of Association to permit us to liquidate the Trust Account on September 24, 2013 and to cause Article 156 to be of no further force or effect after the distribution of the Trust Account (the “Initial Article Amendment Proposal”); and

•            the proposal to amend the agreement governing the Trust Account to extend the term of the Trust Account consistent with the Article Amendment Proposal (the “Initial Extension”), and permit us to distribute the assets of the Trust Account to the holders of our Ordinary Shares issued in our initial public offering who desire to exercise their redemption rights in connection with the Extension.

At the special meeting of shareholders, the Initial Proposals were approved with approximately 3,916,026 votes in favor out of approximately 3,931,026 votes cast. With the Initial Proposals approved and the Initial Offer complete, the Initial Extension was approved. Accordingly, we had until September 24, 2013 to complete a business combination.

On April 3, 2013, we announced the authorization of a previously announced one-time cash dividend of $0.10 per outstanding Ordinary Share (the “Special Dividend”). The record date for the Special Dividend was April 15, 2013 and the payment date was April 25, 2013.

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Subsequent Tender Offer

On August 21, 2013, we commenced a tender offer (the “Subsequent Offer”) for up to 525,636 of our Ordinary Shares at approximately $8.21 per share (the then and current amount held in trust per share). The Subsequent Offer expired on September 19, 2013. A total of 20,000 Ordinary Shares were validly tendered, representing $164,307. The funds were released from the Trust Account and paid to the tendering shareholders on September 25, 2013. The tendered shares were canceled. Following the payment and cancelation of the tendered shares, 2,144,226 of our Ordinary Shares remained outstanding and $9,181,466 remained in the Trust Account.

Subsequent Extension

On August 21, 2013, we filed a proxy statement with the SEC in connection with a special meeting of shareholders held on September 10, 2013. The following proposals (the “Subsequent Proposals”) were voted on at the meeting:

•              the proposal to amend our Articles of Association to permit us to liquidate the Trust Account on December 24, 2013 and to cause Article 156 to be of no further force or effect after the distribution of the Trust Account (the “Subsequent Article Amendment Proposal”); and

•              the proposal to amend the agreement governing the Trust Account to extend the term of the Trust Account consistent with the Article Amendment Proposal (the “Subsequent Extension”), and permit us to distribute the assets of the Trust Account to the holders of our Ordinary Shares issued in our initial public offering who desire to exercise their redemption rights in connection with the Extension.

At the special meeting of shareholders, the Subsequent Proposals were approved with 2,108,296 votes in favor out of approximately 2,112,476 votes cast. With the Subsequent Proposals approved and the Subsequent Offer complete, the Subsequent Extension was approved. Accordingly, we have until December 24, 2013 to complete a business combination.

On October 4, 2013, we announced the authorization of a previously announced one-time cash dividend of $0.10 per outstanding Ordinary Share. The dividend was paid on October 24, 2013.

Results of Operations

We have neither engaged in any operations nor generated any revenues to date. Our entire activity since inception up to the closing of our IPO was in preparation of that event. After the IPO, our activity has been limited to the evaluation of business combination candidates, and we will not be generating any operating revenues until the closing and completion of our initial business combination. We expect to generate small amounts of non-operating income in the form of interest income on cash and cash equivalents. Interest income is not expected to be significant in view of current low interest rates on risk-free investments (treasury securities). We expect to incur increased expenses as a result of being a public company (For legal, financial reporting, accounting and auditing compliance), as well as for due diligence expenses.

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We generated a net loss of $227,098 for the six months ended June 30, 2013 as compared to a net loss of $91,936 for the six months ended June 30, 2012 and a net gain of $1,747,845 for the period from June 17, 2010 (inception) through June 30, 2013 related to formation and operating costs. Until we enter into a business combination, we will not have any revenues, our net gain in the period from June 17, 2010 (inception) through June 30, 2013 was as a result of the $2,500,000 break up fee paid to us by a potential target for a business combination.

We generated net income of $2,199,779 for the year ended December 31, 2012 as compared to a net loss of $211,107 for the year ended December 31, 2011 and a net loss of $13,728 for the period from June 17, 2010 (inception) through December 31, 2010 related to formation and operating costs. Until we enter into a business combination, we will not have any revenues, our net gain in the year ended December 31, 2012 was as a result of the $2,500,000 break up fee paid to us by a potential target for a business combination.

On December 28, 2012 we were paid a termination fee of $2,500,000 by a potential target for a business combination which accounted for all of our income in 2012.

Liquidity and Capital Resources

As of June 30, 2013, we had $1,679,785 in cash and cash equivalents. In restricted cash and cash equivalents held in trust, as of December 31, 2012 we had $9,345,772, which amount is to be used only to consummate a business combination and repurchase or redeem our Ordinary Shares. As of June 30, 2013, we have used $5,189,108 of the funds held in trust to repurchase our Ordinary Shares, $18,927,300 to redeem outstanding Ordinary Shares in connection with a tender offer that closed on March 22, 2013 and subsequently used $164,307 to redeem outstanding Ordinary Shares in connection with a tender offer that closed on September 19, 2013. Following the payment of the special dividends, repayment of the debentures and certain accrued expenses, we had $1,312,832 in cash and cash equivalents, as of October 24, 2013. Following the tender offer on March 22, 2013, we had $9,345,772 remaining in restricted cash and cash equivalents in trust. Following the tender offer on September 19, 2013, we had $9,181,466 remaining in restricted cash and cash equivalents in trust.

We intend to use the cash available for operations plus the interest earned on the funds held in the Trust Account that may be released to us to fund our working capital requirements. Since it would cost us more to invest the funds held in trust than the interest we would earn, we decided to leave such funds in an account at J.P. Morgan Chase Bank, N.A., London.

Over the potential 3 months available to us to consummate a business combination, we will be using these funds for identifying and evaluating prospective acquisition candidates, performing business due diligence on prospective target businesses, traveling to and from the offices, plants or similar locations of prospective target businesses, reviewing corporate documents and material agreements of prospective target businesses, selecting the target business to acquire and structuring, negotiating and consummating the business combination. We anticipate that we have and will incur approximately:

•	$50,000 of expenses for the search for target businesses and for the legal, accounting and other third-party expenses attendant to the due diligence investigations, structuring and negotiating of a business combination;

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•	$25,000 of expenses for the due diligence and investigation of a target business by our officers, directors and initial shareholders;

•	$25,000 of expenses in legal and accounting fees relating to our SEC reporting obligations;

•	$50,000 for general working capital that will be used for miscellaneous expenses, liquidation obligations and reserves, including director and officer liability insurance premiums; and

•	$45,000 representing the $7,500 per month fee for office space, administrative services and secretarial support.

We anticipate that in order to fund our working capital requirements, we may need to use all of the remaining funds not held in trust, the interest earned on the funds held in the Trust Account and that we may need to enter into contingent fee arrangements with our vendors. We may need to raise additional capital through loans or additional investments from our initial shareholders, officers, directors, or third parties. None of the initial shareholders, officers or directors is under any obligation advance funds to, or invest in, us. We cannot provide any assurance that new financing will be available to us on commercially acceptable terms, if at all.

Quantitative and Qualitative Disclosures about Market Risk

The net proceeds of the IPO and the private placement of insider warrants, including amounts in the Trust Account, will remain in cash or will be invested in U.S. treasuries having a maturity of 180 days or less. Due to the short-term nature of these investments, we believe there will be no material exposure to interest rate risk.

Off-balance Sheet Arrangements; Commitments and Contractual Obligations

As of June 30, 2013, we did not have any off-balance sheet arrangements and did not have any commitments or contractual obligations.

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MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND
RESULTS OF OPERATIONS OF THE TARGET COMPANY

You should read the following discussion and analysis of Arabella’s financial condition and results of operations in conjunction with the financial statements included elsewhere in this Offer Letter. This discussion and analysis may contain forward-looking statements based upon current expectations that involve risks and uncertainties. Arabella’s actual results may differ materially from those anticipated in these forward-looking statements as a result of various factors, including those set forth in “Risk Factors” of this Offer Letter.

Overview

Arabella is an independent oil and natural gas company focused on the acquisition, development, exploration and exploitation of unconventional, long-life, onshore oil and natural gas reserves in the Delaware Basin in West Texas. Arabella’s activities are primarily directed at the Avalon, Bone Springs, and Wolfcamp formations which Arabella refer to as the Wolfbone play. Arabella intends to grow Arabella’s reserves and production through development drilling, exploitation and exploration activities on Arabella’s multi-year inventory of identified potential drilling locations and through acquisitions that meet Arabella’s strategic and financial objectives, targeting oil-weighted reserves. Substantially all of Arabella’s revenues are generated through the sale of oil, natural gas liquids and natural gas production. Arabella’s production was approximately 82% oil, no natural gas liquids and 18% natural gas for the period ended August 31, 2013, and was approximately 85% oil, no natural gas liquids and 15% natural gas for the year ended December 31, 2012. On June 30, 2013, Arabella’s net acreage position in the Delaware Basin was approximately 5,037 net acres. On December 31, 2012, Arabella’s net acreage position in the Delaware Basin was approximately 1,601 net acres.

Operating Results Overview

During the period ended August 31, 2013, Arabella’s average daily production was approximately 362.1 BOE, consisting of 304.8 Bbls/d of oil, 343.9 Mcf/d of natural gas and no natural gas liquids, this is a significant increase for the year ending Decemember 31, 2012, wherein there was virtually no production.

During the period ended June 30, 2013, Arabella participated in 3 gross (0.45 net) non-operated wells, in the Delaware Basin.

Reserves and pricing

In the table below, WPC estimated all of Arabella’s proved reserves at August 31, 2013 and December 30, 2012. The prices used to estimate proved reserves for all periods were held constant throughout the life of the properties and have been adjusted for quality, transportation fees, geographical differentials, marketing bonuses or deductions and other factors affecting the price received at the wellhead.

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	August 31, 2013	December 31, 2012

Estimated Net Proved Reserves:
Oil (Bbls)	113,134	18,027
Natural gas (Mcf)	147,400	6,437
Total (BOE)	137,701	19,100

	June 30, 2013	December 31, 2012
	Unweighted Arithmetic Average First-Day-of-the-Month Prices

Oil (Bbls)	$88.08	$89.14
Natural gas (Mcf)	6.47	7.23

Sources of Arabella’s revenue

Arabella’s revenues are derived from the sale of oil and natural gas production, as well as the sale of natural gas liquids that are extracted from Arabella’s natural gas during processing. For the period ended August 31, 2013 and year ended December 31, 2012, Arabella’s revenues were derived 82% and 85%, respectively, from oil sales, 0% and 0%, respectively, from natural gas liquids sales and 18% and 15%, respectively, from natural gas sales. Arabella’s revenues may vary significantly from period to period as a result of changes in volumes of production sold or changes in commodity prices. Oil, natural gas liquids and natural gas prices have historically been volatile. During 2012, West Texas Intermediate posted prices ranged from $77.72 to $109.39 per Bbl and the Henry Hub spot market price of natural gas ranged from $1.82 to $3.77 per MMBtu. On December 31, 2012, the West Texas Intermediate posted price for crude oil was $91.83 per Bbl and the Henry Hub spot market price of natural gas was $3.43 per MMBtu.

During the years ended December 31, 2011 and December 31, 2012, Arabella had other revenue from the sale of oil and gas properties. Arabella does not expect this to be a regular portion of Arabella’s business on an ongoing basis.

Principal components of Arabella’s cost structure

Lease operating and natural gas transportation and treating expenses. These are daily costs incurred to bring oil and natural gas out of the ground and to the market, together with the daily costs incurred to maintain Arabella’s producing properties. Such costs also include maintenance, repairs and workover expenses related to Arabella’s oil and natural gas properties.

Ad valorem and production taxes. Production taxes are paid on produced oil and natural gas based on a percentage of revenues from products sold at fixed rates established by federal, state or local taxing authorities. Where available, Arabella benefited from tax credits and exemptions in Arabella’s various taxing jurisdictions. Arabella is also subject to ad valorem taxes in the counties where Arabella’s production is located. Ad valorem taxes are generally based on the valuation of Arabella’s oil and gas properties.

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Depreciation, depletion and amortization. Arabella follows the successful efforts method for oil and gas properties, whereby costs of productive wells, developmental dry holes and productive leases are capitalized into appropriate groups of properties based on geographical and geological similarities. These capitalized costs are amortized using the unit-of-production method based on estimated proved reserves. Costs of drilling exploratory wells that do not result in proved reserves are charged to expense. Additionally, gain or loss is generally recognized on all sales of natural gas and oil properties under the successful efforts method.

Exploration expense. Exploration costs, including geological and geophysical expenses and delay rentals, are charged to expense as incurred. Exploratory drilling costs, including the cost of stratigraphic test wells, are initially capitalized but charged to exploration expense if and when the well is determined to be nonproductive. The determination of an exploratory well’s ability to produce must be made within one year from the completion of drilling activities. The acquisition costs of unproved acreage are initially capitalized and are carried at cost, net of accumulated impairment provisions, until such leases are transferred to proved properties or charged to exploration expense as impairments of unproved properties.

General and administrative. These are costs incurred for overhead, including payroll and benefits for Arabella’s corporate staff, costs of maintaining Arabella’s headquarters, costs of managing Arabella’s production and development operations, franchise taxes, audit and other fees for professional services and legal compliance.

General and administrative expenses allocated from Arabella Petroleum Company. These are general and administrative costs that were subject to a cost sharing agreement with Arabella Petroleum Company, which is owned and controlled by Jason Hoisager. These include a portion of the rent for office space, office equipment and administrative services.

Results of Operations

The following table sets forth selected historical operating data for the periods indicated.

	June 30, 2013	December 31, 2012	December 31, 2011

Revenues:
Oil and gas revenue	$114,444	$65,881	$16,543
Other operating revenue – gain on sale of oil and gas properties	-	402,527	34,467

Total revenues	114,444	468,408	51,010

Costs and expenses:
Lease operating expenses	11,004	12,526	5,753
Ad valorem and production taxes	3,290	3,174	819
Depreciation, depletion and amortization	47,900	27,574	5,543
General and administrative expenses	5,036	10,010	10,011
General and administrative expenses allocated from Arabella Petroleum Company	65,955	93,845	30,071

Total costs and expenses	133,185	147,129	52,197

Net loss	$(18,741)	$321,279	$(1,187)

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	June 30, 2013	December 31, 2012	December 31, 2011
Production Data:
Oil (Bbls)	1,401	678	145
Natural gas (Mcf)	658	1,338	392
Combined volumes (BOE)	1,511	901	210
Daily combined volumes (BOE/d)	8.4	2.5	0.6
Average Prices(1):
Oil (per Bbl)	$86.08	$86.78	$89.56
Natural gas (per Mcf)	4.99	5.26	9.07
Combined (per BOE)	75.74	73.11	78.77
Average Costs (per BOE):
Lease operating expense	$7.28	$13.90	$27.25
Production Taxes	2.17	3.52	3.90
Production Taxes as a % of sales	4.8	4.8	4.9
Depreciation, depletion and amortization	39.9	41.8	33.5
General and Administrative	62.0	142.5	79.1

Comparison of the Six Months ended June 30, 2013 to the Six Months ended June 30, 2012

Oil and Natural Gas Revenues. Arabella’s oil, natural gas liquids and natural gas revenues increased by $94,904, or 485%, to $114,444 for the six months ended June 30, 2013, as compared to $19,540 for the six months ended June 30, 2012. Arabella’s revenues are a function of oil and natural gas production volumes sold and average sales prices received for those volumes. The reason for the increase in revenues is due to increased sales of oil, natural gas liquids and natural gas due to the completion of wells in the second half of 2012 and in the first half of 2013. In the second half of 2012, the SM Prewitt #1H and the Topo Chico #1 began production and in the six months ended June 30, 2013, Locker State #1H began production. Production from these wells combined with a relatively consistent price for oil and natural gas accounted for the increase in revenue.

Other Operating Revenue. Other operating revenue decreased by $6,211 for the six months ended June 30, 2013 as compared to the six months ended June 30, 2012. Other operating revenue was derived from the sale of oil and gas properties which fluctuates due to market demand and preparation of the land. Arabella does not expect property sales to be a focus of Arabella’s business on a continuing basis.

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Lease Operating Expense. Lease operating expenses increased from $4,695 in the six months ended June 30, 2102 to $11,004 in the six months ended June 30, 2013. This increase is the direct result of the new wells that were completed in second half of 2012 and the first half of 2013, as described under revenues, above. Lease operating expenses can vary based upon conditions at the well site and well productivity. Despite the increase in gross dollars, Arabella feels it operated its newly completed wells on a per well basis.

Ad Valorem and Production Tax Expense. Ad valorem and production taxes as a percentage of oil and natural gas sales were consistent for the six months ended June 30, 2013 as compared to the six months ended June 30, 2012. There was an overall increase in taxes due to the revenue increase discussed above. Ad valorem and production taxes are primarily based on the market value of Arabella’s production at the wellhead and may vary across the different counties in which Arabella operates.

Depreciation, Depletion and Amortization. Depreciation, depletion and amortization expense increased from $4,127 for the six months ended June 30, 2012 to $47,900 for the six months ended June 30, 2013. The increase is related to increased production from the new wells discussed under revenue, above.

General and Administrative. General and administrative expenses were consistent from period the six months ended June 30, 2012 to the six months ended June 30, 2013. These expenses relate primarily to outside accounting fees.

General and Administrative expenses allocated from Arabella Petroleum Company. General and administrative expense allocated from Arabella Petroleum Company, which is owned and controlled by Jason Hoisager, increased to $65,955 in the six months ended June 30, 2013, from $45,404 for the six months ended June 30, 2012. These fees are based upon a cost sharing arrangement with Arabella Petroleum Company and the increase was attributable to greater drilling activity.

Comparison of Years ended December 31, 2012 and December 31, 2011

Oil and Natural Gas Revenues. Arabella’s oil, natural gas liquids and natural gas revenues increased by $49,338, or 298%, to $65,881 for the year ended December 31, 2012, as compared to $16,543 for the year ended December 31, 2011. Arabella’s revenues are a function of oil and natural gas production volumes sold and average sales prices received for those volumes. The reason for the increase in revenues is due to increased sales of oil, natural gas liquids and natural gas due to the completion of wells in the second half of 2012. In the second half of 2012, the SM Prewitt #1H and the Topo Chico #1 began production. Production from these wells combined with a relatively consistent prices for oil and natural gas and the fact that Arabella did not have meaningful production until the second quarter of 2011, which accounted for the increase in revenue.

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Other Operating Revenue. Other operating revenue in 2012 and 2011 relates to oil and gas property sales. In 2012, a major field in which Arabella held an interest was sold and substantially all of the $402,527 other income relates to the gain on that sale. Arabella had a small property sale during 2011 which provided a gain of $34,467. Other operating revenue from the sale of oil and gas properties fluctuates due to market demand and preparation of the land. Arabella does not expect property sales to be a focus of Arabella’s business on a continuing basis.

Lease Operating Expense. Lease operating expenses increased from $5,753 in 2011 to $12,526 in 2012. This increase is the direct result of new wells that were completed in second half of 2012 as described under revenues, above. Lease operating expenses can vary based upon conditions at the well site and well productivity and Arabella’s experience in operating the newly completed producing wells in 2012 was better than in 2011.

Ad Valorem and Production Tax Expense. Ad valorem and production taxes as a percentage of oil and natural gas revenues were consistent for 2012 and 2011. There was an overall increase in taxes due to the revenue increase discussed above. Ad valorem and production taxes are primarily based on the market value of Arabella’s production at the wellhead and may vary across the different counties in which Arabella operates.

Depreciation, Depletion and Amortization. Depreciation, depletion and amortization expense increased from $5,543 in 2011 to $27,574 in 2012. The increase is related to increased production from the new wells discussed under revenue, above.

General and Administrative. General and administrative expenses were consistent from 2011 to 2012. These expenses relate primarily to outside accounting fees.

General and Administrative expenses allocated from Arabella Petroleum Company. General and administrative expense allocated from Arabella Petroleum Company, which is owned and controlled by Jason Hoisager, increased to $93,845 in 2012 from $30,071 in 2011. These fees are based upon a cost sharing arrangement with Arabella Petroleum Company and the increase was expected with greater drilling activity in 2012 compared to 2011.

Liquidity and Capital Resources

Arabella’s primary source of liquidity has been equity contributions and loans from Arabella’s founder Jason Hoisager, oil and gas operations and the sales of certain properties. Arabella’s primary uses of capital have been the acquisition, development and exploration of oil and natural gas properties. As Arabella pursues reserves and production growth, Arabella regularly considers which capital resources, including equity and debt financings, are available to meet Arabella’s future financial obligations, planned capital expenditure activities and liquidity requirements. Arabella’s future ability to grow proved reserves and production will be highly dependent on the capital resources available to Arabella.

Liquidity and cash flow

Arabella’s net cash flow for the six month period ended June 30, 2013 was a decrease of $39. Arabella’s cash flow for the years ended December 31, 2012 and December 31, 2011 were increases of $12,975 and $15, respectively.

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Operating Activities

Net cash provided by operating activities was $48,970 for the six months ended June 30, 2013, as compared to $10,460 for the six months ended June 30, 2012. The increase in operating cash flows is largely a result of an increase in the net loss, net of the depreciation, depletion and amortization which increased $57,266 from the 2012 period to the 2013 period.

Net cash provided by operating activities was $88,536 for the year ended December 31, 2012, as compared to $6,245 for the year ended December 31, 2011. The increase in operating cash flows is primarily due to an increase of $63,774 relating to the contribution of the sole member for general and administrative expenses from Arabella Petroleum Company, which is owned and controlled by Jason Hoisager.

Arabella’s operating cash flow is sensitive to many variables, the most significant of which is the volatility of prices for the oil and natural gas Arabella produces. Prices for these commodities are determined primarily by prevailing market conditions. Regional and worldwide economic activity, weather and other substantially variable factors influence market conditions for these products. These factors are beyond Arabella’s control and are difficult to predict.

Investing Activities

The purchase and development of oil and natural gas properties accounted for the majority of Arabella’s cash outlays for investing activities. Arabella used cash for investing in oil and natural gas properties in the amounts of $71,009 and $45,704 during the six months ended June 30, 2013 and June 30, 2012, respectively. During the six months ended June 30, 2012, Arabella received $6,211 from the sale of oil and gas properties.

During the six months ended June 30, 2013, the sole member, Jason Hoisager, transferred $6,437,364 worth of oil and gas properties from Arabella Petroleum Company, in exchange for a non-interest bearing, unsecured loan to the sole member of Arabella Petroleum Company.

Arabella used net cash for investing activities of $89,117 and $98,422 for the years ended December 31 2012 and December 31, 2011, respectively. During the years ended December 31, 2012 and December 31, 2011 Arabella received $592,702 and $34,667 from sales of oil and gas properties, respectively. Arabella used cash for investing in oil and natural gas properties in the amounts of $526,642 and $68,771, respectively, and used cash for additional prepaid drilling costs of $155,117 and $64,318, respectively.

Financing Activities

During the six month periods ended June 30, 2013 and June 30, 2012, Arabella received $22,000 and $30,500, respectively, in proceeds from member loans.

During the years ended December 31, 2013 and December 31, 2012 Arabella received net amounts of $13,556 and $92,192, respectively, in member loans and member contributions.

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Capital Requirements and Sources of Liquidity

Arabella currently expects to drill an estimated 14 gross horizontal wells on Arabella’s acreage in 2014. Arabella estimates that Arabella’s capital expenditures for 2014 will be between $50 million and $75 million, which includes costs for infrastructure and non-operated wells, but does not include the cost of any land acquisitions. Arabella does not have a specific acquisition budget since the timing and size of acquisitions cannot be accurately forecasted. Arabella anticipate that while some of these expenditures will be funded by operations, the majority will come from ongoing and future outside fund raising.

However, the amount and timing of these capital expenditures is largely discretionary and within Arabella’s control. Arabella could choose to defer a portion of these planned 2014 capital expenditures depending on a variety of factors, including but not limited to the success of Arabella’s drilling activities, prevailing and anticipated prices for oil and natural gas, the availability of necessary equipment, infrastructure and capital, the receipt and timing of required regulatory permits and approvals, seasonal conditions, drilling and acquisition costs and the level of participation by other interest owners.

Additionally, while some of Arabella’s capital expenditures will be financed through operations, the majority of these costs will require outside financing.

Critical Accounting Policies

Readers of this report and users of the information contained in it should be aware that certain events may impact Arabella’s financial results based on the accounting policies in place. The policies Arabella considers to be the most significant are discussed below.

The process of preparing financial statements in conformity with accounting principles generally accepted in the United States of America ("GAAP") requires management to make estimates and assumptions that affect reported amounts of certain assets, liabilities, revenues and expenses. Arabella believes Arabella’s estimates and assumptions are reasonable; however, actual results may differ materially from such estimates.

The selection and application of accounting policies are an important process that changes as Arabella’s business changes and as accounting rules are developed. Accounting rules generally do not involve a selection among alternatives, but involve an implementation and interpretation of existing rules and the use of judgment to the specific set of circumstances existing in Arabella’s business.

Oil and Gas Properties

The accounting for Arabella’s business is subject to accounting rules that are unique to the oil and natural gas industry. There are two allowable methods of accounting for oil and natural gas business activities: the successful efforts method and the full cost method. Arabella follows the successful efforts method that requires that geological and geophysical costs and costs of carrying and retaining undeveloped properties are charged to expense as incurred. Costs of drilling exploratory wells that do not result in proved reserves are charged to expense. Depreciation, depletion, amortization and impairment of oil and gas properties are generally calculated on a well by well or lease or field basis versus the aggregated "full cost" pool basis under the full cost method. Additionally, gain or loss is generally recognized on all sales of natural gas and oil properties under the successful efforts method. As a result, Arabella’s financial statements will differ from those of companies that apply the full cost method since Arabella will generally reflect a lower level of capitalized costs as well as a lower oil and gas depreciation, depletion and amortization rate, and Arabella will have exploration expenses that full cost companies do not have.

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Under the full cost method, capitalized costs are amortized on a composite unit-of-production method based on proved natural gas and oil reserves. Under the full cost method, a company that maintains the same level of production year over year, may report significantly different the depreciation, depletion and amortization expense if estimated remaining reserves or future development costs change significantly. Proceeds from the sale of properties are accounted for as reductions of capitalized costs unless such sales involve a significant change in proved reserves and significantly alter the relationship between costs and proved reserves, in which case a gain or loss is recognized. The costs of unproved properties are excluded from amortization until the properties are evaluated.

Revenue

Arabella utilizes the sales method of accounting for oil, natural gas and natural gas liquids revenues whereby revenues, net of royalties, are recognized as the production is received by purchasers. The amount of gas sold may differ from the amount to which Arabella is entitled based on Arabella’s revenue interests in the properties. Arabella did not have any significant gas imbalance positions at June 30, 2013, or December 31, 2012.

Income Taxes

During 2013 and 2012, Arabella was not a taxable entity for federal income tax purposes. Accordingly, Arabella did not directly pay federal income tax. Arabella’s taxable income or loss, which may vary substantially from the net income or net loss Arabella reports in Arabella’s consolidated statement of income, is includable in the federal income tax returns of the member.

Arabella is subject to state income based taxes and Arabella uses the asset and liability method to account for state income taxes. Under this method of accounting for income taxes, deferred tax assets and liabilities are recognized for the future tax consequences attributable to differences between the consolidated financial statement carrying amounts of existing assets and liabilities and their respective tax bases. Deferred tax assets and liabilities are measured using enacted tax rates expected to apply to taxable income in the years in which those temporary differences are expected to be recovered or settled. The effect on deferred tax assets and liabilities of a change in enacted tax rates is recognized in the statements of operations in the period that includes the enactment date. Arabella had no deferred state income taxes for the six months ended June 30, 2013 or the year 2012.

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MANAGEMENT

Current Management

Prior to the Acquisition, our management is comprised of the following:

Name	Age	Position
Berke Bakay	35	Executive Chairman of the Board of Directors
Baris Merzeci	38	Chief Executive Officer and Director
Can Aydinoglu	38	Chief Financial Officer and Director

The biographical information for our current officers and directors is incorporated by reference to the section entitled “Directors, Senior Management and Employees” in Lone Oak’s Annual Report on Form 20-F for the year ended December 31, 2012 filed with the SEC on May 15, 2013.

Advisory Board

In addition to our board of directors, we have established an advisory board. Our Advisory Board is comprised of individuals who have the background and experience to assist us in evaluating our business strategies and development. Our special advisors will not participate in managing our operations. We have no formal arrangement or agreement with these individuals to provide services to us and accordingly, they have no contractual or fiduciary obligations to present business opportunities to us. We expect that members of the Advisory Board will provide advice, insight, contacts and other assistance to us based on their extensive industry experience and involvement in areas of activity that are strategic to us. In addition to individual meetings or phone conferences with members of the Advisory Board, we intend to conduct bi-annual meetings with the Advisory Board to discuss our strategy and industry trends.

The biographical information for our current advisory board members is incorporated by reference to the section entitled “Directors, Senior Management and Employees” in Lone Oak’s Annual Report on Form 20-F for the year ended December 31, 2012 filed with the SEC on May 15, 2013.

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Post-Acquisition Management

Following the Acquisition, our management will be comprised of the following individuals:

Name	Age	Title
Jason Hoisager	33	President and Director
Terry E. Sanford	58	Chief Financial Officer
Chad D. Elliott	36	Chief Operating Officer
Berke Bakay	35	Director
Richard J. Hauser	51	Director
William B. Heyn	41	Director

Jason Hoisager is the founder and President of Arabella Exploration, LLC a company he established in 2008 and which is actively acquiring and developing assets in the Delaware Basin of West Texas. Mr. Hoisager is also the founder and President of Arabella Petroleum Company, LLC, which currently is the operator for Arabella’s properties. He is responsible for asset acquisition, business planning and the overall management of a growing operating company. Prior to Arabella, Mr. Hoisager served as an independent landman and was instrumental in planning strategic land purchases, identifying investment partners, acquiring leases and marketing to operators seeking entry into the resource plays of North and West Texas. He began his career in 2005 as an independent landman acquiring leases, maintaining ownership reports and managing a land crew in Reeves County. Mr. Hoisager attended Texas Tech University where he studied Finance and Accounting and discovered his interest in the oil and gas industry.

Terry E. Sanford has been the Chief Financial Officer for Arabella Exploration LLC since August 2013. Mr. Sanford manages the Accounting, Finance and Investor Relations departments and roles for the company. Mr. Sanford is as CPA and has a bachelor’s degree in Accounting from Sam Houston State University and a MBA in Finance from the University of Houston. Mr. Sanford is currently on the Board of Directors of the Houston, Texas Chapter of Financial Executives International and previously served as the President of the Chapter. Mr. Sanford has served as the Controller, Chief Accounting Officer, Treasurer and Chief Financial Officer in various industries including manufacturing, construction, consumer products, financial services and real estate. Prior to joining Arabella, in 2013, Mr. Sanford was the Chief Financial Officer for Automation Technology, Inc. a privately owned company that manufactures actuators for valves on oil and gas pipelines. Mr. Sanford worked for Carriage Services, Inc. (NYSE: CSV) from 1997 to 2012 where he had substantial experience in public company financial reporting, investor relations and mergers and acquisitions. Mr. Sanford’s last position at Carriage Services, Inc. was Executive Vice President, Chief Financial Officer and Chief Accounting Officer. Prior to Carriage Services, Inc., Mr. Sanford was the Chief Financial Officer for Enduro Systems, Inc. from 1996 to 1997, a company that manufactured oil and gas refinery products nationally and internationally. Mr. Sanford worked for Petrolon, Inc., an oil lubricants company, from 1992 to 1995 as the Corporate Controller. Mr. Sanford also worked in public accounting from 1982 to 1992, including PricewaterhouseCoopers, in the audit department where he served various companies in the oil and gas industries, including Exploration and Production and Drilling Companies. Prior to his public accounting tenure, Mr. Sanford was the Treasurer for Farr Oil Tool, a privately owned company that manufactured oil and gas completion equipment.

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Chad D. Elliott is the Chief Operating Officer and Executive Vice President of Arabella, joining the company in 2012. Chad brings over 12 years of experience in drilling operations to Arabella and is responsible for all daily drilling activities as well as the long term organization of the Arabella drilling team. Prior to joining Arabella, From 1999 to 2011, Chad served in various capacities with Altura, Oxy Permian, Chesapeake and EOG Resources where he gained valued experience drilling in the Haynesville Shale, the Gulf Coast Region and the Permian Basin. Most recently, Chad served as Senior Drilling Engineer from 2011 to 2012 for Concho Resources where he supervised the New Mexico Shelf drilling program. Chad is a graduate of Texas Tech University and holds a Bachelor of Science in Petroleum Engineering.

Berke Bakay has been a member of our board of directors since inception. From inception until the close of the business combination, Mr. Bakay was the Executive Chairman of our board. Mr. Bakay has been the President and Chief Executive Officer of Kona Grill, Inc. (NASDAQ: KONA), an American grill and sushi bar (“Kona”) since January 2012. He has also serves on the board of directors of Kona. Mr. Bakay founded BBS Capital Management, LP, a Texas limited partnership that serves as the investment manager to the BBS Capital Fund, LP, in January 2008 and has served as its managing member since its formation. BBS Capital Fund, LP currently focuses its investments mainly in the United States and the People’s Republic of China in the consumer discretionary, education and media industries. Prior to forming BBS Capital Management, LP, Mr. Bakay was the co-founder and co-portfolio manager of Patara Capital, L.P., an investment management firm based in Dallas, Texas from January 2006 through December 2007. From May 2005 through January 2006, Mr. Bakay was an equity analyst at Southwest Securities, Inc., a subsidiary of SWS Group, Inc. (NYSE: SWS), a financial services company, where he covered the specialty retail industry. Mr. Bakay currently serves on the board of directors of Kona Grill, Inc. (NASDAQ: KONA), an American grill and sushi bar. Mr. Bakay graduated from Boston College, Carroll School of Management with a Bachelor of Science in finance and from Boston College, Carroll School of Management with a Master of Science in Finance.

Richard J. Hauser has served as a member of our advisory board since our inception and was elected to our board at the close of the business combination. Mr. Hauser has served as a director of Kona Grill, Inc. (NASDAQ: KONA) since December 2004. Mr. Hauser serves as the President and owner of Capital Real Estate, Inc., a commercial real estate development company based in Minneapolis, Minnesota, which he founded in 2001. In addition, Mr. Hauser is the Manager and owner of Net Lease Development, LLC, which is a controlled operating company under Capital Real Estate, Inc., as well as a member and managing partner of several other partnerships formed for real estate and related ventures. Prior to founding Capital Real Estate, Inc. and Net Lease Development, LLC, Mr. Hauser served as a partner with Reliance Development Company, LLC from 1992 to 2001, where he was responsible for the management, development, and sale of retail properties. Mr. Hauser has a strong executive background in commercial real estate and finance, with extensive experience in business operations and strategic planning.

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William B. Heyn has served as a member of our advisory board since our inception. Since 2007, Mr. Heyn has been Chief Executive Officer of Tritaurian Capital, Incorporated, a FINRA registered broker-dealer. From 2001 to the present, Mr. Heyn has been a Managing Director with Tritaurian Capital, Incorporated, and its predecessor companies. Tritaurian Capital serves small and middle market companies with investment banking, specialty financing and mergers and acquisitions advisory. Additionally, Mr. Heyn is a Managing Partner of Tritaurian Resources, Incorporated an international commodities broker and advisory firm. From 2004 to the present, Mr. Heyn has been a partner in E. J. McKay & Co., Inc., an international investment bank based in Shanghai. Prior to 2001, Mr. Heyn held various investment banking positions in the financial industry including in the Investment Banking Division of Merrill Lynch, the Mergers and Acquisitions Group of J. P. Morgan and the Corporate Finance Department of Morgan Stanley. Mr. Heyn was an advisor to CS China Acquisition Corp., a Specified Purpose Acquisition Corporation that subsequently merged with a target in China to form Asia Entertainment & Resources Ltd., which is listed on the NASDAQ Stock Market (NASDAQ: AERL). Mr. Heyn was an advisor to China Unistone Acquisition Corp., a Specified Purpose Acquisition Corporation that subsequently merged with a target in China to form Yucheng Technologies Limited, which is listed on the Nasdaq Capital Market (NASDAQ: YTEC). Mr. Heyn received a B.A. from Yale University with majors in history and political science and currently holds Series 7, 24, 63, 79 and 99 securities licenses.

Family relationships

Chad D. Elliott, Arabella’s Chief Operating Officer and Executive Vice President, is the son of Bill Elliott who is Arabella’s production engineer.

Litigation

There is no pending litigation.

Board Committees

Our board of directors has established an audit committee, a compensation committee and a governance and nominating committee. Upon completion of the Acquisition these committees will remain in place and the new independent directors will be appointed to these committees as described below.

Due to our lack of operations and size, we did not designate an Audit Committee. Furthermore, our Ordinary Shares are quoted on the OTC Bulletin Board, which does not maintain any listing requirements mandating the establishment of any particular committees. Our board of directors acts as our audit committee and performs equivalent functions, such as: recommending a firm of independent certified public accountants to audit the annual financial statements; reviewing the independent auditor’s independence, the financial statements and their audit report; and reviewing management’s administration of the system of internal accounting controls. At the present time, we believe that the members of the board of directors are collectively capable of analyzing and evaluating our financial statements and understanding internal controls and procedures for financial reporting.

For these same reasons, we did not have any other separate committees prior to the Acquisition. All functions of a nominating committee, audit committee and compensation committee were, and continue to be performed by our board of directors.

Code of Ethics

We have not yet adopted a code of ethics.

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DIRECTOR AND EXECUTIVE COMPENSATION

Director and Executive Compensation Prior to Acquisition

Employment Agreements

We have not entered into any employment agreements with our executive officers, and have not made any agreements to provide benefits upon termination of employment.

Executive Officers and Director Compensation

None of our directors or officers have received any cash compensation for services rendered to us. Our initial shareholders purchased 1,150,000 Ordinary Shares (123,375 of which were forfeited by them because the underwriters’ did not exercise a portion of the over-allotment option in the IPO) for an aggregate consideration of $25,000. In addition, we issued to certain of our initial shareholders and certain of their designees, in a private placement occurring simultaneously with the IPO, an aggregate of 6,600,000 warrants for an aggregate consideration of $2,310,000. We believe that because our officers and directors own such shares, no compensation (other than reimbursement of out-of-pocket expenses) is necessary and such persons have agreed to serve in their respective role without compensation.

We have agreed to pay to BBS Capital Fund, LP and Rampant Dragon, LLC a total of $7,500 per month for office space, administrative services and secretarial support for a period commencing on March 16, 2011 and ending on the earlier of our consummation of a business combination or the liquidation of the Trust Account. BBS Capital Fund, LP is an affiliate of Berke Bakay, our Executive Chairman. Rampant Dragon, LLC is one of our shareholders. This arrangement was agreed to by BBS Capital Fund, LP and Rampant Dragon, LLC for our benefit and is not intended to provide BBS Capital Fund, LP and Rampant Dragon, LLC compensation in lieu of a management fee or other remuneration because it is anticipated that the expenses to be paid by BBS Capital Fund, LP and Rampant Dragon, LLC will approximate the monthly reimbursement. We believe that such fees are at least as favorable as we could have obtained from an unaffiliated third party.

Other than this $7,500 per month fee, no compensation of any kind, including finder’s and consulting fees, will be paid to our officers, directors, initial shareholders or any of their respective affiliates, for services rendered prior to or in connection with a business combination. However, our officers and directors and their respective affiliates will receive reimbursement for any reasonable out-of-pocket expenses incurred by them in connection with identifying, investigating and consummating a potential business combination with one of more target businesses. There are no limitations on the amount of expenses for which they can seek reimbursement, provided such expenses were incurred for our benefit. There will be no review of the reasonableness of the expenses by anyone other than our board of directors, which includes persons who may seek reimbursement, or a court of competent jurisdiction if such reimbursement is challenged. To the extent such out-of-pocket expenses exceed the available proceeds not deposited in the Trust Account, such out-of-pocket expenses would not be reimbursed by us unless we consummate our initial business combination.

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We have not set aside any amount of assets for pension or retirement benefits.

Director and Executive Compensation Post-Acquisition

Director Compensation

We currently do not pay any compensation to members of our board of directors. Future compensation to be paid to our directors, if any, will be determined following the closing of the Acquisition.

Executive Compensation

Overview of our Executive Compensation

Arabella Petroleum Company currently pays annual cash compensation to each of Jason Hoisager, Terry E. Sanford and Chad D. Elliott of $300,000, $280,000 and $275,000, respectively. The combined company following the closing of the Acquisition expects to continue compensation at such levels.

Grants of Plan Based Awards

None of our named executives currently participates in or have account balances in any plan based award programs. Future bonus plans will be adopted by the board of directors after the Acquisition closes.

Employment Agreements

We have not yet entered into any employment agreements with our named executives. We plan to negotiate employment agreements with our executive officers after the Acquisition.

Outstanding Equity Awards at Fiscal Year-End; Option Exercises and Stock Vested

As of the date hereof, none of our named executives have ever held options to purchase interests in us or other awards with values based on the value of our interests.

Pension Benefits

None of our named executives currently participates in or has account balances in qualified or nonqualified defined benefit plans sponsored by us.

Nonqualified Deferred Compensation

None of our named executives currently participates in or has account balances in nonqualified defined contribution plans or other deferred compensation plans maintained by us.

Potential Payments upon Termination or Change in Control

None of our named executives will be entitled to any payments upon termination or change in control of our company following the Acquisition.

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DESCRIPTION OF SECURITIES

The information under the heading “Description of Securities” in Lone Oak’s registration statement on Form F-1 (File No. 333-172334), initially filed with the Securities and Exchange Commission on February 18, 2011, as amended, is hereby incorporated by reference.

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THE OFFER

General

Upon the terms and subject to certain conditions of the Offer, we will purchase up to 505,636 Ordinary Shares validly tendered in the Offer and not properly withdrawn, in accordance with “Withdrawal Rights” described below, before the Expiration Date, at a Purchase Price of $8.21 per share, net to the sellers in cash, without interest, for a total maximum Purchase Price of up to $4,153,969, as further described below under the heading “Purchase Price.” The holders of Ordinary Shares issued prior to our IPO, which consists of our officers and directors and their affiliates, have agreed not to tender their shares in this Offer.

The Offer is not conditioned on any minimum number of Ordinary Shares being tendered in the Offer. The Offer is, however, subject to certain other conditions, including the Maximum Tender Condition and the Acquisition Condition. See “The Offer — Conditions of the Offer.”

Only Ordinary Shares validly tendered in the Offer and not properly withdrawn will be purchased pursuant to the Offer. All Ordinary Shares tendered in the Offer and not purchased pursuant to the Offer will be returned to the tendering shareholders at our expense promptly following the Expiration Date.

Purchase Price

The Purchase Price is $8.21 per share. The Purchase Price has been calculated based on the requirement in our Articles of Association that requires that the redemption price payable per Ordinary Share shall be equal to the amount held in the Trust Account (excluding interest earned thereon and taxes payable) as of the commencement of the tender offer, divided by the total number of outstanding Ordinary Shares sold as part of the units in our IPO. Under the terms of our Articles of Association and the agreement governing the Trust Account, each as amended, we are required to conduct the Offer in accordance with the terms of our Articles of Association, including the requirement related to the Purchase Price. See “The Offer-Extension of the Offer; Termination; Amendment.”

If we modify the price that may be paid for Ordinary Shares from $8.21, then the Offer must remain open for at least 10 business days following the date that notice of the modification is first published, sent or given. For the purposes of the Offer, a “business day” means any day other than a Saturday, Sunday or U.S. federal holiday and consists of the time period from 12:01 a.m. through 12:00 midnight, New York City time. See “The Offer — Extensions of the Offer; Termination; Amendment.”

No Proration in Offer

The Offer is subject to certain conditions, including the Maximum Tender Condition that no more than 505,636 Ordinary Shares are validly tendered in the Offer and not properly withdrawn prior to the Expiration Date and the Acquisition Condition that the Acquisition consummated on or before December 24, 2013. Accordingly, if either the Acquisition Condition or the Maximum Tender Condition has not been satisfied, we will extend or terminate the Offer. Under no circumstances will the number of Ordinary Shares tendered be prorated.

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This Offer to Purchase and the related Letter of Transmittal for the Ordinary Shares will be mailed to record holders of the Ordinary Shares and will be furnished to brokers, dealers and other nominee shareholders and similar persons whose names, or the names of whose nominees, appear on Lone Oak’s Shareholder list or, if applicable, who are listed as participants in a clearing agency’s security position listing for subsequent transmittal to beneficial owners of shares.

Purpose of the Offer

On October 23, 2013, Lone Oak and Arabella entered into the Merger Agreement, as more fully described herein. We will have until December 24, 2013 to consummate a business combination. If we are unable to consummate a business combination by the such date, our Articles of Association require us to liquidate the Trust  Account and distribute the proceeds to our public shareholders. Our board of directors has (i) approved our making the Offer, (ii) declared the advisability of the Acquisition, and (iii) determined that the Acquisition is in the best interests of Lone Oak’s shareholders. If you tender your Ordinary Shares in the Offer, you will not be a shareholder of Lone Oak after the Acquisition and, therefore, our board of directors recommends that you do not accept the Offer with respect to your Ordinary Shares. However, you must make your own decision as to whether to tender your Ordinary Shares and, if so, how many Ordinary Shares to tender. In doing so, you should read carefully the information in this Offer to Purchase and in the Letter of Transmittal, including the purposes and effects of the Offer. See “The Offer — Purpose of the Offer; Certain Effects of the Offer.” You should discuss whether to tender your Ordinary Shares with your broker or other financial advisor, if any. See “Risk Factors” for a discussion of risks that you should consider before deciding whether to participate in this Offer.

This Offer is being made in connection with the Acquisition to provide our shareholders an opportunity to redeem their Ordinary Shares for a pro-rata portion of our Trust Account in the event the Acquisition is consummated. The Offer is an isolated transaction and is not made pursuant to a plan to periodically increase the proportionate interest of a shareholder in the assets or earnings and profits of Lone Oak.

Our board of directors has (i) approved the Offer, (ii) declared the advisability of the Acquisition, and (iii) determined that the Acquisition is in the best interests of Lone Oak’s shareholders. If you tender your Ordinary Shares into the Offer, you will not be a shareholder of Lone Oak after the Acquisition and, therefore, our board of directors recommends that you do not accept the Offer with respect to your Ordinary Shares. The Board took into consideration the both the historical achievements of Arabella as well as its position with leases and technical expertise for further growth. The Board believes that the Delaware Basin will continue and grow as a major oil & gas producing area. The Board further believes that the U.S. oil & gas industry will remain strong subject to its typical cyclicality. However, you must make your own decision as to whether to tender your Ordinary Shares pursuant to the Offer and, if so, how many Ordinary Shares to tender. In doing so, you should read carefully the information in this Offer to Purchase and the Letter of Transmittal, including the purposes and effects of the Offer. You should discuss whether to tender your Ordinary Shares with your broker, if any, or other financial advisor.

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Certain Effects of the Offer

Approximately $4,153,969 will be required to purchase Ordinary Shares in the Offer at the Purchase Price of $8.21 per share if the Offer is fully subscribed. In addition, we estimate approximately $50,000 will be required to pay fees and expenses specifically related to the Offer, including costs for legal, accounting, printing and EDGAR filings, services of the Information Agent, services of the Depositary for distribution and handling of Offer materials and other services related to the Offer. The Offer as to Ordinary Shares will be funded from funds from our Trust Account substantially concurrent with the consummation of the Acquisition. Ordinary Shares acquired pursuant to the Offer will be retired and cancelled.

Notwithstanding the foregoing, we reserve the right to change our plans and intentions at any time, as we deem appropriate.

Scheduled Expiration of Offer

The Offer is scheduled to expire at 11:59 p.m., New York City time, on Tuesday, November 26, 2013, unless the Offer is otherwise extended, which may depend on the timing and process of SEC review of the Offer to Purchase, or terminated (the “Expiration Date”).

Procedures for Tendering Ordinary Shares

Valid Tender of Ordinary Shares

For a shareholder to make a valid tender of Ordinary Shares under the Offer, the Depositary must receive, at its address set forth on the back cover of this Offer to Purchase, and prior to the Expiration Date, the certificates for the Ordinary Shares you wish to tender, or confirmation of receipt of the Ordinary Shares pursuant to the procedure for book-entry transfer described below, together with a validly completed and duly executed Letter of Transmittal, including any required signature guarantees, or an Agent’s Message (as defined below) in the case of a book-entry transfer, and any other required documents.

If a broker, dealer, commercial bank, trust company or other nominee holds your Ordinary Shares, you must contact your broker or nominee to tender your Ordinary Shares. It is likely they have an earlier deadline for you to act to instruct them to tender shares on your behalf. We urge shareholders who hold Ordinary Shares through nominees to consult their nominees to determine whether transaction costs may apply if shareholders tender shares through the nominees and not directly to the Depositary.

Election to Participate in Offer

In the Letter of Transmittal, holders of Ordinary Shares will need to indicate their election to participate in the Offer. An election to participate in the Offer shall be a binding agreement to comply with the terms of the Offer, subject to the Withdrawal Rights. Tendering shareholders must make an election to participate in the Offer, and any Letter of Transmittal that fails to indicate this election will be incomplete and will not be accepted in the Offer.

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Separation Of Units

You may tender Ordinary Shares held as part of a unit in the Offer. If any or all of your Ordinary Shares are held as part of a Unit, you will need to separate the Unit and undertake all actions necessary to allow for tender of the separated share. For specific instructions regarding separation of units, please see the letter from your broker/nominee, which includes an instruction form for your completion which provides a box to check to request separation of the units.

Signature Guarantees

No signature guarantee will be required on a Letter of Transmittal if:

•	the registered holder of the Ordinary Shares (including, for purposes hereof, any participant in DTC whose name appears on a security position listing as the owner of the Ordinary Shares) tendered in the Offer and the holder has not completed either the box entitled “Special Delivery Instructions” or the box entitled “Special Payment Instructions” on the Letter of Transmittal; or

•	Ordinary Shares are tendered in the Offer for the account of a bank, broker, dealer, credit union, savings association or other entity that is a member in good standing of the Securities Transfer Agents Medallion Program or an “eligible guarantor institution,” as the term is defined in Rule 17Ad-15 under the Exchange Act (each of the foregoing constituting an “eligible institution”). See Instruction 1 to the Letter of Transmittal applicable to the Ordinary Shares.

Except as described above, all signatures on any Letter of Transmittal for securities tendered in the Offer must be guaranteed by an eligible institution. If a certificate is registered in the name of a person other than the person executing a Letter of Transmittal, or if payment is to be made, or securities not purchased or tendered are to be issued and returned, to a person other than the registered holder, then the certificate must be endorsed or accompanied by an appropriate stock power, in either case signed exactly as the name of the registered holder or owner appears on the certificate, with the signatures on the certificate guaranteed by an eligible institution.

In all cases, payment for securities tendered and accepted for payment pursuant to the Offer will be made only after timely receipt by the Depositary of certificates for the Ordinary Shares tendered (or a timely confirmation of the book-entry transfer of the securities into the Depositary’s account at DTC, as described above), a properly completed and duly executed Letter of Transmittal including any required signature guarantees, or an Agent’s Message (as defined below) in the case of a book-entry transfer, and any other documents required by the Letter of Transmittal.

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Method of Delivery

The method of delivery of all documents, including certificates for Ordinary Shares, the Letter of Transmittal and any other required documents, is at the sole election and risk of the tendering shareholder. Ordinary Shares will be deemed delivered only when actually received by the Depositary (including, in the case of a book-entry transfer, by book-entry confirmation). If delivery is by mail, we recommend registered mail with return receipt requested, properly insured. In all cases, sufficient time should be allowed to ensure timely delivery.

Book-Entry Delivery

For purposes of the Offer, the Depositary will establish an account with respect to the Ordinary Shares at DTC within two business days after the date of this Offer to Purchase. Any financial institution that is a participant in DTC’s system may make book-entry delivery of securities by causing DTC to transfer those securities into the Depositary’s account in accordance with DTC’s procedures for that transfer. Although delivery of securities may be effected through a book-entry transfer into the Depositary’s account at DTC, a properly completed and duly executed Letter of Transmittal with any required signature guarantees, or an Agent’s Message, and any other required documents must be transmitted to and received by the Depositary at its address on the back cover of this Offer to Purchase before the Expiration Date.

The confirmation of a book-entry transfer of shares into the Depositary’s account at DTC is referred to herein as “book-entry confirmation.” Delivery of documents to DTC in accordance with DTC’s procedures will not constitute delivery to the Depositary.

The term “Agent’s Message” means a message transmitted by DTC to, and received by, the Depositary and forming a part of a book-entry confirmation, stating that DTC has received an express acknowledgement from the DTC participant tendering shares that such DTC participant has received and agrees to be bound by the terms of the Letter of Transmittal and that Lone Oak may enforce such agreement against the DTC participant.

Return of Unpurchased Ordinary Shares

If any tendered Ordinary Shares are not purchased pursuant to the Offer, or if less than all Ordinary Shares evidenced by a shareholder’s certificates are tendered, certificates representing the unpurchased Ordinary Shares will be returned promptly after the expiration or termination of the Offer or, in the case of Ordinary Shares tendered by book-entry transfer at DTC, the Ordinary Shares will be credited to the appropriate account maintained by the tendering shareholder at DTC, in each case without expense to the shareholder.

Tendering Shareholders’ Representations and Warranties; Tender Constitutes an Agreement

It is a violation of Rule 14e-4 promulgated under the Exchange Act for a person acting alone or in concert with others, directly or indirectly, to tender securities for such person’s own account unless at the time of tender and at the Expiration Date such person has a “net long position” within the meaning of Rule 14e-4 promulgated under the Exchange Act, in the securities or equivalent securities at least equal to the securities being tendered and will deliver or cause to be delivered such securities for the purpose of tendering to us within the period specified in the Offer. A tender of securities made pursuant to any method of delivery set forth herein will constitute the tendering shareholder’s acceptance of the terms and conditions of the Offer, as well as the tendering shareholder’s representation and warranty to us that (i) such shareholder has a “net long position” in securities or the equivalent securities at least equal to the securities being tendered within the meaning of Rule 14e-4 and (ii) such tender of securities complies with Rule 14e-4.

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A tender of securities in the Offer made pursuant to any method of delivery set forth herein will also constitute a representation and warranty to us that the tendering shareholder has full power and authority to tender, sell, assign and transfer the securities so tendered, and that, when the same are accepted for purchase by us, we will acquire good, marketable and unencumbered title thereto, free and clear of all security interests, liens, restrictions, claims, encumbrances and other obligations relating to the sale or transfer of the securities, and the same will not be subject to any adverse claim or right.

Any tendering shareholder will, on request by the Depositary or us, execute and deliver any additional documents deemed by the Depositary or us to be necessary or desirable to complete the sale, assignment and transfer of the securities tendered, all in accordance with the terms of the Offer.

All authority conferred or agreed to be conferred by delivery of the Letter of Transmittal shall be binding on the successors, assigns, heirs, personal representatives, executors, administrators and other legal representatives of the tendering shareholder and shall not be affected by, and shall survive, the death or incapacity of such tendering shareholder.

A tender of securities made pursuant to any method of delivery set forth herein will also constitute an acknowledgement by the tendering shareholder that: (i) the offer is discretionary and may be extended, modified, or terminated by us as provided herein; (ii) such shareholder is voluntarily participating in the Offer; (iii) the future value of the Ordinary Shares is unknown and cannot be predicted with certainty; (iv) such shareholder has been advised to read this entire Offer to Purchase including the Appendix thereto; (v) such shareholder has been advised to consult his, her or its tax and financial advisors with regard to how the Offer will impact the tendering shareholder’s specific situation; (vi) any foreign exchange obligations triggered by such shareholder’s tender of Ordinary Shares or receipt of proceeds are solely his, her or its responsibility; and (vii) regardless of any action that we take with respect to any or all income tax, withholding tax, transfer tax or other tax-related items (“Tax Items”) related to the Offer and the disposition of Ordinary Shares, such shareholder acknowledges that the ultimate liability for all Tax Items is and remains his, her or its sole responsibility. In that regard, a tender of Ordinary Shares shall authorize us to withhold all applicable Tax Items from any amounts payable to a tendering shareholder. Our acceptance for payment of securities tendered pursuant to the Offer will constitute a binding agreement between the tendering shareholder and us upon the terms and subject to certain conditions of the Offer.

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Determination of Validity; Rejection of Ordinary Shares; Waiver of Defects; No Obligation to Give Notice of Defects

All questions as to the number of Ordinary Shares to be accepted and the validity, form, eligibility (including time of receipt) and acceptance for payment of Ordinary Shares will be determined by us, in our sole discretion, and our determination will be final and binding on all parties. We reserve the absolute right to reject any or all tenders we determine not to be in proper form or the acceptance for payment of or payment for which may, in the opinion of our counsel, be unlawful. We also reserve the absolute right to waive any conditions of the Offer with respect to all tendered Ordinary Shares or waive any defect or irregularity in any tender with respect to any particular Ordinary Shares or any particular shareholder whether or not we waive similar defects or irregularities in the case of other shareholders. No tender of securities will be deemed to have been validly made until all defects or irregularities have been cured or waived. We will not be liable for failure to waive any condition of the Offer, or any defect or irregularity in any tender of Ordinary Shares. None of Lone Oak, the Information Agent, the Depositary or any other person will be obligated to give notification of defects or irregularities in tenders or incur any liability for failure to give notification. Our interpretation of the terms of and conditions to the Offer, including the Letter of Transmittal and the instructions thereto, will be final and binding on all parties. By tendering Ordinary Shares, you agree to accept all decisions we make concerning these matters and waive any rights you might otherwise have to challenge those decisions.

Lost or Destroyed Certificates

If any certificate representing Ordinary Shares has been lost, destroyed or stolen, the shareholder should complete the Letter of Transmittal, indicate the certificate(s) representing Ordinary Shares is lost and return it to the Depositary. The shareholder will then be instructed as to the steps that must be taken in order to replace the certificate. The Letter of Transmittal and related documents cannot be processed until the procedures for replacing lost or destroyed certificates have been completed. Shareholders are requested to contact the Depositary immediately in order to permit timely processing of this documentation.

Withdrawal Rights

You may withdraw securities that you have previously tendered pursuant to the Offer at any time prior to the Expiration Date namely 11:59 p.m. Tuesday, November 26, 2013. You may also withdraw your previously tendered securities at any time after 11:59 p.m., New York City time, on November 26, 2013 if not accepted prior to such time. Except as this section otherwise provides, tenders of Ordinary Shares are irrevocable.

For a withdrawal to be effective, a valid written notice of withdrawal must (i) be received in a timely manner by the Depositary at one of its addresses set forth on the back cover of this Offer to Purchase and (ii) specify the name of the person having tendered the Ordinary Shares to be withdrawn, the number of Ordinary Shares to be withdrawn and the name of the registered holder of the Ordinary Shares to be withdrawn, if different from the name of the person who tendered the shares. To be effective, a notice of withdrawal must be in writing.

If a shareholder has used more than one Letter of Transmittal or has otherwise tendered Ordinary Shares in more than one group of Ordinary Shares, the shareholder may withdraw Ordinary Shares using either separate notices of withdrawal or a combined notice of withdrawal, so long as the information specified above is included.

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If certificates for Ordinary Shares to be withdrawn have been delivered or otherwise identified to the Depositary, then, prior to the physical release of those certificates, the shareholder must submit the serial numbers shown on those certificates to the Depositary and, unless an eligible institution has tendered those Ordinary Shares, an eligible institution must guarantee the signatures on the notice of withdrawal. If Ordinary Shares have been delivered in accordance with the procedures for book-entry transfer described in “— Procedures for Tendering Ordinary Shares” above, any notice of withdrawal must also specify the name and number of the account at DTC to be credited with the withdrawn shares and must otherwise comply with DTC’s procedures.

Withdrawals of tenders of securities may not be rescinded, and any securities properly withdrawn will thereafter be deemed not validly tendered for purposes of the Offer. Withdrawn securities may be retendered at any time prior to the Expiration Date by again following one of the procedures described in this section.

All questions as to the form and validity, including the time of receipt, of notices of withdrawal, will be determined by us, in our sole discretion, and our determination will be final and binding on all parties. We reserve the absolute right to waive any defect or irregularity in the withdrawal of securities by any shareholder, whether we waive similar defects or irregularities in the case of other shareholders. None of Lone Oak, the Information Agent, the Depositary or any other person will be obligated to give notice of any defects or irregularities in any notice of withdrawal, nor will any of them incur liability for failure to give any notice.

If we extend the Offer, are delayed in our purchase of securities or are unable to purchase securities under the Offer for any reason, then, without prejudice to our rights under the Offer, the Depositary may, subject to applicable law, retain tendered Ordinary Shares on our behalf. Such Ordinary Shares may not be withdrawn except to the extent tendering shareholders are entitled to withdrawal rights as described in this section. Our reservation of the right to delay payment for Ordinary Shares which we have accepted for payment is limited by Rule 13e-4(f)(5) promulgated under the Exchange Act, which requires that we must pay the consideration offered or return the securities tendered promptly after termination or withdrawal of a tender offer.

Purchase of Ordinary Shares and Payment of Purchase Price

Upon the terms and subject to the conditions of the Offer, which conditions shall be satisfied or waived prior to the expiration of the Offer, promptly following the Expiration Date (but in no event later than three business days after the Expiration Date), we will accept for payment and pay for (and thereby purchase) up to 505,636 shares validly tendered in the Offer and not properly withdrawn on or before the Expiration Date. If more than 505,636 shares have been validly tendered in the Offer and not properly withdrawn prior to the Expiration Date or if the Acquisition Condition has not been satisfied, we will either extend the Offer or terminate the Offer and will promptly return all Ordinary Shares tendered at our expense. Under no circumstances will the number of Ordinary Shares tendered be prorated. The holders of Ordinary Shares issued prior to our IPO, which consists of our officers and directors and their affiliates, have agreed not to tender their shares in this Offer.

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For purposes of the Offer, we will be deemed to have accepted for payment (and therefore purchased), subject to the terms and conditions of the Offer, Ordinary Shares that are validly tendered in the Offer and not properly withdrawn only when, as and if we give oral or written notice to the Depositary of our acceptance of the Ordinary Shares for payment pursuant to the Offer.

In all cases, payment for Ordinary Shares tendered and accepted for payment in the Offer will be made promptly, but only after timely receipt by the Depositary of certificates for shares, or a timely book-entry confirmation of Ordinary Shares into the Depositary’s account at the DTC, a properly completed and duly executed Letter of Transmittal, or an Agent’s Message in the case of a book-entry transfer, and any other required documents. In no event shall payment for Ordinary Shares tendered be made unless the conditions to the Offer including the Acquisition Condition and Maximum Tender Condition have been satisfied. We will make prompt payment upon satisfaction of the offering conditions, but in no event later than three business days after the Expiration Date.

Lone Oak will pay for Ordinary Shares purchased in the Offer by depositing the aggregate Purchase Price with the Depositary, which will act as agent for tendering shareholders for the purpose of receiving payment from us and transmitting payment to tendering shareholders.

Certificates for all Ordinary Shares tendered in the Offer and not purchased will be returned or, in the case of Ordinary Shares tendered by book-entry transfer, will be credited to the account maintained with DTC by the broker/dealer participant who delivered the securities, to the tendering shareholder at our expense promptly after the Expiration Date or termination of the Offer, without expense to the tendering shareholders.

Under no circumstances will we pay interest on the Purchase Price, including, but not limited to, by reason of any delay in making payment. In addition, if certain events occur, we may not be obligated to purchase Ordinary Shares pursuant to the Offer. See “— Conditions of the Offer” below.

We will not pay any transfer taxes, if any, payable on the transfer to us, of Ordinary Shares purchased pursuant to the Offer. If payment of the Purchase Price is to be made to, or (in the circumstances permitted by the Offer) unpurchased Ordinary Shares are to be registered in the name of, any person other than the registered holder, or if tendered certificates are registered in the name of any person other than the person signing the Letter of Transmittal, the amount of all transfer taxes, if any (whether imposed on the registered holder or the other person), payable on account of the transfer to the person, will be deducted from the Purchase Price unless satisfactory evidence of the payment of the transfer taxes, or exemption from payment of the transfer taxes, is submitted.

We urge shareholders who hold Ordinary Shares through a broker, dealer, commercial bank, trust company or other nominee to consult their nominee to determine whether transaction costs are applicable if they tender securities through their nominee and not directly to the Depositary.

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Conditions of the Offer

Notwithstanding any other provision of the Offer, and in addition to (and not in limitation of) our rights to extend and/or amend the Offer at any time, we will not be required to accept securities tendered and we may terminate or amend the Offer, or postpone our acceptance of the securities that you elect to tender, subject to the rules under the Exchange Act, including Rule 13e-4(f)(5), at the then-scheduled Expiration Date (as it may be extended) any of the following events has occurred, or has been determined by us to have occurred, and, in our reasonable judgment in any case, the occurrence of such event or events makes it inadvisable for us to proceed with the Offer:

•	the Acquisition having been consummated (we refer to this condition, which is not waivable, as the “Acquisition Condition”); and

•	no more than 505,636 Ordinary Shares having been validly tendered and not properly withdrawn prior to the Expiration Date (we refer to this condition, which is not waivable, as the “Maximum Tender Condition”).

The Acquisition is conditioned on completion of the Offer and a number of other customary conditions. We refer to the conditions to the Offer, including the Acquisition Condition and the Maximum Tender Condition, as the “offer conditions.”

Furthermore, we will not accept for payment, purchase or pay for any securities tendered, and may terminate, or amend the Offer or may postpone, in accordance with Rule 13e-4(f)(5) under the Exchange Act, the acceptance for payment of, or the purchase of and the payment for securities tendered until the SEC has advised us that they have no further comment with respect to the Offer and its related documents. We have agreed to extend the term of the Offer until such time, and intend to provide interim amendments to the Offer electronically via filings with the SEC to our shareholders, as we receive notification from the SEC that it has no further comment regarding this Offer. At that time, we will redistribute the Offer, as amended or supplemented, and its related Letter of Transmittal to our shareholders, setting forth a final Expiration Date.

Furthermore, notwithstanding any other provisions of the Offer, and in addition to (and not in limitation of) the rights and obligations of Lone Oak to extend, terminate and/or modify the Offers, we will not be required to accept for payment, purchase or, subject to the applicable rules and regulations of the SEC, pay for any securities tendered, and may terminate or amend the Offer or may postpone, in accordance with Rule 13e-4(f)(5) under the Exchange Act, the acceptance for payment of, or the purchase of and the payment for securities tendered, subject to the rules under the Exchange Act, if any of the following shall have occurred:

•	any governmental authority shall have enacted, issued, promulgated, enforced or entered any law (whether temporary, preliminary or permanent) or order that is then in effect and has the effect of making the Acquisition illegal or otherwise preventing or prohibiting consummation of the Acquisition; or

•	a material adverse effect with respect to Lone Oak shall have occurred since the date of this Offer to Purchase.

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The conditions referred to above are for our sole benefit and may be asserted by us regardless of the circumstances (other than any action or omission to act by us) giving rise to any condition, and may be waived by us, in whole or in part, at any time and from time to time in our reasonable discretion. Our failure at any time to exercise the foregoing rights will not be deemed a waiver of any right, and each such right will be deemed an ongoing right that may be asserted at any time prior to the Expiration Date and from time to time. However, once the Offer has expired, then all of the conditions to the Offer must have been satisfied or waived. In certain circumstances, if we waive the conditions described above, we may be required to extend the Expiration Date. Only a court of competent jurisdiction can make a determination concerning the events described above that will be final and binding on all parties. Shareholders may challenge any determination that we make with respect to such matters.

You should evaluate current market quotes and trading volume for the Ordinary Shares, among other factors, before deciding whether or not to accept the Offer. See “Market Price Information” and “Risk Factors.”

Source and Amount of Funds

Approximately $4,153,969 will be required to purchase Ordinary Shares in the Offer at the Purchase Price of $8.21 per share if the Offer is fully subscribed. In addition, we estimate approximately $50,000 will be required to pay fees and expenses specifically related to the Offer, including costs for legal, accounting, printing and EDGAR filings, services of the Information Agent, services of the Depositary for distribution and handling of Offer materials and other services related to the Offer. The Offer as to Ordinary Shares will be funded from funds from our Trust Account substantially concurrent with the consummation of the Acquisition. Ordinary Shares acquired pursuant to the Offer will be retired and cancelled.

Certain Information Concerning Lone Oak and the Acquisition

Set forth elsewhere in this Offer to Purchase is information concerning Lone Oak and the Acquisition. Shareholders are urged to review such information prior to making a decision whether to tender their securities.

Interests of Directors and Executive Officers; Transactions and Arrangements Concerning the Securities

See “Interests of Certain Persons in the Acquisition,” herein for information related to the proposed Acquisition and the interests of the management of Lone Oak in the Acquisition.

Holders of our Ordinary Shares issued prior to our initial public offering, including our officers and directors, have agreed not to participate in the Offer with respect to such shares. Based on our records and on information provided to us by our directors, executive officers, affiliates and subsidiaries, neither we nor any of our directors, executive officers, affiliates or subsidiaries have effected any transactions involving our securities during the 60 days prior to October 25, 2013.

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Certain Legal Matters; Regulatory Approvals

The Offer and the transaction contemplated by this Offer to Purchase are subject to the Tender Offer Rules under Securities Exchange Act of 1934, as amended.

Except as otherwise discussed herein, we are not aware of any license or regulatory permit that is material to our businesses that might be adversely affected by our acquisition of Ordinary Shares pursuant to the Offer or of any approval or other action by any government or governmental, administrative or regulatory authority or agency, domestic, foreign or supranational, that would be required for our acquisition or ownership of Ordinary Shares pursuant to the Offer. Should any approval or other action be required, we presently contemplate that we will seek that approval or other action. We are unable to predict whether we will be required to delay the acceptance for payment of or payment for Ordinary Shares tendered pursuant to the Offer pending the outcome of any such matter. There can be no assurance that any approval or other action, if needed, would be obtained or would be obtained without substantial cost or conditions or that the failure to obtain the approval or other action might not result in adverse consequences to our business and financial condition.

Extension of the Offer; Termination; Amendment

We expressly reserve the right, at any time and from time to time prior to the scheduled Expiration Date, and regardless of whether any of the events set forth in “— Conditions of the Offer” shall have occurred or are deemed by us to have occurred, to extend the period of time during which the Offer is open and thereby delay acceptance for payment of, and payment for, any Ordinary Shares if we determine such extension is required by applicable law or regulations. We will effect any such extension by giving oral or written notice of such extension to the Depositary and making a public announcement of the extension. We also expressly reserve the right, in our sole discretion, to terminate the Offer and reject for payment and not pay for any securities not theretofore accepted for payment or paid for or, subject to applicable law, to postpone payment for securities upon the occurrence of any of the conditions specified in “— Conditions of the Offer” by giving oral or written notice of the termination or postponement to the Depositary and making a public announcement of the termination or postponement. Our reservation of the right to delay payment for securities which we have accepted for payment is limited by Rule 13e-4(f)(5) under the Exchange Act, which requires that we must pay the consideration offered or return the securities tendered promptly after termination or withdrawal of a tender offer. Subject to compliance with applicable law (including Rule 13e-4 under the Exchange Act), we further reserve the right, in our sole discretion, and regardless of whether any of the events set forth in “— Conditions of the Offer” have occurred or are deemed by us to have occurred, to amend the Offer prior to the Expiration Date to increase the consideration offered in the Offer, or otherwise if we determine such other amendments are required by applicable law or regulation. Amendments to the Offer may be made at any time and from time to time by public announcement. In the case of an extension of the Offer, such amendment must be issued no later than 9:00 a.m., New York City time, on the next business day after the last previously scheduled or announced Expiration Date. Any public announcement made pursuant to the Offer will be disseminated promptly to shareholders in a manner reasonably designed to inform shareholders of the change. Without limiting the manner in which we may choose to make a public announcement, except as required by applicable law or regulation (including Rule 13e-4 under the Exchange Act), we shall have no obligation to publish, advertise or otherwise communicate any such public announcement other than by making a release through PR Newswire or another comparable service.

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If we materially change the terms of the Offer or the information concerning the Offer, we will extend the Offer to the extent required by Rules 13e-4(d)(2), 13e-4(e)(3), and 13e-4(f)(1) promulgated under the Exchange Act. These rules and certain related releases and interpretations of the SEC provide that the minimum period during which a tender offer must remain open following material changes in the terms of the Offer or information concerning the Offer (other than a change in price or a change in percentage of securities sought) will depend on the facts and circumstances, including the relative materiality of the terms or information; however, in no event will the Offer remain open for fewer than five business days following such a material change in the terms of, or information concerning, the Offer. If (i) we make any change to increase the price to be paid for Ordinary Shares, and (ii) the Offer is scheduled to expire at any time earlier than the expiration of a period ending on the tenth business day from, and including, the date that notice of an increase or decrease is first published, sent or given to shareholders in the manner specified in this section, the Offer will be extended until the expiration of such period of ten business days. For purposes of the Offer, a “business day” means any day other than a Saturday, Sunday or federal holiday and consists of the time period from 12:01 a.m. through 12:00 midnight, New York City time.

Fees and Expenses

We have retained Advantage Proxy, LLC to act as Information Agent and Continental Stock Transfer & Trust Company to act as Depositary in connection with the Offer. The Information Agent may contact holders of securities by mail, facsimile and personal interviews and may request brokers, dealers and other nominee shareholders to forward materials relating to the Offer to beneficial owners. The Information Agent and Depositary will receive reasonable and customary compensation for their respective services, will be reimbursed by Lone Oak for reasonable out-of-pocket expenses and will be indemnified against certain liabilities in connection with the Offer, including certain liabilities under the federal securities laws.

We will not pay any fees or commissions to brokers, dealers or other persons (other than fees to the Information Agent and Depositary as described above) for soliciting tenders of Ordinary Shares pursuant to the Offer. Shareholders holding securities through brokers, dealers and other nominee shareholders are urged to consult the brokers, dealers and other nominee shareholders to determine whether transaction costs may apply if shareholders tender Ordinary Shares through the brokers, dealers and other nominee shareholders and not directly to the Depositary. We will, however, upon request, reimburse brokers, dealers and commercial banks for customary mailing and handling expenses incurred by them in forwarding the Offer and related materials to the beneficial owners of Ordinary Shares held by them as a nominee or in a fiduciary capacity. No broker, dealer, commercial bank or trust company has been authorized to act as our agent or the agent of the Information Agent or the Depositary for purposes of the Offer. We will not pay or cause to be paid any stock transfer taxes, if any, on our purchase of securities.

In addition, we will incur and pay reasonable and customary fees and expenses for financial printing services.

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Miscellaneous

We are not aware of any jurisdiction where the making of the Offer is not in compliance with applicable law. If we become aware of any jurisdiction where the making of the Offer or the acceptance of Ordinary Shares pursuant to the Offer is not in compliance with any valid applicable law, we will make a good faith effort to comply with the applicable law. If, after such good faith effort, we cannot comply with the applicable law, the Offer will not be made to, nor will tenders be accepted from or on behalf of, the holders of shares residing in such jurisdiction.

You should only rely on the information contained in this document or to which we have referred you. We have not authorized any person to provide you with information or make any representation in connection with the Offer other than those contained in this Offer to Purchase, the Letter of Transmittal or in the other documents that constitute a part of the Offer. If given or made, any recommendation or any such information or representation must not be relied upon as having been authorized by us, our board of directors, the Depositary or the Information Agent.

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SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The following table sets forth information with respect to the beneficial ownership, within the meaning of Rule 13d-3 under the Exchange Act, of our Ordinary Shares, as of October 24, 2013:

•	each person known to us to own beneficially more than 5% of our Ordinary Shares;

•	each of our directors and executive officers; and

•	all of our directors and executive officers as a group.

Beneficial ownership includes voting or investment power with respect to the securities and takes into consideration options or warrants exercisable by a person within 60 days after the date of this Schedule. Since all outstanding warrants are not exercisable prior to the Acquisition, no warrants are included in calculating beneficial ownership prior to the Acquisition, but warrants are included in calculating beneficial ownership post-Acquisition. Except as indicated below, and subject to applicable community property laws, the persons named in the table have sole voting and investment power with respect to all Ordinary Shares shown as beneficially owned by them.

	Prior to Acquisition		Post-Acquisition
Name and Address (1)	Number of Ordinary Shares Beneficially Owned	Percentage of Ownership (2)	Number of Ordinary Shares Beneficially Owned		Percentage of Ownership (3)
Directors and executive officers:
Berke Bakay(4)	431,852	20.1%	3,364,352		34.0%
Baris Merzeci	8,927	*	108,927		*
Can Aydinoglu	8,927	*	148,927		*
Jason Hoisager	0	*	2,270,506	(9)	32.6%
Terry E. Sanford	0	*	0		*
Chad D. Elliott	0	*	200,977	(10)	2.9%
Richard J. Hauser(5)	422,925	19.7%	3,355,425		34.0%
William B. Heyn(6)	153,994	7.2%	648,994		8.7%

All directors and executive officers as a group (5 individuals prior to Acquisition) (6 individuals post-Acquisition)	1,026,625	47.9%	9,840,254		73.8%

Principal shareholders:
BBS Capital Fund, LP(4)	422,925	19.7%	3,355,425		34.0%
Hauser Holdings LLC(5)	422,925	19.7%	3,355,425		34.0%
Rampant Dragon, LLC(6)	153,994	7.2%	648,994		8.7%
Polar Securities Inc. (7)	410,601	19.1%	410,601		5.9%
Ruffalo Enterprises, Inc.(8)	108,800	5.1%	108,800		1.6%
Greg McCabe(11)	0	*	1,551,160		22.2%
Travis Street Energy, LLC(12)	0	*	483,000		6.9%

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* less than one percent (1%).

(1)	Unless otherwise noted, the business address for each of our beneficial owners is Room 1708 Dominion Centre, 43-59 Queen’s Road East, Wanchai, Hong Kong.

(2)	Based on 2,144,226 Ordinary Shares outstanding as of October 24, 2013. Does not include Ordinary Shares underlying our warrants which will not become exercisable until after the Merger.

(3)	Based on 6,974,228 Ordinary Shares outstanding post acquisition taking account for the shares issued in the Merger and the warrants which become exercisable upon close of the Merger.

(4)	The number of Ordinary Shares beneficially owned by Mr. Bakay consists of 422,925 Ordinary Shares beneficially owned by BBS Capital Fund, LP and 8,927 Ordinary Shares owned by Mr. Bakay, which together are referred to as the “BBS Management Group.” Post-Acquisition beneficial ownership includes warrants exercisable for 2,932,500 Ordinary Shares, all of which are owned by BBS Capital Fund, LP.The BBS Management Group has sole voting and dispositive power over all such Ordinary Shares. The address of BBS Management Group is 12943 E. Corrine Drive, Scottsdale, Arizona 85259.

(5)	The number of Ordinary Shares beneficially owned by Mr. Hauser consists of 422,925 Ordinary Shares beneficially owned by Hauser Holdings, LLC. Post-Acquisition beneficial ownership includes warrants exercisable for 2,932,500 Ordinary Shares, all of which are owned by Hauser Holdings, LLC. Mary Jane Hauser has sole voting and dispositive power over all Ordinary Shares held by Hauser Holdings LLC. The address of Hauser Holdings LLC is 50 South Sixth Street, Minneapolis, Minneapolis 55402. Ms. Hauser is the wife of Richard J. Hauser, one of our Special Advisors.

(6)	The number of Ordinary Shares beneficially owned by Mr. Heyn consists of 153,994 Ordinary Shares beneficially owned by Rampant Dragon, LLC. Post-Acquisition beneficial ownership includes warrants exercisable for 495,000 Ordinary Shares, all of which are owned by Rampant Dragon, LLC. William B. Heyn and James R. Preissler, two of our Special Advisors, hold sole voting and dispositive power over the Rampant Dragon, LLC shares. The address of Rampant Dragon, LLC is 5601 Preakness Lane, Plano, Texas 75093.

(7)	Based on a Schedule 13G/A filed on March 29, 2013 by Polar Securities Inc. and North Pole Capital Master Fund. The address of the business office of each of the foregoing reporting persons is 401 Bay Street, Suite 1900, P.O. Box 19, Toronto, Ontario M5H 2Y4, Canada.

(8)	Based on a Schedule 13G filed on September 25, 2013 by Ruffalo Enterprises, Inc., James Ruffalo and Margaret Ruffalo. The address of each of the foregoing reporting persons is 2800 South Ocean Boulevard, Boca Raton, Florida 33432-8380.

(9)	Jason Hoisager has sole voting and dispositive control over his shares. His address is 500 W. Texas Avenue, Suite 1450, Midland, Texas 79701

(10)	Chad D. Elliott has sole voting and dispositive control over his shares. His address is 9901 WCR 75, Midland, Texas 79707

(11)	Greg McCabe has sole voting and dispositive control over his shares. His address is P.O. Box 11188, Midland, Texas 79702

(12)	Mark G. Avery has sole voting and dispositive power over all Ordinary Shares held by Travis Street Energy, LLC. The address of Travis Street Energy, LLC is 712 S. Main Street, Suite 1200, Houston, Texas 77002.

As of October 24, 2013, 99.4% of our outstanding Ordinary Shares are held by five record holders in the United States.

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CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

Certain Transactions of Lone Oak

In June 2010, our initial shareholders, who include all of our officers and directors, acquired an aggregate of 1,150,000 initial shares for an aggregate purchase price of $25,000. Following the partial exercise of the underwriters’ over-allotment option on March 20, 2011, an aggregate of 123,375 initial shares were forfeited for no consideration, and as a result our initial shareholders own an aggregate of 1,026,625 initial shares. Upon the liquidation of the Trust Account, none of our initial shareholders will have the right to receive distributions from the Trust Account with respect to the initial shares.

Immediately prior to the consummation of our IPO, certain of our initial shareholders purchased an aggregate of 6,600,000 warrants for an aggregate purchase price of $2,310,000, or $0.35 per warrant. We refer to these warrants as the “insider warrants.” The insider warrants are identical to the warrants underlying the units sold in our IPO, except that the placement warrants may be exercised on a cashless basis so long as such warrants are held by the purchasers or permitted assigns. Such purchasers have also agreed that the insider warrants will not be sold or transferred by them until after we have completed a business combination.

Concurrently with our IPO, we issued to EarlyBirdCapital, Inc. (“EBC”), the representative of the underwriters of our IPO as additional compensation, for a purchase price of $100, a unit purchase option to purchase 400,000 units for $8.80 per unit. The units issuable upon exercise of this option are identical to those sold in the IPO, with the exception of containing a provision for cashless exercise by EBC. The unit purchase option is currently exercisable, in whole or in part, and expires on the March 16, 2016.

The holders of the initial shares, as well as the holders of the insider warrants (and underlying securities), will be entitled to registration rights pursuant to an agreement that was signed at the time of our IPO. The holders of our initial shares issued and outstanding on March 16, 2011, as well as the holders of the insider warrants (and underlying securities), will be entitled to registration rights pursuant to an agreement that was signed on March 16, 2011. The holders of the majority of these securities are entitled to make up to two demands that we register such securities. The holders of the majority of the initial shares can elect to exercise these registration rights at any time commencing three months prior to the date on which these Ordinary Shares are to be released from escrow. The holders of a majority of the insider warrants (or underlying securities) can elect to exercise these registration rights at any time after we consummate a business combination. In addition, the holders have certain “piggy-back” registration rights with respect to registration statements filed subsequent to our consummation of a business combination. We will bear the expenses incurred in connection with the filing of any such registration statements.

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We have agreed to pay to BBS Capital Fund, LP and Rampant Dragon, LLC a total of $7,500 per month for office space, administrative services and secretarial support for a period commencing on the date of this prospectus and ending on the earlier of our consummation of a business combination or the liquidation of the Trust Account if we have not completed a business combination within the required time periods. BBS Capital Fund, LP is an affiliate of Berke Bakay, our Executive Chairman. Rampant Dragon, LLC is one of our shareholders. This arrangement was agreed to by BBS Capital Fund, LP and Rampant Dragon, LLC for our benefit and is not intended to provide BBS Capital Fund, LP and Rampant Dragon, LLC compensation. We believe that such fees are at least as favorable as we could have obtained from an unaffiliated third party.

We will reimburse our officers and directors for any reasonable out-of-pocket business expenses incurred by them in connection with certain activities on our behalf such as identifying and investigating possible target businesses and business combinations. There is no limit on the amount of out-of-pocket expenses reimbursable by us, which will be reviewed only by our board or a court of competent jurisdiction if such reimbursement is challenged.

Other than the payment of an aggregate of $7,500 per month to BBS Capital Fund, LP and Rampant Dragon, LLC, in connection with office space, administrative services and secretarial support rendered to us and reimbursement of reasonable out-of-pocket expenses to our officers, directors, or any of their respective affiliates, no compensation of any kind, including finders’ and consulting fees, will be paid to any of our executive officers, directors, initial shareholders or any of their respective affiliates who owned our Ordinary Shares prior to this offering for services rendered to us prior to or with respect to the business combination.

All ongoing and future transactions between us and any of our officers and directors or their respective affiliates, including loans by our officers and directors, will be on terms believed by us to be no less favorable to us than are available from unaffiliated third parties. Such transactions or loans, including any forgiveness of loans, will require prior approval by a majority of our uninterested “independent” directors (to the extent we have any) or the members of our board who do not have an interest in the transaction, in either case who had access, at our expense, to our attorneys or independent legal counsel. We will not enter into any such transaction unless our disinterested “independent” directors (or, if there are no “independent” directors, our disinterested directors) determine that the terms of such transaction are no less favorable to us than those that would be available to us with respect to such a transaction from unaffiliated third parties.

If we are unable to complete a business combination and are forced to liquidate the Trust Account, our initial shareholders, by agreement, will jointly and severally indemnify us for all claims of contracted parties, to the extent we fail to obtain valid and enforceable waivers from such parties. Our board of directors has a fiduciary obligation to our shareholders to bring a claim against our founders to enforce their indemnification obligations.

Certain Transactions of Arabella

Below is a list of companies that Jason Hoisager has had, or currently has, an interest in, along with a description of the relationship to that company with Arabella Exploration, LLC:

Arabella Petroleum Company, LLC (APC) - Operator of record for properties owned by Arabella. APC is expected to continue operating these properties until Arabella Exploration is eligible to do so.

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Arabella has outstanding debt of $____ to APC, all of which has arisen from the normal course of business.

APC owns or has owned all right, title and interest in the personal property (both tangible and intangible property) that is necessary for Arabella to conduct business. APC and Arabella have a cost sharing agreement in place, but APC has agreed to convey all of these rights necessary for Arabella to conduct its business to Arabella as soon as practicable.

Trans-Texas Land & Title, LLC (TTLT) – Has performed mineral ownership reports on lands for Arabella in the past, and may do so in the future. TTLT provides general land services to Arabella.

Arabella Exploration, LLC is indebted to Jason Hoisager for $3,007,170.31.

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MATERIAL U.S. FEDERAL INCOME TAX CONSEQUENCES

The following is a summary of the material U.S. federal income tax consequences to shareholders of redeeming their Ordinary Shares pursuant to the Offer and of owning and disposing of our Ordinary Shares after completion of the Offer. This summary is based upon the laws and relevant interpretations thereof in effect as of the date of this Offer to Purchase, all of which are subject to change.

The discussion below of the U.S. federal income tax consequences to “U.S. Holders” will apply to a beneficial owner of our Ordinary Shares that is for U.S. federal income tax purposes:

•	an individual citizen or resident of the United States;

•	a corporation (or other entity treated as a corporation) that is created or organized (or treated as created or organized) in or under the laws of the United States, any state thereof or the District of Columbia;

•	an estate whose income is includible in gross income for U.S. federal income tax purposes regardless of its source; or

•	a trust if (i) a U.S. court can exercise primary supervision over the trust’s administration and one or more U.S. persons are authorized to control all substantial decisions of the trust, or (ii) it has a valid election in effect under applicable U.S. Treasury regulations to be treated as a U.S. person.

If a beneficial owner of our Ordinary Shares is not described as a U.S. Holder and is not an entity treated as a partnership or other pass-through entity for U.S. federal income tax purposes, such an owner will be considered a “Non-U.S. Holder.” The material U.S. federal income tax consequences applicable specifically to Non-U.S. Holders are described below under the heading “Non-U.S. Holders.”

This summary is based on the Internal Revenue Code of 1986, as amended (the “Code”) its legislative history, Treasury regulations promulgated thereunder, published rulings and court decisions, all as currently in effect. These authorities are subject to change or differing interpretations, possibly on a retroactive basis.

This discussion does not address all aspects of U.S. federal income taxation that may be relevant to any particular holder based on such holder’s individual circumstances. In particular, this discussion considers only holders that own and hold our Ordinary Shares as capital assets within the meaning of Section 1221 of the Code, and does not address the alternative minimum tax. In addition, this discussion does not address the U.S. federal income tax consequences to holders that are subject to special rules, including:

•	financial institutions or financial services entities;

•	broker-dealers;

•	persons that are subject to the mark-to-market accounting rules under Section 475 of the Code;

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•	tax-exempt entities;

•	governments or agencies or instrumentalities thereof;

•	insurance companies;

•	regulated investment companies;

•	real estate investment trusts;

•	certain expatriates or former long-term residents of the United States;

•	persons that actually or constructively own 5 percent or more of our voting stock;

•	persons that acquired our Ordinary Shares pursuant to the exercise of employee options, in connection with employee incentive plans or otherwise as compensation;

•	persons that hold our Ordinary Shares as part of a straddle, constructive sale, hedging, conversion or other integrated transaction;

•	persons whose functional currency is not the U.S. dollar;

•	controlled foreign corporations; or

•	passive foreign investment companies.

This discussion does not address any aspect of U.S. federal non-income tax laws, such as gift or estate tax laws, state, local or non-U.S. tax laws or, except as discussed herein, any tax reporting obligations applicable to a holder of our Ordinary Shares. Additionally, this discussion does not consider the tax treatment of partnerships or other pass-through entities or persons who hold our Ordinary Shares through such entities. If a partnership (or other entity classified as a partnership for U.S. federal income tax purposes) is the beneficial owner of our Ordinary Shares, the U.S. federal income tax treatment of a partner in the partnership will generally depend on the status of the partner and the activities of the partnership. This discussion also assumes that any distributions made (or deemed made) by us on our Ordinary Shares and any consideration received (or deemed received) by a holder in consideration for the sale or other disposition of our Ordinary Shares will be in U.S. dollars.

We have not sought, and will not seek, a ruling from the Internal Revenue Service (“IRS”) or an opinion of counsel as to any U.S. federal income tax consequence described herein. The IRS may disagree with the description herein, and its determination may be upheld by a court. Moreover, there can be no assurance that future legislation, regulations, administrative rulings or court decisions will not adversely affect the accuracy of the statements in this discussion.

THIS DISCUSSION IS ONLY A SUMMARY OF THE MATERIAL U.S. FEDERAL INCOME TAX CONSEQUENCES TO SHAREHOLDERS OF REDEEMING THEIR ORDINARY SHARES PURSUANT TO THE OFFER AND OF OWNING AND DISPOSING OF OUR ORDINARY SHARES AFTER COMPLETION OF THE OFFER. EACH HOLDER OF OUR ORDINARY SHARES IS URGED TO CONSULT ITS OWN TAX ADVISOR WITH RESPECT TO THE PARTICULAR TAX CONSEQUENCES TO SUCH HOLDER OF SUCH REDEMPTION AND OF THE OWNERSHIP AND DISPOSITION OF OUR ORDINARY SHARES AFTER COMPLETION OF THE OFFER, INCLUDING THE APPLICABILITY AND EFFECT OF ANY STATE, LOCAL, AND NON-U.S. TAX LAWS, AS WELL AS U.S. FEDERAL TAX LAWS AND ANY APPLICABLE TAX TREATIES.

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U.S. Holders

Taxation of Redemption of Ordinary Shares Pursuant to the Offer

The redemption of a U.S. Holder’s Ordinary Shares in exchange for cash in connection with the Offer generally will be treated for U.S. federal income tax purposes as a payment in consideration for the sale of our Ordinary Shares rather than as a distribution. Such amounts, however, will be treated as a distribution and taxed as described in “Taxation of Owning and Disposing of Ordinary Shares After Completion of the Offer — Taxation of Cash Distributions Paid on Ordinary Shares,” below, if (i) the redemption is “essentially equivalent to a dividend” (meaning that the U.S. Holder’s percentage ownership in us (including Ordinary Shares the U.S. Holder is deemed to own under certain constructive ownership rules) after the redemption is not meaningfully reduced from what its percentage ownership in us (including constructive ownership) was prior to the redemption), (ii) the redemption is not “substantially disproportionate” as to that U.S. Holder (“substantially disproportionate” meaning, among other requirements, that the percentage of our outstanding voting shares owned (including constructive ownership) by such holder immediately following the redemption is less than 80% of that percentage owned (including constructive ownership) by such holder immediately before the redemption), and (iii) the redemption does not result in a “complete termination” of the U.S. Holder’s interest in us (taking into account certain constructive ownership rules). If the U.S. Holder had a relatively minimal interest in our Ordinary Shares and its percentage ownership in us (including constructive ownership and taking into account the effect of redemptions by other holders) is reduced as a result of the redemption, such holder generally should be regarded as having a meaningful reduction in interest. For example, the IRS has indicated in a published ruling that even a small reduction in the proportionate interest of a small minority stockholder in a publicly held corporation who exercises no control over corporate affairs may constitute such a “meaningful reduction.” A U.S. Holder should consult with its own tax advisors as to the U.S. federal income tax consequences to it of any redemption of its Ordinary Shares.

Taxation of Owning and Disposing of Ordinary Shares After Completion of the Offer

Subject to the PFIC rules discussed below, a U.S. Holder will be required to include in gross income as ordinary income the amount of any cash dividend paid (or deemed paid) on our Ordinary Shares. A cash distribution on our Ordinary Shares will be treated as a dividend for U.S. federal income tax purposes to the extent paid out of our current or accumulated earnings and profits (as determined under U.S. federal income tax principles). Such dividend generally will not be eligible for the dividends-received deduction generally allowed to domestic corporations in respect of dividends received from other domestic corporations. The portion of such distribution, if any, in excess of such earnings and profits generally will constitute a return of capital that will be applied against and reduce the U.S. Holder’s adjusted tax basis in such Ordinary Shares (but not below zero). Any remaining excess will be treated as gain from the sale or other taxable disposition of such Ordinary Shares and will be treated as described under “— Taxation on the Disposition of Ordinary Shares “ below.

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With respect to non-corporate U.S. Holders, such dividends may be subject to U.S. federal income tax at the lower applicable long-term capital gains tax rate (see “— Taxation on the Disposition of Ordinary Shares” below) provided that (1) our Ordinary Shares are readily tradable on an established securities market in the United States, (2) we are not a PFIC, as discussed below, for either the taxable year in which the dividend was paid or the preceding taxable year, and (3) certain holding period requirements are met. It is not entirely clear, however, whether a U.S. Holder’s holding period for our Ordinary Shares would be suspended for purposes of clause (3) above for the period that such holder had a right to have such Ordinary Shares redeemed by us. Under published IRS authority, our Ordinary Shares are considered for purposes of clause (1) above to be readily tradable on an established securities market in the United States only if they are listed on certain exchanges, which presently do not include the OTC Bulletin Board (the only exchange on which our Ordinary Shares are currently quoted and traded). Accordingly, any dividends paid on our Ordinary Shares should not currently qualify for the lower rate. U.S. Holders should consult their own tax advisors regarding the availability of the lower rate for any cash dividends paid (or deemed paid) with respect to our Ordinary Shares.

Taxation on the Disposition of Ordinary Shares

Upon a sale or other taxable disposition of our Ordinary Shares (which, in general, would include a distribution in connection with our liquidation or a redemption of our Ordinary Shares, as described in “— Taxation of Redemption of Ordinary Shares Pursuant to the Offer,” above), and subject to the PFIC rules discussed below, a U.S. Holder generally will recognize capital gain or loss in an amount equal to the difference between the amount realized and the U.S. Holder’s adjusted tax basis in such Ordinary Shares.

The regular U.S. federal income tax rate on capital gains recognized by U.S. Holders generally is the same as the regular U.S. federal income tax rate on ordinary income, except that long-term capital gains recognized by non-corporate U.S. Holders generally are subject to U.S. federal income tax at a maximum regular rate of 20%. Capital gain or loss will constitute long-term capital gain or loss if the U.S. Holder’s holding period for the Ordinary Shares exceeds one year. The deductibility of capital losses is subject to various limitations.

Additional Taxes

U.S. Holders that are individuals, estates or trusts and whose income exceeds certain thresholds generally will be subject to a 3.8% Medicare contribution tax on unearned income, including, without limitation, dividends on, and gains from the sale or other taxable disposition of, our Ordinary Shares, subject to certain limitations and exceptions. Under recently issued proposed regulations, in the absence of a special election, such unearned income generally would not include income inclusions under the qualified electing fund, or QEF, rules discussed below under “— Passive Foreign Investment Company Rules,” but would include distributions of earnings and profits from a QEF. U.S. Holders should consult their own tax advisors regarding the effect, if any, of such tax on their ownership and disposition of our Ordinary Shares.

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Passive Foreign Investment Company Rules

A foreign (i.e., non-U.S.) corporation will be a PFIC if at least 75% of its gross income in a taxable year of the foreign corporation, including its pro rata share of the gross income of any corporation in which it is considered to own at least 25% of the shares by value, is passive income. Alternatively, a foreign corporation will be a PFIC if at least 50% of its assets in a taxable year of the foreign corporation, ordinarily determined based on fair market value and averaged quarterly over the year, including its pro rata share of the assets of any corporation in which it is considered to own at least 25% of the shares by value, are held for the production of, or produce, passive income. Passive income generally includes dividends, interest, rents and royalties (other than certain rents or royalties derived from the active conduct of a trade or business) and gains from the disposition of passive assets.

We believe that we were a PFIC for our taxable year ended December 31, 2011 and may be treated as a PFIC for our taxable year ended December 31, 2012 depending on whether we qualify for a start-up exception (which, in general, provides that we will not be treated as a PFIC in the first taxable year in which we have gross income if we do not qualify as a PFIC for either of the next two taxable years). Our actual PFIC status for our current taxable year (2013) or any subsequent taxable year, however, will not be determinable until after the end of such taxable year. In addition, the determination of whether we are or have been a PFIC is primarily factual, and there is little administrative or judicial authority on which to rely to make a determination of PFIC status. Accordingly, the IRS or a court considering the matter may not agree with our analysis of whether or not we are or were a PFIC during any particular year and there can be no assurances as to our status as a PFIC in any particular taxable year.

If we are determined to be a PFIC for any taxable year (or portion thereof) that is included in the holding period of a U.S. Holder of our Ordinary Shares and, in the case of our Ordinary Shares, the U.S. Holder did not make either a timely QEF election for our first taxable year as a PFIC in which the U.S. Holder held (or was deemed to hold) our Ordinary Shares, a QEF election along with a purging election, or a mark-to-market election, each as described below, such holder generally will be subject to special rules for regular U.S. federal income tax purposes with respect to:

•	any gain recognized by the U.S. Holder on the sale or other disposition of its Ordinary Shares; and

•	any “excess distribution” made to the U.S. Holder (generally, any distributions to such U.S. Holder during a taxable year of the U.S. Holder that are greater than 125% of the average annual distributions received by such U.S. Holder in respect of the Ordinary Shares during the three preceding taxable years of such U.S. Holder or, if shorter, such U.S. Holder’s holding period for the Ordinary Shares).

Under these rules,

•	the U.S. Holder’s gain or excess distribution will be allocated ratably over the U.S. Holder’s holding period for the Ordinary Shares;

•	the amount allocated to the U.S. Holder’s taxable year in which the U.S. Holder recognized the gain or received the excess distribution, or to the period in the U.S. Holder’s holding period before the first day of our first taxable year in which we are a PFIC, will be taxed as ordinary income;

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•	the amount allocated to other taxable years (or portions thereof) of the U.S. Holder and included in its holding period will be taxed at the highest tax rate in effect for that year and applicable to the U.S. Holder; and

•	the interest charge generally applicable to underpayments of tax will be imposed in respect of the tax attributable to each such other taxable year of the U.S. Holder.

In general, if we are determined to be a PFIC, a U.S. Holder may avoid the PFIC tax consequences described above in respect to our Ordinary Shares by making a timely QEF election (or a QEF election along with a purging election). Pursuant to the QEF election, a U.S. Holder will be required to include in income its pro rata share of our net capital gains (as long-term capital gain) and other earnings and profits (as ordinary income), on a current basis, in each case whether or not distributed, in the taxable year of the U.S. Holder in which or with which our taxable year ends. A U.S. Holder may make a separate election to defer the payment of taxes on undistributed income inclusions under the QEF rules, but if deferred, any such taxes will be subject to an interest charge.

The QEF election is made on a shareholder-by-shareholder basis and, once made, can be revoked only with the consent of the IRS. A U.S. Holder generally makes a QEF election by attaching a completed IRS Form 8621 (Information Return by a Shareholder of a Passive Foreign Investment Company or Qualified Electing Fund), including the information provided in a PFIC annual information statement, to a timely filed U.S. federal income tax return for the taxable year to which the election relates. Retroactive QEF elections generally may be made only by filing a protective statement with such return and if certain other conditions are met or with the consent of the IRS.

In order to comply with the requirements of a QEF election, a U.S. Holder must receive certain information from us. Upon request from a U.S. Holder, we will endeavor to provide to the U.S. Holder no later than 90 days after the request such information as the IRS may require, including a PFIC annual information statement, in order to enable the U.S. Holder to make and maintain a QEF election. However, there is no assurance that we will have timely knowledge of our status as a PFIC in the future or of the required information to be provided.

If a U.S. Holder has made a QEF election with respect to our Ordinary Shares, and the special tax and interest charge rules do not apply to such Ordinary Shares (because of a timely QEF election for our first taxable year as a PFIC in which the U.S. Holder holds (or is deemed to hold) such Ordinary Shares or a QEF election, along with a purge of the PFIC taint pursuant to a purging election, as described below), any gain recognized on the sale or other taxable disposition of our Ordinary Shares generally will be taxable as capital gain and no interest charge will be imposed. As discussed above, for regular U.S. federal income tax purposes, U.S. Holders of a QEF are currently taxed on their pro rata shares of the QEF’s earnings and profits, whether or not distributed. In such case, a subsequent distribution of such earnings and profits that were previously included in income generally should not be taxable as a dividend to such U.S. Holders. The adjusted tax basis of a U.S. Holder’s shares in a QEF will be increased by amounts that are included in income, and decreased by amounts distributed but not taxed as dividends, under the above rules. Similar basis adjustments apply to property if by reason of holding such property the U.S. Holder is treated under the applicable attribution rules as owning shares in a QEF.

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Although a determination as to our PFIC status will be made annually, the initial determination that we are a PFIC generally will apply for subsequent years to a U.S. Holder who held our Ordinary Shares while we were a PFIC, whether or not we meet the test for PFIC status in those subsequent years. A U.S. Holder who makes the QEF election discussed above for our first taxable year as a PFIC in which the U.S. Holder holds (or is deemed to hold) our Ordinary Shares, however, will not be subject to the PFIC tax and interest charge rules discussed above in respect to such Ordinary Shares. In addition, such U.S. Holder will not be subject to the QEF inclusion regime with respect to such Ordinary Shares for any of our taxable years that end within or with a taxable year of the U.S. Holder and in which we are not a PFIC. On the other hand, if the QEF election is not effective for each of our taxable years in which we are a PFIC and during which the U.S. Holder holds (or is deemed to hold) our Ordinary Shares, the PFIC rules discussed above will continue to apply to such Ordinary Shares unless the holder files on a timely filed U.S. income tax return (including extensions) a QEF election and a purging election to recognize under the rules of Section 1291 of the Code any gain that the U.S. Holder would otherwise recognize if the U.S. Holder had sold such Ordinary Shares for their fair market value on the “qualification date.” The qualification date is the first day of our tax year in which we qualify as a QEF with respect to such U.S. Holder. The purging election can only be made if such U.S. Holder held our Ordinary Shares on the qualification date. The gain recognized by the purging election will be subject to the special tax and interest charge rules treating the gain as an excess distribution, as described above. As a result of the purging election, the U.S. Holder will increase the adjusted tax basis in its Ordinary Shares by the amount of the gain recognized and will also have a new holding period in the Ordinary Shares for purposes of the PFIC rules.

U.S. Holders that hold (or are deemed to hold) stock of a foreign corporation that qualifies as a PFIC may elect to annually mark such stock to its market value if such stock is regularly traded on a national securities exchange that is registered with the Securities and Exchange Commission or certain foreign exchanges or markets of which the IRS has approved (a “mark-to-market election”). The OTC Bulletin Board currently is not considered to be an exchange that would allow a U.S. Holder to make a mark-to-market election. Because our Ordinary Shares are quoted only on the OTC Bulletin Board, such Ordinary Shares should not qualify as marketable stock for purposes of the election. U.S. Holders should consult their own tax advisors regarding the availability and tax consequences of a mark-to-market election in respect to our Ordinary Shares under their particular circumstances.

If we are a PFIC and, at any time, have a foreign subsidiary that is classified as a PFIC, a U.S. Holder of our Ordinary Shares should be deemed to own a portion of the shares of such lower-tier PFIC, and could incur liability for the deferred tax and interest charge described above if we receive a distribution from, or dispose of all or part of our interest in, or the U.S. Holder otherwise were deemed to have disposed of an interest in, the lower-tier PFIC. Upon request, we will endeavor to cause any lower-tier PFIC to provide to a U.S. Holder no later than 90 days after the request the information that may be required to make or maintain a QEF election with respect to the lower-tier PFIC. However, there is no assurance that we will have timely knowledge of the status of any such lower-tier PFIC or will be able to cause the lower-tier PFIC to provide the required information. A mark-to-market election generally would not be available with respect to such a lower-tier PFIC. U.S. Holders are urged to consult their own tax advisors regarding the tax issues raised by lower-tier PFICs.

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A U.S. Holder that owns (or is deemed to own) shares in a PFIC during any taxable year of the U.S. Holder generally may have to file an IRS Form 8621 (whether or not a QEF election or mark-to-market election is or has been made) with such U.S. Holder’s U.S. federal income tax return and provide such other information as may be required by the U.S. Treasury Department.

The rules dealing with PFICs and with the QEF and mark-to-market elections are very complex and are affected by various factors in addition to those described above. Accordingly, U.S. Holders of our Ordinary Shares should consult their own tax advisors concerning the application of the PFIC rules to our Ordinary Shares under their particular circumstances.

Non-U.S. Holders

Dividends (including constructive dividends) paid or deemed paid to a Non-U.S. Holder in respect to its Ordinary Shares generally will not be subject to U.S. federal income tax, unless the dividends are effectively connected with the Non-U.S. Holder’s conduct of a trade or business within the United States (and, if required by an applicable income tax treaty, are attributable to a permanent establishment or fixed base that such holder maintains or maintained in the United States).

In addition, a Non-U.S. Holder generally will not be subject to U.S. federal income tax on any gain attributable to a sale or other taxable disposition of our Ordinary Shares unless such gain is effectively connected with its conduct of a trade or business in the United States (and, if required by an applicable income tax treaty, is attributable to a permanent establishment or fixed base that such holder maintains or maintained in the United States) or the Non-U.S. Holder is an individual who is present in the United States for 183 days or more in the taxable year of sale or other disposition and certain other conditions are met (in which case, such gain from U.S. sources generally is subject to U.S. federal income tax at a 30% rate or a lower applicable tax treaty rate).

Dividends and gains that are effectively connected with the Non-U.S. Holder’s conduct of a trade or business in the United States (and, if required by an applicable income tax treaty, are attributable to a permanent establishment or fixed base that such holder maintained or maintains in the United States) generally will be subject to regular U.S. federal income tax at the same regular U.S. federal income tax rates applicable to a comparable U.S. Holder and, in the case of a Non-U.S. Holder that is a corporation for U.S. federal income tax purposes, may also be subject to an additional branch profits tax at a 30% rate or a lower applicable tax treaty rate.

Backup Withholding and Information Reporting

In general, information reporting for U.S. federal income tax purposes should apply to distributions made on our Ordinary Shares within the United States to a U.S. Holder (other than an exempt recipient) and to the proceeds from sales and other dispositions of our Ordinary Shares by a U.S. Holder (other than an exempt recipient) to or through a U.S. office of a broker. Payments made (and sales and other dispositions effected at an office) outside the United States will be subject to information reporting in limited circumstances. In addition, certain information concerning a U.S. Holder’s adjusted tax basis in its Ordinary Shares and adjustments to that tax basis and whether any gain or loss with respect to such Ordinary Shares is long-term or short-term also may be required to be reported to the IRS, and certain holders may be required to file an IRS Form 8938 (Statement of Specified Foreign Financial Assets) to report their interest in our Ordinary Shares.

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Moreover, backup withholding of U.S. federal income tax at a rate of 28% generally will apply to dividends paid on our Ordinary Shares to a U.S. Holder (other than an exempt recipient) and the proceeds from sales and other dispositions of our Ordinary Shares by a U.S. Holder (other than an exempt recipient), in each case who (a) fails to provide an accurate taxpayer identification number; (b) is notified by the IRS that backup withholding is required; or (c) in certain circumstances, fails to comply with applicable certification requirements.

A Non-U.S. Holder generally may eliminate the requirement for information reporting and backup withholding by providing certification of its foreign status, under penalties of perjury, on a duly executed applicable IRS Form W-8 or by otherwise establishing an exemption.

Backup withholding is not an additional tax. Rather, the amount of any backup withholding will be allowed as a credit against a U.S. Holder’s or a Non-U.S. Holder’s U.S. federal income tax liability and may entitle such holder to a refund, provided that certain required information is timely furnished to the IRS. Holders are urged to consult their own tax advisors regarding the application of backup withholding and the availability of and procedures for obtaining an exemption from backup withholding in their particular circumstances.

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Index to Financial Statements

Lone Oak Acquisition Corp.

Unaudited financial statements as of June 30, 2013 and December 31, 2012 and for the periods then ended and the periods from June 17, 2010 (inception) to June 30, 2013	F-1

Audited Financial Statements as of December 31, 2012 and December 31, 2011, and for the periods from June 17, 2010 (inception) to December 31, 2010 and June 17, 2010 (inception) to December 31, 2012	F-14

Arabella Exploration LLC

Unaudited financial statements as of June 30, 2013 and December 31, 2012 and for the periods then ended	F-27

Audited Financial Statements as of December 31, 2012 and December 31, 2011, and for the periods then ended	F-36

Pro Forma Financial information

Unaudited condensed combined pro forma financial information	F-50

Selected unaudited condensed combined pro forma financial information	F-54

Lone Oak Acquisition Corporation

(A Company In the Development Stage)

Page

Financial Statements
Balance Sheets	F-2
Statements of Operations	F-3
Statements of Changes in Shareholders’ Equity	F-4
Statements of Cash Flows	F-5
Notes to Financial Statements	F-6 – F-13

F-1

Lone Oak Acquisition Corporation

(A Company In the Development Stage)

BALANCE SHEETS

	June 30, 2013 (unaudited)	December 31, 2012

ASSETS
Current Asset – Cash and cash equivalents	$1,679,785	$2,507,666
Cash and cash equivalents held in trust	9,345,773	28,273,072
Total assets	$11,025,558	$30,780,738

LIABILITIES AND SHAREHOLDERS’ EQUITY
CURRENT LIABILITIES
Accrued expenses	$—	$282,075
Notes Payable to Shareholders	—	102,265
Total current liabilities	—	384,340

COMMITMENTS

Ordinary shares, subject to redemption, 525,636 and 2,829,535 shares at redemption value	4,318,275	23,245,574

SHAREHOLDERS’ EQUITY
Preferred shares, $0.001 par value
Authorized 5,000,000 shares; issued and outstanding none	—	—
Ordinary shares, $0.001 par value
Authorized 50,000,000 shares; issued and outstanding 1,638,590 (which excludes 525,636 and 2,829,535 subject to redemption)	1,639	1,639
Additional paid-in capital	5,174,241	5,174,241
Accumulated earnings during the development stage	1,531,403	1,974,944
Total shareholders’ equity	6,707,283	7,150,824
Total liabilities and shareholders’ equity	$11,025,558	$30,780,738

The accompanying notes are an integral part of these financial statements

F-2

Lone Oak Acquisition Corporation

(A Company In the Development Stage)

STATEMENTS OF OPERATIONS

(unaudited)

	For the Six Months Ended June 30, 2013	For the Six Months Ended June 30, 2012	For the Period from June 17, 2010 (Inception) to June 30, 2013

Expenses

Travel and Entertainment	$17,229	$—	$70,004
Rent Expense – Related Party	45,000	45,000	206,250
Insurance Expense	20,205	27,757	131,630
Legal Expense	68,047	—	181,795
General and Administrative Expenses	76,617	19,179	145,482
Formation and Operating Costs	—	—	13,728
Total Expense	227,098	91,936	748,889

Other Income (Expense)

Other Income	—	—	2,500,000
Interest Expense	—	—	(3,265)

Net Income (Loss)	(227,098)	(91,936)	1,747,846

Weighted average shares outstanding – basic and diluted(1)	1,638,590	1,638,590

Basic and diluted net income (loss) per share	$(0.14)	$(0.06)

(1)	Excludes shares subject to possible redemption

The accompanying notes are an integral part of these financial statements

F-3

Lone Oak Acquisition Corporation

(A Company In the Development Stage)

STATEMENT OF CHANGES IN SHAREHOLDERS’ EQUITY

For the Period from June 17, 2010 (Inception) to December 31, 2010 and the years ended December 31, 2011 and December 31, 2012 and the six months ended June 30, 2013

	Ordinary Shares		Additional Paid-In	Earnings (Deficit) Accumulated During the Development	Shareholders’
	Shares	Amount	Capital	Stage	Equity

Ordinary shares issued June 17, 2010 (inception) at $0.02174 per share for cash	1,026,625	$1,027	$23,973	$—	$25,000
Net loss from June 17, 2010 to December 31, 2010	—	—	—	(13,728)	(13,728)
Balance at December 31, 2010	1,026,625	1,027	23,973	(13,728)	11,272
Proceeds from private placement of insider warrants	—	—	2,310,000	—	2,310,000
Sale of 4,000,000 units March 24, 2011 at $8.00 per unit net of underwriters’ discount and expenses ($1,433,766) (includes 3,387,999 shares subject to possible conversion	4,000,000	4,000	30,449,283	—	30,453,283
Proceeds subject to possible conversion of 3,387,999 shares	(3,387,999)	(3,388)	(27,642,684)	—	(27,646,072)
Proceeds from issuance of Unit purchase option	—	—	100	—	100
Sale of 106,500 units March 30, 2011 at $8.00 per unit net of underwriters’ discount and expenses ($29,820) (includes 106,536 shares subject to possible conversion	106,500	107	822,074	—	822,181
Proceeds subject to possible conversion of 106,536 shares	(106,536)	(107)	(868,012)	—	(868,119)
Adjustment to proceeds subject to redemption (reduction in per share amount)	—	—	38,661	—	38,661
Adjustment to proceeds subject to possible conversion for shares repurchased under 10b5-1 plan	—	—	40,846	—	40,846
Net loss	—	—	—	(211,107)	(211,107)
Balance at December 31, 2011	1,638,590	1,639	5,174,241	(224,835)	4,951,045
Net Income	—	—	—	2,199,779	2,199,779
Balance at December 31, 2012	1,638,590	1,639	5,174,241	1,974,944	7,150,824
Dividends, ordinary shares - $0.10 special dividend paid on April 25, 2013 to 2,164,226 ordinary shares outstanding	—	—	—	(216,443)	(216,443)
Net Loss	—	—	—	(227,098)	(227,098)
Balance at June 30, 2013 (unaudited)	1,638,590	$1,639	$5,174,241	$1,531,403	$6,707,283

The accompanying notes are an integral part of these financial statements

F-4

Lone Oak Acquisition Corporation

(A Company In the Development Stage)

STATEMENTS OF CASH FLOWS

(unaudited)

	For the Six Months Ended June 30, 2013	For the Six Months Ended June 30, 2012	For the Period from June 17, 2010 (Inception) to June 30, 2013

CASH FLOW FROM OPERATING ACTIVITIES
Net Income (loss)	$(227,098)	$(91,936)	$1,747,846
Changes to operating assets and liabilities:
Accrued expenses	(282,075)	45,000	—
Net cash provided by (used in) operating activities	(509,173)	(46,936)	1,747,846

CASH FLOWS FROM INVESTING ACTIVITIES
Cash held in trust fund			(33,462,180)
Cash released from trust pursuant to 10b5-1 plan			5,189,108
Cash released from trust pursuant to tender offer	18,927,300	—	18,927,300
Net cash provided by (used in) investing activities	18,927,300	—	(9,345,772)

CASH FLOWS FROM FINANCING ACTIVITIES
Gross Proceeds of public offering	—	—	32,852,000
Proceeds from the private placement of insider warrants	—	—	2,310,000
Proceeds from sale of ordinary shares to initial shareholders	—	—	25,000
Proceeds from issuance of unit purchase option	—	—	100
Proceeds from notes payable to shareholders	—	57,000	252,265
Payment of notes payable to shareholders	(102,265)	—	(252,265)
Purchase of shares under 10b5-1 plan	—	—	(5,189,108)
Repurchase of shares in tender offer	(18,927,300)	—	(18,927,300)
Cash dividend to ordinary shareholders	(216,443)	—	(216,443)
Payment of offering costs	—	—	(1,576,538)
Net cash provided by (used in) financing activities	(19,246,008)	57,000	9,277,711
NET (DECREASE) INCREASE IN CASH and cash equivalents	(827,881)	10,064	1,679,785
CASH and cash equivalents, Beginning of Period	2,507,666	6,822	—
CASH and cash equivalents, Ending of Period	$1,679,875	$16,886	$1,679,785

The accompanying notes are an integral part of these financial statements

F-5

Lone Oak Acquisition Corporation

(A Company In the Development Stage)

NOTES TO FINANCIAL STATEMENTS

Note 1 – Organization, Plan of Business Operations and Liquidity

Lone Oak Acquisition Corporation (the ‘‘Company’’) was incorporated in the Cayman Islands on June 17, 2010 as a blank check company whose objective is to acquire, through a merger, share exchange, asset acquisition, plan of arrangement, recapitalization, reorganization or other similar business combination, one or more operating businesses, or control of such operating business, or businesses, through contractual arrangements (“Business Combination”).

The accompanying unaudited condensed consolidated financial statements are presented in U.S. dollars and have been prepared in accordance with accounting principles generally accepted in the United States of America (“US GAAP”) for interim financial information. Accordingly, they do not include all of the information and notes required by GAAP. In the opinion of management, all adjustments (consisting of normal accruals) considered for a fair presentation have been included. Operating results for the six months ended June 30, 2013 are not necessarily indicative of the results that may be expected for the year ending December 31, 2013 or any other period. The balance sheet data at December 31, 2012, was derived from the Company’s audited financial statements but does not include all disclosures required by GAAP. The accompanying financial statements should be read in conjunction with the Company’s financial statements and notes thereto included in the Company’s annual report filed with the Securities and Exchange Commission on May 15, 2013.

On March 24, 2011, the Company completed its initial public offering (the “Offering”). All activity prior to March 24, 2011 relates to the Company’s formation and the public offering described below. All activity from March 24, 2011 through June 30, 2013 relates to the Company’s activities in seeking a Business Combination.

The Company is considered to be a development stage company and as such, the financial statements are prepared in accordance with the Financial Accounting Standards Board (‘‘FASB’’) Accounting Standards Codification (“ASC”) Topic 915 ‘‘Development Stage Entities.’’ The Company is subject to all of the risks associated with development stage companies.

The registration statement for the Company’s Offering was declared effective on March 16, 2011. The Company consummated the Offering on March 24, 2011 and received proceeds net of transaction costs of $30,566,234 which is discussed in Note 3 (‘‘Initial Public Offering’’) and $2,310,000 from the private placement to certain of the members of management of the Company (‘‘Insider Warrants’’) which is described in Note 4 (“Insider Warrants”). On March 30, 2011 the over-allotment option was partially exercised and the Company received an additional $822,180 net of transaction costs which is discussed in Note 3 (‘‘Initial Public Offering’’). The Company’s management has broad discretion with respect to the specific application of the net proceeds of the Offering and Insider Warrants, although substantially all of the net proceeds are intended to be generally applied toward consummating a Business Combination. Furthermore, there is no assurance that the Company will be able to successfully effect a Business Combination. An amount of $33,462,180 (including the $2,310,000 of proceeds from the sale of Insider Warrants) was placed in a trust account (‘‘Trust Account’’) and is being held in cash in lieu of being invested in United States treasuries having a maturity of 180 days or less until the earlier of (i) the consummation of the Company’s first Business Combination, (ii) the Company’s failure to consummate a Business Combination within the prescribed time and (iii) the Common Stock trades at or below $7.75 per share, subject to certain criteria contained in the 10b5-1 plan, prior to the announcement of a Business Combination. A Business Combination was announced on September 19, 2012, terminating the 10b5-1 plan. As of that date, a total of 665,000 shares had been repurchased under the 10b5-1 plan at a total cost, including expenses, of $5,189,108. On February 25, 2013, the Company commenced a tender offer (the “First Tender Offer”) for up to 2,829,535 of its ordinary shares at approximately $8.22 per share (the then and current amount held in trust per share). The First Tender Offer expired on March 22, 2013. A total of 2,303,899 ordinary shares had been tendered representing $18,927,300. The funds were released from the Trust and paid to tendering shareholders on March 28, 2013. The tendered shares were canceled. Following the payment and cancelation of the tendered shares, 2,164,226 of the Company’s ordinary shares remained outstanding and $9,345,772 remained in the Trust. The placing of funds in the Trust Account may not protect those funds from third party claims against the Company. Although the Company will seek to have all vendors, prospective target businesses or other entities it engages, execute agreements with the Company waiving any right, title, interest or claim of any kind in or to any monies held in the Trust Account, there is no guarantee that they will execute such agreements. Certain of the initial shareholders have agreed that they will be liable under certain circumstances to ensure that the proceeds in the Trust Account are not reduced by the claims of target businesses or vendors or other entities that are owed money by the Company for services rendered, contracted for or products sold to the Company. However, there can be no assurance that they will be able to satisfy those obligations should they arise. The remaining net proceeds (not held in the Trust Account) may be used to pay for business, legal and accounting due diligence on prospective acquisitions and continuing general and administrative expenses. Additionally, the interest earned on the Trust Account balance may be released to the Company to fund working capital requirements as well as for any amounts that are necessary to pay the Company’s tax obligations, if any.

F-6

Lone Oak Acquisition Corporation

(A Company In the Development Stage)

NOTES TO FINANCIAL STATEMENTS

On March 6, 2013, the Company filed a proxy statement with the SEC in connection with a special meeting of shareholders held on March 22, 2013. The following Proposals (the “Proposals”) were approved at the meeting:

•	the proposal to amend the Company’s Articles of Association to permit the Company to liquidate the Trust Account on September 24, 2013 and to cause Article 156 to be of no further force or effect after the distribution of the Trust Account (the “Article Amendment Proposal”); and

•	the proposal to amend the agreement governing the Trust Account to extend the life of the Trust Account consistent with the Article Amendment Proposal (the “Extension”), and permit the Company to distribute the assets of the Trust Account to the holders of the Company’s ordinary shares issued in the Company’s initial public offering who wish to exercise their redemption rights in connection with the Extension.

On April 3, 2013 the Company announced the authorization of a previously announced one-time cash dividend of $0.10 per outstanding ordinary share (the “Special Dividend”). The record date for the Special Dividend was April 15, 2013 and the payment date was April 25, 2013.

The Company, after signing a definitive agreement for the acquisition of a target business, is required to provide shareholders who acquired shares in the Offering (‘‘Public Shareholders’’) with the opportunity to redeem their public shares for a pro rata share of the Trust Account. In the event that shareholders owning more than 45.2% (as adjusted for purchases under the Company’s 10b5-1 Plan, the First Tender Offer and the Second Tender Offer – see “Note 9 – Subsequent Events”) of the shares sold in the Offering exercise their redemption rights described below (provided, however, a potential target may make it a closing condition to the Business Combination that the Company have a certain amount of cash in excess of the minimum amount the Company is required to have pursuant to its organizational documents available at the time of closing, effectively reducing the redemption threshold in connection with the Business Combination or requiring the Company to obtain an alternative source of funding), and solely if the Company seeks a vote of its shareholders in connection with a Business Combination, a majority vote against the Business Combination, the Business Combination will not be consummated. The Memorandum and Articles of Association of the Company provide that a Public Shareholder, together with any affiliate or other person with whom such Public Shareholder is acting in concert or as a ‘‘group’’ (within the meaning of Section 13 of the Securities Act of 1934, as amended), will be restricted from voting rights with respect to an aggregate of more than 10% of the ordinary shares sold in the Offering (but only with respect to the amount over 10% of the ordinary shares sold in the Offering). Accordingly, all shares sold in the Offering beneficially owned by a Public Shareholder (or Shareholders if they are acting in a group) in excess of 10% shall be voted by the Company’s management in favor of a Business Combination. A ‘‘group’’ will be deemed to exists if Public Shareholders (i) file a Schedule 13D or 13G indicated the presence of a group or (ii) acknowledge to the Company that they are acting, or intend to act, as a group. All of the Company’s shareholders prior to the Offering, including all of the officers and directors of the Company (‘‘Initial Shareholders’’), have waived any redemption rights they may have in connection with the Business Combination.

With respect to a Business Combination which is consummated, any Public Shareholder can demand that the Company redeem his or her ordinary shares. Public Shareholders seeking redemption will have his or her shares redeemed for a pro rata share of the Trust Account (approximately $8.22 per share). Accordingly Public Shareholders holding up to 505,636 (as adjusted for purchases through September 19, 2013 under the Company’s 10b5-1 Plan, the First Tender Offer and the Second Tender Offer – see “Note 9 – Subsequent Events”) of the aggregate number of shares owned by all Public Shareholders may seek redemption of their shares in the event of a Business Combination.

F-7

Lone Oak Acquisition Corporation

(A Company In the Development Stage)

NOTES TO FINANCIAL STATEMENTS

If the Company had not completed a Business Combination by March 24, 2013, which date was subsequently extended to December 24, 2013 (see “Note 9 - Subsequent Events”), the Company will liquidate and distribute its remaining assets, including the Trust Fund, to the Public Shareholders. In the event of liquidation, the Public Shareholders will be entitled to receive their pro rata share of the assets available for distribution. Subsequent to any liquidation, the Company shall continue as a shell company without the aforementioned voting safeguards applicable to it prior to the liquidation, subject to any applicable security laws and the corporate laws of the jurisdiction of incorporation.

On September 18, 2012 the Company entered into a letter of intent with a potential target for its business combination. Pursuant to the terms of the letter of intent, in the event the potential target terminated the letter of intent it would pay a termination fee to the Company of $2,500,000. On November 27, 2012, the potential target terminated the letter of intent; the potential target paid the Company the termination fee on December 28, 2012.

The Company anticipates that in order to fund its working capital requirements, it may need to use all of the remaining funds not held in trust, the interest earned on the funds held in the trust account and that it may need to enter into contingent fee arrangements with its vendors. The Company may need to raise additional capital through loans or additional investments from its initial shareholders, officers, directors, or third parties. None of the initial shareholders, officers or directors is under any obligation advance funds to, or invest in, the Company. The Company cannot provide any assurance that new financing will be available to it on commercially acceptable terms, if at all.

Note 2 - Significant Accounting Policies

Cash and Cash Equivalents

The Company considers all short-term investments with a maturity of three months or less when purchased to be cash equivalents.

Restricted Cash and Cash Equivalents Held in Trust Account

The amounts held in the Trust Account represent substantially all of the proceeds remaining from the Public Offering and are classified as restricted assets since such amounts can only be used by the Company in connection with the consummation of a Business Combination or to repurchase subunits under the Company’s Repurchase Program. The funds held in the Trust Account are invested primarily in a highly liquid mutual fund.

Income Taxes

The Company accounts for income taxes under FASB ASC 740 Income Taxes (‘‘ASC 740’’). ASC 740 requires the recognition of deferred tax assets and liabilities for both the expected impact of differences between the financial statements and tax basis of assets and liabilities and for the expected future tax benefit to be derived from tax loss and tax credit carry forwards. ASC 740 additionally requires a valuation allowance to be established when it is more likely than not that all or a portion of deferred tax assets will not be realized.

ASC 740 also clarifies the accounting for uncertainty in income taxes recognized in an enterprise’s financial statements and prescribes a recognition threshold and measurement process for financial statement recognition and measurement of a tax position taken or expected to be taken in a tax return. For those benefits to be recognized, a tax position must be more-likely-than-not to be sustained upon examination by taxing authorities. ASC 740 also provides guidance on derecognition, classification, interest and penalties, accounting in interim period, disclosure and transition. The Company has identified the Cayman Islands as its only ‘‘major’’ tax jurisdiction, as defined. Based on the Company’s evaluation, it has been concluded that there are not significant uncertain tax positions requiring recognition in the Company’s financial statements. Since the Company was incorporated on June 17, 2010, the evaluation was performed for the 2010, 2011 and 2012 tax years which will be the only periods subject to examination. The Company believes that its income tax positions and deductions would be sustained on audit and does not anticipate any adjustments that would result in a material changes to its financial position.

F-8

Lone Oak Acquisition Corporation

(A Company In the Development Stage)

NOTES TO FINANCIAL STATEMENTS

The Company’s policy for recording interest and penalties associated with audits is to record such times as a component of income tax expense. There were no amounts accrued for penalties or interest as of or during the period from June 17, 2010 (inception) through June 30, 2013. Management is currently unaware of any issues under review that could result in significant payments, accruals or material deviations from its position.

The Company has received an undertaking from the Governor-in-Cabinet of the Cayman Islands that, in accordance with section 6 of the Tax Concessions Law (Revised) of the Cayman Islands, for a period of 20 years from the date of the undertaking, no law which is enacted in the Cayman Islands imposing any tax to be levied on profits, income, gains or appreciations shall apply to the Company or its operations and, in addition, that no tax to be levied on profits, income, gains or appreciations or which is in the nature of estate duty or inheritance tax shall be payable (i) on the Company’s securities or our debentures or other obligations or (ii) by way of the withholding in whole or in part of a payment of dividend or other distribution of income or capital by the Company to its security holders or a payment of principal or interest or other sums due under a debenture or other obligation.

Income (Loss) Per Share

The Company complies with accounting and disclosure requirements of FASB ASC 260, “Earnings Per Share.” Ordinary loss per share is computed by dividing net loss by the weighted-average number of shares of common stock outstanding during the period. Common shares subject to possible redemption at June 30, 2013 and December 31, 2012 of 525,636 and 2,829,535, respectively, have been excluded from the calculation of basic loss per share since such shares, if redeemed, only participate in their pro rata share of the trust earnings. Loss per share assuming dilution would give effect to dilutive options, warrants, and other potential ordinary shares outstanding during the period. The Company has not considered the effect of warrants to purchase 10,706,500 ordinary shares in the calculation of diluted loss per share, since the exercise of the warrants is contingent upon the occurrence of future events.

Use of Estimates

The preparation of financial statements in conformity with accounting principles generally accepted in the United States of America requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities at the date of the financial statements and the reported amounts of expenses during the reporting period. Actual results could differ from those estimates.

Recent Accounting Pronouncements

Management does not believe that any recently issued, but not yet effective, accounting standards if currently adopted would have a material effect on the accompanying financial statements.

F-9

Lone Oak Acquisition Corporation

(A Company In the Development Stage)

NOTES TO FINANCIAL STATEMENTS

Note 3 - Initial Public Offering

On March 24, 2011 the Company sold 4,000,000 units (“Units”) at a price of $8.00 per unit in the Offering. Each unit consists of one ordinary share in the Company and one Redeemable Ordinary Share Purchase Warrant (‘‘Warrants’’). On March 30, 2011 the Company sold an additional 106,500 Units pursuant to a partial exercise of the over-allotment option granted to the underwriters, the remainder of the over-allotment option expired unexercised. Each Warrant entitles the holder to purchase one ordinary share at a price of $5.00 commencing on the later of our completion of a Business Combination and March 24, 2012 and expiring three years from the completion of a Business Combination. The Company may redeem the Warrants at a price of $0.01 per Warrant upon 30 days notice (‘‘30-Day Redemption Period’’) while the Warrants are exercisable, only in the event that the last sale price of the ordinary shares is at least $10.50 per share for any 20 trading days within a 30 trading day period ending on the third day prior to the date on which notice of redemption (‘‘Redemption Notice’’) is given, provided that a current registration statement is in effect (and a prospectus is available for use) with respect to the ordinary shares underlying such warrants at least five business days prior to the Redemption Notice and for the entire 30-Day Redemption Period (including the date of redemption). If the Company redeems the Warrants as described above, management will have the option to require any holder that wishes to exercise his Warrant to do so on a ‘‘cashless basis.’’ In such event, the holder would pay the exercise price by surrendering his Warrants for that number of ordinary shares equal to the quotient obtained by dividing (x) the product of the number of ordinary shares underlying the Warrants, multiplied by the difference between the exercise price of the Warrants and the ‘‘fair market value’’ (defined below) by (y) the fair market value. The ‘‘fair market value’’ shall mean the average reported last sale price of the ordinary shares for the 10 trading days ending on the third trading day prior to the date on which the notice of redemption is sent to holders of Warrants. In accordance with the warrant agreement relating to the Warrants sold and issued in the Offering the Company is only required to use its best efforts to maintain the effectiveness of the registration statement covering the Warrants. The Company will not be obligated to deliver securities, and there are no contractual penalties for failure to deliver securities, if a registration statement is not effective at the time of exercise. Additionally, in the event that a registration is not effective at the time of exercise, the holder of such Warrant shall not be entitled to exercise such Warrant for cash and in no event (whether in the case of a registration statement not being effective or otherwise) will the Company be required to net cash settle the Warrant exercise. However, if the Company has not filed with the SEC a registration statement covering the ordinary shares issuable upon exercise of the Warrants and a prospectus relating to such ordinary shares by the 12-month anniversary of the consummation of the Initial Business Combination, commencing on that day, warrant holders may, until such time as there is an effective registration statement and during any period thereafter when the Company has failed to maintain an effective registration statement, exercise warrants on a cashless basis, provided that such cashless exercise is exempt from the registration requirements of the Securities Act. The Company does not believe that such an exemption is currently available.

The Company paid the underwriters in the Offering an underwriting discount of 3.5% ($1,149,820) of the gross proceeds of the Offering (including units sold in the partial exercise of the over-allotment option). The Company also issued a unit purchase option, for $100, to EarlyBirdCapital, Inc. (‘‘EBC’’) and its designees to purchase 400,000 units at an exercise price of $8.80 per unit. The units issuable upon exercise of this option are identical to the units sold in the Offering, with the exception of containing a provision for cashless exercise by EBC. The Company has accounted for the fair value of the unit purchase option, inclusive of the receipt of $100 cash payment, as an expense of the Offering resulting in a charge directly to shareholders’ equity. The Company estimated that the fair value of this unit purchase option on the date of issue was approximately $1,486,000 ($3.72 per unit) using a Black-Scholes option-pricing model. The fair value of the unit purchase option granted to the underwriter is estimated as of the date of grant using the following assumptions: (1) expected volatility of 54.1%, (2) risk-free interest rate of 2.625% and (3) expected life of 5 years. The unit purchase option may be exercised for cash or on a ‘‘cashless’’ basis, at the holder’s option (except in the case of a forced cashless exercise upon the Company’s redemption of the Warrants, as described above), such that the holder may use the appreciated value of the unit purchase option (the difference between the exercise prices of the unit purchase option and the underlying Warrants and the market price of the Units and underlying ordinary shares) to exercise the unit purchase option without the payment of any cash. The Company will have no obligation to net cash settle the exercise of the unit purchase option or the Warrants underlying the unit purchase option. The holder of the unit purchase option will not be entitled to exercise the unit purchase option or the Warrants underlying the unit purchase option unless a registration statement covering the securities underlying the unit purchase option is effective or an exemption from registration is available. If the holder is unable to exercise the unit purchase option or underlying Warrants, the unit purchase option or Warrants, as applicable, will expire worthless.

Note 4 - Insider Warrants

Simultaneously with the Offering, certain of the Initial Shareholders of the Company purchased 6,600,000 Insider Warrants at $0.35 per warrant (for an aggregate purchase price of $2,310,000) from the Company. All of the proceeds received from these purchases were placed in the Trust. The Insider Warrants are identical to the warrants underlying the Units sold in the Offering except that: (i) the Insider Warrants were purchased pursuant to an exemption from the registration requirements of the Securities Act, (ii) the Insider Warrants are non-redeemable and (iii) the Insider Warrants are exercisable on a ‘‘cashless’’ basis, in each case, if held by the initial holders or permitted assigns. The transfer restriction does not apply to transfers made pursuant to registration or an exemption that is occasioned by operation of law or for estate planning purposes, while remaining in escrow.

F-10

Lone Oak Acquisition Corporation

(A Company In the Development Stage)

NOTES TO FINANCIAL STATEMENTS

The Initial Shareholders and the holders of the Insider Warrants (or underlying ordinary shares) are entitled to registration rights with respect to their founding shares and Insider Warrants (or underlying ordinary shares) pursuant to an agreement signed March 16, 2011. The holders of the majority of the founding shares are entitled to demand that the Company register these shares at any time commencing three months prior to the first anniversary of the consummation of a Business Combination. The holders of the Insider Warrants (or underlying ordinary shares) are entitled to demand that the Company register these securities at any time after the Company consummates a Business Combination. In addition, the Initial Shareholders and holders of the Insider Warrants (or underlying ordinary shares) have certain ‘‘piggy-back’’ registration rights on registration statements filed after the Company’s consummation of a Business Combination.

Note 5 - Notes Payable to Shareholders

The Company issued, in aggregate, $150,000 principal amount of unsecured promissory notes to certain officers and Initial Shareholders on September 15, 2010. The notes were non-interest bearing and were payable on the earlier of September 15, 2011 or the consummation of the Offering. On March 23, 2011 the parties to the notes agreed to extend their payable date to include ten (10) business days following the Offering. The notes were repaid in full on March 31, 2011.

The Company issued an unsecured convertible debenture to Rampant Dragon, LLC, one of its shareholders, on February 27, 2012 in the amount of $15,000. The debenture accrues interest at a rate of 5.0% per annum. Principal and interest are payable, in the sole option of Rampant Dragon, LLC, in cash or warrants on the same terms and conditions as the Insider Warrants on the earlier of February 27, 2013 and the Business Combination. The Company issued an unsecured convertible debenture to BBS Capital Fund, LP, one of its shareholders, on April 30, 2012 in the amount of $42,000. The debenture accrues interest at a rate of 5.0% per annum. Principal and interest are payable, in the sole option of BBS Capital Fund, LP, in cash or warrants on the same terms and conditions as the Insider Warrants on the earlier of April 30, 2013 and the Business Combination. The Company issued an unsecured convertible debenture to Hauser Holdings, LLC, one of its shareholders, on July 23, 2012 in the amount of $42,000. The debenture accrues interest at a rate of 5.0% per annum. Principal and interest are payable, in the sole option of BBS Capital Fund, LP, in cash or warrants on the same terms and conditions as the Insider Warrants on the earlier of April 30, 2013 and the Business Combination.

On January 18, 2013, the Company repaid its outstanding debentures to Rampant Dragon, LLC, BBS Capital Fund, LP and Hauser Holdings, LLC in the amounts of $15,000, $42,000 and $42,000, respectively, plus accrued interest.

Note 6 - Commitments

The Company presently occupies office space provided by an affiliate of the Company’s Executive Chairman and by an affiliate of the Company’s Special Advisors. Such affiliates have agreed that, until the Company consummates a Business Combination, they will make such office space, as well as certain office and secretarial services, available to the Company, as may be required by the Company from time to time. The Company has agreed to pay such affiliates an aggregate of $7,500 per month for such services commencing on March 16, 2011.

Pursuant to letter agreements executed March 16, 2011 with the Company and the underwriter, the Initial Shareholders have waived their right to receive distributions with respect to their founding shares upon the Company’s liquidation.

The Company has engaged EBC on a non-exclusive basis, to act as its advisor and investment banker in connection with its initial Business Combination to provide it with assistance in negotiating and structuring the terms of its initial Business Combination. The Company will pay EBC a cash fee of $1,120,000 for such services upon the consummation of its initial Business Combination.

F-11

Lone Oak Acquisition Corporation

(A Company In the Development Stage)

NOTES TO FINANCIAL STATEMENTS

Note 7 - Shareholders’ Equity

On October 4, 2010 the Company was authorized to issue 50,000,000 shares with a par value of $0.001 per share. On March 4, 2011 the Company’s shareholders approved an amendment to the Company’s Memorandum of Association increasing the number of shares authorized to 55,000,000 consisting of 50,000,000 ordinary shares and 5,000,000 preferred shares.

Ordinary Shares

In connection with the organization of the Company, on June 17, 2010, a total of 1,150,000 shares of the Company’s ordinary shares were sold to the Initial Shareholders at a price of $0.0217 per share for an aggregate of $25,000.

The number of ordinary shares held by the Initial Shareholders that was subject to forfeiture by such shareholders, if the over-allotment option was not exercised in full by the Underwriter, was 150,000 shares in order to maintain 20% of the Company’s issued and outstanding shares after the Offering as of March 24, 2011. On March 30, 2011, the underwriter exercised a portion of its over-allotment option. After the partial exercise and expiration of the over-allotment option 123,375 of the shares held by the Initial Shareholders were forfeited.

Beginning on June 15, 2011, the 10b5-1 plan maintained a limit order of $7.75 per ordinary share as required by the plan. Between June 15, 2011 and December 31, 2012, the Company purchased and canceled 665,000 ordinary shares at $7.75 per share for a total of $5,153,750. Additionally, the Company paid $35,358 in commissions and expenses in conjunction with these purchases for a total of $5,189,108. The 10b5-1 plan terminated upon the announcement of a Business Combination on September 18, 2012.

On February 25, 2013, the Company commenced a tender offer (the “First Tender Offer”) for up to 2,829,535 of its ordinary shares at approximately $8.22 per share (the then and current amount held in trust per share). The First Tender Offer expired on March 22, 2013. A total of 2,303,899 ordinary shares had been tendered representing $18,927,300. The funds were released from the Trust and paid to tendering shareholders on March 28, 2013. The tendered shares were canceled. Following the payment and cancelation of the tendered shares, 2,164,226 of the Company’s ordinary shares remained outstanding and $9,345,772 remained in the Trust.

Preferred Shares

On March 4, 2011, the Company’s shareholders approved an amendment to the Company’s Memorandum of Association authorizing the issuance of up to 5,000,000 preferred shares with a par value of $0.001 and such designation as may be determined by the Board of Directors of the Company from time to time.

Note 8 - Fair Value Measurements

The Company adopted ASC 820, “Fair Value Measurement” for its financial assets and liabilities that are re-measured and reported at fair value at each reporting period, and non-financial assets and liabilities that are re-measured and reported at fair value at least annually. The adoption of ASC 820 did not have an impact on the Company’s financial position or results of operations. As of December 31, 2011, the fair value of all of the Company’s assets and liabilities were classified as Level 1. In general, fair values determined by Level 1 inputs utilize quoted prices (unadjusted) in active markets for identical assets or liabilities. Fair values determined by Level 2 inputs utilize data points that are observable such as quoted prices, interest rates and yield curves. Fair values determined by Level 3 inputs are unobservable data points for the asset or liability, and include situations where there is little, if any, market activity for the asset or liability.

F-12

Lone Oak Acquisition Corporation

(A Company In the Development Stage)

NOTES TO FINANCIAL STATEMENTS

Note 9 - Subsequent Events

On August 21, 2013, the Company commenced a tender offer (the “Offer”) for up to 525,636 of its ordinary shares at approximately $8.22 per share (the then and current amount held in trust per share). The Offer expired on September 19, 2013. A total of 20,000 ordinary shares had been tendered representing $164,307. The funds were released from the Trust and paid to tendering shareholders on September 24, 2013. The tendered shares were canceled. Following the payment and cancelation of the tendered shares, 2,144,226 of the Company’s ordinary shares remained outstanding and $9,181,466 remained in the Trust.

As a result of the Offer and the tendered shares, the Company will now allow shareholders owning up to 45.2% of the Company’s currently outstanding shares sold in the IPO may exercise their redemption rights in connection with a Business Combination.

On August 21, 2013, the Company filed a proxy statement with the SEC in connection with a special meeting of shareholders held on September 10, 2013. The following Proposals (the “Proposals”) were approved at the meeting:

•	the proposal to amend the Company’s Articles of Association to permit the Company to liquidate the Trust Account on December 24, 2013 and to cause Article 156 to be of no further force or effect after the distribution of the Trust Account (the “Article Amendment Proposal”); and

•	the proposal to amend the agreement governing the Trust Account to extend the life of the Trust Account consistent with the Article Amendment Proposal (the “Extension”), and permit the Company to distribute the assets of the Trust Account to the holders of the Company’s ordinary shares issued in the Company’s initial public offering who wish to exercise their redemption rights in connection with the Extension.

On October 4, 2013 the Company announced the authorization of a previously announced one-time cash dividend of $0.10 per outstanding ordinary share (the “Special Dividend”). The record date for the Special Dividend was October 14, 2013 and the payment date was October 24, 2013.

On October 11, 2013 the Company incorporated and organized Arabella Exploration Corp. (the “Merger Sub”) as a wholly owned subsidiary under the General Corporation Law of the State of Delaware. This subsidiary was formed in anticipation of the signing of the Agreement and Plan of Merger and Reorginization (“the Merger Agreement”) with Arabella Exploration, LLC (“Arabella”).

On October 23, 2013, the Company signed the Merger Agreement with Arabella. The Merger Agreement provides that the Merger Sub will merge with and into Arabella at which time Arabella will receive 4,830,002 newly issued ordinary shares of the Company, of which 1,705,002 ordinary shares will be held in escrow to be released upon Arabella meeting certain performance hurdles. Additionally, the Company will assume a note in the amount of $3,007,170 due to the sole member of Arabella.

Management evaluates subsequent events that have occurred after the balance sheet date through the date the financial statements were publically available to determine if events or transactions occurring require potential adjustment to or disclosure in the financial statements and has concluded that no other subsequent events have occurred that would require recognition in the financial statements or disclosure in the notes to the financial statements except as discussed in this note.

F-13

Lone Oak Acquisition Corporation

(A Company In the Development Stage)

Page

Report of Independent Registered Public Accounting Firm	F-2
Financial Statements
Balance Sheets	F-3
Statements of Operations	F-4
Statements of Changes in Shareholders’ Equity	F-5
Statements of Cash Flows	F-6
Notes to Financial Statements	F-7 – F-13

F-14

Lone Oak Acquisition Corporation

(A Company In the Development Stage)

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Board of Directors and Shareholders

of Lone Oak Acquisition Corporation

We have audited the accompanying balance sheets of Lone Oak Acquisition Corporation (a company in the development stage) (the “Company”) as of December 31, 2012 and 2011, and the related statements of operations, changes in shareholders’ equity and cash flows for the years ended December 31, 2012 and December 31, 2011 and for the periods from June 17, 2010 (inception) through December 31, 2010 and from June 17, 2010 (inception) through December 31, 2012. These financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with the standards of the Public Company Accounting Oversight Board (United States).  Those standards require that we plan and perform the audits to obtain reasonable assurance about whether the financial statements are free of material misstatement.  The Company is not required to have, nor were we engaged to perform, an audit of its internal control over financial reporting. Our audits included consideration of internal control over financial reporting as a basis for designing audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the Company’s internal control over financial reporting. Accordingly, we express no such opinion.  An audit also includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation.  We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of Lone Oak Acquisition Corporation (a company in the development stage), as of December 31, 2012 and 2011, and the results of its operations and its cash flows for the year ended December 31, 2012 and December 31, 2011 and for the periods from June 17, 2010 (inception) through December 31, 2010 and from June 17, 2010 (inception) through December 31, 2012 in conformity with accounting principles generally accepted in the United States of America.

/s/Marcum llp

Marcum LLP

New York, NY

May 15, 2013

F-15

Lone Oak Acquisition Corporation

(A Company In the Development Stage)

BALANCE SHEETS

	December 31, 2012	December 31, 2011

ASSETS
Current Asset – Cash and cash equivalents	$2,507,666	$6,822
Cash and cash equivalents held in trust	28,273,072	28,273,072
Total assets	$30,780,738	$28,279,894

LIABILITIES AND SHAREHOLDERS’ EQUITY
CURRENT LIABILITIES
Accrued expenses	$282,075	$83,275
Notes Payable to Shareholders	102,265	—
Total current liabilities	384,340	83,275

COMMITMENTS

Ordinary shares, subject to redemption, 2,829,535 shares at redemption value	23,245,574	23,245,574

SHAREHOLDERS’ EQUITY
Preferred shares, $0.001 par value Authorized 5,000,000 shares; issued and outstanding none	—	—
Ordinary shares, $0.001 par value Authorized 50,000,000 shares; issued and outstanding 1,638,590 (which excludes 2,829,535 subject to redemption) (1)	1,639	1,639
Additional paid-in capital	5,174,241	5,174,241
Accumulated earnings (deficit) during the development stage	1,974,944	(224,835)
Total shareholders’ equity	7,150,824	4,951,045
Total liabilities and shareholders’ equity	$30,780,738	$28,279,894

(1)	Reflects an aggregate of 123,375 ordinary shares forfeited by the Initial Shareholders on May 8, 2011 because the underwriters’ over-allotment option was not exercised in full. (Note 7)

The accompanying notes are an integral part of these financial statements

F-16

Lone Oak Acquisition Corporation

(A Company In the Development Stage)

STATEMENTS OF OPERATIONS

	For the Year Ended December 31, 2012	For the Year Ended December 31, 2011	For the Period from June 17, 2010 (Inception) to December 31, 2010	For the Period from June 17, 2010 (Inception) to December 31, 2012

Expenses

Travel and Entertainment	$2,669	$50,106	$—	$52,775
Rent Expense – Related Party	90,000	71,250	—	161,250
Insurance Expense	55,799	55,626	—	111,425
Legal Expense	106,131	7,617	—	113,748
General and Administrative Expenses	42,357	26,508	—	68,865
Formation and Operating Costs	—	—	13,728	13,728
Total Expense	296,956	211,107	13,728	521,791

Other Income (Expense)

Other Income	2,500,000	—	—	2,500,000
Interest Expense	(3,265)	—	—	(3,265)

Net Income (Loss)	2,199,779	(211,107)	(13,728)	1,974,944

Weighted average shares outstanding – basic and diluted(1)(2)	1,638,590	1,501,108	1,026,625

Basic and diluted net income (loss) per share	$1.34	$(0.14)	$(0.01)

(1)	Reflects an aggregate of 123,375 ordinary shares forfeited by the Initial Shareholders on May 8, 2011 because the underwriters’ over-allotment option was not exercised in full. (Note 7)

(2)	Excludes shares subject to possible redemption

The accompanying notes are an integral part of these financial statements

F-17

Lone Oak Acquisition Corporation

(A Company In the Development Stage)

STATEMENT OF CHANGES IN SHAREHOLDERS’ EQUITY

For the Period from June 17, 2010 (Inception) to December 31, 2010 and the years ended December 31, 2011 and December 31, 2012

	Ordinary Shares(1)		Additional Paid-In	Earnings (Deficit) Accumulated During the	Shareholders’
	Shares	Amount	Capital	Development Stage	Equity

Ordinary shares issued June 17, 2010 (inception) at $0.02174 per share for cash	1,026,625	$1,027	$23,973	$—	$25,000
Net loss from June 17, 2010 to December 31, 2010	—	—	—	(13,728)	(13,728)
Balance at December 31, 2010	1,026,625	1,027	23,973	(13,728)	11,272
Proceeds from private placement of insider warrants	—	—	2,310,000	—	2,310,000
Sale of 4,000,000 units March 24, 2011 at $8.00 per unit net of underwriters’ discount and expenses ($1,433,766) (includes 3,387,999 shares subject to possible conversion	4,000,000	4,000	30,449,283	—	30,453,283
Proceeds subject to possible conversion of 3,387,999 shares	(3,387,999)	(3,388)	(27,642,684)	—	(27,646,072)
Proceeds from issuance of Unit purchase option	—	—	100	—	100
Sale of 106,500 units March 30, 2011 at $8.00 per unit net of underwriters’ discount and expenses ($29,820) (includes 106,536 shares subject to possible conversion	106,500	107	822,074	—	822,181
Proceeds subject to possible conversion of 106,536 shares	(106,536)	(107)	(868,012)	—	(868,119)
Adjustment to proceeds subject to redemption (reduction in per share amount)	—	—	38,661	—	38,661
Adjustment to proceeds subject to possible conversion for shares repurchased under 10b5-1 plan	—	—	40,846	—	40,846
Net loss	—	—	—	(211,107)	(211,107)
Balance at December 31, 2011	1,638,590	1,639	5,174,241	(224,835)	4,951,045
Net Income	—	—	—	2,199,779	2,199,779
Balance at December 31, 2012	1,638,590	$1,639	$5,174,241	$1,974,944	$7,150,824

(1)	Reflects an aggregate of 123,375 ordinary shares forfeited by the Initial Shareholders on May 8, 2011 because the underwriters’ over-allotment option was not exercised in full. (Note 7)

The accompanying notes are an integral part of these financial statements

F-18

Lone Oak Acquisition Corp.

(A Company In the Development Stage)

STATEMENTS OF CASH FLOWS

	For the Year Ended December 31, 2012	For the Year Ended December 31, 2011	For the Period from June 17, 2010 (Inception) to December 31, 2010	For the Period from June 17, 2010 (Inception) to December 31, 2012

CASH FLOW FROM OPERATING ACTIVITIES
Net Income (loss)	$2,199,779	$(211,107)	$(13,728)	$1,974,944
Changes to operational assets and liabilities:
Accrued expenses	198,800	83,275	—	282,075
Net cash provided by (used in) operating activities	2,398,579	(127,832)	(13,728)	2,257,019

CASH FLOWS FROM INVESTING ACTIVITIES
Cash held in trust fund, net	—	(28,273,072)	—	(28,273,072)
Net cash used in investing activities	—	(28,273,072)	—	(28,273,072)

CASH FLOWS FROM FINANCING ACTIVITIES
Gross Proceeds of public offering	—	32,852,000	—	32,852,000
Proceeds from the private placement of insider warrants	—	2,310,000	—	2,310,000
Proceeds from sale of ordinary shares to initial shareholders	—	—	25,000	25,000
Proceeds from issuance of unit purchase option	—	100	—	100
Proceeds from notes payable to shareholders	102,265	—	150,000	252,265
Payment of notes payable to shareholders	—	(150,000)	—	(150,000)
Purchase of shares under 10b5-1 plan	—	(5,189,108)	—	(5,189,108)
Payment of offering costs	—	(1,469,944)	(106,594)	(1,576,538)
Net cash provided by financing activities	102,265	28,353,048	68,406	28,523,719
NET (DECREASE) INCREASE IN CASH and cash equivalents	2,500,844	(47,856)	54,678	2,507,666
CASH and cash equivalents, Beginning of Period	6,822	54,678	—	—
CASH and cash equivalents, Ending of Period	$2,507,666	$6,822	$54,678	$2,507,666

Supplemental schedule of non-cash financing activity:
Increase in accrual for offering costs	$—	$(85,440)	$85,440	$—

The accompanying notes are an integral part of these financial statements

F-19

Lone Oak Acquisition Corporation

(A Company In the Development Stage)

NOTES TO FINANCIAL STATEMENTS

Note 1 – Organization, Plan of Business Operations and Liquidity

Lone Oak Acquisition Corporation (the ‘‘Company’’) was incorporated in the Cayman Islands on June 17, 2010 as a blank check company whose objective is to acquire, through a merger, share exchange, asset acquisition, plan of arrangement, recapitalization, reorganization or other similar business combination, one or more operating businesses, or control of such operating business, or businesses, through contractual arrangements (“Business Combination”).

The accompanying financial statements are presented in U.S. dollars and have been prepared in accordance with accounting principles generally accepted in the United States of America (‘‘US GAAP’’) and pursuant to the accounting and disclosure rules and regulations of the U.S. Securities and Exchange Commission (the ‘‘SEC’’).

On March 24, 2011, the Company completed its initial public offering (the “Offering”). All activity prior to March 24, 2011 relates to the Company’s formation and the public offering described below. All activity from March 24, 2011 through December 31, 2012 relates to the Company’s activities in seeking a Business Combination.

The Company is considered to be a development stage company and as such, the financial statements are prepared in accordance with the Accounting Standards Codification (‘‘ASC’’) Topic 915 ‘‘Development Stage Entities.’’ The Company is subject to all of the risks associated with development stage companies.

The registration statement for the Company’s Offering was declared effective on March 16, 2011. The Company consummated the Offering on March 24, 2011 and received proceeds net of transaction costs of $30,566,234 which is discussed in Note 3 (‘‘Initial Public Offering’’) and $2,310,000 from the private placement to certain of the members of management of the Company (‘‘Insider Warrants’’) which is described in Note 4 (“Insider Warrants”). On March 30, 2011 the over-allotment option was partially exercised and the Company received an additional $822,180 net of transaction costs which is discussed in Note 3 (‘‘Initial Public Offering’’). The Company’s management has broad discretion with respect to the specific application of the net proceeds of the Offering and Insider Warrants, although substantially all of the net proceeds are intended to be generally applied toward consummating a Business Combination. Furthermore, there is no assurance that the Company will be able to successfully effect a Business Combination. An amount of $33,462,180 (including the $2,310,000 of proceeds from the sale of Insider Warrants) was placed in a trust account (‘‘Trust Account’’) and is being held in cash in lieu of being invested in United States treasuries having a maturity of 180 days or less until the earlier of (i) the consummation of the Company’s first Business Combination, (ii) the Company’s failure to consummate a Business Combination within the prescribed time and (iii) the Common Stock trades at or below $7.75 per share, subject to certain criteria contained in the 10b5-1 plan, prior to the announcement of a Business Combination. A Business Combination was announced on September 19, 2012, terminating the 10b5-1 plan. As of that date, a total of 665,000 shares had been repurchased under the 10b5-1 plan at a total cost, including expenses, of $5,189,108. The placing of funds in the Trust Account may not protect those funds from third party claims against the Company. Although the Company will seek to have all vendors, prospective target businesses or other entities it engages, execute agreements with the Company waiving any right, title, interest or claim of any kind in or to any monies held in the Trust Account, there is no guarantee that they will execute such agreements. Certain of the initial shareholders have agreed that they will be liable under certain circumstances to ensure that the proceeds in the Trust Account are not reduced by the claims of target businesses or vendors or other entities that are owed money by the Company for services rendered, contracted for or products sold to the Company. However, there can be no assurance that they will be able to satisfy those obligations should they arise. The remaining net proceeds (not held in the Trust Account) may be used to pay for business, legal and accounting due diligence on prospective acquisitions and continuing general and administrative expenses. Additionally, the interest earned on the Trust Account balance may be released to the Company to fund working capital requirements as well as for any amounts that are necessary to pay the Company’s tax obligations, if any.

F-20

Lone Oak Acquisition Corporation

(A Company In the Development Stage)

NOTES TO FINANCIAL STATEMENTS

The Company, after signing a definitive agreement for the acquisition of a target business, is required to provide shareholders who acquired shares in the Offering (‘‘Public Shareholders’’) with the opportunity to redeem their public shares for a pro rata share of the Trust Account. In the event that shareholders owning more than 46.2% (as adjusted for purchases under the Company’s 10b5-1 Plan and the Tender Offer – see “Note 9 – Subsequent Events”) of the shares sold in the Offering exercise their redemption rights described below (provided, however, a potential target may make it a closing condition to the Business Combination that the Company have a certain amount of cash in excess of the minimum amount the Company is required to have pursuant to its organizational documents available at the time of closing, effectively reducing the redemption threshold in connection with the Business Combination or requiring the Company to obtain an alternative source of funding), and solely if the Company seeks a vote of its shareholders in connection with a Business Combination, a majority vote against the Business Combination, the Business Combination will not be consummated. The Memorandum and Articles of Association of the Company provide that a Public Shareholder, together with any affiliate or other person with whom such Public Shareholder is acting in concert or as a ‘‘group’’ (within the meaning of Section 13 of the Securities Act of 1934, as amended), will be restricted from voting rights with respect to an aggregate of more than 10% of the ordinary shares sold in the Offering (but only with respect to the amount over 10% of the ordinary shares sold in the Offering). Accordingly, all shares sold in the Offering beneficially owned by a Public Shareholder (or Shareholders if they are acting in a group) in excess of 10% shall be voted by the Company’s management in favor of a Business Combination. A ‘‘group’’ will be deemed to exists if Public Shareholders (i) file a Schedule 13D or 13G indicated the presence of a group or (ii) acknowledge to the Company that they are acting, or intend to act, as a group. All of the Company’s shareholders prior to the Offering, including all of the officers and directors of the Company (‘‘Initial Shareholders’’), have waived any redemption rights they may have in connection with the Business Combination.

With respect to a Business Combination which is consummated, any Public Shareholder can demand that the Company redeem his or her ordinary shares. Public Shareholders seeking redemption will have his or her shares redeemed for a pro rata share of the Trust Account (approximately $8.22 per share). Accordingly Public Shareholders holding up to 525,636 (as adjusted for purchases through December 31, 2012 under the Company’s 10b5-1 Plan and the Tender Offer – see “Note 9 – Subsequent Events”) of the aggregate number of shares owned by all Public Shareholders may seek redemption of their shares in the event of a Business Combination.

If the Company had not completed a Business Combination by March 24, 2013, which date was subsequently extended to September 24, 2013 (see “Note 9 - Subsequent Events”), the Company will liquidate and distribute its remaining assets, including the Trust Fund, to the Public Shareholders. In the event of liquidation, the Public Shareholders will be entitled to receive their pro rata share of the assets available for distribution. Subsequent to any liquidation, the Company shall continue as a shell company without the aforementioned voting safeguards applicable to it prior to the liquidation, subject to any applicable security laws and the corporate laws of the jurisdiction of incorporation.

On September 18, 2012 the Company entered into a letter of intent with a potential target for its business combination. Pursuant to the terms of the letter of intent, in the event the potential target terminated the letter of intent it would pay a termination fee to the Company of $2,500,000. On November 27, 2012, the potential target terminated the letter of intent; the Potential target paid the Company the termination fee on December 28, 2012.

The Company anticipates that in order to fund its working capital requirements, it may need to use all of the remaining funds not held in trust, the interest earned on the funds held in the trust account and that it may need to enter into contingent fee arrangements with its vendors. The Company may need to raise additional capital through loans or additional investments from its initial shareholders, officers, directors, or third parties. None of the initial shareholders, officers or directors is under any obligation advance funds to, or invest in, the Company. The Company cannot provide any assurance that new financing will be available to it on commercially acceptable terms, if at all.

Note 2 - Significant Accounting Policies

Cash and Cash Equivalents

The Company considers all short-term investments with a maturity of three months or less when purchased to be cash equivalents.

F-21

Lone Oak Acquisition Corporation

(A Company In the Development Stage)

NOTES TO FINANCIAL STATEMENTS

Restricted Cash and Cash Equivalents Held in Trust Account

The amounts held in the Trust Account represent substantially all of the proceeds remaining from the Public Offering and are classified as restricted assets since such amounts can only be used by the Company in connection with the consummation of a Business Combination or to repurchase subunits under the Company’s Repurchase Program. The funds held in the Trust Account are invested primarily in a highly liquid mutual fund.

Income Taxes

The Company accounts for income taxes under ASC 740 Income Taxes (‘‘ASC 740’’). ASC 740 requires the recognition of deferred tax assets and liabilities for both the expected impact of differences between the financial statements and tax basis of assets and liabilities and for the expected future tax benefit to be derived from tax loss and tax credit carry forwards. ASC 740 additionally requires a valuation allowance to be established when it is more likely than not that all or a portion of deferred tax assets will not be realized.

ASC 740 also clarifies the accounting for uncertainty in income taxes recognized in an enterprise’s financial statements and prescribes a recognition threshold and measurement process for financial statement recognition and measurement of a tax position taken or expected to be taken in a tax return. For those benefits to be recognized, a tax position must be more-likely-than-not to be sustained upon examination by taxing authorities. ASC 740 also provides guidance on derecognition, classification, interest and penalties, accounting in interim period, disclosure and transition. The Company has identified the Cayman Islands as its only ‘‘major’’ tax jurisdiction, as defined. Based on the Company’s evaluation, it has been concluded that there are not significant uncertain tax positions requiring recognition in the Company’s financial statements. Since the Company was incorporated on June 17, 2010, the evaluation was performed for the 2010, 2011 and 2012 tax years which will be the only periods subject to examination. The Company believes that its income tax positions and deductions would be sustained on audit and does not anticipate any adjustments that would result in a material changes to its financial position.

The Company’s policy for recording interest and penalties associated with audits is to record such times as a component of income tax expense. There were no amounts accrued for penalties or interest as of or during the period from June 17, 2010 (inception) through December 31, 2012. Management is currently unaware of any issues under review that could result in significant payments, accruals or material deviations from its position.

The Company has received an undertaking from the Governor-in-Cabinet of the Cayman Islands that, in accordance with section 6 of the Tax Concessions Law (Revised) of the Cayman Islands, for a period of 20 years from the date of the undertaking, no law which is enacted in the Cayman Islands imposing any tax to be levied on profits, income, gains or appreciations shall apply to the Company or its operations and, in addition, that no tax to be levied on profits, income, gains or appreciations or which is in the nature of estate duty or inheritance tax shall be payable (i) on the Company’s securities or our debentures or other obligations or (ii) by way of the withholding in whole or in part of a payment of dividend or other distribution of income or capital by the Company to its security holders or a payment of principal or interest or other sums due under a debenture or other obligation.

Income (Loss) Per Share

The Company complies with accounting and disclosure requirements of FASB ASC 260, “Earnings Per Share.” Ordinary loss per share is computed by dividing net loss by the weighted-average number of shares of common stock outstanding during the period. Common shares subject to possible redemption at December 31, 2012 of 2,829,535 have been excluded from the calculation of basic loss per share since such shares, if redeemed, only participate in their pro rata share of the trust earnings. Loss per share assuming dilution would give effect to dilutive options, warrants, and other potential ordinary shares outstanding during the period. The Company has not considered the effect of warrants to purchase 10,706,500 ordinary shares in the calculation of diluted loss per share, since the exercise of the warrants is contingent upon the occurrence of future events.

F-22

Lone Oak Acquisition Corporation

(A Company In the Development Stage)

NOTES TO FINANCIAL STATEMENTS

Use of Estimates

The preparation of financial statements in conformity with accounting principles generally accepted in the United States of America requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities at the date of the financial statements and the reported amounts of expenses during the reporting period. Actual results could differ from those estimates.

Recent Accounting Pronouncements

Management does not believe that any recently issued, but not yet effective, accounting standards if currently adopted would have a material effect on the accompanying financial statements.

Note 3 - Initial Public Offering

On March 24, 2011 the Company sold 4,000,000 units (“Units”) at a price of $8.00 per unit in the Offering. Each unit consists of one ordinary share in the Company and one Redeemable Ordinary Share Purchase Warrant (‘‘Warrants’’). On March 30, 2011 the Company sold an additional 106,500 Units pursuant to a partial exercise of the over-allotment option granted to the underwriters, the remainder of the over-allotment option expired unexercised. Each Warrant entitles the holder to purchase one ordinary share at a price of $5.00 commencing on the later of our completion of a Business Combination and March 24, 2012 and expiring three years from the completion of a Business Combination. The Company may redeem the Warrants at a price of $0.01 per Warrant upon 30 days notice (‘‘30-Day Redemption Period’’) while the Warrants are exercisable, only in the event that the last sale price of the ordinary shares is at least $10.50 per share for any 20 trading days within a 30 trading day period ending on the third day prior to the date on which notice of redemption (‘‘Redemption Notice’’) is given, provided that a current registration statement is in effect (and a prospectus is available for use) with respect to the ordinary shares underlying such warrants at least five business days prior to the Redemption Notice and for the entire 30-Day Redemption Period (including the date of redemption). If the Company redeems the Warrants as described above, management will have the option to require any holder that wishes to exercise his Warrant to do so on a ‘‘cashless basis.’’ In such event, the holder would pay the exercise price by surrendering his Warrants for that number of ordinary shares equal to the quotient obtained by dividing (x) the product of the number of ordinary shares underlying the Warrants, multiplied by the difference between the exercise price of the Warrants and the ‘‘fair market value’’ (defined below) by (y) the fair market value. The ‘‘fair market value’’ shall mean the average reported last sale price of the ordinary shares for the 10 trading days ending on the third trading day prior to the date on which the notice of redemption is sent to holders of Warrants. In accordance with the warrant agreement relating to the Warrants sold and issued in the Offering the Company is only required to use its best efforts to maintain the effectiveness of the registration statement covering the Warrants. The Company will not be obligated to deliver securities, and there are no contractual penalties for failure to deliver securities, if a registration statement is not effective at the time of exercise. Additionally, in the event that a registration is not effective at the time of exercise, the holder of such Warrant shall not be entitled to exercise such Warrant for cash and in no event (whether in the case of a registration statement not being effective or otherwise) will the Company be required to net cash settle the Warrant exercise. However, if the Company has not filed with the SEC a registration statement covering the ordinary shares issuable upon exercise of the Warrants and a prospectus relating to such ordinary shares by the 12-month anniversary of the consummation of the Initial Business Combination, commencing on that day, warrant holders may, until such time as there is an effective registration statement and during any period thereafter when the Company has failed to maintain an effective registration statement, exercise warrants on a cashless basis, provided that such cashless exercise is exempt from the registration requirements of the Securities Act. The Company does not believe that such an exemption is currently available.

F-23

Lone Oak Acquisition Corporation

(A Company In the Development Stage)

NOTES TO FINANCIAL STATEMENTS

The Company paid the underwriters in the Offering an underwriting discount of 3.5% ($1,149,820) of the gross proceeds of the Offering (including units sold in the partial exercise of the over-allotment option). The Company also issued a unit purchase option, for $100, to EarlyBirdCapital, Inc. (‘‘EBC’’) and its designees to purchase 400,000 units at an exercise price of $8.80 per unit. The units issuable upon exercise of this option are identical to the units sold in the Offering, with the exception of containing a provision for cashless exercise by EBC. The Company has accounted for the fair value of the unit purchase option, inclusive of the receipt of $100 cash payment, as an expense of the Offering resulting in a charge directly to shareholders’ equity. The Company estimates that the fair value of this unit purchase option on the date of issue was approximately $1,486,000 ($3.72 per unit) using a Black-Scholes option-pricing model. The fair value of the unit purchase option granted to the underwriter is estimated as of the date of grant using the following assumptions: (1) expected volatility of 54.1%, (2) risk-free interest rate of 2.625% and (3) expected life of 5 years. The unit purchase option may be exercised for cash or on a ‘‘cashless’’ basis, at the holder’s option (except in the case of a forced cashless exercise upon the Company’s redemption of the Warrants, as described above), such that the holder may use the appreciated value of the unit purchase option (the difference between the exercise prices of the unit purchase option and the underlying Warrants and the market price of the Units and underlying ordinary shares) to exercise the unit purchase option without the payment of any cash. The Company will have no obligation to net cash settle the exercise of the unit purchase option or the Warrants underlying the unit purchase option. The holder of the unit purchase option will not be entitled to exercise the unit purchase option or the Warrants underlying the unit purchase option unless a registration statement covering the securities underlying the unit purchase option is effective or an exemption from registration is available. If the holder is unable to exercise the unit purchase option or underlying Warrants, the unit purchase option or Warrants, as applicable, will expire worthless.

Note 4 - Insider Warrants

Simultaneously with the Offering, certain of the Initial Shareholders of the Company purchased 6,600,000 Insider Warrants at $0.35 per warrant (for an aggregate purchase price of $2,310,000) from the Company. All of the proceeds received from these purchases were placed in the Trust. The Insider Warrants are identical to the warrants underlying the Units sold in the Offering except that: (i) the Insider Warrants were purchased pursuant to an exemption from the registration requirements of the Securities Act, (ii) the Insider Warrants are non-redeemable and (iii) the Insider Warrants are exercisable on a ‘‘cashless’’ basis, in each case, if held by the initial holders or permitted assigns. The transfer restriction does not apply to transfers made pursuant to registration or an exemption that is occasioned by operation of law or for estate planning purposes, while remaining in escrow.

The Initial Shareholders and the holders of the Insider Warrants (or underlying ordinary shares) are entitled to registration rights with respect to their founding shares and Insider Warrants (or underlying ordinary shares) pursuant to an agreement signed March 16, 2011. The holders of the majority of the founding shares are entitled to demand that the Company register these shares at any time commencing three months prior to the first anniversary of the consummation of a Business Combination. The holders of the Insider Warrants (or underlying ordinary shares) are entitled to demand that the Company register these securities at any time after the Company consummates a Business Combination. In addition, the Initial Shareholders and holders of the Insider Warrants (or underlying ordinary shares) have certain ‘‘piggy-back’’ registration rights on registration statements filed after the Company’s consummation of a Business Combination.

Note 5 - Notes Payable to Shareholders

The Company issued, in aggregate, $150,000 principal amount of unsecured promissory notes to certain officers and Initial Shareholders on September 15, 2010. The notes were non-interest bearing and were payable on the earlier of September 15, 2011 or the consummation of the Offering. On March 23, 2011 the parties to the notes agreed to extend their payable date to include ten (10) business days following the Offering. The notes were repaid in full on March 31, 2011.

The Company issued an unsecured convertible debenture to Rampant Dragon, LLC, one of its shareholders, on February 27, 2012 in the amount of $15,000. The debenture accrues interest at a rate of 5.0% per annum. Principal and interest are payable, in the sole option of Rampant Dragon, LLC, in cash or warrants on the same terms and conditions as the Insider Warrants on the earlier of February 27, 2013 and the Business Combination. The Company issued an unsecured convertible debenture to BBS Capital Fund, LP, one of its shareholders, on April 30, 2012 in the amount of $42,000. The debenture accrues interest at a rate of 5.0% per annum. Principal and interest are payable, in the sole option of BBS Capital Fund, LP, in cash or warrants on the same terms and conditions as the Insider Warrants on the earlier of April 30, 2013 and the Business Combination. The Company issued an unsecured convertible debenture to Hauser Holdings, LLC, one of its shareholders, on July 23, 2012 in the amount of $42,000. The debenture accrues interest at a rate of 5.0% per annum. Principal and interest are payable, in the sole option of BBS Capital Fund, LP, in cash or warrants on the same terms and conditions as the Insider Warrants on the earlier of April 30, 2013 and the Business Combination. The debentures were repaid on January 18, 2013 (see “Note 9 - Subsequent Events”).

F-24

Lone Oak Acquisition Corporation

(A Company In the Development Stage)

NOTES TO FINANCIAL STATEMENTS

Note 6 - Commitments

The Company granted the underwriter a 45 day option to purchase up to an additional 600,000 Units to cover over-allotments if any. On March 30, 2011, the underwriter exercised a portion of its option and purchased 106,500 additional Units of the Company. The remainder of the over-allotment option expired unexercised.

The Company presently occupies office space provided by an affiliate of the Company’s Executive Chairman and by an affiliate of the Company’s Special Advisors. Such affiliates have agreed that, until the Company consummates a Business Combination, they will make such office space, as well as certain office and secretarial services, available to the Company, as may be required by the Company from time to time. The Company has agreed to pay such affiliates an aggregate of $7,500 per month for such services commencing on March 16, 2011.

Pursuant to letter agreements executed March 16, 2011 with the Company and the underwriter, the Initial Shareholders have waived their right to receive distributions with respect to their founding shares upon the Company’s liquidation.

The Company has engaged EBC on a non-exclusive basis, to act as its advisor and investment banker in connection with its initial Business Combination to provide it with assistance in negotiating and structuring the terms of its initial Business Combination. The Company will pay EBC a cash fee of $1,120,000 for such services upon the consummation of its initial Business Combination.

Note 7 - Shareholders’ Equity

On October 4, 2010 the Company was authorized to issue 50,000,000 shares with a par value of $0.001 per share. On March 4, 2011 the Company’s shareholders approved an amendment to the Company’s Memorandum of Association increasing the number of shares authorized to 55,000,000 consisting of 50,000,000 ordinary shares and 5,000,000 preferred shares.

Ordinary Shares

In connection with the organization of the Company, on June 17, 2010, a total of 1,150,000 shares of the Company’s ordinary shares were sold to the Initial Shareholders at a price of $0.0217 per share for an aggregate of $25,000.

The number of ordinary shares held by the Initial Shareholders that was subject to forfeiture by such shareholders, if the over-allotment option was not exercised in full by the Underwriter, was 150,000 shares in order to maintain 20% of the Company’s issued and outstanding shares after the Offering as of March 24, 2011. On March 30, 2011, the underwriter exercised a portion of its over-allotment option. After the partial exercise and expiration of the over-allotment option 123,375 of the shares held by the Initial Shareholders were forfeited.

Beginning on June 15, 2011, the 10b5-1 plan has maintained a limit order of $7.75 per ordinary share as required by the plan. Between June 15, 2011 and December 31, 2012, the Company purchased 665,000 ordinary shares at $7.75 per share for a total of $5,153,750. Additionally, the Company paid $35,358 in commissions and expenses in conjunction with these purchases for a total of $5,189,108. The 10b5-1 plan terminated upon the announcement of a Business Combination on September 18, 2012.

F-25

Lone Oak Acquisition Corporation

(A Company In the Development Stage)

NOTES TO FINANCIAL STATEMENTS

Preferred Shares

On March 4, 2011, the Company’s shareholders approved an amendment to the Company’s Memorandum of Association authorizing the issuance of up to 5,000,000 preferred shares with a par value of $0.001 and such designation as may be determined by the Board of Directors of the Company from time to time.

Note 8 - Fair Value Measurements

The Company adopted ASC 820, “Fair Value Measurement” for its financial assets and liabilities that are re-measured and reported at fair value at each reporting period, and non-financial assets and liabilities that are re-measured and reported at fair value at least annually. The adoption of ASC 820 did not have an impact on the Company’s financial position or results of operations. As of December 31, 2011, the fair value of all of the Company’s assets and liabilities were classified as Level 1. In general, fair values determined by Level 1 inputs utilize quoted prices (unadjusted) in active markets for identical assets or liabilities. Fair values determined by Level 2 inputs utilize data points that are observable such as quoted prices, interest rates and yield curves. Fair values determined by Level 3 inputs are unobservable data points for the asset or liability, and include situations where there is little, if any, market activity for the asset or liability.

Note 9 - Subsequent Events

On January 18, 2013, the Company repaid its outstanding debentures to Rampant Dragon, LLC, BBS Capital Fund, LP and Hauser Holdings, LLC in the amounts of $15,000, $42,000 and $42,000, respectively, plus accrued interest.

On February 25, 2013, the Company commenced a tender offer (the “Offer”) for up to 2,829,535 of its ordinary shares at approximately $8.22 per share (the then and current amount held in trust per share). The Offer expired on March 22, 2013. A total of 2,303,899 ordinary shares had been tendered representing $18,927,300. The funds were released from the Trust and paid to tendering shareholders on March 28, 2013. The tendered shares were canceled. Following the payment and cancelation of the tendered shares, 2,164,226 of the Company’s ordinary shares remained outstanding and $9,345,772 remained in the Trust.

As a result of the Offer and the tendered shares, the Company will now allow shareholders owning up to 46.2% of the Company’s currently outstanding shares sold in the IPO may exercise their redemption rights in connection with a Business Combination.

On March 6, 2013, the Company filed a proxy statement with the SEC in connection with a special meeting of shareholders held on March 22, 2013. The following Proposals (the “Proposals”) were approved at the meeting:

•	the proposal to amend the Company’s Articles of Association to permit the Company to liquidate the Trust Account on September 24, 2013 and to cause Article 156 to be of no further force or effect after the distribution of the Trust Account (the “Article Amendment Proposal”); and

•	the proposal to amend the agreement governing the Trust Account to extend the life of the Trust Account consistent with the Article Amendment Proposal (the “Extension”), and permit the Company to distribute the assets of the Trust Account to the holders of the Company’s ordinary shares issued in the Company’s initial public offering who wish to exercise their redemption rights in connection with the Extension.

On April 3, 2013 the Company announced the authorization of a previously announced one-time cash dividend of $0.10 per outstanding ordinary share (the “Special Dividend”). The record date for the Special Dividend was April 15, 2013 and the payment date was April 25, 2013.

Management evaluates subsequent events that have occurred after the balance sheet date through the date the financial statements were publically available to determine if events or transactions occurring require potential adjustment to or disclosure in the financial statements and has concluded that no other subsequent events have occurred that would require recognition in the financial statements or disclosure in the notes to the financial statements except as discussed in this note.

F-26

ARABELLA EXPLORATION, LIMITED LIABILITY COMPANY

F-27

ARABELLA EXPLORATION, LIMITED LIABILITY COMPANY

BALANCE SHEETS

JUNE 30, 2013 AND DECEMBER 31, 2012

	June 30,	December 31,
	2013	2012
	(Unaudited)
ASSETS

Current assets:
Cash and cash equivalents	$12,951	$12,990
Accounts receivable - oil and gas sales	27,266	7,588

Total current assets	40,217	20,578

Prepaid drilling costs to Arabella Petroleum Company, LLC	-	219,495
Oil and gas properties, successful efforts method	7,341,980	423,085

Total assets	$7,382,197	$663,158

LIABILITIES AND MEMBERS' EQUITY

Current liabilities:
Accounts payable and accrued liabilities	$25,975	$20,000
Accrued joint interest billings payable	268,062	42,238

Total current liabilities	294,037	62,238

Loans due to sole member, net of current portion	6,589,631	152,267

Total liabilities	6,883,668	214,505

Commitments and contingencies

Members' equity:
Member contributions	197,678	129,061
Distributions to members	(500)	(500)
Retained earnings	301,351	320,092

Total members' equity	498,529	448,653

Total liabilities and members' equity	$7,382,197	$663,158

See notes to unaudited financial statements

F-28

ARABELLA EXPLORATION, LIMITED LIABILITY COMPANY

UNAUDITED STATEMENTS OF OPERATIONS

FOR THE SIX MONTHS ENDED JUNE 30, 2013 AND 2012

	2013	2012

Revenues:
Oil and gas revenue	$114,444	$19,540
Other operating revenue – gain on sale of oil and gas properties	-	6,211

Total revenues	114,444	25,751

Costs and expenses:
Lease operating expenses	11,004	4,695
Production taxes	5,493	952
Depreciation, depletion and amortization	45,697	4,127
General and administrative expenses	5,036	5,010
General and administrative expenses allocated from Arabella Petroleum Company, LLC	65,955	45,404

Total costs and expenses	133,185	60,188

Net loss	$(18,741)	$(34,437)

See notes to unaudited financial statements

F-29

ARABELLA EXPLORATION, LIMITED LIABILITY COMPANY

UNAUDITED STATEMENTS OF MEMBER’S EQUITY

FOR THE SIX MONTHS ENDED JUNE 30, 2013

	Member	Member	Accumulated
	Contributions	Distributions	Deficit	Total

Balance at December 31, 2012	$129,061	$(500)	$320,092	$448,653

Member contributions:
Contribution recognized for allocated general and administrative Expense	65,955	-	-	65,955
Interest imputed on member loans	2,662	-	-	2,662

Net loss	-	-	(18,741)	(18,741)

Balance at June 30, 2013	$197,678	$(500)	$301,351	$498,529

See notes to unaudited financial statements

F-30

ARABELLA EXPLORATION, LIMITED LIABILITY COMPANY

STATEMENTS OF CASH FLOWS

FOR THE SIX MONTHS ENDED JUNE 30, 2013 AND 2012

	2013	2012
Cash flows from operating activities:
Net income (loss)	$(18,741)	$(34,437)
Adjustments to reconcile net income to net cash used in operating activities:
Depreciation, depletion and amortization	45,697	4,127
Contribution recognized for allocated general and administrative expenses	65,955	45,404
Gain from sale of oil and gas properties	-	(6,211)
Changes in operating assets and liabilities:
Accounts receivable - oil and gas sales	(19,678)	(3,836)
Accounts payable and accrued liabilities	(24,263)	5,413

Net cash provided from operating activities	48,970	10,460

Cash flows from investing activities:
Additions to oil and gas properties	(71,009)	(45,705)
Proceeds from sale of oil and gas properties	-	6,211

Net cash used in investing activities	(71,009)	(39,494)

Cash flows from financing activities:
Proceeds from member loans	22,000	30,500

Net cash provided by financing activities	22,000	30,500

Net (decrease) increase in cash and cash equivalents	(39)	1,466

Cash and cash equivalents at beginning of year	12,990	15

Cash and cash equivalents at end of year	$12,951	$1,481

Non-cash investing and financing activities:
Addition to oil and gas properties through Increase in member loan	$6,415,364	$-
Capitalized imputed interest expense contributed by sole member related to member loans	$2,662	$-
Increase in joint interest billings payable for additions to oil and gas properties	$256,062	$-

See notes to unaudited financial statements

F-31

ARABELLA EXPLORATION, LIMITED LIABILITY COMPANY

NOTES TO FINANCIAL STATEMENTS

1.	NATURE OF BUSINESS, CRITICAL ACCOUNTING POLICIES AND PRESENTATION

General

Arabella Exploration, Limited Liability Company (the "Company") was formed in 2011, to acquire interests in low risk prospective or currently producing oil and gas properties primarily in the Texas Permian Basin. The Company's business is affected by economic conditions in the United States and by the cyclical nature of the petroleum industry.

Substantially all of our oil and gas production is sold under short-term contracts which are market-sensitive. Accordingly, our results of operations and capital resources are highly dependent upon prevailing market prices of, and demand for, oil and natural gas. These commodity prices are subject to wide fluctuations and market uncertainties due to a variety of factors that are beyond our control. These factors include the level of global supply and demand for oil and natural gas, market uncertainties, weather conditions, domestic governmental regulations and taxes, political and economic conditions in oil producing countries, price and availability of alternative fuels, and overall domestic and foreign economic conditions.

Use of Estimates

The process of preparing financial statements in conformity with accounting principles generally accepted in the United States of America ("GAAP") requires management to make estimates and assumptions that affect reported amounts of certain assets, liabilities, revenues and expenses. We believe our estimates and assumptions are reasonable; however, actual results may differ materially from such estimates.

Presentation

In the opinion of management, our unaudited consolidated financial statements as of June 30, 2013 and for the six month periods ended June 30, 2013 and 2012 include all adjustments, which are of a normal and recurring nature, that are necessary for a fair presentation in accordance with GAAP. These interim results are not necessarily indicative of the results to be expected for the year ending December 31, 2013.

Certain information and footnote disclosures normally included in the consolidated financial statements prepared in accordance with GAAP have been condensed or omitted in this Form 10-Q pursuant to the rules and regulations of the Securities and Exchange Commission (“SEC”). These consolidated financial statements should be read in conjunction with the audited consolidated financial statements and notes thereto for the year ended December 31, 2012.

Oil and Gas Properties

We follow the successful efforts method of accounting for oil and gas properties, whereby costs of productive wells, developmental dry holes and productive leases are capitalized into appropriate groups of properties based on geographical and geological similarities. These capitalized costs are amortized using the unit-of-production method based on estimated proved reserves. Proceeds from sales of properties are credited to property costs, and a gain or loss is recognized when a significant portion of an amortization base is sold or abandoned.

F-32

ARABELLA EXPLORATION, LIMITED LIABILITY COMPANY

NOTES TO FINANCIAL STATEMENTS

1.	NATURE OF BUSINESS, CRITICAL ACCOUNTING POLICIES AND PRESENTATION, continued

Oil and Gas Properties

Exploration costs, including geological and geophysical expenses and delay rentals, are charged to expense as incurred. Exploratory drilling costs, including the cost of stratigraphic test wells, are initially capitalized but charged to exploration expense if and when the well is determined to be nonproductive. The determination of an exploratory well’s ability to produce must be made within one year from the completion of drilling activities. The acquisition costs of unproved acreage are initially capitalized and are carried at cost, net of accumulated impairment provisions, until such leases are transferred to proved properties or charged to exploration expense as impairments of unproved properties.

Revenue

We utilize the sales method of accounting for oil, natural gas and natural gas liquids revenues whereby revenues, net of royalties, are recognized as the production is sold to purchasers. The amount of gas sold may differ from the amount to which we are entitled based on our revenue interests in the properties. We did not have any significant gas imbalance positions at June 30, 2013, or December 31, 2012.

Income Taxes

During 2013 and 2012, we were not a taxable entity for federal income tax purposes. Accordingly, we do not directly pay federal income tax. Our taxable income or loss, which may vary substantially from the net income or net loss we report in our consolidated statement of income, is includable in the federal income tax returns of the member.

We are subject to state income based taxes and we use the asset and liability method to account for state income taxes. Under this method of accounting for income taxes, deferred tax assets and liabilities are recognized for the future tax consequences attributable to differences between the consolidated financial statement carrying amounts of existing assets and liabilities and their respective tax bases. Deferred tax assets and liabilities are measured using enacted tax rates expected to apply to taxable income in the years in which those temporary differences are expected to be recovered or settled. The effect on deferred tax assets and liabilities of a change in enacted tax rates is recognized in the statements of operations in the period that includes the enactment date. We had no deferred state income taxes for the six months ended June 30, 2013 or 2012.

2.	GOING CONCERN CONSIDERATIONS

Since our inception, we have been dependent on loans from our sole member to acquire working interests in various oil and gas properties and to support our operations. We are developing plans for future operations and funding of our business plan and as part of that plan, we are currently negotiating a reverse merger with a small public company to facilitate future fundraising and address current working capital needs. Our dependence on our sole member raises substantial doubt about our ability to continue as a going concern.

These financial statements do not include any adjustment that might result from the outcome of this uncertainty.

F-33

ARABELLA EXPLORATION, LIMITED LIABILITY COMPANY

NOTES TO FINANCIAL STATEMENTS

2.	GOING CONCERN CONSIDERATIONS, continued

Our plans will require a significant amount of capital and there can be no assurances that we will be able to raise adequate short-term working capital to sustain our current operations or that our oil and gas properties will ever provide adequate cash flows from operations to sustain our business. The Company's long-term viability as a going concern is ultimately dependent upon the productivity of our oil and gas properties.

3.	OIL AND GAS PROPERTIES

The following is an analysis of capitalized costs for oil and gas properties as of June 30, 2013 and December 31, 2012:

	June 30,	December 31,
	2013	2012

Proved properties	$2,056,814	$392,743
Unproved properties	5,346,600	46,079

Total capitalized costs	7,403,414	438,822
Less accumulated depletion	(61,434)	(15,737)

Total	$7,341,980	$423,085

4.	ASSET RETIREMENT OBLIGATION

At December 31, 2012, our independent reserve engineers determined that the estimated salvage value of well equipment on existing wells at the expected time of retirement will exceed our asset retirement obligations (“ARO”) and, accordingly, at June 30, 2013 and December 31, 2012 we recognized no future obligation.

5.	RELATED PARTY TRANSACTIONS

Arabella Petroleum Company, LLC ("Petroleum") is the operator of certain wells in which we hold working interests and also shares office facilities and employees. Our sole member is also the sole member of Petroleum and certain costs of operations totaling $65,955 and $45,404 were allocated to us by Petroleum in the six months ended June 30, 2013 and 2012, respectively.

Petroleum, as operator of certain oil and gas wells in which we held working interest during the six months ended June 30, 2013 and 2012, billed us oil and gas property costs and lease operating expenses under joint interest billings. These costs totaled $298,515 and $0 for the six months ended June 30, 2013 and 2012, respectively.

In the six months ended June 30, 2013 and 2012, Petroleum assigned oil and gas properties to us, and we recorded those properties at their historic cost to Petroleum of $6,415,364 and $0, respectively.

F-34

ARABELLA EXPLORATION, LIMITED LIABILITY COMPANY

NOTES TO FINANCIAL STATEMENTS

5.	RELATED PARTY TRANSACTIONS, continued

We have been dependent upon informal loans from its sole member to fund our acquisition of oil and gas properties and meet our operating cash flow requirements. The loans are unsecured and the member intends to formalize the note as a ten year non interest bearing note due in ten years. In the six months ended June 30, 2013 and 2012, we have imputed interest on the note at 3.25% and included the amount as member contributions of $2,662 and $0, respectively, in the statement of member’s equity. These loans are included in non current liabilities because the member has committed to not require repayment in the next twelve months at June 30, 2013 and December 31, 2012.

6.	SUBSEQUENT EVENTS

Subsequent to June 30, 2013, oil and gas properties totaling $832,379 were transferred to us from Petroleum. The transfer of these oil and gas properties was recognized and recorded on our Balance Sheet subsequent to June 30, 2013, based upon Petroleum’s historic cost with an equal and offsetting increase in Loans due to our sole member.

F-35

ARABELLA EXPLORATION, LIMITED LIABILITY COMPANY

Page

Report of Independent Registered Public Accounting Firm	1

Financial Statements:

Balance Sheets	2

Statements of Operations	3

Statement of Changes in Members' Equity	4

Statements of Cash Flows	5

Notes to Financial Statements	6-13

F-36

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Member of Arabella Exploration, Limited Liability Company:

We have audited the accompanying balance sheets of Arabella Exploration, Limited Liability Company (the Company) as of December 31, 2012 and 2011, and the related statements of operations and member’s equity, and cash flows for the years then ended. These financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of Arabella Exploration, Limited Liability Company as of December 31, 2012 and 2011, and the results of its operations and their cash flows for the years then ended, in conformity with U.S. generally accepted accounting principles.

The accompanying financial statements have been prepared assuming that the Company will continue as a going concern. As shown in the financial statements and discussed in Note 2, the Company has incurred recurring losses from operations and is dependent on outside sources of financing for continuation of its operations. These and other factors raise substantial doubt about the Company's ability to continue as a going concern. Management's plans with regard to this matter are also discussed in Note 2. These financial statements do not include any adjustments that might result from the outcome of this uncertainty.

/s/ Ham, Langston & Brezina, LLP

Houston, Texas

October 18, 2013

F-37

ARABELLA EXPLORATION, LIMITED LIABILITY COMPANY

BALANCE SHEETS

DECEMBER 31, 2012 AND 2011

	2012	2011

ASSETS

Current assets:
Cash and cash equivalents	$12,990	$15
Accounts receivable - oil and gas sales	7,588	4,967

Total current assets	20,578	4,982

Prepaid drilling costs to Arabella Petroleum Company, LLC	219,495	64,318
Oil and gas properties, successful efforts method	423,085	63,398

Total assets	$663,158	$132,698

LIABILITIES AND MEMBERS' EQUITY

Current liabilities:
Accounts payable and accrued liabilities	$20,000	$11,252
Accrued joint interest billings payable	42,238	-

Total current liabilities	62,238	11,252

Loans due to sole member	152,267	92,632

Total liabilities	214,505	103,884

Commitments and contingencies

Member’s equity:
Member contributions	129,061	30,501
Members distributions	(500)	(500)
Retained earnings (accumulated deficit)	320,092	(1,187)

Total member’s equity	448,653	28,814

Total liabilities and member’s equity	$663,158	$132,698

The accompanying notes are an integral part of the financial statements

F-38

ARABELLA EXPLORATION, LIMITED LIABILITY COMPANY

STATEMENTS OF OPERATIONS

FOR THE YEARS ENDED DECEMBER 31, 2012 AND 2011

	2012	2011

Revenues:
Oil and gas revenue	$65,881	$16,543
Other operating revenue – gain on sale of oil and gas properties	402,527	34,467

Total revenues	468,408	51,010

Costs and expenses:
Lease operating expenses	12,526	5,753
Ad valorem and production taxes	3,174	819
Depreciation, depletion and amortization	27,574	5,543
General and administrative expenses	10,010	10,011
General and administrative expenses allocated from Arabella Petroleum Company, LLC	93,845	30,071

Total costs and expenses	147,129	52,197

Net income (loss)	$321,279	$(1,187)

The accompanying notes are an integral part of the financial statements

F-39

ARABELLA EXPLORATION, LIMITED LIABILITY COMPANY

STATEMENTS OF MEMBER’S EQUITY

FOR THE YEARS ENDED DECEMBER 31, 2012 AND 2011

	Member	Member	Retained
	Contributions	Distributions	Earnings	Total

Balance at December 31, 2010	$-	$-	$-	$-

Member contributions:
Cash contributions	60	-	-	60
Contribution recognized for allocated general and administrative expense	30,071	-	-	30,071
Interest imputed on member loans	370	-	-	370

Member distributions	-	(500)	-	(500)

Net loss	-	-	(1,187)	(1,187)

Balance at December 31, 2011	30,501	(500)	(1,187)	28,814

Member contributions:
Contribution recognized for allocated general and administrative expense	93,845	-	-	93,845
Interest imputed on member loans	4,715	-	-	4,715

Net income	-	-	321,279	321,279

Balance at December 31, 2012	$129,061	$(500)	$320,092	$448,653

The accompanying notes are an integral part of the financial statements

F-40

ARABELLA EXPLORATION, LIMITED LIABILITY COMPANY

STATEMENTS OF CASH FLOWS

FOR THE YEARS ENDED DECEMBER 31, 2012 AND 2011

	2012	2011
Cash flows from operating activities:
Net income (loss)	$321,279	$(1,187)
Adjustments to reconcile net income (loss) to net cash used in operating activities:
Depreciation, depletion and amortization	27,574	5,543
Contribution recognized for allocated general and administrative expenses	93,845	30,071
Gain from sale of oil and gas properties	(402,527)	(34,467)
Changes in operating assets and liabilities:
Accounts receivable - oil and gas sales	(2,621)	(4,967)
Accounts payable and accrued liabilities	50,986	11,252

Net cash provided by operating activities	88,536	6,245

Cash flows from investing activities:
Additions to oil and gas properties	(526,642)	(68,771)
Proceeds from sale of oil and gas properties	592,702	34,667
Prepaid drilling costs	(155,177)	(64,318)

Net cash used in investing activities	(89,117)	(98,422)

Cash flows from financing activities:
Proceeds from member contributions	-	60
Member distributions	-	(500)
Proceeds from member loans	74,942	92,632
Repayment of member loans	(61,386)	-

Net cash provided by financing activities	13,556	92,192

Net (decrease) increase in cash and cash equivalents	12,975	15

Cash and cash equivalents at beginning of year	15	- -

Cash and cash equivalents at end of year	$12,990	$15

Non-cash investing and financing activities:
Addition to oil and gas properties through increase in member loan	$46,079	$-
Capitalized imputed interest expense contributed by sole member related to member loans	$4,715	$370

The accompanying notes are an integral part of the financial statements

F-41

ARABELLA EXPLORATION, LIMITED LIABILITY COMPANY

NOTES TO FINANCIAL STATEMENTS

1.	NATURE OF BUSINESS AND SIGNIFICANT ACCOUNTING POLICIES

General

Arabella Exploration, Limited Liability Company (the "Company") was formed in 2009, to acquire interests in low risk prospective or currently producing oil and gas properties primarily in the Texas Permian Basin. The Company's business is affected by economic conditions in the United States and by the cyclical nature of the petroleum industry. We did not engage in any significant activity until the third quarter of 2011.

Substantially all of our oil and gas production is sold under short-term contracts which are market-sensitive. Accordingly, our results of operations and capital resources are highly dependent upon prevailing market prices of, and demand for, oil and natural gas. These commodity prices are subject to wide fluctuations and market uncertainties due to a variety of factors that are beyond our control. These factors include the level of global supply and demand for oil and natural gas, market uncertainties, weather conditions, domestic governmental regulations and taxes, political and economic conditions in oil producing countries, price and availability of alternative fuels, and overall domestic and foreign economic conditions.

Use of Estimates

The process of preparing financial statements in conformity with accounting principles generally accepted in the United States of America ("GAAP") requires management to make estimates and assumptions that affect reported amounts of certain assets, liabilities, revenues and expenses. We believe our estimates and assumptions are reasonable; however, actual results may differ materially from such estimates. The most significant estimates and assumptions we made are used in determining:

•	Provisions for depreciation, depletion and amortization and estimates of non-equity plans are based on estimates of proved reserves;

•	Impairments of long-lived assets are based on estimates of future net cash flows and, when applicable, the estimated fair values of impaired assets;

•	Asset retirement obligations are based on estimates regarding the timing and cost of future asset retirements.

Cash and Cash Equivalents

We consider highly liquid debt instruments with an original maturity of three months or less, when purchased, to be cash equivalents.

Concentrations of Credit Risk

The Company places temporary cash investments with financial institutions and invests in those institutions and instruments that management believes have minimal credit risk and market risk. At December 31, 2012 and 2011, the Company holds only demand deposits. Balances may periodically exceed federal deposit insurance limitations.

Trade accounts receivables consist primarily of amounts due to us for sales of oil and gas. We assess the collectability of all receivables on an ongoing basis by considering its historical credit loss experience, current economic conditions, and other relevant factors. Based on this analysis, we determined that no allowance of was necessary at December 31, 2012 or 2011. Our most significant concentrations of credit risk lies with oil and gas companies operating in the United States. All of our proved reserves are located in the United States.

F-42

ARABELLA EXPLORATION, LIMITED LIABILITY COMPANY

NOTES TO FINANCIAL STATEMENTS

1.	NATURE OF BUSINESS AND SIGNIFICANT ACCOUNTING POLICIES, continued

Oil and Gas Properties

We follow the successful efforts method of accounting for oil and gas properties, whereby costs of productive wells, developmental dry holes and productive leases are capitalized into appropriate groups of properties based on geographical and geological similarities. These capitalized costs are amortized using the unit-of-production method based on estimated proved reserves. Proceeds from sales of properties are credited to property costs, and a gain or loss is recognized when a significant portion of an amortization base is sold or abandoned.

Exploration costs, including geological and geophysical expenses and delay rentals, are charged to expense as incurred. Exploratory drilling costs, including the cost of stratigraphic test wells, are initially capitalized but charged to exploration expense if and when the well is determined to be nonproductive. The determination of an exploratory well’s ability to produce must be made within one year from the completion of drilling activities. The acquisition costs of unproved acreage are initially capitalized and are carried at cost, net of accumulated impairment provisions, until such leases are transferred to proved properties or charged to exploration expense as impairments of unproved properties.

Capitalized Interest

Interest costs associated with our inventory of unproved oil and gas property lease acquisition costs, if any, are capitalized during the periods for which exploration activities are in progress. During the years ended December 31, 2012 and 2011, we capitalized interest costs of $4,715 and $370, respectively.

Valuation of Property and Equipment

Our long-lived assets, including proved oil and gas properties, are assessed for potential impairment in their carrying values, based on depletable groupings, whenever events or changes in circumstances indicate such impairment may have occurred. Impairment is recognized when the estimated undiscounted future net cash flows of the asset are less than its carrying value. Any such impairment is recognized based on the difference in the carrying value and estimated fair value of the impaired asset.

Unproved oil and gas properties are periodically assessed, and any impairment in value is charged to exploration costs. The amount of impairment recognized on unproved properties which are not individually significant is determined by impairing the costs of such properties within appropriate groups based on our historical experience, acquisition dates and average lease terms. The valuation of unproved properties is subjective and requires management to make estimates and assumptions which, with the passage of time, may prove to be materially different from actual realizable values.

Asset Retirement Obligation

We recognize a liability for the present value of all legal obligations associated with the retirement of tangible, long-lived assets and capitalize an equal amount as a cost of the asset. The cost associated with the asset retirement obligation, along with any estimated salvage value, is included in the computation of depreciation, depletion and amortization. At December 31, 2012 and 2011, the estimated salvage value exceeds the asset retirement obligation and accordingly no liability has been recognized.

F-43

ARABELLA EXPLORATION, LIMITED LIABILITY COMPANY

NOTES TO FINANCIAL STATEMENTS

1.	NATURE OF BUSINESS AND SIGNIFICANT ACCOUNTING POLICIES, continued

Revenue

We utilize the sales method of accounting for oil, natural gas and natural gas liquids revenues whereby revenues, net of royalties, are recognized as the production is sold to purchasers. The amount of gas sold may differ from the amount to which we are entitled based on our revenue interests in the properties. We did not have any significant gas imbalance positions at December 31, 2012 or 2011.

Income Taxes

During 2012 and 2011, we were not a taxable entity for federal income tax purposes. Accordingly, we do not directly pay federal income tax. Our taxable income or loss, which may vary substantially from the net income or net loss we report in our consolidated statement of income, is includable in the federal income tax returns of the member. The aggregate difference in the basis of our net assets for financial compared to tax reporting purposes is not determined at December 31, 2012 or 2011 because the it is dependent on the tax circumstances of the member..

We are subject to state income based taxes and we use the asset and liability method to account for state income taxes. Under this method of accounting for income taxes, deferred tax assets and liabilities are recognized for the future tax consequences attributable to differences between the consolidated financial statement carrying amounts of existing assets and liabilities and their respective tax bases. Deferred tax assets and liabilities are measured using enacted tax rates expected to apply to taxable income in the years in which those temporary differences are expected to be recovered or settled. The effect on deferred tax assets and liabilities of a change in enacted tax rates is recognized in the statements of operations in the period that includes the enactment date. We had no state income tax provision in the years ended December 31, 2012 and 2011.

Fair Value of Financial Instruments

Fair value estimates of financial instruments as per Financial Accounting Standards Board (“FASB”) Accounting Standards Codification (“ASC”) 820 "Fair Value Measurements and Disclosure", are based on relevant market information and may be subjective in nature and involve uncertainties and matters of significant judgment. We believe that the carrying value of our assets and liabilities approximates the fair value of such items. We do not hold or issue financial instruments for trading purposes.

We include fair value information in the notes to financial statements when the fair value of financial instruments is different from the book value. When the book value approximates fair value, no additional disclosure is made.

Recent Accounting Pronouncements

In December 2011 the FASB issued ASU No. 2011-11, “Balance Sheet (Topic 210), Disclosures about Offsetting Assets and Liabilities” (“ASU 2011-11”). ASU 2011-11 will require entities to disclose both gross information and net information about both instruments and transactions eligible for offset in the statement of financial position and instruments and transactions subject to an agreement similar to a master netting arrangement. Application of the ASU is required for annual reporting periods beginning on or after January 1, 2013 and interim periods within those annual periods. At that time we will make the necessary disclosures. The adoption of ASU 2011-11 will not impact our future financial position, results of operation or liquidity.

F-44

ARABELLA EXPLORATION, LIMITED LIABILITY COMPANY

NOTES TO FINANCIAL STATEMENTS

2.	GOING CONCERN CONSIDERATIONS

Since our inception, we have been dependent on loans from our sole member to acquire working interests in various oil and gas properties and to support our operations. We are developing plans for future operations and funding of our business plan and as part of that plan, we are currently negotiating a reverse merger with a small public company to facilitate future fundraising and address current working capital needs. Our dependence on our sole member raises substantial doubt about our ability to continue as a going concern.

These financial statements do not include any adjustment that might result from the outcome of this uncertainty.

Our plans will require a significant amount of capital and there can be no assurances that we will be able to raise adequate short-term working capital to sustain our current operations or that our oil and gas properties will ever provide adequate cash flows from operations to sustain our business. The Company's long-term viability as a going concern is ultimately dependent upon the productivity of our oil and gas properties.

3.	ACCOUNTS RECEIVABLE - OIL AND GAS SALES AND MAJOR CUSTOMERS

At December 31, 2012 and 2011, we had accounts receivable from sale of oil and gas of $7,588 and 4,967, respectively. The balance includes amounts due from customers that accounted for 10% or more of our oil and gas revenue in 2012 and 2011. Following is an analysis of accounts receivable from our major customers at December 31, 2012 and 2011:

	Accounts Receivable
	2012	2011

Customer 1	$1,702	$4,627
Customer 2	2,139	340

Following is related sales information for 2012 and 2011:

	Revenue
	2012	2011

Customer 1	$41,778	$15,886
Customer 2	20,605	657

F-45

ARABELLA EXPLORATION, LIMITED LIABILITY COMPANY

NOTES TO FINANCIAL STATEMENTS

4.	OIL AND GAS PROPERTIES

The following is an analysis of costs incurred with respect to oil and gas properties in 2012 and 2011:

	2012	2011

Property acquisitions:
Proved	$-	$-
Unproved	46,079	200
Developmental costs	531,357	-
Exploratory costs	-	68,941

Total	$577,436	$69,141

The following is an analysis of capitalized costs for oil and gas properties as of December 31, 2012 and 2011.

	2012	2011

Proved properties	$392,743	$-
Unproved properties	46,079	68,941

Total capitalized costs	438,822	68,941
Less accumulated depletion	(15,737)	(5,543)

Total	$423,085	$63,398

Depletion expense was $27,574 and $5,543 for 2012 and 2011, respectively. Sales of oil and gas properties reduced accumulated depletion in 2012.

F-46

ARABELLA EXPLORATION, LIMITED LIABILITY COMPANY

NOTES TO FINANCIAL STATEMENTS

5.	RELATED PARTY TRANSACTIONS

Arabella Petroleum Company, LLC ("Petroleum") is the operator of certain wells in which we hold working interests and also shares office facilities and employees. Our sole owner is also the sole owner of Petroleum and certain costs of operations are allocated to us by Petroleum as follows:

	2012	2011

Depreciation expense	$3,853	$359
General liability insurance	4,388	1,783
Legal and professional fees	3,412	1,071
Office and equipment rental	13,735	6,402
Office supplies	3,543	831
Other general and administrative	22,107	7,975
Salaries, wages and employee benefits	12,625	2,489
Software and computer related	10,159	4,401
Telephone and internet	2,750	1,165
Travel	17,273	3,595

	$93,845	$30,071

Petroleum, as operator of certain oil and gas wells in which we held working interest during 2012 and 2011, billed us oil and gas property costs under joint interest billing, as follows:

	2012	2011

Prepaid drilling costs	$225,932	$-

Oil and gas properties:
Intangible drilling and completion costs	179,107	-
Lease and well equipment	70,328	-
Lease acquisition costs	46,079	200

Oil and gas revenues from wells operated by Petroleum was $702 and $-0- in 2012 and 2011, respectively. Additionally, the gain from sale of oil and gas properties of $402,527 and $34,467 for 2012 and 2011, were on properties assigned to us by Petroleum.

Subsequent to December 31, 2012, Petroleum transferred and assigned properties to described in note 7.

We have been dependent upon informal loans from its sole member to fund our acquisition of oil and gas properties and meet our operating cash flow requirements. The loans are unsecured and the member intends to formalize the note as a ten year non interest bearing note due in ten years. In 2012 and 2011, we have imputed interest on the note at 3.25% and included the amount as member contributions of $370 and $4,715, respectively, in the statement of member’s equity.These loans are included in non current liabilities because the member has committed to not require repayment in the next twelve months at December 31, 2012 and 2011.

F-47

ARABELLA EXPLORATION, LIMITED LIABILITY COMPANY

NOTES TO FINANCIAL STATEMENTS

6.	ASSET RETIREMENT OBLIGATION

At December 31, 2012 and 2011, our independent reserve engineers determined that the estimated salvage value of well equipment on existing wells at the expected time of retirement will exceed our asset retirement obligations (“ARO”) and, accordingly, we recognized no future obligation.

7.	SUBSEQUENT EVENTS

Subsequent to December 31, 2012, oil and gas properties and related property costs totaling $7,247,743 were assigned to us by Petroleum and the assignment was recognized based upon the Petroleum’s historic cost as an increase of loans due our sole member.

8.	SUPPLEMENTAL OIL AND GAS RESERVE INFORMATION (Unaudited)

The estimates of proved oil and gas reserves utilized in the preparation of the consolidated financial statements were prepared by independent petroleum engineers. Such estimates are in accordance with guidelines established by the SEC and the FASB. All of our reserves are located in the United States. For information about our results of operations from oil and gas activities, see the accompanying consolidated statements of operations.

We emphasize that reserve estimates are inherently imprecise. Accordingly, the estimates are expected to change as more current information becomes available. In addition, a portion of our proved reserves are classified as proved developed nonproducing and proved undeveloped, which increases the imprecision inherent in estimating reserves which may ultimately be produced.

At December 31, 2011, we had no significant proved reserves and accordingly, our reserve information is as of December 31, 2012 and for the year then ended. Properties assigned to us and subsequently sold were treated as unproved properties. We had capital costs relating to exploratory wells pending the determination of proved reserves $-0- and $63,398 for the year ended December 31, 2012 and 2011, respectively. All capital costs related to exploratory wells at December 31, 2011 were transferred to proved properties in 2012.

The following table sets forth estimated proved reserves together with the changes therein (Oil and NGL in Bbls, gas in Mcf, gas converted to BOE by dividing Mcf by six) for the year ended December 31, 2012:

	Oil	Gas	BOE

Balance at December 31, 2011	-	-	-

Purchase and assignment of minerals in place	18,706	7,775	20,002
Production	(679)	(1,338)	(902)

Balance at December 31, 2012	18,027	6,437	19,100

F-48

ARABELLA EXPLORATION, LIMITED LIABILITY COMPANY

NOTES TO FINANCIAL STATEMENTS

8.	SUPPLEMENTAL OIL AND GAS RESERVE INFORMATION (Unaudited), continued

The standardized measure of discounted future net cash flows relating to estimated proved reserves as of December 31, 2012 was as follows (In thousands):

Future cash inflows	$1,576
Future costs:
Production	(641)
Development	(225)

Future net cash inflows	710
10% discount factor	(436)

Standardized measure of discounted net cash flows	$274

Changes in the standardized measure of discounted future net cash flows relating to estimated proved reserves for the year ended December 31, 2012 were as follows (In thousands):

Standardized measure at beginning of period	$-

Sales, net of production costs	(50)
Purchases and assignments of minerals in place	324

Standardized measure at end of period	$274

The estimated present value of future cash flows relating to estimated proved reserves is extremely sensitive to prices used at any measurement period. The average prices used for each commodity for the year ended December 31, 2012 was as follows:

	Average Price
	Oil	Gas

December 31, 2012	$89.14	$7.23

Average prices for December 31, 2012 were based on the 12-month un-weighted arithmetic average of the first-day-of-the-month price for the period from January through December during each respective calendar year.

F-49

UNAUDITED CONDENSED COMBINED PRO FORMA FINANCIAL INFORMATION

Arabella and Lone Oak are providing the following unaudited condensed combined pro forma financial information to aid you in your analysis of the financial aspects of the acquisition.

Lone Oak is a non-operating public shell corporation, having assets consisting solely of cash and nominal other assets. Arabella is a private operating company. Upon consummation of the acquisition, Arabella will have voting and management control of the combined company. In accordance with the guidance in the SEC’s Corporation Finance Financial Reporting Manual section 12100.1, the acquisition of a private operating company by a non-operating public shell company is considered to be a reverse recapitalization, equivalent to the issuance of stock by the private company for the net monetary assets of the shell corporation accompanied by a recapitalization. Accordingly, the assets and liabilities and historical operations that are reflected in the financial statements are those of Arabella and are recorded at the historical cost basis of Arabella. Lone Oak’s assets, liabilities and results of operations will be consolidated with the assets, liabilities, and results of operations of Arabella after consummation of acquisition.

The unaudited condensed combined pro forma statements of operations for the six months ended June 30, 2013 and for the year ended December 31, 2012 give pro forma effect to the acquisition as if it had occurred on January 1, 2013 or 2012, respectively. The unaudited condensed combined pro forma balance sheet as of June 30, 2013 gives pro forma effect to the acquisition as if it had occurred on such date. The unaudited condensed combined pro forma statements of operations and balance sheet are based on the historical financial statements of Arabella and Lone Oak for the six months ended June 30, 2013 and for the year ended December 31, 2012.

This information should be read together with the financial statements of Arabella and the notes thereto, the financial statements of Lone Oak and the notes thereto, “Arabella Exploration’s Management’s Discussion and Analysis of Financial Condition and Results of Operations,” and “Lone Oak’s Management’s Discussion and Analysis of Financial Condition and Results of Operations” included elsewhere in this Schedule TO.

The unaudited condensed combined pro forma financial statements have been prepared using the assumptions below with respect to the number of outstanding ordinary shares of Lone Oak:

•	Assuming 45.2% Redemption: This presentation assumes that Lone Oak shareholders exercise 45.2% redemption rights with respect to their Public Shares for a cash amount equal to a pro rata portion of the trust account and that all of the funds held in the trust account are available after closing for the payment of transactional costs and operating expenses; and

•	Assuming Redemption of no Public Shares: This presentation assumes that Lone Oak shareholders holding all of the Lone Oak Public Shares do not exercise their redemption rights and that such shares were not redeemed for cash amounts representing their pro rata share of the funds in the trust account.

Both scenarios are presented with the effect of the 20,000 shares repurchased by Lone Oak via tender offer on September 19, 2013.

The unaudited condensed combined pro forma financial information is presented for informational purposes only and is subject to a number of uncertainties and assumptions and do not purport to represent what the companies’ actual performance or financial position would have been had the transaction occurred on the dates indicated and does not purport to indicate the financial position or results of operations as of any future date or for any future period.

F-50

Lone Oak and Arabella

Unaudited Proforma Consolidating Balance Sheet

June 30, 2013

	Unaudited Balance Sheet of Lone Oak at June 30, 2013	Unaudited Balance Sheet of Arabella at June 30, 2013	Proforma adjustments assuming 45.2% redemptions		Unaudited Proforma combined assuming 45.2% redemptions	Proforma adjustments assuming no redemptions		Unaudited Proforma combined assuming no redemptions
ASSETS
Current assets:
Cash and cash equivalents	$1,679,785	$12,951	$5,027,498	(1)	$5,200,811	$9,181,466	(1)	$9,354,779
			(214,423	)(6)		(214,423	)(6)
			(1,120,000	)(4)		(1,120,000	)(4)
			(185,000	)(4)		(185,000	)(4)
Accounts receivable - oil and gas sales	-	27,266	-		27,266	-		27,266
Prepaid expenses	-	-	-		-	-		-
Total current assets	1,679,785	40,217	3,508,075		5,228,077	7,662,043		9,382,045

Other Assets
Cash and cash equivalents held in trust	9,345,773	-	(164,307	)(2)	-	(164,307	)(2)	-
			(4,153,968	)(8)		(9,181,466	)(1)
			(5,027,498	)(1)		-
Oil and gas properties, successful efforts method	-	7,341,980	-		7,341,980	-		7,341,980
Total other assets	9,345,773	7,341,980	(9,345,773)		7,341,980	(9,345,773)		7,341,980
Total assets	$11,025,558	$7,382,197	$(5,837,698)		$12,570,057	$(1,683,730)		$16,724,025

LIABILITIES
Current liabilities:
Accounts payable and accrued liabilities	$-	$25,975	$-		$25,975	$-		$25,975
Accrued joint interest billings payable	-	268,062	-		268,062	-		268,062
Total current liabilities	-	294,037	-		294,037	-		294,037
Other liabilities:
Loans due to sole member	-	6,589,631	(3,294,816	)(7)	3,294,815	(3,294,816	)(7)	3,294,815
Total long term liabilities	-	6,589,631	(3,294,816)		3,294,815	(3,294,816)		3,294,815
Total liabilities	-	6,883,668	(3,294,816)		3,588,852	(3,294,816)		3,588,852

Commitments:
Ordinary shares, subject to redemption, 525,636 and 2,829,535 shares at redemption value	4,318,275	-	(164,307	)(2)	-	(164,307	)(2)	-
			(4,153,968	)(8)		(4,153,968	)(8)

MEMBERS' EQUITY
Preferred shares, $0.001 par value Authorized 5,000,000 shares; issued and outstanding none	-	-	-		-	-		-
Ordinary shares, $0.001 par value Authorized 50,000,000 shares; issued and outstanding 1,638,590 (which excludes 525,636 subject to redemption)	1,639	-	4,830	(9)	6,469	4,830	(9)	6,975
						506	(8)
Additional paid-in capital	5,174,241		1,531,403	(5)	10,192,808	1,531,403	(5)	14,346,270
			3,294,816	(7)		3,294,816	(7)
			197,678	(9)		4,153,462	(8)
			(500	)(9)		197,678	(9)
			(4,830	)(9)		(500	)(9)
						(4,830	)(9)
Accumulated earnings (deficit) during the development stage	1,531,403	-	(1,531,403	)(5)	-	(1,531,403	)(5)	-
Member contributions	-	197,678	(197,678	)(9)	-	(197,678	)(9)	-
Distributions to members	-	(500)	500	(9)	-	500	(9)	-
Retained earnings	-	301,351	(214,423	)(6)	(1,218,072)	(214,423	)(6)	(1,218,072)
	-	-	(1,120,000	)(4)	-	(1,120,000	)(4)	-
	-	-	(185,000	)(4)	-	(185,000	)(4)	-
Total members' equity	6,707,283	498,529	1,775,393		8,981,205	5,929,361		13,135,173
Total liabilities and members' equity	$11,025,558	$7,382,197	$(5,837,698)		$12,570,057	$(1,683,730)		$16,724,025

(1)	Reflects the release of Lone Oak’s cash held in trust, and the transfer of the balance to cash and cash equivalents at the completion of the Transaction. In the 45.2% scenario $5,027,497 is transferred to cash with the balance paid to redeeming shareholders and in the no redemptions case the full amount is transferred to cash.
(2)	Reflects the subsequent redemption on September 19, 2013 by Lone Oak of 20,000 shares for approximately $8.21 through a previous, unrelated tender offer in conjunction with Lone Oak’s request for an extension of its time to complete a merger.
(3)	To remove other income.
(4)	Payment of additional expenses associated with the Transaction including $1,120,000 due to EarlyBird Capital as well as $185,000 approximated for other expenses.
(5)	Elimination of Lone Oak's accumulated earnings.
(6)	Reflects the payment of special dividend by Lone Oak on October 24, 2013 to ordinary shareholders, on 2,144,226 shares outstanding as of October 14, 2013, of $0.10 per ordinary share.
(7)	Reflects the conversion of one half of Arabella's note to its sole member into equity as part of the Merger. The other half of the note will remain as a long term liability of the combined companies.
(8)	Recognition of the 45.2% of ordinary shares, or 505,636 shares, available for redemption prior to the merger, redeemed and transferred to Members’ Equity in the 45.2% redemption and no redemption cases, respectively.
(9)	Recognition of issuance of 4,830,002 ordinary shares to Arabella's members as merger consideration and elimination of Arabella's equity.

F-51

Lone Oak and Arabella

Unaudited Proforma Consolidating Statement of Operations

For the Six Months Ended June 30, 2013

	Unaudited Statement of Operations of Loan Oak for the six months ended June 30, 2013	Unaudited Statement of Operations of Arabella for the six months ended June 30, 2013	Proforma adjustments assuming 45.2% redemptions	Unaudited Proforma combined assuming 45.2% redemptions	Proforma adjustments assuming no redemptions	Unaudited Proforma combined assuming no redemptions

Revenues
Oil and gas revenue	$-	$114,444	$-	$114,444	$-	$114,444

Total revenues and support	-	114,444	-	114,444	-	114,444

Costs and Expenses
Lease operating expenses	-	11,004	-	11,004	-	11,004
Production taxes	-	3,290	-	3,290	-	3,290
Depreciation, depletion and amortization	-	47,900	-	47,900	-	47,900
General administrative expenses	-	5,036	-	5,036	-	5,036
General administrative expenses allocated from Arabella Production Company	-	65,955	-	65,955	-	65,955
Travel and entertainment	17,229	-	-	17,229	-	17,229
Rent expense - related party	45,000	-	-	45,000	-	45,000
Insurance expense	20,205	-	-	20,205	-	20,205
Legal expense	68,047	-	-	68,047	-	68,047
General and Administrative expenses	76,617	-	-	76,617	-	76,617

Total costs and expenses	227,098	133,185	-	360,283	-	360,283

Net income (loss)	$(227,098)	$(18,741)	$-	$(245,839)	$-	$(245,839)

Weighted average shares outstanding - basic and diluted	1,638,590		4,830,002	6,468,592	5,335,638	6,974,228

Basic and diluted net income (loss) per share	$(0.14)			$(0.04)		$(0.04)

F-52

Lone Oak and Arabella

Audited Proforma Consolidating Statement of Operations

for the Year Ended December 31, 2012

	Audited Statement of Operations of Loan Oak for the year ended December 31, 2012	Audited Statement of Operations of Arabella for the year ended December 31, 2012	Proforma adjustments assuming 45.2% redemptions		Unaudited Proforma combined assuming 45.2% redemptions	Proforma adjustments assuming no redemptions		Unaudited Proforma combined assuming no redemptions

Revenues
Oil and gas revenue	$-	$65,881	$-		$65,881	$-		$65,881
Other operating revenue - gain on sale of oil and gas properties	-	402,527	-		402,527	-		402,527
Other	2,500,000	-	(2,500,000	)(3)	-	(2,500,000	)(3)	-

Total revenues and support	2,500,000	468,408	(2,500,000)		468,408	(2,500,000)		468,408

Costs and Expenses
Lease operating expenses	-	12,526	-		12,526	-		12,526
Ad valorem and production taxes	-	3,174	-		3,174	-		3,174
Depreciation, depletion and amortization	-	27,574	-		27,574	-		27,574
General administrative expenses	-	10,010	-		10,010	-		10,010
General administrative expenses allocated from Arabella Production Company	-	93,845	-		93,845	-		93,845
Travel and entertainment	2,669	-	-		2,669	-		2,669
Rent expense - related party	90,000	-	-		90,000	-		90,000
Insurance expense	55,799	-	-		55,799	-		55,799
Legal expense	106,131	-	-		106,131	-		106,131
General and Administrative expenses	42,357	-	-		42,357	-		42,357
Interest expense	3,265	-	-		3,265	-		3,265

Total costs and expenses	300,221	147,129	-		447,350	-		447,350

Net income (loss)	$2,199,779	$321,279	$(2,500,000)		$21,058	$(2,500,000)		$21,058

Weighted average shares outstanding - basic and diluted	1,638,590		4,830,002		6,468,592	5,335,638		6,974,228

Basic and diluted net income (loss) per share	$1.34				$0.00			$0.00

F-53

SELECTED UNAUDITED CONDENSED COMBINED PRO FORMA

FINANCIAL INFORMATION

The selected unaudited condensed combined pro forma financial information has been derived from, and should be read in conjunction with, the unaudited condensed combined pro forma financial information included elsewhere in this Schedule TO.

The acquisition will be accounted for as a “reverse merger” and recapitalization since the shareholder of Arabella will (i) own a majority of the outstanding ordinary shares of Lone Oak immediately following the completion of the transaction, and (ii) have the significant influence and the ability to elect or appoint or to remove a majority of the members of the governing body of the combined entity, and Arabella’s senior management will dominate the management of the combined entity immediately following the completion of the transaction in accordance with the provision of Financial Accounting Standards Board Accounting Standards Codification (“FASB-ASC”) topic 805 Business Combinations. Accordingly, Arabella will be deemed to be the accounting acquirer in the transaction and, consequently, the transaction is treated as a recapitalization of Arabella. Accordingly, the assets and liabilities and the historical operations that are reflected in the financial statements are those of Arabella and are recorded at the historical cost basis of Arabella. Lone Oak’s assets, liabilities and results of operations will be consolidated with the assets, liabilities and results of operations of Arabella after consummation of the acquisition.

The unaudited condensed combined pro forma balance sheet as of June 30, 2013 gives pro forma effect to the acquisition as if it had occurred on such date. The unaudited condensed combined pro forma statements of operations for the six months ended June 30, 2013 and for the year ended December 31, 2012 give pro forma effect to the acquisition as if it had occurred on January 1, 2013 or 2012, respectively.

The historical financial information has been adjusted to give effect to pro forma events that are related and/or directly attributable to the acquisition, are factually supportable and, in the case of the unaudited pro forma statement of operations data, are expected to have continuing impact on the combined results. The adjustments presented on the unaudited condensed combined pro forma financial information have been identified and presented in “Unaudited Condensed Combined Pro Forma Financial Data” to provide relevant information necessary for an accurate understanding of the combined company upon consummation of the acquisition.

This information should be read together with the financial statements of Arabella Exploration and the notes thereto, the financial statements of Lone Oak and the notes thereto, “Unaudited Condensed Combined Pro Forma Financial Information,” “Arabella Exploration’s Management’s Discussion and Analysis of Financial Condition and Results of Operations,” and “Lone Oak’s Management’s Discussion and Analysis of Financial Condition and Results of Operations” included elsewhere in this Schedule TO.

The unaudited condensed combined pro forma financial information has been prepared using the assumptions below with respect to the number of outstanding ordinary shares of Lone Oak:

F-54

•	Assuming 45.2% Redemption: This presentation assumes that Lone Oak shareholders exercise 45.2% redemption rights with respect to their Public Shares for a cash amount equal to a pro rata portion of the trust account and that all of the funds held in the trust account are available after closing for working capital and general corporate purposes after the payment of transactional costs and operating expenses; and

•	Assuming Redemption of no Public Shares: This presentation assumes that Lone Oak shareholders holding all of the Lone Oak Public Shares do not exercise their redemption rights and that such shares were not redeemed for cash amounts representing their pro rata share of the funds in the trust account.

Both scenarios are presented with the effect of the 20,000 shares repurchased by Lone Oak via tender offer on September 19, 2013.

The unaudited condensed combined pro forma financial information is presented for informational purposes only and is subject to a number of uncertainties and assumptions and does not purport to represent what the companies’ actual performance or financial position would have been had the transaction occurred on the dates indicated and does not purport to indicate the financial position or results of operations as of any future date or for any future period.

F-55

Lone Oak and Arabella

Selected Unaudited Condensed Proforma Consolidating Balance Sheet

June 30, 2013

	Unaudited Balance Sheet of Lone Oak at June 30, 2013	Unaudited Balance Sheet of Arabella at June 30, 2013	Proforma adjustments assuming 45.2% redemptions	Unaudited Proforma combined assuming 45.2% redemptions	Proforma adjustments assuming no redemptions	Unaudited Proforma combined assuming no redemptions

Current assets	$1,679,785	$40,217	$3,508,075	$5,228,077	$7,662,043	$9,382,045
Other Assets	9,345,773	7,341,980	(9,345,773)	7,341,980	(9,345,773)	7,341,980
Total Assets	$11,025,558	$7,382,197	$(5,837,698)	$12,570,057	$(1,683,730)	$16,724,025
Current liabilities	-	294,037	-	294,037	-	294,037
Other liabilities	-	6,589,631	(3,294,816)	3,294,815	(3,294,816)	3,294,815
Total liabilities	-	6,883,668	(3,294,816)	3,588,852	(3,294,816)	3,588,852
Common stock subject to possible redemption	4,318,275	-	(4,318,275)	-	(4,318,275)	-
Total member's equity	6,707,283	498,529	1,775,393	8,981,205	5,929,361	13,135,173
Total liabilities and member's equity	$11,025,558	$7,382,197	$(5,837,698)	$12,570,057	$(1,683,730)	$16,724,025

F-56

Lone Oak and Arabella

Selected Unaudited Condensed Proforma Consolidating Statement of Operations

For the Six Months Ended June 30, 2013

	Unaudited Statement of Operations of Loan Oak for the six months ended June 30, 2013	Unaudited Statement of Operations of Arabella for the six months ended June 30, 2013	Proforma adjustments assuming 45.2% redemptions	Unaudited Proforma combined assuming 45.2% redemptions	Proforma adjustments assuming no redemptions	Unaudited Proforma combined assuming no redemptions

Total Revenues	$-	$114,444	$-	$114,444	$-	$114,444
Total Expenses	227,098	133,185	-	360,283	-	360,283
Net Income (Loss)	(227,098)	(18,741)	-	(245,839)	-	(245,839)

Weighted average shares outstanding - basic and diluted	1,638,590	-	4,830,002	6,468,592	5,335,638	6,974,228
Basic and diluted net income (loss) per share	$(0.14)	$-		$(0.04)		$(0.04)

F-57

Lone Oak and Arabella

Selected Audited Condensed Proforma Consolidating Statement of Operations

for the Year Ended December 31, 2012

	Audited Statement of Operations of Loan Oak for the year ended December 31, 2012	Audited Statement of Operations of Arabella for the year ended December 31, 2012	Proforma adjustments assuming 45.2% redemptions	Unaudited Proforma combined assuming 45.2% redemptions	Proforma adjustments assuming no redemptions	Unaudited Proforma combined assuming no redemptions

Total Revenues	$2,500,000	$468,408	$(2,500,000)	$468,408	$(2,500,000)	$468,408
Total Expenses	300,221	147,129	-	447,350	-	447,350
Net Income (Loss)	2,199,779	321,279	(2,500,000)	21,058	(2,500,000)	21,058

Weighted average shares outstanding - basic and diluted	1,638,590	-	4,830,002	6,468,592	5,335,638	6,974,228
Basic and diluted net income (loss) per share	$1.34	$-		$0.00		$0.00

F-58

The Depositary for the Offer is:

Continental Stock Transfer & Trust Company

 17 Battery Place

 New York, New York 10004

Questions and requests for assistance regarding the Offer may be directed to Advantage Proxy, LLC, our Information Agent for the Offer, at the telephone numbers and e-mail address set forth below. You may also request additional copies of the Offer to Purchase, the Letter of Transmittal, and the other Offer documents from the Information Agent at the telephone numbers and e-mail addresses set forth below. You may also contact your broker, dealer, commercial bank, trust company or nominee for copies of these documents.

The Information Agent for the Offer is:

Advantage Proxy

 24925 13th Place South

 Des Moines, WA 98198

 Attention: Karen Smith

 Telephone number: toll Free: 877-870-8565 or 206-870-8565

 Email: ksmith@advantageproxy.com